Exhibit 99.1

January    , 2014

Dear Starwood Property Trust, Inc. Stockholder:

        We are pleased to inform you that the board of directors of Starwood Property Trust, Inc., or Starwood Property Trust, has declared the distribution of all the common shares of beneficial interest, or common shares, of Starwood Waypoint Residential Trust, a wholly-owned subsidiary of Starwood Property Trust, to Starwood Property Trust stockholders. Starwood Waypoint Residential Trust holds all of Starwood Property Trust's single-family rental homes and distressed and non-performing residential mortgage loans.

        Starwood Property Trust's board of directors has determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that Starwood Waypoint Residential Trust's separation from Starwood Property Trust is in the best interests of Starwood Property Trust.

        The distribution of Starwood Waypoint Residential Trust common shares will occur on January 31, 2014 by way of a taxable pro rata special dividend to Starwood Property Trust stockholders of record on the record date of the distribution. Each Starwood Property Trust stockholder will be entitled to receive one share of Starwood Waypoint Residential Trust for every five shares of Starwood Property Trust common stock held by such stockholder at the close of business on January 24, 2014, the record date of the distribution. The Starwood Waypoint Residential Trust common shares will be issued in book-entry form only, which means that no physical share certificates will be issued.

        Stockholder approval of the distribution is not required, and you are not required to take any action to receive your Starwood Waypoint Residential Trust common shares.

        Following the distribution, you will own shares in both Starwood Property Trust and Starwood Waypoint Residential Trust. The number of Starwood Property Trust shares you own will not change as a result of this distribution. Starwood Property Trust's common stock will continue to trade on The New York Stock Exchange under the symbol "STWD." Starwood Waypoint Residential Trust's common shares have been approved for listing on The New York Stock Exchange under the symbol "SWAY."

        The information statement, which is being mailed to all holders of Starwood Property Trust common stock on the record date for the distribution, describes the distribution in detail and contains important information about Starwood Waypoint Residential Trust, its business, financial condition and operations. We urge you to read the information statement carefully.

        We want to thank you for your continued support of Starwood Property Trust, and we look forward to your future support of Starwood Waypoint Residential Trust.

Sincerely,

Barry S. Sternlicht Chairman and Chief Executive Officer

January    , 2014

Dear Future Starwood Waypoint Residential Trust Shareholder:

        It is our pleasure to welcome you as a shareholder of our company, Starwood Waypoint Residential Trust. Following the separation of our company from Starwood Property Trust, Inc., or Starwood Property Trust, we will be a newly listed public real estate investment trust formed primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States and own all of Starwood Property Trust's single-family rental homes and distressed and non-performing residential mortgage loans.

        We will be externally managed and advised by SWAY Management LLC, or our Manager. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm with approximately $32 billion of real estate related assets under management as of September 30, 2013.

        Our primary strategy is to acquire single-family homes, or homes, through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. We seek to take advantage of continuing dislocations in the housing market and the macroeconomic trends in favor of leasing homes by acquiring, owning, renovating and managing homes that we believe will generate substantial current rental income, which will grow over time, and appreciate in value as the housing market continues to recover over the next several years. Our objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through dividends and secondarily through capital appreciation.

        Starwood Waypoint Residential Trust's common shares have been approved for listing on The New York Stock Exchange under the symbol "SWAY."

        We invite you to learn more about Starwood Waypoint Residential Trust by reviewing the enclosed information statement. We urge you to read the information statement carefully. We look forward to our future and to your support as a shareholder of Starwood Waypoint Residential Trust.

Sincerely,

Barry S. Sternlicht Chairman

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, dated January 13, 2014

INFORMATION STATEMENT

Common Shares

        This information statement is being furnished in connection with the distribution by Starwood Property Trust, Inc., or Starwood Property Trust, a real estate investment trust, or REIT, whose common stock is listed on the New York Stock Exchange, or NYSE, to its holders of the outstanding common shares of beneficial interest, or common shares, of Starwood Waypoint Residential Trust, a wholly-owned subsidiary of Starwood Property Trust. We are a Maryland real estate investment trust formed primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States and currently own all of Starwood Property Trust's single-family rental homes and distressed and non-performing residential mortgage loans.

        We will be externally managed and advised by SWAY Management LLC, or our Manager. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. Our Manager has entered into a transaction agreement to acquire, upon the completion of the separation (as defined below), the single-family home operating platform currently operated by affiliates of Waypoint Real Estate Group Holdco, LLC, or collectively, the Waypoint manager, and our Manager will retain the executive team from the Waypoint manager to serve as members of our Manager's executive team. That Waypoint executive team has significant experience in the acquisition, renovation, leasing and management of residential assets on an institutional scale.

        For every five shares of common stock of Starwood Property Trust held of record by you as of the close of business on January 24, 2014, or the distribution record date, you will receive one of our common shares. However, as discussed under "Our Separation from Starwood Property Trust—Market for Common Shares—Trading Between the Distribution Record Date and Distribution Date," if you sell your shares of common stock of Starwood Property Trust in the "regular-way" market after the distribution record date and before our separation from Starwood Property Trust, or the separation, you also will be selling your right to receive our common shares in connection with the separation, or the distribution. We expect our common shares will be distributed by Starwood Property Trust to you on or about January 31, 2014, or the distribution date.

        No vote of Starwood Property Trust's stockholders is required in connection with the distribution.    Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the separation. You will not be required to pay any consideration or to exchange or surrender your existing shares of common stock of Starwood Property Trust or take any other action to receive our common shares on the distribution date to which you are entitled.

        There is no current trading market for our common shares, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or shortly before the distribution record date, and we expect "regular-way" trading of our common shares to begin on the first trading day following the completion of the separation. Our common shares have been approved for listing on the NYSE under the symbol "SWAY."

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. To assist us in qualifying as a REIT, shareholders are generally restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. See "Description of Shares—Restrictions on Ownership and Transfer."

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we will be subject to reduced public company reporting requirements. Owning our common shares involves risks. See "Risk Factors" beginning on page 47 of this information statement for a description of various risks you should consider in owning our common shares.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement was first mailed to Starwood Property Trust stockholders on or about January     , 2014.

The date of this information statement is January    , 2014.

        We disclose estimates, forecasts, projections and market and industry data throughout this information statement, in particular in the sections entitled "Summary," "Industry Overview and Market Opportunity" and "Business." We have obtained substantially all of this information from a market study prepared for us in connection with the separation by John Burns Real Estate Consulting, LLC, or JBREC, a real estate consulting firm. We have agreed to pay JBREC a total fee of $65,450 for that market study, of which $49,450 has been paid and $16,000 will be paid upon the completion of the separation. Such information is included in this information statement in reliance on JBREC's authority as an expert on such matters. The estimates, forecasts and projections prepared by JBREC are based on data (including third-party data), significant assumptions, proprietary methodologies, and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. There is no assurance that estimates will be accurate or any of the forecasts or projections will be achieved, and investors should not place undue reliance on them. Except as required by law, we are not obligated to, and do not intend to, update the statements in this information statement to conform to actual outcomes or changes in our or JBREC's expectations.

        Except where the context suggests otherwise, the terms "company," "we," "us," and "our" refer to Starwood Waypoint Residential Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including Starwood Waypoint Residential Partnership, L.P., a Delaware limited partnership through which we conduct substantially all of our business, which we refer to as "our operating partnership"; the term "our Manager" refers to SWAY Management LLC, a Delaware limited liability company, our external manager; the term "Starwood Property Trust" refers to Starwood Property Trust, Inc., our parent company prior to the separation, and, as the context may require, its consolidated subsidiaries (which, upon the separation, will exclude us); the term "Starwood Capital Group" refers to Starwood Capital Group Global, L.P. (and its predecessors), together with all of its affiliates and subsidiaries, including our Manager, other than us; the term "Starwood Private Real Estate Funds" refers to Starwood Global Opportunity Fund VIII, Starwood Global Opportunity Fund IX and Starwood Capital Hospitality Fund II Global; and the term "Starwood Parties" refers to Starwood Capital Group, L.P. and its affiliates (including the Starwood Private Real Estate Funds).

        Except where the context suggests otherwise, the term "Waypoint manager" refers to (1) Waypoint Real Estate Group Holdco, LLC, a Delaware limited liability company, owned by GI Partners

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Fund III, L.P., a Delaware limited partnership, GI Waypoint ECI Blocker Fund III-B, Inc., a Delaware corporation, and GI UBTI Blocker Fund III-A, Inc., a Delaware corporation, or, collectively, the GI parties, Gary M. Beasley, Douglas R. Brien, Colin T. Wiel and other parties and (2) as the context may require, its wholly owned subsidiaries Waypoint Real Estate Group, LLC, a California limited liability company, and Waypoint Homes, Inc., a California corporation; the term "Waypoint parties" refers to Gary M. Beasley, Douglas R. Brien, Colin T. Wiel and the Waypoint manager; and the term "Waypoint legacy funds" refers to DC Real Estate Fund II, LP, Wiel Brien Fund III, LP, Wiel Brien IV, LP, Wiel Brien IV-A, LP, Wiel Brien SCFF Fund I, LP, Waypoint Fund I, LP, Waypoint Fund I-A, LP, Waypoint Fund II-A, LP, Waypoint/GI Venture LLC and Waypoint Fund XI, LLC and, as the context may require, DC Real Estate Group LLC and Enterprise Waypoint Fund I, LP.

        References to "distressed and non-performing residential mortgage loans" refer to residential first mortgage loans where the borrowers have not made payments for over 90 days or have previously had delinquencies, modifications or bankruptcies and which are either in the process of foreclosure or in a pre-foreclosure delinquency stage. References to a "CMSA" refer to a consolidated metropolitan statistical area, and references to a "MSA" refer to a metropolitan statistical area.

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 SUMMARY

        This summary highlights some of the information in this information statement. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this information statement. Unless otherwise indicated, the information contained in this information statement, including our consolidated financial statements, assumes the completion of all the transactions referred to in this information statement in connection with the separation, which will be completed on the distribution date.

 Our Company

        We are a Maryland real estate investment trust formed primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States and currently own all of Starwood Property Trust's single-family rental homes and distressed and non-performing residential mortgage loans. Our primary strategy is to acquire single-family homes, or homes, through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. We seek to take advantage of continuing dislocations in the housing market and the macroeconomic trends in favor of leasing homes by acquiring, owning, renovating and managing homes that we believe will (1) generate substantial current rental income, which will grow over time, and (2) appreciate in value as the housing market continues to recover over the next several years. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent broker price opinion, or BPO, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Our objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through dividends and secondarily through capital appreciation.

        We will be externally managed and advised by our Manager. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. Our Manager has entered into a transaction agreement to acquire, upon the completion of the separation, the single-family home operating platform currently operated by the Waypoint manager, or the Waypoint platform. The Waypoint platform is an advanced, technology driven operating platform developed by the executive team of the Waypoint manager that provides the backbone for deal sourcing, property underwriting, acquisitions, asset protection, renovations, marketing and leasing, repairs and maintenance, portfolio reporting and property management of homes. In connection with the acquisition of the Waypoint platform, the members of the executive team of the Waypoint manager, or the Waypoint executive team, will become, upon the completion of the separation, members of our Manager's executive team. In addition, upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. This acquisition is subject to completion of documentation and customary closing conditions and will be conditioned upon, and will occur upon the completion of, the separation. As a result, there can be no assurance that this acquisition will be completed on the terms described or at all.

        When pursuing home acquisitions, we focus on markets that we believe present the greatest opportunities for home price appreciation, that have strong rental demand and where we can attain property operating efficiencies as a result of geographic concentration of assets in our portfolio. A significant portion of our initial home portfolio is located in Florida and Texas, although we have made, and/or intend to pursue, acquisitions in other states as well, including Arizona, California, Colorado, Georgia, Illinois, Nevada and North Carolina. We identify and pursue individual home acquisition opportunities through a number of sources, including our Manager's strategic exclusive relationships with regional and local partners in our target markets, as well as through multiple listing services, or

MLS listings, foreclosure auctions and short sales. In addition, we may opportunistically identify and pursue bulk portfolios of homes from banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. We believe that favorable prevailing home prices coupled with the potential to purchase distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO provide us with a substantial market opportunity to acquire residential assets that generate attractive risk-adjusted returns as the housing market continues to recover.

        As of September 30, 2013, our portfolio consisted of 5,817 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 4,268 homes located in 29 states with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $589.0 million and (2) distressed and non-performing residential mortgage loans with an unpaid principal balance, or UPB, of $413.4 million and a total cost basis of $197.7 million that are secured by first liens on 1,549 homes. As of September 30, 2013, the 1,632 homes we owned for more than 180 days were approximately 74.7% leased, which excludes 127 homes listed for sale.

        For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire. Upon the completion of the separation, we expect to have approximately $100 million of cash (including cash contributed to us by Starwood Property Trust prior to the separation) and no outstanding indebtedness. We are also in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation that would be available to fund our future growth, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all.

        Prior to the separation, we are a wholly-owned subsidiary of Starwood Property Trust, a NYSE-listed REIT externally managed by a subsidiary of Starwood Capital Group that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments. Starwood Property Trust has also invested in residential mortgage-backed securities, residential real estate owned, or REO, distressed and non-performing residential mortgage loans and commercial properties subject to net leases. Starwood Property Trust formed us to concentrate the business of ownership of single-family residential rental homes and distressed and non-performing residential mortgage loans. Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control.

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. We generally will not be subject to U.S. federal income taxes on our REIT taxable income to the extent that we annually distribute all of our REIT taxable income to shareholders and qualify and maintain our qualification as a REIT.

 Reasons for the Separation

        Upon careful review and consideration in accordance with the applicable standard of review under Maryland law, Starwood Property Trust's board of directors determined that our separation from Starwood Property Trust is in the best interests of Starwood Property Trust and its stockholders. The board's determination was based on a number of factors, including those set forth below.

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  Creation of Two Focused Companies.  After the separation, we will focus primarily on investments in homes and distressed and non-performing residential mortgage loans, and Starwood Property Trust will focus primarily on commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, other commercial real estate-related debt investments, residential mortgage-backed securities and commercial properties subject to net leases. We believe investors may find it more appealing to be able to invest in two distinct businesses. Each business will have the opportunity to cultivate a distinct identity, which we expect will facilitate investor understanding by reducing the complexity associated with a company that has diverse business and growth strategies.

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  Potential for a Higher Aggregate Market Value for Stockholders and Shareholders.  The separation will enable potential investors and the financial community to evaluate the performance of each company separately, which may result in a higher aggregate market value than the value of the combined company.

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  Tailored Capital Structure and Financing Options.  Each company will have the flexibility to create a capital structure tailored to its needs, and each may be able to attain more favorable financing terms separately. In addition, tailored capital structures will facilitate each company's ability to pursue acquisitions, possibly using common stock or common shares, as applicable, or, in our case, common units of limited partnership interest, or OP units, in our operating partnership, as currency, and other strategic alliances.

        The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation, including an expected increase in general and administrative expenses, could have a material adverse effect on each company individually and in the aggregate. For more information about the risks associated with the separation, see "Risk Factors."

Our Manager and Starwood Capital Group

        We will be externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager was formed as a Delaware limited liability company in June 2013. We expect to benefit from the personnel, relationships and experience of the executives who will be members of our Manager's executive team upon the completion of the separation. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation began operating homes in January 2009 to take advantage of an opportunity to bring institutional practices to a highly fragmented real estate asset class and, since that time, have actively developed a highly scalable operating platform for home rentals.

        Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. As of September 30, 2013, Starwood Capital Group had approximately $32 billion of real estate-related assets under management and, since its inception, had invested approximately $18 billion of equity in real estate across the capital structure. As of September 30, 2013, Starwood Capital Group had invested over $1.6 billion in land-related transactions and had participated in the development and financing of more than 50,000 home sites across the United States since its inception. Through Starwood Land Ventures, or SLV, Starwood

Capital Group has enhanced its local market expertise in residential assets, which Starwood Capital Group has used to identify target markets that it believes are attractive for the acquisition of single-family rental housing. In addition, as of September 30, 2013, Starwood Capital Group owned over 50,000 multi-family apartment units throughout the United States.

        Starwood Capital Group has invested in most major classes of real estate, directly and indirectly through operating companies, portfolios of properties and single assets, including multifamily, office, retail, hotel, home building, residential land and communities, senior housing, mixed-use and golf courses. Our Manager will draw upon the disciplined approach and deep real estate knowledge base of Starwood Capital Group's personnel and an established track record of distressed investing to help guide our targeted approach to the acquisition, renovation, leasing and management of residential assets. Starwood Capital Group employees have been responsible for the acquisition of all homes and distressed and non-performing residential mortgage loans in our portfolio. Starwood Capital Group has carefully selected the homes in our portfolio and has targeted individual neighborhoods, home types and vintages, which it believes will lead to appreciation in the value of such homes as the housing market continues to recover.

        Pursuant to the terms of a management agreement between our Manager and us, our Manager will provide us with our management team and appropriate support personnel. Pursuant to an investment advisory agreement between our Manager and Starwood Capital Group Management, L.L.C., our Manager will have access to the personnel and resources necessary for the implementation and execution of our business and growth strategies. Upon the completion of the separation, our Manager will maintain 13 regional offices and 7 resident services centers. The regional offices house our Manager's regional officers, local acquisitions and construction teams, and, if applicable, our Manager's local marketing and leasing, property management and repairs and maintenance teams. The resident services centers will serve as localized customer-facing offices that help to facilitate resident satisfaction and retention, as well as to integrate all local operations. Upon the completion of the separation, our Manager expects to continue opening additional resident services centers as we scale in our target markets.

        Our Manager draws upon the experience and expertise of Starwood Capital Group's team of professionals and support personnel, including Starwood Capital Group's dedicated asset management group and Starwood Capital Group's portfolio management, finance and administration functions, which address legal, compliance, investor relations and operational matters, asset valuation, risk management and information technologies, in connection with the performance of our Manager's duties.

        All of our executive officers are executives of our Manager. We do not expect to have any employees. Our Manager is not obligated to dedicate any of its executives or other personnel exclusively to us. In addition, neither our Manager nor its executives or other personnel, including our executive officers supplied to us by our Manager, is obligated to dedicate any specific portion of its or their time to us. Our Manager will at all times be subject to the supervision and oversight of our board of trustees and has only such functions, responsibilities and authority as are specified in the management agreement. In addition, upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home.

        Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control.

        Since 2009, entities controlled by the Waypoint executive team closed ten private funds to acquire, renovate and improve homes with equity commitments totaling over $371 million. Through

December 31, 2013, these ten Waypoint legacy funds had commitments for over $873 million of equity and debt capital. As of December 31, 2013, the Waypoint manager has deployed all of this capital, assembling a portfolio of over 4,949 homes in the San Francisco Bay Area, Sacramento, Los Angeles, the Inland Empire, Phoenix, Las Vegas, Chicago, Texas, Atlanta, Central Florida and South Florida. As of December 31, 2013, of the 4,822 homes that these ten Waypoint legacy funds had owned for more than 180 days, approximately 93.1% were leased. See "Our Manager and the Management Agreement—Historical Performance of Programs Sponsored by the Waypoint Manager." The Waypoint manager has agreed that the Waypoint legacy funds and the Waypoint manager will no longer contract to acquire additional homes and will not contract to acquire distressed and non-performing single-family residential mortgage loans, subject to certain limited exceptions. See "—Conflicts of Interest and Related Policies—The Waypoint Legacy Funds and the Waypoint Manager." We are not acquiring the Waypoint legacy funds or the assets thereof, and the leasing results for our properties may differ materially from that of the Waypoint legacy funds.

        Our Manager will acquire the Waypoint platform but will not acquire the Waypoint manager. Through one or more affiliates, the Waypoint manager, upon the completion of the separation, will (1) continue to be owned by certain members of the Waypoint executive team who will be members of our Manager's executive team and other third parties and (2) be permitted to continue to manage the assets and properties of the Waypoint legacy funds and to collect and retain for the Waypoint manager's sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint manager affiliates will be granted, upon the completion of the separation and during the duration of the Waypoint legacy funds' existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint legacy funds, access to the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation. Upon the completion of the separation, the Waypoint manager will not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint manager or the Waypoint legacy funds, incurred by our Manager will either be reimbursed by the Waypoint manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint manager. The fees that we pay to our Manager will not be reduced in connection with any reimbursement of our Manager by the Waypoint manager or the Waypoint legacy funds. See "Our Manager and the Management Agreement—Management Agreement." We will not pay any part of the consideration that our Manager is paying in connection with our Manager's acquisition of the Waypoint platform.

        For a period of three years from the completion of the separation, except for activities related to the management of the Waypoint legacy funds, each of the Waypoint parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly: (1) engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager's respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the separation that are substantially in competition with us, our Manager or the Waypoint platform; or (2) solicit, recruit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates, in each case subject to certain limited exceptions. During the time that a GI party designee serves on the board of directors of our Manager, each of the GI parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC and Waypoint Fund XI, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI parties has also agreed that, for a period of 18 months from the completion of the separation, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates, subject to certain limited exceptions. See "—Conflicts of Interest and Related Policies—Exclusivity Provisions."

Market Opportunities

        All information in this "—Market Opportunities" section, other than the last paragraph, is derived from a market study prepared for us in connection with the separation by JBREC.

        Residential housing is the largest real estate asset class in the United States with a total value of approximately $18.6 trillion, according to the 2013 second quarter Federal Reserve Flow of Funds release. Since 1965, according to the U.S. Census Bureau, approximately one-third of this asset class has been rented, and single-family homes currently comprise roughly one-third of all residential rental housing.

        Single-family rental properties are a large and growing asset class, which has historically been managed by relatively small-scale, "mom and pop" owner-operators or by a limited number of local and regional property management organizations. More recently, the ownership profile of residential single-family rental properties has been shifting to larger investors and national owner-operators, including us, seeking to efficiently acquire large numbers of homes at distressed values, generate attractive rental cash flow streams and benefit from any potential home price appreciation. JBREC believes the return profile from current rental yields and potential for future home price appreciation is significant enough to encourage investment in the systems, structures and technologies that can make economies of scale possible, resulting in an opportunity for broader industry consolidation by larger and better-capitalized investors that are introducing a higher standard of institutional management to this asset class.

        After nearly a decade of solid home price appreciation from 1998 to 2006, which JBREC believes was in excess of underlying fundamentals in many markets, a significant over-correction occurred in the pricing of the single-family housing sector. Home prices declined approximately 35% in some of the largest U.S. housing markets, as measured by the not-seasonally adjusted CoreLogic Case-Shiller Composite 20 Home Price Index, from its peak on July 1, 2006 to its trough on March 1, 2012. While prices have begun to recover, with a 15% recovery through November 2013 of the 28% peak to trough correction nationally per JBREC's Burns Home Value Index™, JBREC believes that a substantial number of non-performing residential mortgage loans will need to be resolved over the next five years, including through foreclosure, short sale or conversion through a bank deed-for-lease program. As a result, JBREC believes there may be the opportunity for experienced and well-capitalized operators to acquire large volumes of single-family rental homes and distressed and non-performing loans at attractive pricing.

        Over the past two years, the U.S. rental housing market has begun a sustained recovery. In many markets, rental vacancies have fallen and rents have risen, even in areas hardest hit during the housing and economic downturn. The recent drop in home prices (with its trough in March 2012 in some of the largest U.S. housing markets), constraints on mortgage lending, job volatility requiring greater geographic mobility, economic uncertainty, evolving demographics and expanded rental options are changing the way many Americans live. Many people, who in the past might have become homeowners, are instead becoming long-term renters of single-family homes. According to JBREC, for every 1.0% decline in the homeownership rate, the occupants of approximately 1.1 million homes become prospective tenants. The U.S. Census Bureau reports the national homeownership rate was 65.3% in the third quarter of 2013, which is down from a peak of 69.2% in the fourth quarter of 2004. While single-family home prices are recovering, multi-family property prices have also been improving during the last two years and have returned to levels on par with early 2006, as measured by the NCREIF Index, published by the National Council for Real Estate Investment Fiduciaries. Although multi-family properties and single-family homes do not generally compete for the same residents due to demographic and preference differences, we believe that many of the same characteristics that make multi-family properties attractive to investors apply to single-family homes.

        There was an over-correction in housing prices in certain housing markets, which led to home prices being significantly below replacement cost in many of these markets. As the economy gradually strengthens and the housing market returns to long-term pricing norms, or reverts to mean pricing levels, we believe there is the potential for home price appreciation.

        We also believe that there continues to be a large amount of potential supply that we can purchase at potentially attractive pricing. According to Mortgage Bankers Association data, a total of 4.0 million residential mortgage loans are currently non-performing. Over the next five years, a substantial number of non-performing residential mortgage loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. At the current rate of delinquency and non-performance, it appears that over 4.0 million homeowners in the United States will be affected. Even if only half of the delinquent or non-performing residential mortgage loans proceed through the foreclosure process or are sold through the short sale process, the supply of inventory available for acquisition would be significant, at approximately $400 billion, assuming a U.S. median home price of $199,500 as of October 2013.

        We believe these factors taken together contribute to the single-family rental asset class potentially generating attractive risk-adjusted returns to investors through (1) current yields, which will grow over time, and (2) home price appreciation. Furthermore, we believe that by acquiring, renovating, leasing and managing homes in markets that meet our selection criteria we can provide attractive risk-adjusted returns to our shareholders. In addition, we believe that also acquiring distressed and non-performing residential mortgage loans will provide us with a significant opportunity to operate in the rental home market at a lower acquisition price and therefore a higher return relative to competitors that focus solely on direct purchases of homes.

Our Competitive Strengths and Business and Growth Strategies

  Experienced Investment Team

        We will benefit from the experience and significant expertise of our Manager's executive team in real estate investing, particularly in the residential sector. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have a proven investment track record in acquiring real estate in distressed market conditions and have been operating homes since 2009, which we believe is longer than many of our institutional competitors.

        As a former chairman and chief executive officer of Starwood Hotels & Resorts Worldwide, Inc., a Fortune 500 company, and current chairman and chief executive officer of Starwood Capital Group, chairman and chief executive officer of Starwood Property Trust and Chairman of TRI Pointe Homes, Inc., a builder of single-family homes, Barry Sternlicht, our chairman, brings a unique perspective on building a world class real estate operating business to our chairman position. We believe that our relationship with Starwood Capital Group, which, as of September 30, 2013, had approximately $32 billion of real estate-related assets under management, gives us a strong competitive advantage, in particular by providing us with access to the personnel, relationships and the acquisition and operational expertise of Starwood Capital Group through our Manager. As of September 30, 2013, Starwood Capital Group had invested over $1.6 billion in land-related transactions and had participated in the development and financing of more than 50,000 home sites across the United States since its inception. Through SLV, Starwood Capital Group has enhanced its local market expertise in residential assets, which Starwood Capital Group has used to identify target markets that it believes are attractive for the acquisition of single-family rental housing. In addition, as of September 30, 2013, Starwood Capital Group owned over 50,000 multi-family apartment units throughout the United States. Through our Manager, Starwood Capital Group's knowledge of the residential real estate business and established track record of distressed investing will guide our targeted approach in the rental home space.

        Our Manager's executive team's diverse real estate acquisition and operating experience set it apart from most traditional real estate investors. Our Manager's executive team has executed a wide variety real estate transactions across various economic cycles, demonstrating a sophisticated structuring capability and an ability to execute complex transactions. Members of our Manager's executive team upon the completion of the separation have created or taken public five companies, Starwood Hotels & Resorts Worldwide, Inc., Starwood Property Trust, iStar Financial, Inc., TRI Pointe Homes, Inc. and ZipRealty, Inc. They also participated in the formation of Equity Residential Properties Trust, one of the premier U.S. multi-family REITs. We believe this breadth of experience will provide us with competitive advantages in acquiring and operating assets, raising capital, obtaining flexible and efficient financing options and using creative strategies to sell assets that have appreciated or that no longer fit with our strategic objectives.

  Proprietary Technology

        We believe that achieving consistent operational excellence is crucial to the success of acquiring, renovating, leasing and managing a geographically dispersed portfolio of homes and acquiring distressed and non-performing residential mortgage loans. Upon the completion of the separation, the backbone of our Manager's operations will be formed by a proprietary technology system, which we refer to as Compass, that has been continually refined and enhanced since the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation began operating homes in 2009. That executive team specifically designed Compass to be intuitive to employees across all functional areas. Compass is built on a cloud-based operating platform powered by leading technology companies, including Salesforce.com and Google, which will provide our Manager with the ability to quickly achieve scalability, security and redundancy in a cost-effective manner.

        Upon the completion of the separation, Compass will enable our Manager to have real-time oversight of all parts of our business, while maintaining the flexibility to evolve quickly as our business grows and additional functionality is needed. Managers, field personnel and technologists work together to continually define and automate business processes based on the latest data-driven analyses as well as to upgrade existing features and generate new applications.

        The below table sets forth several of the functional components of Compass that will help us to achieve key operational goals throughout the life cycle of a home. Compass provides work-flow management oversight that will link all of the functional areas that are involved in the home life cycle. Compass will be a key component in minimizing the time from the purchase of a home to move-in as well as facilitating necessary communication throughout the process. In addition, Compass is designed to provide an iterative feedback loop such that data learned in the process is easily shared and utilized across departments and regions to continually improve workstreams and implement best practices. Because the architecture of Compass is such that all operational information is housed in one system, managers will have real-time access to information across all parts of the business and can continually make informed decisions that have meaningful impact on operations.

Home Life Cycle	Operational Goal	Compass Functionality
SOURCING	• Analyze all available channels for most price efficient channel • Target neighborhoods & home characteristics that maximize rent / risk-adjusted return	• Proprietary neighborhood ranking model • Sophisticated portfolio construction tools • Uses robust internal and 3rd party national data sets
ACQUISITIONS	• Underwrite to achieve best risk-adjusted return • Purchase home at maximum discount to underwriting • Find and quantify any liens or inherited liabilities	• Proprietary algorithm determines maximum bid • Data visualization tools that integrate economic and geographic data • Real-time data feeds detect and notify teams of undervalued listings
RENOVATIONS	• Strategic renovations to maximize rent / yield • Minimize costs of given renovation strategy • Minimize future turn costs by best initial renovation	• Automated feedback loop provides data to refine Cap Ex Predictor • Automated contractor bid solicitation and monitoring system • Mobile quality control app for strees testing
LEASING	• Accurate rent setting and dynamic yield management • Minimize downtime between purchase to move-in • Maximize resident duration	• Marketing and CRM platform for managing resident leads • Real-time closing tools for maximizing lease executions • Mobile app for showings • Fully electronic leases
MANAGE	• Efficient rent collection and cash flow management • Minimize repairs and maintenance expense • Effective resident relations and renewal management • Monitor late payments and minimize bad debt expense	• Resident portal for streamlined communications and rent payment • Route optimization algorithm for field personnel • Automated property inspection scheduling • Customized Yardi accounting system integrated with Compass

  Highly Scalable Operating Platform

        We believe the operating platform that our Manager will have upon the completion of the separation will provide us with a critical competitive advantage. First, it will provide control over all aspects of the business, which is essential to hold all parties accountable for quality and performance and to support the reputation of our brand. Through the consistent use of Compass, we believe our Manager will ensure management's visibility into our operations and create the ability to efficiently scale our business as it grows.

  Disciplined Investment Process

  •
  Home Acquisitions.  The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have developed a proprietary approach to acquiring homes based on extensive experience that includes "top-down" and "bottom-up" analyses and is supported by Compass. The acquisition process begins by targeting attractive markets based on macroeconomic, demographic and market-specific characteristics and then breaking these markets down into very specific sub-markets that we believe will provide attractive home acquisition and rental opportunities at scale and density sufficient to generate operating efficiencies. Individual homes within these sub-markets will be sourced through multiple channels and identified as acquisition targets based on both "bottom-up" neighborhood and street-level experience as well as "top-down" market and business analytics. The relative quality of the specific location of each home will be measured within Compass against investment parameters established by our Manager in order to automatically generate an appropriate risk-adjusted minimum return target for the opportunity.

    Two critical estimates will then be incorporated to allow Compass to generate a maximum bid price for the home: an estimated rental rate and estimated renovation costs. An initial estimated rental rate will be determined by our Manager's proprietary yield management system within Compass, which is typically further refined by the local acquisitions employees in consultation with our Manager's local leasing agents. The initial estimated renovation costs will be derived using our Manager's proprietary "Cap Ex Predictor" program within Compass, which will generate an automated renovation estimate based upon the estimated scope and home location, characteristics and vintage. Based upon this data, and subject to limitations imposed by our Manager's own internal appraisal process in which it will derive an estimated "after renovated value," Compass will generate a maximum bid price for each home. We believe this proprietary approach to acquiring homes provides appropriate parameters and checks and balances for assembling a portfolio of homes that create an opportunity to achieve attractive risk-adjusted returns for our shareholders.

  •
  Distressed and Non-Performing Residential Mortgage Loan Acquisitions.  We will also seek to acquire portfolios of distressed and non-performing residential mortgage loans. The quantity of distressed and non-performing residential mortgage loans remains substantial as a result of a backlog in the foreclosure process. We believe this dynamic results in opportunities to purchase large pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO. Upon our acquisition of these loans, we may seek to (1) convert the loans into homes that can then either be contributed to our rental portfolio or sold or (2) modify and hold or sell the loans at higher prices if circumstances warrant. Although acquiring homes through the foreclosure or other resolution process of loans may involve more effort and risk than acquiring homes directly, we believe that we will be compensated for such effort and risk through a lower cost basis for homes acquired in this manner.

    We expect to utilize and develop strategic relationships to assist us in identifying and foreclosing on or disposing of distressed and non-performing residential mortgage loans. We have a joint venture with Prime Asset Fund VI, LLC, or Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which holds all of our distressed and non-performing residential mortgage loans. Prime, in accordance with our instructions (which, upon the completion of the separation, will be based in part on the use of certain analytic tools included in the Waypoint platform), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. To the extent the joint venture holds any homes (either as the result of the joint venture's conversion of distressed and non-performing residential mortgage loans to homes or the joint venture's acquisition of homes) that we, in our sole and absolute discretion, have determined not to sell through the joint venture, we are permitted to direct, and intend to direct, the joint venture to transfer such homes to us. Our distressed and non-performing residential mortgage loans are serviced by Prime's team of asset managers or licensed third-party mortgage loan servicers.

        While we focus on investments in homes and distressed and non-performing residential mortgage loans, we may selectively pursue other investment strategies, including the acquisition of performing residential mortgage loans and the acquisition or funding of loans secured by homes or entities that own portfolios of homes to the extent that those investments are consistent with our qualification as a REIT.

  Attractive Portfolio and Access to an Extensive Pipeline of Investment Opportunities Through Quality Relationships

        As of September 30, 2013, our portfolio consisted of 5,817 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 4,268 homes located in 29 states with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $589.0 million and (2) distressed and non-performing residential mortgage loans with an UPB of $413.4 million and a total cost basis of $197.7 million that are secured by first liens on 1,549 homes. As of September 30, 2013, the 1,632 homes we owned for more than 180 days were approximately 74.7% leased, which excludes 127 homes listed for sale. For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire. In addition, we have an extensive pipeline of potential acquisitions of homes and distressed and non-performing residential mortgage loans in select markets, including Arizona, California, Colorado, Florida, Georgia, Illinois, Nevada, North Carolina and Texas. We have not entered into any agreements to acquire any of the residential assets in our pipeline and do not believe that such acquisitions are probable at this time. There can be no assurance that we will ultimately acquire any of the residential assets in this pipeline on favorable terms, or at all. Our existing pipeline has been sourced primarily through the relationships our Manager's executive team have formed transacting with regional and local partners in our target markets, leading banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. Our Manager has carefully selected the regional and local partners that assist us with acquisitions, which we believe are best in class in their markets, and these partners exclusively provide such services to us within our target parameters in our target markets. In certain cases, Starwood Capital Group has had long preexisting relationships with these partners. We believe the breadth of our Manager's and Starwood Capital Group's relationships will generate attractive investment opportunities for us.

  Branded Strategy Through Differentiated Product and Service Offerings

        Upon the completion of the separation, we will strive to be recognized as the leading brand in the emerging home rental industry by combining a technology focused operating platform with best practices used in the multi-family and hospitality industries. Upon the completion of the separation, our Manager will use the trademarked slogan "Reinventing Renting™" to demonstrate our combined mission to reinvent the renting experience by making many of the traditional benefits of homeownership available to our residents. As depicted in the graphic below, this mission is supported by three pillars—quality homes, great service and rewarding leases—all of which are built on a foundation of respect.

  Quality Homes

        We are highly focused on, and take substantial pride in, providing high quality rental homes in desirable single-family communities to our residents. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have learned over their four years of experience those renovations that are the most important to residents and that they believe lead to increased rental and occupancy rates. Upon the completion of the separation, our Manager will have numerous relationships with national product vendors so that all of our homes will have a consistent look and feel ensuring an attractive product offering and renovation and repair efficiencies. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have also developed strategic relationships with a large pool of established general contractors in each of our target markets to ensure all renovations are completed with the highest quality standards. In addition, we are highly conscious of our environmental impact and are committed to providing homes that are clean and energy efficient.

  Great Service

        We believe that residents deserve great service. Upon the completion of the separation, our approach to service will best be exemplified by our Manager's 5+3 Resident Contact Model. Under this multi-faceted approach, a resident will receive a minimum of five contacts from various property management representatives in the first 90 days after move-in and three continuing points of contact through their residency. Upon the completion of the separation, our Manager will utilize Compass to ensure that all inquiries and maintenance requests are handled promptly and professionally, minimizing the time required from our residents. Compass also will enables us to continually measure resident feedback and improve the resident experience. This high-touch model will set initial expectations with residents and maintain frequent contact to ensure residents uphold their lease requirements. In addition, the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have created the Waypoint Guarantee to demonstrate the commitment to providing the best customer service for our residents. Among other things, upon the completion of the separation, we will guarantee that if a resident is unhappy in the home and wishes to move, the lease may be terminated within the first 30 days of the lease term.

  Rewarding Leases

        We believe that renting a home should be a rewarding experience, and, upon the completion of the separation, our Manager's Lease Plus Rewards® program will be setting a new standard for the home rental experience. Upon signing a twenty-four month lease, our residents will have the opportunity to earn credits, or Waypoints™, in a number of ways, including by making timely rent payments and maintaining the home in good condition. Program participants will be able to redeem their Waypoints™ during their lease term to purchase home improvements from a catalog of offerings or, at the end of their two-year lease term, to apply their Waypoints™ towards rent credits upon renewal or to receive cash back.

  Foundation of Respect

        We value our commitment to building a company that values people and the communities in which we live and work. We are proud that we will be a real estate company with an innovative business model that we believe will make a positive impact for all involved stakeholders—residents, investors and community members—and we will continue to seek opportunities to strengthen our relationships with our stakeholders, including through participation in community projects and local charitable organizations.

  Disciplined Approach to Entering New Markets

        We expect to continue expanding into new markets where we can build a portfolio of sufficient size to maintain efficient, vertical operations to meet our residents' expectations. We seek to enter new markets where we can provide a high-quality rental offering in desirable single-family communities. We establish "buy zones" where we attempt to acquire a critical mass of homes to maximize operating efficiencies.

        When entering a new market, a regional director will be selected and paired with the vice president of new markets to guide the expansion in an effective and timely manner pursuant to a detailed plan built on the extensive experience of the members of the Waypoint executive team who will be members of our Manager's executive team. Our Manager's automated and proprietary systems, tools and controls will allow it to establish a functioning acquisition platform to enable us to begin acquiring homes in new markets within 30 to 60 days of entry. Our Manager's highly scalable infrastructure will enable us to acquire homes that meet specified underwriting standards with a high degree of precision and quickly establish a critical mass of homes to maximize efficiency.

        We believe that our Manager's disciplined approach to entering new markets provides us with the flexibility to deploy capital to the most attractive markets without sacrificing our operational advantages.

  Alignment of our Manager's and Starwood Capital Group's Interests with Our Interests

        Concurrently with the completion of the separation, we will grant (1) our Manager 747,757 restricted share units and (2) certain employees of our Manager an aggregate of 229,808 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." The award to our Manager will vest ratably on a quarterly basis over a three-year period beginning on the first day of the first full calendar quarter after we complete the separation, and the awards to certain employees of our Manager will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation. In addition, concurrently with the completion of the separation, an aggregate of 767,974 of our common shares will be distributed to Starwood Capital Group and certain of Starwood Capital Group's officers and affiliates as a result of their ownership of shares of Starwood Property Trust common stock. In addition, the management fee we pay our Manager will be dependent on the price of our common shares, which will give our Manager an incentive to maximize the value of our common shares. Starwood Property Trust formed us to concentrate the business of ownership of single-family residential rental homes and distressed and non-performing residential mortgage loans, and our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control.

  Comprehensive Capital Raising and Financing Strategy

        We believe our capital structure provides us with significant financial capacity and flexibility to fund our future growth. As a public company, we believe we will have access to multiple sources of capital raising and financing. Over time, these capital raising alternatives may include follow-on offerings of our common shares, preferred shares and hybrid equity, and these financing alternatives may include securitizations, secured and unsecured corporate level debt and credit facilities. We are in negotiations to enter into a $500 million secured revolving credit facility prior to the completion of the separation that would be available to fund our future growth, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all.

Our Portfolio

        As of September 30, 2013, our portfolio consisted of 5,817 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 4,268 homes located in 29 states with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $589.0 million and (2) distressed and non-performing residential mortgage loans with an UPB of $413.4 million and a total cost basis of $197.7 million that are secured by first liens on 1,549 homes. As of September 30, 2013, the 1,632 homes we owned for more than 180 days were approximately 74.7% leased, which excludes 127 homes listed for sale.

        For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire.

        Set forth below is additional information as of September 30, 2013 regarding homes included in our portfolio.

Location	Number of Homes	Percent Leased	Average Purchase Price Per Home	Average Investment Per Home(1)	Aggregate Investment (in millions)	Average Home Size (square feet)	Weighted Average Age (years)
Miami-Fort Lauderdale, FL CMSA	1,021	43.4%	$130,243	$158,376	$161.7	1,558	46
Houston-Galveston-Brazoria, TX CMSA	732	63.1%	$122,064	$131,768	96.5	2,012	29
Atlanta, GA MSA	712	34.7%	$87,937	$108,523	77.3	1,843	19
Tampa-St. Petersburg-Clearwater, FL MSA	438	20.2%	$92,842	$115,373	50.5	1,450	42
Dallas-Fort Worth, TX CMSA	354	75.1%	$109,066	$127,062	45.0	1,838	21
West Palm Beach-Boca Raton, FL MSA	329	23.5%	$118,569	$153,869	50.6	1,812	39
Orlando, FL MSA	130	25.2%	$124,460	$142,429	18.5	1,838	34
Denver-Boulder-Greeley, CO CMSA	106	33.3%	$172,796	$197,761	21.0	1,959	45
Fort Myers-Cape Coral, FL MSA	79	51.3%	$105,406	$113,489	9.0	1,976	16
San Francisco-Oakland-San Jose, CA CMSA	72	83.3%	$161,652	$191,405	13.8	1,420	41
Other	295	28.7%	$141,177	$153,162	45.2	1,880	34

Total	4,268	43.4%	$116,994	$137,996	$589.0	1,751	34

(1)
Includes acquisition costs and actual and budgeted upfront renovation costs. As of September 30, 2013, acquisition costs (a) included, among other things, fees, which averaged approximately 3.5% of the purchase price per home, paid to third parties that assisted with sourcing acquisitions and (b) excluded an aggregate of $2.0 million of overhead expenses reimbursed to such third parties. As of September 30, 2013, based upon the homes we have already renovated, as well as our budgets for homes for which renovation has not been completed, we expect our upfront renovation costs to average approximately $16,300 per home acquired as of September 30, 2013. Actual renovation costs may exceed budgeted renovation costs, and we may acquire homes in the future with different characteristics that result in higher renovation costs.

        Set forth below is additional information as of September 30, 2013 regarding our leasing experience with respect to homes included in our portfolio.

					Homes Owned 180 Days or Longer
Location	Total Number of Homes	Number of Rent Ready Homes	Percent of Rent Ready Homes that Are Leased(1)	Average Monthly Rent Per Leased Home(2)	Number of Homes	Percent Leased	Average Monthly Rent Per Leased Home(2)
Miami-Fort Lauderdale, FL CMSA	1,021	538	81.6%	$1,578	546	66.1%	1,564
Houston-Galveston-Brazoria, TX CMSA	732	606	76.1%	$1,423	407	80.6%	1,455
Atlanta, GA MSA	712	264	92.8%	$1,077	18	77.8%	1,318
Tampa-St. Petersburg-Clearwater, FL MSA	438	168	52.4%	$1,213	44	70.5%	1,335
Dallas-Fort Worth, TX CMSA	354	315	84.1%	$1,299	301	85.7%	1,296
West Palm Beach-Boca Raton, FL MSA	329	99	77.8%	$1,464	120	58.3%	1,455
Orlando, FL MSA	130	90	35.6%	$1,225	34	58.8%	1,176
Denver-Boulder-Greeley, CO CMSA	106	36	97.2%	$1,707	0	0.0%	0
Fort Myers-Cape Coral, FL MSA	79	63	63.5%	$1,272	44	59.1%	1,277
San Francisco-Oakland-San Jose, CA CMSA	72	64	93.8%	$1,575	62	95.2%	1,577
Other	295	76	73.7%	$1,368	56	92.9%	1,346

Total	4,268	2,319	77.5%	$1,389	1,632	74.7%	1,442

(1)
We define a rent ready home as a home that has both completed renovations and been deemed, pursuant to an inspection from one of our agents, to be in a condition to be rented. Our policy is to have the agent perform this inspection promptly after the renovations have been completed.

(2)
Represents average monthly contractual cash rent. Average monthly cash rent is presented before rent concessions and WaypointsTM. To date, rent concessions and WaypointsTM have been utilized on a limited basis and have not had a significant impact on our average monthly rent. If the use of rent concessions and WaypointsTM or other leasing incentives increases in the future, they may have a greater impact by reducing the average monthly rent we receive from leased homes.

        Set forth below is additional information as of September 30, 2013 regarding distressed and non-performing residential mortgage loans included in our portfolio. As of September 30, 2013, the total cost basis of $197.7 million for our portfolio of distressed and non-performing residential mortgage loans was 63.0% of the aggregate market value, as determined by the most recent BPO, provided to us by the applicable seller for each property in the respective portfolio or otherwise obtained by us, in each case prior to our purchase of the related portfolio. We cannot assure you that the BPOs accurately reflected the actual market value of the related property at the time of our respective purchases of distressed and non-performing residential mortgage loans or accurately reflect such market value today.

	Total Loans							Rental Pool Assets(2)
Location	Loan Count	Total Purchase Price (in millions)	Total UPB (in millions)	Total BPO (in millions)	Weighted Average LTV(1)	Purchase Price as a Percentage of UPB	Purchase Price as a Percentage of BPO	Loan Count	Percent of Total Loans Per Location
Florida	601	$69.8	$154.5	$103.9	148.6%	45.2%	67.1%	350	58.2%
New Jersey	125	14.7	38.1	29.3	129.9%	38.6%	50.1%	86	68.8%
New York	120	22.2	49.0	42.0	116.6%	45.4%	52.9%	68	56.7%
Maryland	79	12.1	24.6	17.9	137.8%	49.4%	68.0%	54	68.4%
Illinois	65	7.3	17.1	11.8	144.3%	42.6%	61.4%	38	58.5%
California	59	15.2	27.9	21.9	127.1%	54.5%	69.3%	22	37.3%
North Carolina	55	7.1	11.3	10.6	106.5%	62.8%	66.9%	5	9.1%
Pennsylvania	46	3.9	7.6	6.6	114.5%	52.0%	59.5%	15	32.6%
Georgia	39	5.5	9.6	8.2	116.8%	57.3%	67.0%	26	66.7%
South Carolina	34	4.4	7.8	6.4	121.7%	57.1%	69.5%	0	0.0%
Other(3)	326	35.4	66.0	54.9	131.3%	53.7%	64.6%	51	15.6%

Total	1,549	$197.7	$413.4	$313.6	131.8%	47.8%	63.0%	715	46.2%

(1)
Weighted average LTV is based on the ratio of UPB to BPO weighted by UPB for each state as of the respective acquisition dates.

(2)
See "—Our Management Arrangements—Prime Joint Venture" for the definition of "Rental Pool Assets."

(3)
Includes 35 other states and Washington, D.C.

Our Financing Strategy

        We will have no outstanding indebtedness upon the separation. We intend to employ prudent leverage, to the extent available, to fund the acquisition of residential assets and to increase our potential return on shareholder equity. Any decision to use leverage will be based on our Manager's assessment of a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of our assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on refinancing, the credit quality of our assets and our outlook for borrowing costs relative to the unlevered yields on our assets. We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of our common shares, preferred shares and hybrid equity.

        We are in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all. We expect that the credit agreement for this facility will include customary affirmative and negative covenants and financial covenants, including, among others, minimum tangible net worth and a minimum liquidity amount.

Summary Risk Factors

        You should consider carefully the risks in owning our common shares discussed below and under the heading "Risk Factors" beginning on page 47 of this information statement. If any of these risks occur, our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, could be materially and adversely affected. In that case, the market price of our common shares could decline significantly, and you could lose all or a part of the value of your ownership in our common shares.

  •
  We are employing a new and untested business model with no proven track record, which may make our business difficult to evaluate.

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  We are a recently organized company with a very limited operating history, and we may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our shareholders.

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  We intend to continue to rapidly expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they have been in recent months, which could adversely impact anticipated yields.

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  We will rely on Prime with respect to our distressed and non-performing residential mortgage loan acquisitions, and, if our relationship with Prime is terminated, we may not be able to timely replace Prime on favorable terms in a timely manner, or at all.

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  Our investments are and will continue to be concentrated in our target markets and in the single-family homes sector of the real estate industry, which exposes us to downturns in our target markets or in the single-family homes sector.

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  Competition in identifying and acquiring homes and distressed and non-performing residential mortgage loans could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

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  We face significant competition in the leasing market for quality residents, which may limit our ability to rent our homes on favorable terms or at all.

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  Mortgage loan modification programs and future legislative action may adversely affect the number of available homes and distressed and non-performing residential mortgage loans that meet our investment criteria.

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  Distressed and non-performing residential mortgage loans may have a particularly high risk of loss, and we cannot assure you that we will be able to generate attractive risk-adjusted returns.

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  The large supply of homes becoming available for purchase as a result of the heavy volume of foreclosures, combined with low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential residents.

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  The supply of distressed and non-performing residential mortgage loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement and the prices for distressed and non-performing residential mortgage loans may increase, which could materially and adversely affect us.

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  Our evaluation of homes and distressed and non-performing residential mortgage loans involves a number of assumptions that may prove inaccurate, which could result in us paying too much for any such assets we acquire or overvaluing such assets or such assets failing to perform as we expect.

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  Our leases are relatively short-term in nature, which exposes us to the risk that we may have to re-lease our rental homes frequently and we may be unable to do so on attractive terms, on a timely basis or at all.

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  Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments.

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  Our operating results are subject to general economic conditions and risks associated with our real estate assets.

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  We may have difficulty selling our real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our shareholders may be limited.

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  We are dependent on Starwood Capital Group, including our Manager, and their key personnel who provide services to us, and we may not find a suitable replacement for our Manager or Starwood Capital Group if the management agreement is terminated, or for these key personnel if they leave Starwood Capital Group or otherwise become unavailable to us.

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  We may have conflicts of interest with Starwood Capital Group and Starwood Property Trust.

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  We own homes in some of the same geographic regions as the Waypoint legacy funds and may compete for tenants with the Waypoint legacy funds.

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  We may have other conflicts of interest with the Waypoint manager and the Waypoint legacy funds.

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  The management agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

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  Upon the completion of the separation, our Manager's operations will be dependent upon Compass. The interruption of our Manager's ability to use Compass may have an adverse impact on our business.

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  Upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. Our Manager may not be able to retain all of these employees, and, in connection with any employees our Manager does retain, we will incur significant costs related to reimbursing our Manager for our allocable share of compensation paid to certain of our Manager's officers and employees in addition to the management fee payable to our Manager.

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  If we internalize our Manager, we will become exposed to new and additional costs and risks and may pay substantial consideration to our Manager.

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  We may be unable to achieve some or all of the benefits that we expect to achieve from the separation.

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  We expect to use leverage in executing our business and growth strategies, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders.

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  Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

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  No public market currently exists for our common shares and if an active trading market does not develop or is not sustained, your ability to sell shares when desired and the prices obtained will be adversely affected.

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  We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions in the future.

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  Certain provisions of Maryland law could inhibit changes in control of us.

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  Our failure to qualify as a REIT in any taxable year would subject us to U.S. federal income tax and potentially state and local taxes, which would reduce the cash available for distribution to our shareholders.

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  We may be required to hold and sell a significant amount of properties through one or more taxable REIT subsidiaries, or TRSs, the earnings of which are subject to U.S. federal corporate income taxation, and the amount of such taxes may be material.

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  We may recognize taxable income or gain that is unaccompanied by cash due to (1) our investment in distressed and non-performing residential mortgage loans and being required to accrue income with respect to such loans even in the absence of payments or (2) upon taking title to real property by foreclosure, deed in lieu of foreclosure or similar process. This may require us to borrow money or seek other sources of capital, the availability and amount of which cannot be assured, or engage in transactions in which we otherwise would not in order to generate the funds necessary to meet the REIT distribution requirements.

Our History and Organizational Structure

        We were organized as a Maryland corporation in May 2012 as a wholly-owned subsidiary of Starwood Property Trust. Subsequently, we changed our corporate form from a Maryland corporation to a Maryland real estate investment trust and our name from Starwood Residential Properties, Inc. to Starwood Waypoint Residential Trust. Upon the completion of the separation, Starwood Property Trust will not own any of our common shares. Starwood Property Trust is a NYSE-listed REIT externally managed by a subsidiary of Starwood Capital Group that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments. Starwood Property Trust has also invested in residential mortgage-backed securities, REO, distressed and non-performing residential mortgage loans and commercial properties subject to net leases. Starwood Property Trust formed us to concentrate the business of ownership of single-family residential rental homes and distressed and non-performing residential mortgage loans.

        Our operating partnership was formed as a Delaware limited partnership in May 2012. Our wholly-owned subsidiary is the sole general partner of our operating partnership, and we conduct substantially all of our business through our operating partnership. We own 100% of the OP units in our operating partnership.

        We will be externally managed and advised by our Manager. Our Manager was formed as a Delaware limited liability company in June 2013. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. Our Manager has entered into a transaction agreement to acquire, upon the completion of the separation, the Waypoint platform currently operated by the Waypoint manager. In connection with the acquisition of the Waypoint platform, the Waypoint executive team will become, upon the completion of the separation, members of our Manager's executive team. In addition, upon the completion of the separation, our

Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. This acquisition is subject to completion of documentation and customary closing conditions and will be conditioned upon, and will occur upon the completion of, the separation. As a result, there can be no assurance that this acquisition will be completed on the terms described or at all.

        The following chart shows our structure after giving effect to the separation.

(1)
Excludes any of our common shares to be distributed to Starwood Capital Group, our trustees or our executive officers as the result of any shares of Starwood Property Trust common stock owned by them.

(2)
Includes (a) an aggregate of 9,575 of our restricted common shares to be granted to our five non-executive trustees pursuant to the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan, or the Trustee Share Plan, as described in "Management—Equity Incentive Plans," concurrently with the completion of the separation, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," (b) an aggregate of 126,394 of our restricted share units to be granted to certain of our trustees and executive officers pursuant to the Starwood Waypoint Residential Trust Equity Plan, or our Equity Plan, as described in "Management—Equity Incentive Plans," concurrently with the completion of the separation, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and (c) an aggregate of 345,293 of our common shares to be distributed to our trustees and executive officers as a result of their ownership of shares of Starwood Property Trust common stock (excluding common shares distributed to our Manager or affiliates of our Manager that are controlled by our trustees or officers). The awards of restricted common shares and restricted share units will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation, subject to the employee's continued employment with our Manager. Once vested the awards of restricted share units will be settled in our common shares. The common share percentages assume that the awards of restricted share units have been settled in our common shares concurrently with the completion of the separation.

(3)
Starwood Capital Group Global, L.P. is controlled by Mr. Sternlicht, our chairman.

(4)
The holders of the class A interests will be entitled to vote on all matters on which members of our Manager are entitled to vote.

(5)
The holders of the class B interests will have voting or consent rights solely with respect to specific items. The holders of the class B interests will be entitled to a percentage of any management fees paid to our Manager, which percentage may adjust over time based on the amount, if any, of incremental equity capital invested by us. The holders of the class B interests will also be entitled to a portion of any consideration paid by us in connection with an internalization of our Manager, should one occur.

(6)
Concurrently with the completion of the separation, we will grant (1) our Manager 747,757 restricted share units and (2) certain employees of our Manager an aggregate of 103,414 of our restricted share units (excluding restricted share units granted to our trustees and executive officers), based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." Also includes an aggregate of 443,266 of our common shares to be distributed to Starwood Capital Group and certain of Starwood Capital Group's officers and affiliates (other than shares distributed to our trustees and executive officers) as a result of their ownership of shares of Starwood Property Trust common stock. The award of restricted share units to our Manager will vest ratably on a quarterly basis over a three-year period beginning on the first day of the first full calendar quarter after we complete the distribution, and the awards of restricted share units to certain employees of our Manager will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation. Once vested, the awards of restricted share units will be settled in our common shares. The common share percentages assume that the awards of restricted share units have been settled in our common shares concurrently with the completion of the separation.

 Our Management Arrangements

  Management Agreement with Our Manager

        We will enter into a management agreement with our Manager effective upon the completion of the separation. Pursuant to the management agreement, our Manager will implement our business and growth strategies and perform certain services for us, subject to oversight by our board of trustees. Our Manager will be responsible for, among other duties, (1) identifying homes and distressed and non-performing residential mortgage loans for acquisition, including by supervising the regional and local partners with whom our Manager has entered into strategic relationships, (2) acquiring homes and distressed and non-performing residential mortgage loans, (3) supervising its employees with respect to the conversion of our acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of our rental homes, (4) financing our acquisitions and activities related thereto and (5) providing us with investment advisory services. In addition, our Manager has an investment committee that will oversee compliance with our investment policies, business and growth strategies and financing strategy.

        The initial term of the management agreement will end three years after the completion of the separation, with automatic one-year renewal terms that end on the anniversary of the completion of the separation. Our independent trustees will review our Manager's performance annually, and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent trustees based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us; or (2) our determination that the management fees payable to our Manager are unfair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent trustees. We will provide our Manager with 180 days' prior written notice of such a termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the annualized base management fee, as described in the table below, based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination. We may also terminate the management agreement at any time, including during the initial term, for cause without payment of any termination fee. During the initial three-year term of the management agreement, we may not terminate the management agreement except for cause. Our Manager may decline to renew the management agreement by providing us with 180 days prior written notice, in which case we would not be required to pay a termination fee. Our Manager is entitled to a termination fee upon termination of the management agreement by us without cause or termination by our Manager if we materially breach the management agreement.

        The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description
Base management fee	We will pay our Manager a base management fee calculated and payable quarterly in arrears in cash in an amount equal to 1.5% per annum of our adjusted equity market capitalization for the preceding quarter. For purposes of calculating the management fee, our adjusted equity market capitalization means: (1) the average daily closing price per our common share during the relevant period, multiplied by (2) (a) the average number of our common shares and securities convertible into our common shares issued and outstanding during the relevant period, plus (b) the maximum number of our common shares issuable pursuant to outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire our common shares that are in the money on such date, or the common share equivalents, minus (3) the aggregate consideration payable to us on the applicable date upon the redemption, exercise, conversion and/or exchange of any common share equivalents, plus (x) the average daily closing price per our preferred share during the relevant period, multiplied by (y) average number of our preferred shares issued and outstanding during the relevant period.
Expense reimbursement	We are required to reimburse our Manager for certain expenses incurred by our Manager on our behalf or otherwise in connection with the operation of our business, including our allocable share of compensation paid to certain of our Manager's officers and employees. In addition, pursuant to the terms of the management agreement, we are required to reimburse our Manager for the cost of legal, tax, consulting, auditing and other similar services rendered for us by our Manager's personnel, provided that such costs are no greater than those that would be payable if the services were provided by an independent third party. The expense reimbursement is not subject to any dollar limitations.
If requested by our Manager within the 90 day period following the date of the management agreement between our Manager and us, we have agreed to pre-fund to our Manager up to $5 million in the aggregate for costs and expenses, or the pre-funded expenses. Any pre-funded expenses will be credited on a monthly basis against up to 50% of the costs and expenses incurred by our Manager on behalf of us during the relevant period and payable by us hereunder until such time as the full amount of pre-funded expenses have been so credited.
Termination fee	Termination fee equal to three times the annualized base management fee based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination.
The termination fee will be payable upon termination of the management agreement (1) by us without cause or (2) by our Manager if we materially breach the management agreement.

Type	Description
Equity incentive plans	Our equity incentive plans include provisions for grants of restricted common shares, restricted share units, options, LTIP units of limited partnership in our operating partnership, or LTIP units, and other equity based awards to our Manager, trustees, officers, advisors or consultants, including employees of our Manager or its affiliates. Concurrently with the completion of the separation, we will grant (1) our Manager 747,757 restricted share units, (2) an aggregate of 229,808 of our restricted share units to certain employees of our Manager, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and (3) an aggregate of 9,575 of our restricted common shares to our non-executive trustees, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager."
The award of restricted share units to our Manager will vest ratably on a quarterly basis over a three-year period beginning on the first day of the first full calendar quarter after we complete the separation. The awards of restricted share units to certain employees of our Manager and restricted common shares to our non-executive trustees will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation. Once vested, these awards of restricted share units will be settled in our common shares. The holders will be entitled to receive "distribution equivalents" with respect to the restricted share unit portion of these awards, whether or not vested, at the same time and in the same amounts as distributions are paid to our common shareholders.
Internalization of Our Manager	(1) At any time and from time to time Starwood Capital Group may, with the consent of the Waypoint manager, and (2) at any time and from time to time after we raise incremental equity capital after the separation equal to or greater than $2.0 billion (subject to adjustment under certain circumstances), Starwood Capital Group may, in its sole discretion, present to our board of trustees for consideration and approval a proposal, or the internalization proposal, for us to acquire our Manager and its relevant affiliates engaged in our management from the equity holders thereof.
No purchase price to be paid in connection with the internalization of our Manager has been proposed at this time, and any such price will be determined in the future in connection with the applicable internalization proposal.

Type	Description
Any internalization proposal would be subject to negotiation and, in our discretion, rejection by us, and we will not be under any obligation to consider any particular proposal. Under any circumstance, acceptance of any internalization proposal will be conditioned upon (1) receipt by us of a fairness opinion from an investment banking firm of national reputation to the effect that the internalization consideration to be paid by us to the equity holders of our Manager will be fair, from a financial point of view, to the holders of our outstanding common shares (other than our Manager and its affiliates) and (2) the approval of the acquisition by (a) a special committee comprised solely of independent trustees of our board of trustees and (ii) our shareholders holding a majority of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present.
No assurances can be given that we will internalize our Manager.

  Investment Advisory Agreement

        Our Manager, acting on our behalf, will enter into an investment advisory agreement with Starwood Capital Group Management, L.L.C., which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, effective upon the completion of the separation. Pursuant to this agreement, through our Manager, we will be provided with access to, among other things, Starwood Capital Group Management, L.L.C.'s investment advice regarding securities investments and Starwood Capital Group's portfolio management, asset valuation, risk management and asset management services, as well as administration services addressing legal, compliance, investor relations and information technologies necessary for our operations, in exchange for a fee representing the Manager's allocable cost for these services. All securities investment management services and advice with respect to our portfolio shall be made by the registered investment adviser, Starwood Capital Group Management, L.L.C. Our Manager will not provide any investment management services or investment advice to us with respect to securities. The fee paid by our Manager pursuant to this agreement shall not constitute a reimbursable expense under the management agreement.

  Acquisition Sourcing and Property Management Arrangements

        Our Manager currently utilizes strategic relationships with regional and local partners to exclusively assist us in identifying individual home acquisition opportunities within our target parameters in our target markets. In addition, in certain markets where we do not own a large number of homes, our Manager utilizes strategic relationships with local property management companies that are recognized leaders in their markets to provide property management, rehabilitation and leasing services for our homes. Our Manager will compensate our regional and local partners and property management companies directly based on negotiated market rates, and such compensation will constitute a reimbursable expense under the management agreement.

  Prime Joint Venture

        We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which owns all of our distressed and non-performing residential mortgage loans. We and Prime formed the joint venture for the purposes of: (1) acquiring pools or groups of distressed and non-performing residential mortgage loans and homes either (A) from the sellers who acquired such homes through foreclosure, deed-in-lieu of foreclosure or other similar process or (B) through foreclosure, deed-in-lieu of foreclosure or other similar process; (2) converting distressed and non-performing residential mortgage loans to performing residential mortgage loans through modifications, holding such loans, selling such loans or converting such loans to homes; and (3) either selling homes or renting homes as traditional residential rental properties. Prime has contributed less than 1% of the cash equity to the joint venture, or the Prime Percentage Interest, and Prime, in accordance with our instructions (which, upon the completion of the separation, will be based in part on the use of certain analytic tools included in the Waypoint platform), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. Our distressed and non-performing residential mortgage loans are serviced by Prime's team of asset managers or licensed third-party mortgage loan servicers.

        We have exclusive management decision making control with respect to various matters of the joint venture and control over all decisions of the joint venture through our veto power. We may elect, in our sole and absolute discretion, to delegate certain ministerial or day-to-day management rights related to the joint venture to employees, affiliates or agents of us or Prime.

        We also have the exclusive right under the joint venture, exercisable in our sole and absolute discretion, to designate distressed and non-performing residential mortgage loans and homes as "Rental Pool Assets." We will be liable for all expenses and benefit from all income from any Rental Pool Assets. The joint venture will be liable for all expenses and benefit from all income from all distressed and non-performing residential mortgage loans and homes not segregated into Rental Pool Assets, or the Non-Rental Pool Assets. We have the exclusive right to transfer any Rental Pool Assets from the joint venture to us, and we intend to exercise such right with respect to any homes held by the joint venture that we, in our sole and absolute discretion, have determined not to sell through the joint venture. Prime earns a fee from us equal to 3% of the value (as determined pursuant to the joint venture agreement) of the distressed and non-performing residential mortgage loans and homes we designate as Rental Pool Assets and that are transferred to us.

        In connection with the asset management services that Prime provides to the joint venture's Non-Rental Pool Assets, the joint venture pays Prime a monthly asset management fee equal to 0.167% of the aggregate net asset cost to the joint venture of the then existing Non-Rental Pool Assets. Prime's portion of all cash flow or income distributions from the joint venture with respect to Non-Rental Pool Assets is equal to: (1) Prime's Percentage Interest until we and Prime realize through distributions a 10% internal rate of return (as defined in the joint venture agreement); (2) 20% of any remaining distributable funds until we and Prime realize through distributions a cumulative 20% internal rate of return; and (3) 30% of any remaining distributable funds. All other funds distributed by the joint venture with respect to Non-Rental Pool Assets are distributed to us.

Conflicts of Interest and Related Policies

  Management

        We are dependent on our Manager for our day-to-day management and do not and will not have any independent officers or employees. All of our executive officers are also executives of our Manager. Upon the completion of the separation, each of Gary M. Beasley, who will be our co-chief executive officer; Douglas R. Brien, who will be our co-chief executive officer; Colin T. Wiel, who will be our chief investment officer; Nina A. Tran, who will be our chief financial officer; Scott T. Gable, who will be our chief operating officer; S. Ali Nazar, who will be our chief technology officer; and Tamra D. Browne, who will be our general counsel, will continue to own an indirect beneficial ownership interest in the Waypoint manager. These individuals, as well as other employees of our Manager on whom we rely, could make substantial profits as a result of opportunities or management resources allocated to entities other than us, and they may have greater financial incentives tied to the success of such entities than to us. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Starwood Capital Group or, upon the completion of the separation, the Waypoint manager, may reduce the time that our Manager and its officers and personnel spend managing us. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

  The Waypoint Legacy Funds and the Waypoint Manager

        The Waypoint manager manages homes owned by the Waypoint legacy funds. The Waypoint manager has agreed that the Waypoint legacy funds and the Waypoint manager will no longer contract to acquire additional homes and will not contract to acquire distressed and non-performing single-family residential mortgage loans, except for (1) acquisitions of homes by a Waypoint legacy fund funded solely using proceeds of sales of other homes owned by such Waypoint legacy fund or (2) the acquisition of homes or portfolios of homes that do not meet our principal investment objectives. We are not acquiring the Waypoint legacy funds or the assets thereof. As a result, the Waypoint manager, and thereby upon the completion of the separation, certain of our officers and trustees and members of our Manager's executive team, may compete directly with us for financing opportunities, for leasing and in other aspects of our business, which could have an adverse effect on our business. The Waypoint manager has no fiduciary duties to us and there is no assurance that any conflicts of interest between the Waypoint manager and us will be resolved in favor of our shareholders.

        Our Manager will acquire the Waypoint platform but will not acquire the Waypoint manager. Through one or more affiliates, the Waypoint manager, upon the completion of the separation, will (1) continue to be owned by certain members of the Waypoint executive team who will be members of our Manager's executive team and other third parties and (2) be permitted to continue to manage the assets and properties of the Waypoint legacy and to collect and retain for the Waypoint manager's sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint manager affiliates will be granted, upon the completion of the separation and during the duration of the Waypoint legacy funds' existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint legacy funds, access to the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation. Upon the completion of the separation, the Waypoint manager will not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint manager or the Waypoint legacy funds, incurred by our Manager will either be reimbursed by the Waypoint manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint manager. The fees that we pay to our Manager will not be reduced in connection with any reimbursement of our Manager by the Waypoint manager or the Waypoint legacy funds. Although the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation will be employed by our Manager and not the Waypoint manager, because the Waypoint manager will continue to have access to such employees to assist in the operation of the Waypoint legacy funds, our Manager's employees will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios.

  Current Co-Investment Rights and Obligations

        Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

        Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an internal rate of return, or IRR, in excess of 14%, or a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing single-family residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

        Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner, as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

        Our independent trustees will periodically review our Manager's, Starwood Capital Group's and Starwood Property Trust's compliance with the co-investment and allocation provisions described above, but they will not approve each co-investment by a Starwood Party and us unless the amount of capital we invest in the investment otherwise requires the review and approval of our independent trustees pursuant to our investment guidelines.

  Exclusivity Provisions

        Starwood Property Trust, the company from which we are separating, is a NYSE-listed REIT externally managed by a subsidiary of Starwood Capital Group that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments. Starwood Property Trust has also invested in residential mortgage-backed securities, REO, distressed and non-performing residential mortgage loans and commercial properties subject to net leases. After the separation, we will focus primarily on investments in homes and distressed and non-performing residential mortgage loans, and Starwood Property Trust will focus primarily on commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, other commercial real estate-related debt investments, residential mortgage-backed securities and commercial properties subject to net leases.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity's and our availability of cash for investment.

        For a period of three years from the completion of the separation, except for activities related to the management of the Waypoint legacy funds, each of the Waypoint parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly:

  (1)
  engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager's respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the separation that are substantially in competition with us, our Manager or the Waypoint platform including (a) soliciting any customer or prospective customer of us, our Manager or any of our or our Manager's respective affiliates to purchase any goods or services sold by us, our Manager or any of our or our Manager's respective affiliates, from anyone other than us, our Manager and our or our Manager's respective affiliates, and (b) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) above; provided, however, that nothing will prohibit (i) any Waypoint party or GI party from owning not in excess of 5% in the aggregate of any class of securities of any corporation if such securities are publicly traded and listed on any national or regional stock exchange or (ii) any individual from owning, acquiring, renovating, marketing, leasing and maintaining residential homes as personal investments; or

  (2)
  solicit, recruit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause shall not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches.

        During the time that a GI party designee serves on the board of directors of our Manager, each of the GI parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC and Waypoint Fund XI, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI parties has also agreed that, for a period of 18 months from the completion of the separation, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause will not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches who responds to any such general solicitations or searches.

  Transactions with Other Starwood Capital Group and Waypoint Related Entities

        In order to avoid any actual or perceived conflicts of interest between our Manager, Starwood Capital Group, Starwood Property Trust, any of their affiliates or any investment vehicle sponsored or managed by Starwood Capital Group or any of its affiliates, which we refer to collectively as the Starwood related parties, or the Waypoint manager, any of its affiliates or any investment vehicle sponsored or managed by the Waypoint manager or any of its affiliates, which we refer to collectively as the Waypoint related parties, and us, the approval of a majority of our independent trustees will be required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties.

  Registration Rights of our Manager

        We have entered into a registration rights agreement with our Manager with respect to (1) our common shares that are issuable upon the vesting of the restricted share units to be granted to our Manager under our Starwood Waypoint Residential Trust Manager Equity Plan, or the Manager Equity Plan, concurrently with the completion of the separation and (2) any equity-based awards granted to our Manager under our Manager Equity Plan in the future. This agreement provides our Manager with demand and piggyback registration rights.

  Separation and Distribution Agreement

        We have entered into a Separation and Distribution Agreement to effect the separation and distribution and provide a framework for our relationships with Starwood Property Trust after the separation. This agreement will govern the relationship between us and Starwood Property Trust subsequent to the completion of the separation and distribution and provide for the allocation between us and Starwood Property Trust of Starwood Property Trust's assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the separation from Starwood Property Trust. See "Certain Relationships and Related Transactions—Separation and Distribution Agreement with Starwood Property Trust."

Distribution Policy

        We anticipate making regular quarterly distributions to holders of our common shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend over time to make quarterly distributions in an amount at least equal to our REIT taxable income.

        Any distributions we make to our shareholders will be at the discretion of our board of trustees and will depend upon, among other things, our actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution Policy." Distributions to our shareholders will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. See "U.S. Federal Income Tax Considerations—Taxation of Shareholders."

 REIT Qualification

        We intend to elect to qualify as a REIT commencing with our taxable year ending on December 31, 2014. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and any income or gain derived through our TRSs will be subject to U.S. federal corporate income taxes.

Restrictions on Ownership and Transfer

        Subject to certain exceptions, our declaration of trust restricts ownership of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest, in order to protect our status as a REIT for U.S. federal income tax purposes. See "Description of Shares—Restrictions on Ownership and Transfer."

        Our declaration of trust also prohibits any person from, among other matters:

  •
  beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

  •
  transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons, effective beginning on the date on which we first have 100 shareholders;

  •
  beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

  •
  beneficially or constructively owning or transferring our shares of beneficial interest if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

        Our board of trustees, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions described above and as set forth in our declaration of trust and may establish or increase an excepted holder percentage limit for such person if our board of trustees obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT.

        Our declaration of trust also provides that any ownership or purported transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. If the transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act of 1940

        We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

        We are organized as a holding company that conducts its businesses primarily through wholly-owned (and, in one case, over 99% owned) subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our adjusted total assets on an unconsolidated basis will consist of "investment securities." The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of "investment company" based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our adjusted total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

        If the value of securities issued by our subsidiaries that are excepted from the definition of "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our adjusted total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

        We expect that our distressed and non-performing residential mortgage loan owning subsidiaries will rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exemption generally requires that at least 55% of these subsidiaries' assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Mortgage loans that were fully and exclusively secured by real property are generally qualifying real estate assets for purposes of the exemption. All, or substantially all, of our distressed and non-performing residential mortgage loans are fully and exclusively secured by real property with a loan-to-value ratio of less than 100%. As a result, we believe our distressed and non-performing residential mortgage loans that are fully and exclusively secured by real property meet the definition of qualifying real estate assets. To the extent we own any distressed and non-performing residential mortgage loans with a loan-to-value ratio of greater than 100%, we may classify, depending on guidance from the SEC staff, such loans in whole as real estate-related assets or classify only the portion of the value of such loans that does not exceed the value of the real estate collateral as qualifying real estate assets and the excess as real estate-related assets.

        In August 2011, the SEC issued a concept release pursuant to which they solicited public comments on a wide range of issues relating to companies engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on Section 3(c)(5)(C) of the 1940 Act. The concept release and the public comments thereto have not yet resulted in SEC rulemaking or interpretative guidance and we cannot predict what form any such rulemaking or interpretive guidance may take. There can be no assurance, however, that the laws and regulations governing the 1940 Act status of REITs, or guidance from the SEC or its staff regarding the exemption from registration as an investment company on which we rely, will not change in a manner that adversely affects our operations. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets, if any, to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in us holding assets we might wish to sell or selling assets we might wish to hold.

        Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold distressed and non-performing residential mortgage loans through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

        To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        See "Risk Factors—Risks Related to Our Organization and Structure—We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act."

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions provide that, so long as a company qualifies as an "emerging growth company," it will, among other things:

  •
  be exempt from the "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

  •
  be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation, and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report on the financial statements.

        Although we are still evaluating the JOBS Act, we currently may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company," except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

        We will, in general, qualify as an "emerging growth company" until the earliest of:

  •
  the last day of our fiscal year following the fifth anniversary of the date of the separation;

  •
  the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;

  •
  the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

  •
  the date on which we are deemed to be a "large accelerated filer," which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

Our Corporate Information

        Until the completion of the separation, our principal executive offices will be located at 591 West Putnam Avenue, Greenwich, Connecticut 06830, and our telephone number will be (203) 422-8100. After the completion of the separation, our principal executive offices will be located at 1999 Harrison Street, Oakland, California, 94612, and our telephone number will be (510) 250-2200. Our website is www.starwoodwaypoint.com. The information on our website is not a part of, or incorporated by reference into, this information statement.

 Questions and Answers about Us and the Separation

Why is the separation structured as a distribution?	Starwood Property Trust believes that a distribution of our common shares is an efficient way to separate our assets and that the separation will create benefits and value for us and Starwood Property Trust.
How will the separation work?

We currently own a portfolio of homes and distressed and non-performing residential mortgage loans. Starwood Property Trust will distribute our common shares to the holders of shares of Starwood Property Trust common stock on a pro rata basis.

When will the distribution occur?

We expect that Starwood Property Trust will distribute our common shares on January 31, 2014 to holders of record of shares of Starwood Property Trust common stock on January 24, 2014, subject to certain conditions described under "—The Separation and Distribution—Conditions to the distribution."

What do stockholders of Starwood Property Trust need to do to participate in the distribution?

Nothing, but we urge you to read this entire information statement carefully. Holders of shares of Starwood Property Trust common stock as of the distribution record date will not be required to take any action to receive our common shares on the distribution date. No stockholder approval of the distribution is required or sought. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, or to surrender or exchange your shares of Starwood Property Trust common stock or take any other action to receive our common shares on the distribution date to which you are entitled. If you own shares of Starwood Property Trust common stock as of the close of business on the distribution record date, Starwood Property Trust, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue our common shares to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects our common shares to which you are entitled, or your bank or brokerage firm will credit your account for the shares. If you sell shares of Starwood Property Trust common stock in the "regular-way" market on or prior to the distribution date, you will be selling your right to receive our common shares in the distribution even if you were the record holder of those shares on January 24, 2014, the distribution record date. Following the distribution, shareholders whose shares are held in book-entry form may request that their common shares held in book-entry form be transferred to a brokerage or other account at any time, without charge.

Will I be taxed on the common shares that I receive in the distribution?

Yes. The distribution will be in the form of a taxable special dividend to Starwood Property Trust stockholders. An amount equal to the fair market value of our common shares received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Starwood Property Trust, with the excess treated as a non-taxable return of capital to the extent of your tax basis in shares of Starwood Property Trust common stock and any remaining excess treated as capital gain. If this special dividend is distributed in the structure and timeframe currently anticipated, the special dividend is expected to satisfy a portion of Starwood Property Trust's 2014 REIT taxable income distribution requirements. Starwood Property Trust or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders. For a more detailed discussion, see "Our Separation From Starwood Property Trust—Certain U.S. Federal Income Tax Consequences of the Separation" and "U.S. Federal Income Tax Considerations."

Can Starwood Property Trust decide to cancel the distribution of our common shares even if all the conditions have been met?

Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See "—The Separation and Distribution—Conditions to the distribution." Starwood Property Trust has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the board of directors of Starwood Property Trust determines that our separation from it is not in the best interests of Starwood Property Trust or its stockholders or that market conditions are such that the separation is not advisable.

Do we plan to pay dividends?

We anticipate making regular quarterly distributions to holders of our common shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend over time to make quarterly distributions in an amount at least equal to our REIT taxable income. Any distributions we make to our shareholders will be at the discretion of our board of trustees and will depend upon, among other things, our actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution Policy."

Will we have any debt?

We do not expect to have any debt outstanding upon the completion of the separation, but we are in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all. We may seek various forms of financing, as described under "Business—Our Financing Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

What will the separation cost?

Starwood Property Trust intends to incur pre-tax separation costs of approximately $5.0 million to $7.0 million. Over the 12 months following the separation, the portion of these pre-tax costs expected to be recorded in our financial statements is up to approximately $7.0 million. Upon the completion of the separation, we will reimburse Starwood Property Trust approximately $5.5 million for reasonable costs and expenses directly relating to the separation, including any accounting, legal, financial advisory, NYSE or third-party market study fees incurred in connection with the separation.

How will the separation affect my tax basis and holding period in shares of Starwood Property Trust common stock?

Your tax basis in shares of Starwood Property Trust held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by Starwood Property Trust in the distribution exceeds Starwood Property Trust's current and accumulated earnings and profits. Your holding period for such Starwood Property Trust shares will not be affected by the distribution. See "Our Separation from Starwood Property Trust—Certain U.S. Federal Income Tax Consequences of the Separation." You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will my tax basis and holding period be for our shares that I receive in the distribution?

Your tax basis in our common shares received will equal the fair market value of such shares on the distribution date. Your holding period for such shares will begin the day after the distribution date. See "Our Separation from Starwood Property Trust—Certain U.S. Federal Income Tax Consequences of the Separation."

You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will be the relationships between Starwood Property Trust and us following the separation?

We have entered into a Separation and Distribution Agreement to effect the separation and provide a framework for our relationships with Starwood Property Trust after the separation. This agreement will govern the relationships between us and Starwood Property Trust subsequent to the completion of the separation and provide for the allocation between us and Starwood Property Trust of Starwood Property Trust's assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the separation. We cannot assure you that this agreement is on terms as favorable to us as agreements with independent third parties. See "Certain Relationships and Related Transactions."

Will I receive physical certificates representing our common shares following the separation?

No. Following the separation, neither Starwood Property Trust nor we will be issuing physical certificates representing our common shares. Instead, Starwood Property Trust, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue our common shares to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects our common shares to which you are entitled, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing shares electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical share certificates.

Will I receive a fractional number of our common shares?

A fractional number of our common shares will not be issued in the separation. If you would be entitled to receive a fractional share in the separation, then you will instead receive a cash payment in lieu of the fractional share, which cash payment may be taxable to you. See "Our Separation from Starwood Property Trust—General—Treatment of Fractional Shares."

What if I want to sell my shares of Starwood Property Trust common stock or my common shares?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Starwood Property Trust nor we makes any recommendations on the purchase, retention or sale of shares of Starwood Property Trust common stock or our common shares to be distributed.

If you decide to sell any shares before the distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Starwood Property Trust common stock or our common shares you will receive in the distribution or both.

Where will I be able to trade our common shares?

There is not currently a public market for our common shares. Our common shares have been approved for listing on the NYSE under the symbol "SWAY." We anticipate that trading in our common shares will begin on a "when-issued" basis on or shortly before the distribution record date and will continue through the distribution date and that "regular-way" trading in our common shares will begin on the first trading day following the distribution date. If trading begins on a "when-issued" basis, you may purchase or sell our common shares up to and including through the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for our common shares before, on or after the distribution date.

Will the number of Starwood Property Trust shares I own change as a result of the distribution?	No. The number of shares of Starwood Property Trust common stock you own will not change as a result of the distribution.
What will happen to the listing of shares of Starwood Property Trust common stock?	Nothing. Shares of Starwood Property Trust common stock will continue to be traded on the NYSE under the symbol "STWD."
How will existing restricted shares of Starwood Property Trust common stock be treated in the separation?

Some individuals hold shares of Starwood Property Trust common stock that are subject to forfeiture and restrictions on transfer. These shares generally were granted under the Starwood Property Trust, Inc. Equity Plan or the Starwood Property Trust, Inc. Non-Executive Director Stock Plan and vest over a period of time. Any of our common shares issued in the separation in respect of restricted shares of Starwood Property Trust common stock will be subject to the same restrictions as the restricted shares of Starwood Property Trust common stock and will vest at the same time that the restricted shares of Starwood Property Trust common stock vest.

Will the distribution affect the market price of my Starwood Property Trust shares?

Yes. As a result of the distribution, we expect the trading price of shares of Starwood Property Trust common stock immediately following the distribution to be lower than immediately prior to the distribution because their market price will no longer reflect the value of our assets. Furthermore, until the market has fully analyzed the value of Starwood Property Trust without our assets, the market price of Starwood Property Trust common stock may fluctuate significantly. In addition, although Starwood Property Trust believes that over time following the separation, the common stock and common shares of the separated companies should have a higher aggregate market value, on a fully distributed basis and assuming the same market conditions, than if Starwood Property Trust were to remain under its current configuration, there can be no assurance of this, and thus the combined market prices of Starwood Property Trust common stock and our common shares after the distribution may be equal to or less than the market price of Starwood Property Trust common stock before the distribution.

Are there risks to owning our common shares?

Yes. Our business is subject to various risks, including risks relating to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page 47. We encourage you to read that section carefully.

Where can Starwood Property Trust stockholders get more information?	Before the separation, if you have any questions relating to the separation, you should contact:
Starwood Property Trust 591 West Putnam Avenue Greenwich, CT 06830 Tel: 203-422-7700 www.starwoodpropertytrust.com
After the separation, if you have any questions relating to our common shares, you should contact:
Starwood Waypoint Residential Trust 1999 Harrison Street Oakland, CA, 94612 Tel: 510-250-2200 www.starwoodwaypoint.com

 The Separation and the Distribution

        The following is a summary of the material terms of the separation and other related transactions.

Distributing company	Starwood Property Trust, Inc.
After the separation, Starwood Property Trust will not own any of our common shares.
Distributed company	Starwood Waypoint Residential Trust.

We are a Maryland real estate investment trust and, prior to the separation, a wholly owned subsidiary of Starwood Property Trust. After the separation, we will be an independent publicly traded company and intend to conduct our business as a REIT for U.S. federal income tax purposes.

Distribution ratio

Each holder of shares of Starwood Property Trust common stock will receive one of our common shares for every five shares of Starwood Property Trust common stock held on January 24, 2014. If you would be entitled to a fractional number of our common shares, you will instead receive a cash payment in lieu of the fractional share. See "Our Separation from Starwood Property Trust—General—Treatment of Fractional Shares."

Distributed securities	All of our common shares owned by Starwood Property Trust, which is 100% of our common shares outstanding immediately prior to the separation.

Based on the 195,513,195 shares of Starwood Property Trust common stock outstanding on January 13, 2014, and the distribution ratio of one of our common shares for every five shares of Starwood Property Trust common stock, 39,102,639 of our common shares will be distributed to Starwood Property Trust stockholders.

Distribution record date	The distribution record date is the close of business on January 24, 2014.
Distribution date	The distribution date is on or about January 31, 2014.

Distribution

On the distribution date, Starwood Property Trust, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue our common shares to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment or to surrender or exchange your shares of Starwood Property Trust common stock or take any other action to receive our common shares on the distribution date to which you are entitled. If you sell shares of Starwood Property Trust common stock in the "regular-way" market on or prior to the distribution date, you will be selling your right to receive our common shares in the distribution, even if you were the record holder on the distribution record date. Registered stockholders will receive additional information from the distribution agent shortly after the distribution date. Following the distribution, stockholders whose shares of Starwood Property Trust common stock are held in book-entry form may request that their common shares be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the distribution date.

Conditions to the distribution	The distribution of our common shares by Starwood Property Trust is subject to the satisfaction of the following conditions:

•

the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to the registration statement shall be in effect;

• the listing of our common shares on the NYSE shall have been approved, subject to official notice of issuance; and

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation and distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect.

Starwood Property Trust has the right not to complete the distribution if, at any time, its board of directors determines, in its sole discretion, that our separation from Starwood Property Trust is not in the best interests of Starwood Property Trust or its stockholders or that market conditions are such that it is not advisable to separate us from Starwood Property Trust.

Stock exchange listing

Our common shares have been approved for listing on the NYSE under the symbol "SWAY." We anticipate that on or prior to the distribution record date, trading of our common shares will begin on a "when-issued" basis and will continue up to and including the distribution date. See "Our Separation from Starwood Property Trust—Market for Common Shares—Trading Between the Distribution Record Date and Distribution Date."

After the separation and distribution, shares of Starwood Property Trust common stock will continue to be traded on the NYSE under the symbol "STWD."
Distribution agent	American Stock Transfer & Trust Company, LLC.
Tax considerations

The distribution of our common shares will not qualify for tax-free treatment, and an amount equal to the fair market value of the shares received by you on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Starwood Property Trust. The excess will be treated as a non-taxable return of capital to the extent of your tax basis in shares of Starwood Property Trust common stock and any remaining excess will be treated as capital gain. Your tax basis in shares of Starwood Property Trust held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by Starwood Property Trust in the distribution exceeds Starwood Property Trust's current and accumulated earnings and profits. Your holding period for such Starwood Property Trust shares will not be affected by the distribution. Your holding period for our common shares will begin the day following the distribution of our common shares, and your basis in our common shares will equal the fair market value of the shares received by you on the distribution date. Starwood Property Trust will not be able to advise stockholders of the amount of earnings and profits of Starwood Property Trust until after the end of the 2014 calendar year. Starwood Property Trust or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders. For a more detailed discussion, see "Our Separation From Starwood Property Trust—Certain U.S. Federal Income Tax Consequences of the Separation" and "U.S. Federal Income Tax Considerations."

Separation and Distribution Agreement

We have entered into a Separation and Distribution Agreement to effect the separation and distribution and provide a framework for our relationships with Starwood Property Trust after the separation. This agreement will govern the relationship between us and Starwood Property Trust subsequent to the completion of the separation and distribution and provide for the allocation between us and Starwood Property Trust of Starwood Property Trust's assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the separation from Starwood Property Trust. See "Certain Relationships and Related Transactions."

 Summary Selected Financial Information

        The following presents summary selected historical consolidated financial data as of September 30, 2013 and December 31, 2012 and for the nine months ended September 30, 2013, the period from May 23, 2012 (inception) through September 30, 2012 and the period from May 23, 2012 (inception) through December 31, 2012 and selected portfolio data as of September 30, 2013 and December 31, 2012. The summary selected historical consolidated financial data presented below under the captions "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" (1) as of December 31, 2012 and for the period from May 23, 2012 (inception) through December 31, 2012 have been derived from our audited consolidated financial statements and (2) as of and for the nine months ended September 30, 2013 and for the period from May 23, 2012 (inception) through September 30, 2012 have been derived from our unaudited consolidated financial statements. You should read the following summary selected historical information in conjunction with "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes included elsewhere in this information statement.

        Subsequent to December 31, 2012, we changed our corporate form from a Maryland corporation to a Maryland real estate investment trust and our name from Starwood Residential Properties, Inc. to Starwood Waypoint Residential Trust.

Consolidated Statement of Operations Data (in thousands)

	Nine months ended September 30, 2013	Period from May 23, 2012 (inception) through September 30, 2012	Period from May 23, 2012 (inception) through December 31, 2012
	(unaudited)	(unaudited)
Revenues
Rental income	$9,418	$61	$431

Expenses
Mortgage loan servicing cost	3,771	—	—
Property operating and maintenance	3,905	13	164
Real estate taxes and insurance	2,389	—	184
Investment management fees and expenses	3,459	—	681
Allowance for doubtful accounts	263	—	—
General and administrative	10,116	497	1,295
Acquisition and investment pursuit costs	1,180	916	1,081
Costs of engaging property management companies and forming partnership	588	—	1,298
Depreciation and amortization	3,250	78	213
Impairment of real estate	325	—	459

Total expenses	29,246	1,504	5,375

Operating loss	(19,828)	(1,443)	(4,944)
Other income
Gain (loss) on sales of investments in real estate	637	(2)	586
Gain on sales of loans	2,891	—	75
Gain on conversion of loans into real estate	3,321	—	—
Other income	180	—	11

Total other income	7,029	(2)	672

Loss before income taxes	(12,799)	(1,445)	(4,272)
Income tax expense	167	—	152

Net loss	(12,966)	(1,445)	(4,424)
Net income attributable to non-controlling interests	(5)	—	—

Net loss attributable to Starwood Residential Properties, Inc.	$(12,971)	$(1,445)	$(4,424)

 Consolidated Balance Sheet Data (in thousands)

	As of September 30, 2013	As of December 31, 2012
Investment in real estate, net	$548,025	$99,401
Non-performing loans	197,716	68,106
Cash and cash equivalents	30,065	8,152
All other assets	20,993	6,322

Total assets	796,799	181,981
Total liabilities	10,788	1,521

Total equity	$786,011	$180,460

Selected Portfolio Data

	As of September 30, 2013	As of December 31, 2012
Total properties owned	4,268	826
Total cost basis of properties owned, net (in thousands)	$548,025	$99,401
Total loans owned	1,549	482
Total cost basis of loans owned (in thousands)	$197,716	$68,106

 RISK FACTORS

        Owning our common shares involves a high degree of risk. You should consider carefully the following risk factors and all other information contained in this information statement. If any of the following risks occur, our business, financial condition, liquidity, results of operations or prospect, as well as our ability to make distributions to our shareholders, could be materially and adversely affected. In that case, the market price of our common shares could decline significantly, and you could lose all or a part of the value of your ownership in our common shares. Some statements in this information statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this information statement entitled "Forward-Looking Statements."

 Risks Related to Our Business, Properties and Growth Strategies

We are employing a new and untested business model with no proven track record, which may make our business difficult to evaluate.

        Until very recently, the single-family rental business consisted primarily of private and individual investors in local markets and was managed individually or by small, local property management companies. Our investment strategy involves purchasing a large number of homes and distressed and non-performing residential mortgage loans and leasing homes to suitable residents. No peer companies exist with an established track record to enable us to predict whether our investment strategy can be implemented successfully over time. It will be difficult for you to evaluate our potential future performance without the benefit of established track records from companies implementing a similar investment strategy. We may encounter unanticipated problems implementing our investment strategy, which may materially and adversely affect us and cause the value of our common shares to decline. We can provide no assurance that we will be successful in implementing our investment strategy or that we will be successful in achieving our objective of generating attractive risk-adjusted returns for our shareholders.

We are a recently organized company with a very limited operating history, and we may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our shareholders.

        We were organized in May 2012 and have a very limited operating history. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and business and growth strategies as described in this information statement. The members of the Waypoint executive team will not become members of our Manager's executive team until completion of the separation, and, as a result, at the time of the separation, they will have no experiencing managing the particular assets in our portfolio. In addition, upon the completion of our Manager's acquisition of the Waypoint platform, our Manager will significantly change the way our operations are managed, and we will need to adapt our existing portfolio to the new management platform. Starwood Capital Group has not previously sponsored a vehicle that primarily has targeted acquisitions of homes and distressed and non-performing residential mortgage loans. As a result, an investment in our common shares may entail more risk than an investment in the common stock of a real estate company with a substantial operating history. If we are unable to operate our business successfully, we would not be able to generate sufficient cash flow to make or sustain distributions to our shareholders, and you could lose all or a portion of the value of your ownership in our common shares.

        Our ability to successfully operate our business and implement our operating policies and investment strategy depends on many factors, including:

  •
  the availability of, and our ability to identify, attractive acquisition opportunities consistent with our investment strategy;

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  our ability to contain renovation, maintenance, marketing and other operating costs for our homes;

  •
  our ability to maintain high occupancy rates and target rent levels;

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  our ability to compete with other investors entering the single-family sector;

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  costs that are beyond our control, including title litigation, litigation with residents or resident organizations, legal compliance, real estate taxes, homeowners' association, or HOA, fees and insurance;

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  judicial and regulatory developments affecting landlord-tenant relations that may affect or delay our ability to dispossess or evict occupants or increase rents;

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  judicial and regulatory developments affecting banks' and other mortgage holders' ability to foreclose on delinquent borrowers;

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  reversal of population, employment or homeownership trends in target markets;

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  interest rate levels and volatility, such as the accessibility of short-and long-term financing on desirable terms; and

  •
  economic conditions in our target markets, including changes in employment and household earnings and expenses, as well as the condition of the financial and real estate markets and the economy generally.

        In addition, we face significant competition in acquiring attractive properties on advantageous terms, and the value of homes and distressed and non-performing residential mortgage loans that we acquire may decline substantially after we purchase them.

We intend to continue to rapidly expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they have been in recent months, which could adversely impact anticipated yields.

        Our long-term growth depends on the availability of acquisition opportunities within our target parameters in our target markets at attractive pricing levels. We believe various factors and market conditions have made single-family assets available for purchase at prices that are below replacement costs. We expect that in the future housing prices will stabilize and return to more normalized levels and therefore future acquisitions may be more costly. There are many factors that may cause a recovery in the housing market that would result in future acquisitions becoming more expensive and possibly less attractive than recent past and present opportunities, including:

  •
  improvements in the overall economy and job market;

  •
  a resumption of consumer lending activity and greater availability of consumer credit;

  •
  improvements in the pricing and terms of mortgage-backed securities;

  •
  the emergence of increased competition for single-family assets from private investors and entities with similar investment objectives to ours; and

  •
  tax or other government incentives that encourage homeownership.

        We have not adopted and do not expect to adopt a policy of making future acquisitions only if they are accretive to existing yields and distributable cash. We plan to continue acquiring homes and distressed and non-performing residential mortgage loans as long as we believe such assets offer an attractive total return opportunity. Accordingly, future acquisitions may have lower yield characteristics than recent past and present opportunities, and, if such future acquisitions are funded through equity issuances, the yield and distributable cash per share will be reduced, and the value of our common shares may decline.

We will rely on Prime with respect to our distressed and non-performing residential mortgage loan acquisitions, and, if our relationship with Prime is terminated, we may not be able to timely replace Prime on favorable terms in a timely manner, or at all.

        Prime, in accordance with our instructions (which, upon the completion of the separation, will be based in part on the use of certain analytic tools included in the Waypoint platform), identifies potential distressed and non-performing residential mortgage loan acquisitions for our joint venture with Prime and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. Maintaining our relationship with Prime will be critical for us to effectively run our business. Our Manager may not be successful in maintaining our relationship with or Prime. If we lose, and our Manager is unable to obtain a replacement Prime or if any Prime fails to provide quality services with respect to our distressed and non-performing residential mortgage loans, our ability to acquire, resolve or dispose of our distressed and non-performing residential mortgage loans would be adversely affected, which would have a material adverse effect on us and cause the value of our common shares to decline.

Our investments are and will continue to be concentrated in our target markets and in the single-family homes sector of the real estate industry, which exposes us to downturns in our target markets or in the single-family homes sector.

        Our investments in homes and distressed and non-performing residential mortgage loans are and will continue to be concentrated in our target markets and in the single-family homes sector of the real estate industry. A downturn or slowdown in the rental demand for single-family housing caused by adverse economic, regulatory or environmental conditions, or other events, in our target markets may have a greater impact on the value of our homes and distressed and non-performing residential mortgage loans or our operating results than if we had more fully diversified our investments. While we have limited experience in this sector, we believe that there may be some seasonal fluctuations in rental demand with demand higher in the spring and summer than in the fall and winter. Such seasonal fluctuations may impact our operating results.

        In addition to general, regional, national and international economic conditions, our operating performance will be impacted by the economic conditions in our target markets. We anticipate that a significant portion of our portfolio initially will be located in Florida and Texas, although we intend to pursue attractive acquisition opportunities in other states as well, including Arizona, California, Colorado, Georgia, Illinois, Nevada and North Carolina. We base a substantial part of our business plan on our belief that homes and distressed and non-performing residential mortgage loans values and operating fundamentals for homes in these markets will improve significantly over the next several years. However, each of these markets experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. We can provide no assurance as to the extent homes and distressed and non-performing residential mortgage loans values and operating fundamentals in these markets will improve, if at all. If the recent economic downturn in these markets persists or if we fail to accurately predict the timing of economic improvement in these markets, the value of our homes and distressed and non-performing residential mortgage loans could decline and our ability to execute our business plan may be adversely affected, which could adversely affect us and cause the value of your common shares to decline.

Competition in identifying and acquiring homes and distressed and non-performing residential mortgage loans could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

        Our profitability will depend, to a large extent, on our ability to acquire homes on an individual basis and/or in portfolios and distressed and non-performing residential mortgage loans at attractive prices that we can successfully convert into rental homes. Traditionally, foreclosed homes and loans in respect of homes in pre-foreclosure were sold individually to private home buyers and small scale investors. The entry into this market of large, well-capitalized institutional investors, including us, is a relatively recent trend, which we expect to intensify in the near future. Several other REITs and private funds have recently deployed, or are expected to deploy, significant amounts of capital to the acquisition of homes and may have investment objectives that overlap with ours. In acquiring our homes and distressed and non-performing residential mortgage loans, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, governmental bodies, single-family home rental companies and other entities. Many of our competitors will be larger and have considerably greater financial, technical, leasing, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments and may not be subject to the operating constraints associated with qualification for taxation as a REIT, which could allow them to consider a wider variety of investments. Competition may result in fewer investments, higher prices, a broadly dispersed portfolio of homes and distressed and non-performing residential mortgage loans that does not lend itself to efficiencies of concentration, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance investments that are consistent with our investment objective or to achieve positive investment results, and our failure to accomplish any of the foregoing could have a material adverse effect on us and cause the value of our common shares to decline.

We face significant competition in the leasing market for quality residents, which may limit our ability to rent our homes on favorable terms or at all.

        Once converted into rental homes, our homes will also face competition for suitable residents. Competing homes may be newer, better located and more attractive to residents. Potential competitors may have lower rates of occupancy than we do and/or may have superior access to capital and other resources, which may result in competing owners more easily locating residents and leasing available housing at lower rents than we might offer at our homes. This competition may affect our ability to attract and retain residents and may reduce the rents we are able to charge. We could also be adversely affected by any overbuilding or high vacancy rates of homes in markets where we acquire homes, which could result in an excess supply of homes and reduce occupancy and rental rates. In addition, if improvements in the economy and housing market permit would-be buyers, who had turned to the rental market, to acquire homes, we may experience increased difficulty in locating a sufficient number of suitable residents to lease our homes. No assurance can be given that we will be able to attract and retain suitable residents. If we are unable to lease our homes to suitable residents, we would be adversely affected and the value of our common shares could decline.

The large supply of homes becoming available for purchase as a result of the heavy volume of foreclosures, combined with low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential residents.

        The large supply of foreclosed homes, along with low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, has made home ownership more affordable and more accessible for potential renters who have strong credit. These factors may encourage potential renters to purchase residences rather than lease them, thereby causing a decline in the number and quality of potential residents available to us.

The supply of distressed and non-performing residential mortgage loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement and the prices for distressed and non-performing residential mortgage loans may increase, which could materially and adversely affect us.

        As a result of the economic crisis in 2008, there has been an increase in supply of distressed and non-performing residential mortgage loans available for sale. However, in response to the economic crisis, the origination of jumbo, subprime, Alt-A and second lien residential mortgage loans has dramatically declined as lenders have increased their standards of credit-worthiness in originating new loans and fewer homeowners may go into distressed or non-performing status on their residential mortgage loans. In addition, the prices at which distressed and non-performing residential mortgage loans can be acquired may increase due to the entry of new participants into the distressed loan marketplace or a lower supply of distressed and non-performing residential mortgage loans in the marketplace. For these reasons, along with the general improvement in the economy, the supply of distressed and non-performing residential mortgage loans that we may acquire may decline over time, and such decline could materially and adversely affect us.

Mortgage loan modification programs and future legislative action may adversely affect the number of available homes and distressed and non-performing residential mortgage loans that meet our investment criteria.

        The U.S. government, through the Federal Reserve, the Federal Housing Administration and the Federal Deposit Insurance Corporation, or FDIC, has implemented a number of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures, including the Home Affordable Modification Program, which seeks to provide relief to homeowners whose mortgages are in or may be subject to foreclosure, and the Home Affordable Refinance Program, which allows certain borrowers who are underwater on their mortgage but current on their mortgage payments to refinance their loans. Several states, including states in which our current target markets are located, have adopted or are considering similar legislation. These programs and other loss mitigation programs may involve, among other things, modifying or refinancing mortgage loans or providing homeowners with additional relief from loan foreclosures. Such loan modifications and other measures are intended and designed to lead to fewer foreclosures and may decrease the supply of homes and distressed and non-performing residential mortgage loans that meet our investment criteria.

        The pace of residential foreclosures is subject to numerous factors. Recently, there has been a backlog of foreclosures due to a combination of volume constraints and legal actions, including those brought by the U.S. Department of Justice, or DOJ, the Department of Housing and Urban Development, or HUD, and State Attorneys General against mortgage servicers alleging wrongful foreclosure practices. Financial institutions also have been subjected to regulatory restrictions and limitations on foreclosure activity by the FDIC. Legal claims brought or threatened by DOJ, HUD and 49 State Attorneys General against the five largest residential mortgage servicers in the country were settled in 2012. As part of this approximately $25 billion settlement, a portion of the settlement funds will be directed to homeowners seeking to avoid foreclosure through mortgage modifications, and servicers are required to adopt specified measures to reduce mortgage obligations in certain situations.

It is expected that the settlement will help many homeowners to avoid foreclosures that would otherwise have occurred in the near term, and with lower monthly payments and mortgage debts, for years to come. It is also foreseeable that other residential mortgage servicing companies that were not among the five included in the initial $25 billion settlement will agree to similar settlements that will further reduce the supply of homes in the process of foreclosure or distressed and non-performing residential mortgage loans.

        In addition, numerous federal and state legislatures have considered, proposed or adopted legislation to constrain foreclosures, or may do so in the future. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, which supervises and enforces federal consumer protection laws as they apply to banks, credit unions, and other financial companies, including mortgage servicers. It remains uncertain as to whether any of these measures will have a significant impact on foreclosure volumes or what the timing of that impact would be. If foreclosure volumes were to decline significantly, we would expect real estate owned inventory levels to decline or to grow at a slower pace, which would make it more difficult to find target assets at attractive prices and might constrain our growth or reduce our long-term profitability. Also, the number of families seeking rental housing might be reduced by such legislation, reducing rental housing demand in our target markets.

        Each state has its own laws governing the procedures to foreclose on mortgages and deeds of trust, and state laws generally require strict compliance with these laws in both judicial and non-judicial foreclosures. Recently, courts and administrative agencies have been more actively involved in enforcing state laws governing foreclosures, and in some circumstances have imposed new rules and requirements regarding foreclosures. Some courts have delayed or prohibited foreclosures based on alleged failures to comply with proper transfers of title, notice, identification of parties in interest, documentation and other legal requirements. The increase in the number of foreclosures since 2007 has led legislatures in many states to consider modifications to foreclosure laws to restrict and reduce foreclosures. For example, in 2012, California enacted a law imposing new limitations on foreclosures while a request for a loan modification is pending. Further, foreclosed owners and their legal representatives, including some prominent and well-financed law firms, have brought litigation questioning the validity and finality of foreclosures that have already occurred. These developments may slow or reduce the supply of foreclosed homes and distressed and non-performing residential mortgage loans available to us for purchase and may call into question the validity of our title to homes acquired at foreclosure, or result in rescission rights or other borrower remedies, which could result in a loss of a home purchased by us, an increase in litigation and property maintenance costs incurred with respect to homes obtained through foreclosure, or delays in stabilizing and leasing such homes promptly after acquisition.

Compliance with governmental laws, regulations and covenants that are applicable to our homes may adversely affect our business and growth strategies.

        Rental homes are subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our homes and may require us to obtain approval from local officials or community standards organizations at any time with respect to our homes, including prior to acquiring any of our homes or when undertaking renovations of any of our existing homes. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our business and growth strategies may be materially and adversely affected by our ability to obtain permits, licenses and zoning approvals. Our failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on us and cause the value of our common shares to decline.

Distressed and non-performing residential mortgage loans may have a particularly high risk of loss, and we cannot assure you that we will be able to generate attractive risk-adjusted returns.

        In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Under current market conditions, it is likely that many of these loans will have current loan-to-value ratios in excess of 100%, meaning the amount owed on the loan exceeds the value of the underlying real estate. Further, the borrowers on such loans may be in economic distress and/or may have become unemployed, bankrupt or otherwise unable or unwilling to make payments when due. If we are not able to convert these loans into homes, dispose of these loans or address the issues concerning these loans or if we are unable to do so without significant expense, we may incur significant losses. There are no limits on the percentage of distressed and non-performing residential mortgage loans we may hold. Any loss we incur may be significant and could have a material adverse effect on us and cause the value of our common shares to decline.

        Our profitability with respect to distressed and non-performing residential mortgage loans will often depend on our ability to rapidly convert these loans into income generating homes through the foreclosure process, which can be an expensive and lengthy process. See "—Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments."

        In addition, certain distressed and non-performing residential mortgage loans that we acquire may have been originated by financial institutions that are or may become insolvent, suffer from serious financial stress or are no longer in existence. As a result, the standards by which such loans were originated, the recourse to the selling institution and/or the standards by which such loans are being serviced or operated may be adversely affected. Further, loans on homes operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

        Whole loan mortgages are also subject to "special hazard" risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies) and to bankruptcy risk (reduction in a borrower's mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could have a material adverse effect on us.

        If we find it necessary to liquidate distressed and non-performing residential mortgage loans for any reason, we may experience losses upon the sale of these investments. We cannot predict whether we will be able to sell the loans for the prices or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find willing purchasers and to close the sale of loans. If we are unable to sell loans when we determine to do so or if we are prohibited from doing so, we could be materially and adversely affected.

The acquisition of homes or distressed and non-performing residential mortgage loans may be costly and unsuccessful, and, when acquiring portfolios of homes or distressed and non-performing residential mortgage loans, we may acquire some assets that we would not otherwise purchase.

        Our primary strategy is to acquire homes through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. When acquiring homes on an individual basis through foreclosure sales or other transactions, these acquisitions of homes may be costly and may be less efficient than acquisitions of portfolios of homes. Alternatively, portfolio acquisitions are more complex than single-home acquisitions, and we may not be able to implement this strategy successfully. The costs involved in locating and performing due diligence (when feasible) on portfolios of homes or distressed and non-performing residential mortgage loans as well as negotiating and entering into transactions with potential portfolio sellers could be significant, and there is a risk that either the seller may withdraw from the entire transaction for failure to come to an agreement or the seller may not be willing to sell us the portfolio on terms that we view as favorable. In addition, a seller may require that a group of homes or distressed and non-performing residential mortgage loans be purchased as a package even though we may not want to purchase certain individual assets in the portfolio.

        If we acquire a portfolio of leased homes, to the extent the management and leasing of such homes has not been consistent with our property management and leasing standards, we may be subject to a variety of risks, including risks relating to the condition of the properties, the credit quality and employment stability of the residents and compliance with applicable laws, among others. In addition, financial and other information provided to us regarding such portfolios during our due diligence may be inaccurate, and we may not discover such inaccuracies until it is too late to seek remedies against such sellers. To the extent we timely pursue such remedies, we may not be able to successfully prevail against the seller in an action seeking damages for such inaccuracies. If we conclude that certain assets purchased in bulk portfolios do not fit our target investment criteria, we may decide to sell these assets, which could take an extended period of time and may not result in a sale at an attractive price.

Our evaluation of homes and distressed and non-performing residential mortgage loans involves a number of assumptions that may prove inaccurate, which could result in us paying too much for any such assets we acquire or overvaluing such assets or such assets failing to perform as we expect.

        In determining whether a particular homes and distressed and non-performing residential mortgage loans meets our investment criteria, we make a number of assumptions, including, in the case of homes, assumptions related to estimated time of possession and estimated renovation costs and time frames, annual operating costs, market rental rates and potential rent amounts, time from purchase to leasing and resident default rates. These assumptions may prove inaccurate. As a result, we may pay too much for homes or distressed and non-performing residential mortgage loans we acquire or overvalue such assets, or our homes or distressed and non-performing residential mortgage loans may fail to perform as we expect. Adjustments to the assumptions we make in evaluating potential purchases may result in fewer homes or distressed and non-performing residential mortgage loans qualifying under our investment criteria, including assumptions related to our ability to lease homes or foreclose on distressed and non-performing residential mortgage loans we have purchased. Reductions in the supply of homes or distressed and non-performing residential mortgage loans that meet our investment criteria may adversely affect our ability to implement our investment strategy and operating results.

        Furthermore, the homes that we acquire vary materially in terms of time to possession, renovation, quality and type of construction, location and hazards. Our success depends on our ability to acquire homes that can be quickly possessed, renovated, repaired, upgraded and rented with minimal expense and maintained in rentable condition. Our ability to identify and acquire such homes is fundamental to our success. In addition, the recent market and regulatory environments relating to homes have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of homeowners now wait for an eviction notice or eviction proceedings to commence before vacating foreclosed premises, which significantly increases the time period between the acquisition and leasing of a home. Such changes affect the accuracy of our assumptions and, in turn, may adversely affect us.

Purchasing homes through the foreclosure auction process will subject us to significant risks that could adversely affect us.

        Our business plan involves acquiring homes through the foreclosure auction process simultaneously in a number of markets, which involves monthly foreclosure auctions on the same day of the month in certain markets. As a result, we are only able to visually inspect properties from the street and must purchase these homes without a contingency period and in "as is" condition with the risk that unknown defects in the property may exist. We also may encounter unexpected legal challenges and expenses in the foreclosure process. Upon acquiring a new home, we may have to evict residents who are in unlawful possession before we can secure possession and control of the home. The holdover occupants may be the former owners or residents of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming.

        Further, when acquiring properties on an "as is" basis, title commitments are often not available prior to purchase, and title reports or title information may not reflect all senior liens, which may increase the possibility of acquiring homes outside predetermined acquisition and price parameters, purchasing residences with title defects and deed restrictions, HOA restrictions on leasing or underwriting or purchasing the wrong residence. The policies, procedures and practices we implement to assess the state of title and leasing restrictions prior to purchase may not be effective, which could lead to a material if not complete loss on our investment in such homes. For homes we acquire through the foreclosure auction process, we do not obtain title commitments prior to purchase, and we are not able to perform the type of title review that is customary in acquisitions of real property. As a result, our knowledge of potential title issues will be limited, and no title insurance protection will be in place. This lack of title knowledge and insurance protection may result in third parties having claims against our title to such homes that may materially and adversely affect the values of the homes or call into question the validity of our title to such homes. Without title insurance, we are fully exposed to, and would have to defend ourselves against, such claims. Further, if any such claims are superior to our title to the home we acquired, we risk loss of the home purchased. Any of these risks could materially and adversely affect us.

Homes that are being sold through short sales or foreclosure sales are subject to risks of theft, mold, infestation, vandalism, deterioration or other damage that could require extensive renovation prior to renting and adversely impact operating results.

        When a home is put into foreclosure due to a default by the homeowner on its mortgage obligations or the value of the home is substantially below the outstanding principal balance on the mortgage and the homeowner decides to seek a short sale, the homeowner may abandon the home or cease to maintain the home as rigorously as the homeowner normally would. Neglected and vacant homes are subject to increased risks of theft, mold, infestation, vandalism, general deterioration and other maintenance problems that may persist without appropriate attention and remediation. If we begin to purchase a large volume of homes in bulk sales and are not able to inspect them immediately before closing on the purchase, we may purchase properties that may be subject to these problems, which may result in maintenance and renovation costs and time frames that far exceed our estimates. These circumstances could substantially impair our ability to quickly renovate and lease such homes in a cost efficient manner or at all, which would adversely impact our operating results.

We may not be permitted to perform on-site inspections of homes in a bulk portfolio sale until we acquire such assets, and we may face unanticipated costly repairs at such homes.

        When we acquire a portfolio of homes or distressed and non-performing residential mortgage loans, we may not be permitted, or it may not be feasible for us, to perform on-site inspections of all or any of the homes in the portfolio (or underlying the loans in the portfolio) prior to our acquisition of the portfolio. As a result, the value of any such homes or distressed and non-performing residential mortgage loans could be lower than we anticipated at the time of acquisition, and/or such homes could require substantial and unanticipated renovations prior to their conversion into rental homes.

Contingent or unknown liabilities could adversely affect our financial condition, cash flows and operating results.

        We may acquire homes that are subject to contingent or unknown liabilities, including liabilities for or with respect to liens attached to homes, unpaid real estate tax, utilities or HOA charges for which a subsequent owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of customers, vendors or other persons dealing with the acquired entities and tax liabilities, among other things. Purchases of homes acquired at auction, in short sales, from lenders or in bulk purchases typically involve few or no representations or warranties with respect to the homes. In each case, our acquisition may be without any, or with only limited, recourse against the sellers with respect to unknown liabilities or conditions. As a result, if any such liability were to arise relating to our homes, or if any adverse condition exists with respect to our homes that is in excess of our insurance coverage, we might have to pay substantial amounts to settle or cure it, which could adversely affect our financial condition, cash flows and operating results.

        In addition, the homes we acquire may be subject to covenants, conditions or restrictions that restrict the use or ownership of such homes, including prohibitions on leasing or requirements to obtain the approval of HOAs prior to leasing. We may not discover such restrictions during the acquisition process, and such restrictions may adversely affect our ability to utilize such homes as we intend.

Vacant homes could be difficult to lease, which could diminish the return on our common shares.

        The homes we acquire may often be vacant at the time of closing and we may not be successful in locating residents to lease the individual homes that we acquire as quickly as we had expected or at all. Even if we are able to place residents as quickly as we had expected, we may incur vacancies in the future and may not be able to re-lease those homes without longer than assumed delays. If vacancies continue for a longer period of time than we expect or indefinitely, we may suffer reduced revenues, which may have a material adverse effect on us and cause the value of our common shares to decline. In addition, the value of a vacant home could be substantially impaired.

We rely on information supplied by prospective residents in managing our business.

        We rely on information supplied to us by prospective residents in their rental applications as part of our due diligence process to make leasing decisions, and we cannot be certain that this information is accurate. These applications are submitted to us at the time we evaluate a prospective resident, and we do not require residents to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. Even though this information is not updated, we will use it to evaluate the characteristics of our portfolio over time. If resident-supplied information is inaccurate or our residents' creditworthiness declines over time, we may make poor leasing decisions and our portfolio may contain more credit risk than we believe.

We depend on our residents and their willingness to renew their leases for a substantial portion of our revenues. Poor resident selection and defaults and nonrenewals by our residents may adversely affect our reputation, financial performance and ability to make distributions to our shareholders.

        We depend on residents for a substantial portion of our revenues. As a result, our success depends in large part upon our ability to attract and retain qualified residents for our homes. Our reputation, financial performance and ability to make distributions to our shareholders would be adversely affected if a significant number of our residents fail to meet their lease obligations or fail to renew their leases. For example, residents may default on rent payments, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, use our homes for illegal purposes, damage or make unauthorized structural changes to our homes that are not covered by security deposits, refuse to leave the home upon termination of the lease, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sublet to less desirable individuals in violation of our lease or permit unauthorized persons to live with them. Damage to our homes may delay re-leasing after eviction, necessitate expensive repairs or impair the rental income or value of the home resulting in a lower than expected rate of return. Widespread unemployment and other adverse changes in the economic conditions in our target markets could result in substantial resident defaults. In the event of a resident default or bankruptcy, we may experience delays in enforcing our rights as landlord at that home and will incur costs in protecting our investment and re-leasing the home.

Our leases are relatively short-term in nature, which exposes us to the risk that we may have to re-lease our rental homes frequently and we may be unable to do so on attractive terms, on a timely basis or at all.

        Our leases are relatively short-term in nature, typically one year and in certain cases month-to-month, which exposes us to the risk that we may have to re-lease our rental homes frequently and we may be unable to do so on attractive terms, on a timely basis or at all. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rental rates more quickly than if our leases were for longer terms. In addition, to the extent that a potential resident is represented by a leasing agent, we may need to pay all or a portion of any related agent commissions, which will reduce the revenue from a particular rental home. Alternatively, to the extent that a lease term exceeds one year, we may miss out on the ability to raise rents in an appreciating market and be locked into a lower rent until such lease expires. If the rental rates for our rental homes decrease or our residents do not renew their leases, we could be materially and adversely affected.

Many factors impact the single-family residential rental market, and if rents in our target markets do not increase sufficiently to keep pace with rising costs of operations, our income and distributable cash will decline.

        The success of our business model depends, in part, on conditions in the single-family rental market in our target markets. Our home and distressed and non-performing residential mortgage loan acquisitions are premised on assumptions about occupancy levels and rental rates, and if those assumptions prove to be inaccurate, our cash flows and profitability will be reduced. Occupancy levels and rental rates have benefited in recent periods from macro trends affecting the U.S. economy and residential real estate markets in particular, including:

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  a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;

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  weak economic and employment conditions that have increased foreclosure rates and made it more difficult for families to remain in their homes that were purchased prior to the housing market downturn;

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  declining real estate values that have challenged the traditional notion that homeownership is a stable investment; and

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  the unprecedented level of vacant housing comprising the REO inventory held for sale by banks, government-sponsored entities and other mortgage lenders or guarantors.

        We do not expect these favorable trends in the residential rental market to continue indefinitely. Eventually, a strengthening of the U.S. economy and job growth, coupled with government programs designed to keep homeowners in their homes and/or other factors may contribute to a stabilization or reversal of the current trend that favors renting rather than homeownership. In addition, we expect that as investors like us increasingly seek to capitalize on opportunities to purchase housing assets at below replacement costs and convert them to productive uses, the supply of single-family rental homes will decrease and the competition for residents may intensify. A softening of the rental market in our target areas would reduce our rental income and profitability.

We may not have control over timing and costs arising from renovating our homes, and the cost of maintaining rental homes is generally higher than the cost of maintaining owner-occupied homes, which will affect our costs of operations and may adversely impact our ability to make distributions to our shareholders.

        Renters impose additional risks to owning real property. Renters do not have the same interest as an owner in maintaining a home and its contents and generally do not participate in any appreciation of the home. Accordingly, renters may damage a home and its contents, and may not be forthright in reporting damages or amenable to repairing them completely or at all. A rental home may need repairs and/or improvements after each resident vacates the premises, the costs of which may exceed any security deposit provided to us by the resident when the rental home was originally leased. Accordingly, the cost of maintaining rental homes can be higher than the cost of maintaining owner-occupied homes, which will affect our costs of operations and may adversely impact our ability to make distributions to our shareholders.

Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments.

        Our ability to promptly foreclose upon defaulted residential mortgage loans and, in certain cases, where appropriate, seek alternative resolutions for the underlying homes plays a critical role in our valuation of the homes and distressed and non-performing residential mortgage loans in which we invest and our expected return on those investments. We expect the timeline to convert acquired distressed and non-performing residential mortgage loans into homes will vary significantly by loan. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force a modification of the loan or a favorable buy-out of the borrower's position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may also create a negative public perception of the related mortgaged home, resulting in a diminution of its value. In addition, there are a variety of other factors that may inhibit our ability to foreclose upon mortgage loans, including, without limitation: federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures and that serve to delay the foreclosure process; the Home Affordable Modification Program and similar programs that require specific procedures to be followed to explore the refinancing of a mortgage loan prior to the commencement of a foreclosure proceeding; and declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems. As a result, we may be unable to convert these loans into homes quickly, on a cost-effective basis or at all, which could result in significant losses.

        In addition, certain issues, including "robo-signing," have been identified recently throughout the mortgage industry that relate to affidavits used in connection with the mortgage loan foreclosure process. There can be no assurance that proper practices relative to foreclosure proceedings and its proper use of affidavits have been followed in connection with mortgage loans that are already subject to foreclosure proceedings at the time we purchase such loans. To the extent we determine that any of these loans are impacted by these issues, we may be required to re-commence the foreclosure proceedings relating to such loans, thereby resulting in additional delay that could have the effect of increasing our cost of doing business and/or diminishing our expected return on our investments. The uncertainty surrounding these issues could also result in legal, regulatory or industry changes to the foreclosure process as a whole, any or all of which could lengthen the foreclosure process and negatively impact our business.

Eminent domain could lead to material losses on our investments in our properties.

        Governmental authorities may exercise eminent domain to acquire land on which our homes are built in order to build roads and other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected homes. Our investment strategy is premised on the concept that this "fair value" will be substantially less than the real value of the home for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain. Several cities also are exploring proposals to use eminent domain to acquire mortgages to assist homeowners to remain in their homes, potentially reducing the supply of homes in our target markets.

A significant number of our homes are part of HOAs, and we and our residents are subject to the rules and regulations of such HOAs, which may be arbitrary or restrictive, and violations of such rules may subject us to additional fees and penalties and litigation with such HOAs that would be costly.

        A significant number of our homes are part of HOAs, which are private entities that regulate the activities of and levy assessments on properties in a residential subdivision. HOAs in which we own homes may have or enact onerous or arbitrary rules that restrict our ability to renovate, market or lease our homes or require us to renovate or maintain such homes at standards or costs that are in excess of our planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a home for lease or sale, or the use of specific construction materials in renovations. Some HOAs also impose limits on the number of homeowners who may rent their homes, which if met or exceeded, would cause us to incur additional costs to resell the home and opportunity costs of lost rental income. Furthermore, many HOAs impose restrictions on the conduct of residents of homes and the use of common areas, and we may have residents who violate HOA rules and for which we may be liable as the homeowner. Additionally, the boards of directors of the HOAs in which we own homes may not make important disclosures about the homes or may block our access to HOA records, initiate litigation, restrict our ability to sell our homes, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing the home, and any such excessively restrictive or arbitrary regulations may cause us to sell such home at a loss, prevent us from renting such home or otherwise reduce our cash flow from such home, which would have an adverse effect on our returns on these homes.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed, we may not be able to adapt our cost structure to offset declines in our revenue.

        Most of the expenses associated with our business, such as acquisition costs, renovation and maintenance costs, real estate taxes, HOA fees, personal and ad valorem taxes, insurance, utilities, employee wages and benefits and other general corporate expenses, are relatively inflexible and will not necessarily decrease with reduction in revenue from our business. As a result, we may not be able to achieve economies of scale with respect to our renovation and maintenance costs or other expenses as we grow. Our assets also are prone to depreciation and will require a significant amount of ongoing capital expenditures. Our expenses and ongoing capital expenditures also will be affected by inflationary increases, and certain of our cost increases may exceed the rate of inflation in any given period. By contrast, our rental income is affected by many factors beyond our control such as the availability of alternative rental housing and economic conditions in our target markets. In addition, state and local regulations may require us to maintain homes that we own, even if the cost of maintenance is greater than the value of the home or any potential benefit from renting the home. As a result, we may not be able to fully offset rising costs and capital spending by higher rental rates, which could have a material adverse effect on our results of operations and cash available for distribution.

Fair values of our investments are imprecise and may materially and adversely affect our operating results and credit availability, which, in turn, would materially and adversely affect us.

        The values of our investments may not be readily determinable. We evaluate our properties to be held and used for impairment indicators at least quarterly, typically in connection with preparing the quarter-end financial statements. We evaluate our loans for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Ultimate realization of the value of an investment depends to a great extent on economic and other conditions that are beyond our control. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. In certain cases, our estimation of the fair value of our investments will include inputs provided by third-party dealers and pricing services, and valuations of certain securities or other assets in which we invest are often difficult to obtain and are subject to judgments that may vary among market participants. If we were to liquidate a particular investment, the realized value may be more than or less than the amount at which such investment was recorded. Accordingly, in either event, we could be materially and adversely affected by our determinations regarding the fair value of our investments, and such valuations may fluctuate over short periods of time.

We anticipate involvement in a variety of litigation.

        We anticipate involvement in a range of legal actions in the ordinary course of business. These actions may include eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights (including actions brought by prior owners alleging wrongful foreclosure by their lender or servicer) and issues with local housing officials arising from the condition or maintenance of the home. These actions can be time consuming and expensive. While we intend to vigorously defend any non-meritorious action or challenge, we cannot assure you that we will not be subject to expenses and losses that may adversely affect our operating results.

Class action, resident rights and consumer demands and litigation could directly limit and constrain our operations and may impose on us significant litigation expenses.

        Numerous residents' rights and consumers' rights organizations exist throughout the country and operate in our target markets, and as we grow in scale, we may attract attention from some of these organizations and become a target of legal demands or litigation. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues, and with the large settlements identified below and the increased market for single-family rentals arising from displaced homeownership, some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-tenant issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief. We cannot anticipate what form such legal actions might take, or what remedies they may seek. Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, or may lobby state and local legislatures to pass new laws and regulations to constrain our business operations. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Our board of trustees may change any of our business and growth strategies or investment guidelines, financing strategy or leverage policies without shareholder consent.

        Our board of trustees may change any of our business and growth strategies or investment guidelines, financing strategy or leverage policies with respect to acquisitions, investments, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our shareholders, which could result in an investment portfolio with a different risk profile. A change in our business and growth strategies may increase our exposure to real estate market fluctuations, concentration risk and interest rate risk, among other risks. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this information statement. These changes could have a material adverse effect on us and cause the value of our common shares to decline.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

        In the ordinary course of our business we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current residents, our Manager's employees and third-party service providers in our branch offices and on our networks and website. The secure processing and maintenance of this information is critical to our operations and business and growth strategies. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect us.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect us and the value of our common shares.

        Our business is highly dependent on the communications and information systems of Starwood Capital Group. Any failure or interruption of Starwood Capital Group's systems could cause delays or other problems in our investment, leasing and management activities, which could have a material adverse effect on us and cause the value of our common shares to decline. See "—Risks Related to Our Relationships with Starwood Capital Group, Our Manager, Starwood Property Trust, the Waypoint Manager and the Waypoint Legacy Funds—Upon the completion of the separation, our Manager's operations will be dependent upon Compass. The interruption of our Manager's ability to use Compass may have an adverse impact on our business."

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately present our financial statements, which could materially and adversely affect us.

        Effective internal controls are necessary for us to accurately report our financial results. After the distribution, we will be subject to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We cannot assure you that we will be successful in implementing or maintaining adequate internal control over financial reporting. Furthermore, as we grow our business, our internal controls will become more complex, and we may require significantly more resources to ensure our internal controls remain effective. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our public company reporting obligations and/or cause investors to lose confidence in our reported financial information, which could materially and adversely affect us.

The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.

        This information statement contains estimates, forecasts and projections relating to our primary markets that were prepared for us for use in connection with the separation by JBREC, a real estate consulting firm. See "Industry Overview and Market Opportunity." The estimates, forecasts and projections relate to, among other things, replacement cost, home value indices, payroll employment growth, median household income, housing permits and household formation. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this information statement. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

        The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC's qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this information statement might not occur or might occur to a different extent or at a different time. For the foregoing reasons, neither we nor JBREC can provide any assurance that the estimates, forecasts and projections contained in this information statement are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this information statement to conform to actual outcomes or changes in our or JBREC's expectations.

General Risks Related to the Real Estate Industry

Our operating results are subject to general economic conditions and risks associated with our real estate assets.

        Our operating results are subject to risks generally incident to the ownership and rental of real estate, many of which are beyond our control, including, without limitation:

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  changes in global, national, regional or local economic, demographic or real estate market conditions;

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  declines in the value of residential real estate;

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  overall conditions in the housing market, including:

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  macroeconomic shifts in demand for rental homes;

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  inability to lease or re-lease homes to residents timely, on attractive terms or at all;

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  failure of residents to pay rent when due or otherwise perform their lease obligations;

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  unanticipated repairs, capital expenditures or other costs;

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  uninsured damages; and

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  increases in property taxes and insurance costs;

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  pace of residential foreclosures;

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  level of competition for suitable rental homes;

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  terms and conditions of purchase contracts;

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  costs and time period required to convert acquisitions to rental homes;

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  changes in interest rates and availability of permanent mortgage financing that may render the acquisition of any homes difficult or unattractive;

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  the illiquidity of real estate investments generally;

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  the short-term nature of most residential leases and the costs and potential delays in re-leasing;

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  availability of new government programs to reduce foreclosure rates or facilitate a recovery in the housing market;

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  changes in laws that increase operating expenses or limit rents that may be charged;

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  limitations imposed upon us by government sponsored enterprises or other sellers on our ability to sell certain of our rental homes during a specified time period;

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  disputes and potential negative publicity in connection with the eviction of an existing resident at one of our homes;

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  damage to a rental home caused by a current or former resident;

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  overbuilding;

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  changes in zoning laws;

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  costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold;

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  casualty or condemnation losses;

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  fraud by borrowers, originators and/or sellers of mortgage loans;

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  undetected deficiencies and/or inaccuracies in underlying mortgage loan documentation and calculations;

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  the geographic mix of our assets;

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  the cost, quality and condition of assets we are able to acquire; and

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  our ability to provide adequate management, maintenance and insurance.

        If we are unable to generate sufficient cash flows from operations to pay an attractive dividend yield to our shareholders, the value of your common shares will decline.

Environmentally hazardous conditions may adversely affect us.

        Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.

        Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of residents, existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability and/or other sanctions.

Tenant relief laws and rent control laws may negatively impact our rental income and profitability.

        As landlord of numerous homes, we will be involved regularly in evicting residents who are not paying their rent or are otherwise in material violation of the terms of their lease. Eviction activities will impose legal and managerial expenses that will raise our costs. The eviction process is typically subject to legal barriers, mandatory "cure" policies and other sources of expense and delay, each of which may delay our ability to gain possession and stabilize the home. Additionally, state and local landlord-tenant laws may impose legal duties to assist residents in relocating to new housing, or restrict the landlord's ability to recover certain costs or charge residents for damage residents cause to the landlord's premises. Because such laws vary by state and locality, we and any local property managers we hire will need to be familiar with and take all appropriate steps to comply with all applicable landlord-tenant laws, and we will need to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to civil litigation filed by individuals, in class actions or by state or local law enforcement. We may be required to pay our adversaries' litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

        Furthermore, rent control laws may affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can acquire significant political support. If rent controls unexpectedly became applicable to certain of our homes, our revenue from and the value of such homes could be adversely affected.

We may suffer losses that are not covered by insurance.

        We will attempt to ensure that all of our homes are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that may not always be insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our homes incurs a casualty loss that is not fully covered by insurance, the value of our homes will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these homes and could potentially remain obligated under any recourse debt associated with the homes. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a home after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed home. Any such losses could adversely affect us and cause the value of our common shares to decline. In addition, we may have no source of funding to repair or reconstruct the damaged home, and we cannot assure that any such sources of funding will be available to us for such purposes in the future.

We may have difficulty selling our real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our shareholders may be limited.

        Real estate investments are relatively illiquid and, as a result, we may have a limited ability to sell our homes and distressed and non-performing residential mortgage loans. Illiquidity for distressed and non-performing residential mortgage loans may result from the absence of an established market for the distressed and non-performing residential mortgage loans, as well as legal or contractual restrictions on their resale, refinancing or other disposition. Such restrictions would interfere with subsequent sales of such loans or adversely affect the terms that could be obtained upon any disposition thereof. When we sell any of our assets, we may recognize a loss on such sale. We may elect not to distribute any proceeds from the sale of assets to our shareholders. Instead, we may use such proceeds for other purposes, including:

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  purchasing additional homes or distressed and non-performing residential mortgage loans;

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  repaying debt, if any;

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  buying out interests of any co-venturers or other partners in any joint venture in which we are a party;

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  creating working capital reserves; or

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  making repairs, maintenance or other capital improvements or expenditures to our remaining properties.

        Our ability to sell our properties may also be limited by our need to avoid the 100% prohibited transactions tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization, we may be required to hold our properties for a minimum period of time and comply with certain other requirements in the Code or dispose of our properties through a TRS.

Risks Related to Our Relationships with Starwood Capital Group,
Our Manager, Starwood Property Trust, the Waypoint Manager and the Waypoint Legacy Funds

We are dependent on Starwood Capital Group, including our Manager, and their key personnel who provide services to us, and we may not find a suitable replacement for our Manager or Starwood Capital Group if the management agreement is terminated, or for these key personnel if they leave Starwood Capital Group or otherwise become unavailable to us.

        We have no separate facilities and are completely reliant on our Manager. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. All of our executive officers are executives of our Manager. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager. The officers and key personnel of our Manager will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the officers or key personnel of our Manager could have a material adverse effect on our performance.

        We offer no assurance that our Manager will remain our Manager or that we will continue to have access to our Manager's officers and key personnel. Our Manager will not be obligated to dedicate any specific personnel exclusively to us, nor will our Manager be obligated to dedicate any specific portion of time to our business, and none of our Manager's employees are contractually dedicated to us under our management agreement with our Manager. Some of the officers and employees of our Manager have significant responsibilities associated with Starwood Capital Group or, upon the completion of the separation, the Waypoint legacy funds and as a result, these individuals may not always be willing or able to devote sufficient time to the management of our business.

        The initial term of each of the management agreement with our Manager and the investment advisory agreement between our Manager and Starwood Capital Group Management, L.L.C. only extends until the third anniversary of the completion of the separation, with automatic one-year renewals thereafter. If the management agreement and the investment advisory agreement are terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

We may have conflicts of interest with Starwood Capital Group and Starwood Property Trust.

        We are subject to conflicts of interest arising out of our relationships with Starwood Capital Group, including our Manager, and Starwood Property Trust, our parent company prior to the separation. Specifically, all of our executive officers are executives of our Manager. Our Manager and our executive officers may have conflicts between their duties to us and their duties to, and interests in, Starwood Capital Group and its other investment funds.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity's and our availability of cash for investment. As a result, we may compete with these vehicles for investment opportunities sourced by our Manager and Starwood Capital Group, or we may not be presented with a particular opportunity. Some or all of our executive officers, the members of our Manager's investment committee and other key personnel of our Manager would likely be responsible for selecting investments for these vehicles, and they may choose to allocate favorable investments to one or more of these vehicles instead of to us.

        Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

        Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an IRR in excess of 14%, which we refer to as a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing single-family residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

        Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner, as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

        We will pay our Manager substantial base management fees regardless of the performance of our portfolio. Our Manager's entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that maximize total returns to our shareholders. This in turn could hurt both our ability to make distributions to our shareholders and the market price of our common shares.

        Upon the completion of the separation, Starwood Capital Group, certain of Starwood Capital Group's officers and affiliates will own an aggregate of 767,974 of our common shares, which will represent approximately 2.0% of our common shares outstanding immediately after the separation. In addition, concurrently with the completion of the separation, we will grant (1) our Manager 747,757 restricted share units and (2) certain employees of our Manager an aggregate of 229,808 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." The award of restricted share units to our Manager will vest ratably on a quarterly basis over a three-year period beginning on the first day of the first full calendar quarter after we complete the distribution. The awards of restricted share units to certain employees of our Manager will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation. To the extent that Starwood Capital Group or certain of Starwood Capital Group's officers and affiliates sells some of their shares, our Manager sells some of the shares delivered upon settlement of its vested restricted share units or certain employees of our Manager sell some of their shares delivered upon settlement of their vested restricted share units, Starwood Capital Group's and/or our Manager's interests may be less aligned with our interests.

We own homes in some of the same geographic regions as the Waypoint legacy funds and may compete for tenants with the Waypoint legacy funds.

        As of December 31, 2013, the Waypoint manager has deployed over $873 million, assembling a portfolio of over 4,949 homes in the San Francisco Bay Area, Sacramento, Los Angeles, the Inland Empire, Phoenix, Las Vegas, Chicago, Texas, Atlanta, Central Florida and South Florida. We are not acquiring the Waypoint legacy funds or the assets thereof. See "Our Manager and the Management Agreement—Historical Performance of Programs Sponsored by the Waypoint Manager." The Waypoint manager has agreed that the Waypoint legacy funds and the Waypoint manager will no longer contract to acquire additional homes and will not contract to acquire distressed and non-performing single-family residential mortgage loans, except for (1) acquisitions of homes by a Waypoint legacy fund funded solely using proceeds of sales of other homes owned by such Waypoint legacy fund or (2) the acquisition of homes or portfolios of homes that do not meet our principal investment objectives. However, we own homes in some of the same geographic regions as the Waypoint legacy funds, and, as a result, we may compete for tenants with the Waypoint legacy funds. This competition may affect our ability to attract and retain residents and may reduce the rents we are able to charge. If we are unable to lease our homes to suitable residents, we would be adversely affected and the value of our common shares could decline.

We may have other conflicts of interest with the Waypoint manager and the Waypoint legacy funds.

        We are subject to conflicts of interest arising out of certain of our officers and trustees and our Manager's officers' relationships with the Waypoint manager and the Waypoint legacy funds. Upon the completion of the separation, each of Gary M. Beasley, who will be our co-chief executive officer; Douglas R. Brien, who will be our co-chief executive officer; Colin T. Wiel, who will be our chief investment officer; Nina A. Tran, who will be our chief financial officer; Scott T. Gable, who will be our chief operating officer; S. Ali Nazar, who will be our chief technology officer; and Tamra D. Browne, who will be our general counsel, will continue to own an indirect beneficial ownership interest in the Waypoint manager. These individuals, as well as other employees of our Manager on whom we rely, could make substantial profits as a result of opportunities or management resources allocated to the Waypoint legacy funds or entities other than us, and they may have greater financial incentives tied to the success of such entities than to us. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Starwood Capital Group or, upon the completion of the separation, the Waypoint manager, may reduce the time that our Manager and its officers and personnel spend managing us. For instance, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our executive officers and other of our Manager's personnel and the resources of our Manager will also be required by the Waypoint legacy funds. In such situations, we may not receive the level of support and assistance that we would receive if we were internally managed.

        The Waypoint manager manages homes owned by the Waypoint legacy funds. We are not acquiring the Waypoint legacy funds or the assets thereof. As a result, subject to the limitations described in "Certain Relationships and Related Transactions—Exclusivity Provisions," the Waypoint manager, and thereby upon the completion of the separation, certain of our officers and trustees and members of our Manager's executive team, may compete directly with us for financing opportunities, for leasing and in other aspects of our business, which could have an adverse effect on our business. The Waypoint manager has no fiduciary duties to us and there is no assurance that any conflicts of interest between the Waypoint manager and us will be resolved in favor of our shareholders.

        Our Manager will acquire the Waypoint platform but will not acquire the Waypoint manager. Through one or more affiliates, the Waypoint manager, upon the completion of the separation, will (1) continue to be owned by certain members of the Waypoint executive team who will be members of our Manager's executive team and other third parties and (2) be permitted to continue to manage the assets and properties of the Waypoint legacy funds and to collect and retain for the Waypoint manager's sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint manager affiliates will be granted, upon the completion of the separation and during the duration of the Waypoint legacy funds' existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint legacy funds, access to the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation. Upon the completion of the separation, the Waypoint manager will not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint manager or the Waypoint legacy funds, incurred by our Manager will either be reimbursed by the Waypoint manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint manager. The fees that we pay to our Manager will not be reduced in connection with any reimbursement of our Manager by the Waypoint manager or the Waypoint legacy funds.

        In contrast to many publicly traded REITs owning more traditional real estate asset classes or real estate-related securities portfolios, we believe that the success of our business will require a significantly higher level of hands-on, day-to-day attention from our Manager's employees. Although the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation will be employed by our Manager and not the Waypoint manager, because the Waypoint manager will continue to have access to such employees to assist in the operation of the Waypoint legacy funds, our Manager's employees will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios. Accordingly, the quality of services provided to us by our Manager's employees could decline, which could adversely impact all aspects of our business, including our growth prospects, resident retention, occupancy and/or our results of operations.

The management agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

        Our executive officers and four of our nine trustees are executives of our Manager, and one of our executive officers and two of our trustees are executive officers and/or directors of Starwood Property Trust, our parent company prior to the separation. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        Termination of the management agreement with our Manager without cause is difficult and costly. Our independent trustees will review our Manager's performance annually, and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent trustees based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us; or (2) our determination that the management fees payable to our Manager are unfair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent trustees. We will provide our Manager with 180 days' prior written notice of such a termination. Upon such a termination, we will pay our Manager a termination fee equal to three times the annualized base management fee based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination. We may also terminate the management agreement at any time, including during the initial term, for cause without payment of any termination fee. During the initial three-year term of the management agreement, we may not terminate the management agreement except for cause.

        Our Manager is only contractually committed to serve us until the third anniversary of the completion of the separation. Thereafter, the management agreement is renewable for one-year terms; provided, however, that our Manager may terminate the management agreement annually upon 180 days' prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of trustees in following or declining to follow its advice or recommendations or, if applicable, that of Starwood Capital Group Management, L.L.C. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager and its affiliates and members and the officers, stockholders, directors and personnel of our Manager and its affiliates and members will not be liable to us, any subsidiary of ours, our trustees, our shareholders or any subsidiary's shareholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its affiliates and members and the officers, stockholders, directors and personnel of our Manager and its affiliates and members with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

The conflicts of interest policy we will adopt may not adequately address all of the conflicts of interest that may arise with respect to our investment activities and also may limit the allocation of investments to us.

        In order to avoid any actual or perceived conflicts of interest with the Starwood related parties, including Starwood Property Trust, our parent company prior to the separation, or the Waypoint related parties, we will adopt a policy prior to the completion of the separation to specifically address some of the conflicts relating to our investment opportunities. Although under this policy the approval of a majority of our independent trustees will be required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. In addition, the Starwood Parties currently, and additional competing vehicles in the future, may participate in some of our investments. Participating investments will not be the result of arm's length negotiations and will involve potential conflicts between our interests and those of the other participating entities in obtaining favorable terms. Since all of our executive officers also executives of our Manager, the same personnel may determine the price and terms for the investments for both us and these entities and there can be no assurance that any procedural protections, such as obtaining market prices or other reliable indicators of fair value, will prevent the consideration we pay for these investments from exceeding their fair value or ensure that we receive terms for a particular investment opportunity that are as favorable as those available from an independent third party.

Upon the completion of the separation, our Manager's operations will be dependent upon Compass. The interruption of our Manager's ability to use Compass may have an adverse impact on our business.

        Upon the completion of the separation, our Manager will be dependent upon Compass, which includes certain automated processes that require access to telecommunications or the internet, each of which is subject to system security risks. Certain critical components of Compass are dependent upon third-party providers and a significant portion of our Manager's business operations will be conducted over the internet. As a result, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack, or a circumstance that disrupted access to telecommunications, the internet or operations at our third-party providers, including viruses or experienced computer programmers that could penetrate network security defenses and cause system failures and disruptions of operations. Even though our Manager believes it utilizes appropriate duplication and back-up procedures, a significant outage in telecommunications, the internet or at our Manager's third-party providers could negatively impact our operations.

Upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. Our Manager may not be able to retain all of these employees, and, in connection with any employees our Manager does retain, we will incur significant costs related to reimbursing our Manager for our allocable share of compensation paid to certain of our Manager's officers and employees in addition to the management fee payable to our Manager.

        Upon the completion of the separation, our Manager will seek to retain approximately 545 new employees who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. These employees will be under no obligation to become our Manager's employees, and our Manager may not be able to retain all of the employees necessary to carry out its, and thereby our, operations. If our Manager is unable to obtain the necessary number of employees, our Manager may be unable to adequately manage our properties on a cost effective basis, or at all, which could have a material adverse effect on us.

        In addition, for any employees that our Manager is able to retain, we will incur significant costs associated with reimbursing our Manager for our allocable share of compensation paid to certain of our Manager's officers and employees in addition to the management fee we pay our Manager. We may not be able to cover such costs or to be profitable, which could have a material adverse effect on us.

Our Manager is still building its operational expertise and infrastructure, and our Manager will be dependent upon new employees to manage and operate our homes.

        Our Manager will be hiring, upon the completion of the separation, new employees to provide a variety of services and establishing mutually beneficial relationships with third-party service providers. These employees will be new to our Manager, and these relationships are relatively new to our Manager, and, as we grow and expand into new markets, our Manager will need to hire and train additional employees, and may elect to hire additional third-party resources. In addition, our Manager will need to continually evaluate and improve infrastructure and processes including those related to our Manager's initial investment, construction and renovation, repairs and maintenance, residential management and leasing, brand development, accounting systems and billing and payment processing.

        Upon the completion of our Manager's acquisition of the Waypoint platform, our Manager will significantly change the way our operations are managed, and our Manager will need to adapt our existing portfolio to the new management platform. Building operational expertise, establishing infrastructure, and training employees to use the infrastructure are difficult, expensive and time-consuming tasks, and we can expect problems to arise despite the best efforts of our Manager. There is a significant risk that any operational problems encountered by our Manager will have an adverse effect upon our financial performance, especially in newer markets that we have recently entered.

If we internalize our Manager, we will become exposed to new and additional costs and risks and may pay substantial consideration to our Manager.

        Starwood Capital Group intends to propose in the future that we internalize our Manager. If we internalize our Manager, we will become exposed to new and additional costs and risks. For example, while we would no longer bear the external costs of the management fee paid to our Manager if we become internally managed, our direct overhead may increase, as we would be responsible for 100% of the compensation and benefits of our officers and other employees. If the homes we acquire do not perform as anticipated or if we fail to raise additional financing, we may not be able to cover such additional overhead. In addition, internalizing our Manager may require that we pay substantial consideration to our Manager. This could require that we obtain additional financing, which may not be available on favorable terms or at all. Accordingly, if we internalize our Manager, our financial condition and operating results may be adversely affected.

We may choose to not internalize our Manager despite the fact that we may have the right and the ability to internalize our Manager.

        Starwood Capital Group may, in its sole discretion, present to us a proposal to internalize our Manager after we raise incremental equity capital after the separation equal or greater than $2.0 billion (subject to adjustment under certain circumstances). No assurances can be given that we will internalize our Manager. In the event that we, for any reason whatsoever, choose to not internalize our Manager, our Manager will continue to collect its management fee and any reimbursements to which it is entitled.

We may not be able to effect an internalization of our Manager and its affiliates' operations associated with our management and growth, which could adversely affect our business and growth.

        Any proposal to internalize our Manager will be the subject of definitive documentation and negotiation between us and our Manager, approval by our board of trustees, our shareholders and, potentially, the owners of our Manager, and our receipt of a fairness opinion from an investment banking firm of national reputation. Among other things, the proposal could include terms and conditions in addition to those outlined in this information statement which may be viewed as undesirable by our board of trustees. Similarly, our board of trustees may suggest terms and conditions in response to the proposal that our Manager may find objectionable, including with respect to the proposed consideration. As a result, there can be no assurance that we will be able to conclude an internalization transaction, which could adversely affect our business and growth.

Our board of trustees will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

        Our Manager will be authorized to follow very broad investment guidelines. Our board of trustees will periodically review our investment guidelines and our investment portfolio but will not, and will not be required to, review all of our proposed investments, except if the investment is in excess of $35 million (or, if greater, 5% of our average market capitalization over the preceding fiscal quarter). In addition, in conducting periodic reviews, our board of trustees may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of trustees. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect us and cause the value of our common shares to decline. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our shareholders.

The historical returns attributable to the Waypoint legacy funds should not be considered indicative of our future results or of any returns expected on an investment in our common shares.

        We have presented in this information statement under the section entitled "Our Manager and the Management Agreement—Historical Performance of Programs Sponsored by the Waypoint Manager" information relating to the historical performance of the Waypoint legacy funds as of December 31, 2012. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in the Waypoint legacy funds. In reviewing the historical performance of the Waypoint legacy funds, you should consider that these funds are not subject to the income, asset and other limitations imposed by the REIT provisions of the Code. Moreover, we and the Waypoint legacy funds are different in that:

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  although, upon the completion of the separation, the executive team of our Manager and the Waypoint manager will be substantially similar, the executive teams will not be identical;

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  the Waypoint legacy funds are managed by the Waypoint manager, and we are managed by our Manager, which is a different entity with a different structure, different guidelines and a different investment process;

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  unlike the Waypoint legacy funds that focused solely on homes, a significant portion of our business is focused on the investment in distressed and non-performing residential mortgage loans;

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  we have different investment focuses, targeting some of the same, but also some different geographical regions;

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  the Waypoint legacy funds are private funds whereas we will be a public company subject to the additional overhead costs associated with being a public company;

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  we may use leverage and hedging strategies in a different manner than the Waypoint legacy funds;

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  our fee structure is different from that of the Waypoint legacy funds;

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  the Waypoint legacy funds have operated under market conditions that may differ materially from market conditions that will exist at the time we make investments; and

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  certain of the Waypoint legacy funds have more established portfolios of assets than we do, and the Waypoint legacy funds are smaller in size than us.

        Additionally, the past performance of the Waypoint legacy funds is not a guarantee or prediction of the returns that we may achieve in the future. Accordingly, the historical returns of the Waypoint legacy funds will not be indicative of the performance of our investment strategy, and we can offer no assurance that our Manager will replicate the historical performance of our Manager's investment professionals in their previous endeavors.

Risks Related to the Separation

We may be unable to achieve some or all of the benefits that we expect to achieve from the separation.

        We may not be able to achieve the full strategic and financial benefits that we expect will result from the separation or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will regard our corporate structure as clearer and simpler than the current Starwood Property Trust corporate structure or place a greater value on our company as a stand-alone REIT than on our businesses being a part of Starwood Property Trust.

Our agreements with Starwood Property Trust may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third parties.

        The agreements related to the separation, including the Separation and Distribution Agreement, were negotiated in the context of the separation while we were still part of Starwood Property Trust and, accordingly, may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of the separation related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations among Starwood Property Trust and us. See "Certain Relationships and Related Transactions."

The ownership by our executive officers and some of our trustees of shares of common stock, stock options, or other equity awards of Starwood Property Trust may create, or may create the appearance of, conflicts of interest.

        Because some of our trustees, officers and other employees of our Manager also currently hold positions with Starwood Property Trust, they own Starwood Property Trust common stock or other equity awards. Ownership by some of our trustees and officers, after the separation, of common stock of Starwood Property Trust or any other equity awards, creates, or, may create the appearance of, conflicts of interest when these trustees and officers are faced with decisions that could have different implications for Starwood Property Trust than they do for us.

The distribution of our common shares will not qualify for tax-free treatment and may be taxable to you as a dividend.

        The distribution of our common shares will not qualify for tax-free treatment, and an amount equal to the fair market value of the shares received by you on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Starwood Property Trust. As only a limited and insubstantial amount of cash will be paid in connection with the distribution, you will need to have alternative sources from which to pay your resulting U.S. federal income tax liability. The amount in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in shares of Starwood Property Trust common stock and any remaining excess will be treated as capital gain. Your tax basis in shares of

Starwood Property Trust held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by Starwood Property Trust in the distribution exceeds Starwood Property Trust's current and accumulated earnings and profits. Your holding period for such Starwood Property Trust shares will not be affected by the distribution. Your holding period for our common shares will begin the day following the distribution of our common shares, and your basis in our common shares will equal the fair market value of the shares received by you on the distribution date. Starwood Property Trust will not be able to advise stockholders of the amount of earnings and profits of Starwood Property Trust until after the end of the 2014 calendar year. Starwood Property Trust or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by Starwood Property Trust or such agent by withholding and selling a portion of our shares otherwise distributable to non-U.S. stockholders. For a more detailed discussion, see "Our Separation From Starwood Property Trust—Certain U.S. Federal Income Tax Consequences of the Separation" and "U.S. Federal Income Tax Considerations."

        Although Starwood Property Trust will be ascribing a value to our shares in the distribution for tax purposes, and will report that value to shareholders and the Internal Revenue Service, or the IRS, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to our shares, particularly if our shares trade at prices significantly above the value ascribed to our shares by Starwood Property Trust in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of your Starwood Property Trust shares or may cause you to recognize additional dividend or capital gain income. You should consult your own tax advisor as to the particular tax consequences of the distribution to you.

We may not obtain a fair market value tax basis in our assets as a result of the distribution.

        The distribution has been structured, and we intend to treat it for U.S. federal income tax purposes as, a taxable distribution of assets by Starwood Property Trust to you, followed by a contribution by you of such assets to us. We intend to take the position for tax purposes that such assets are distributed to you at the close of business on the day of the distribution, and that our elections to be treated as a corporation and as a REIT are effective the following business day. As a consequence, we will treat the tax basis of our assets as equal their fair market value on the date of the distribution, which may, depending on the circumstances, be higher than the historic cost of our assets. However, the IRS could assert that those steps should be treated as reversed, that is, as a contribution of our assets by Starwood Property Trust to us followed by a distribution by Starwood Property Trust of our shares. In that case, our assets would retain their historic tax basis. Were the IRS to make this assertion and prevail, we could have reduced depreciation deductions and increased gain on sale of our properties, which could require us to distribute additional amounts to meet our REIT distribution requirements and require you to treat a higher proportion of our distributions as income or gain than would otherwise be the case.

Risks Related to Sources of Financing

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders.

        We intend to employ prudent leverage, to the extent available, to fund the acquisition of residential assets and to increase our potential return on shareholder equity. Any decision to use leverage will be based on our Manager's assessment of a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of our assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on refinancing, the credit quality of our assets and our outlook for borrowing costs relative to the unlevered yields on our assets. We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of our common shares, preferred shares and hybrid equity. We have no limitation under our organizational documents or any contract on the amount of funds that we may borrow for any single investment or that may be outstanding at any one time in the aggregate. We may significantly increase the amount of leverage we utilize at any time without approval of our board of trustees.

        We are in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all.

        Incurring substantial debt could subject us to many risks that, if realized, would adversely affect us, including the risk that:

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  our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt which is likely to result in acceleration of such debt;

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  our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing cost;

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  we may be required to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing funds available for distributions to our shareholders, operations and capital expenditures, future acquisition opportunities, or other purposes; and

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  the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

        If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt financings or additional capital raising. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows, and, consequently, cash available for distribution to our shareholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of substantial numbers of homes and/or distressed and non-performing residential mortgage loans on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our homes and/or distressed and non-performing residential mortgage loans that may be pledged to secure our obligations to foreclosure. Any unsecured debt agreements we enter into may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could materially and adversely affect us and cause the value of our common shares to decline.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

        We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of common shares, preferred shares and hybrid equity. We are in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all. Our access to additional third-party sources of financing will depend, in part, on:

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  general market conditions;

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  the market's perception of our growth potential;

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  with respect to acquisition financing, the market's perception of the value of the homes to be acquired;

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  our current debt levels;

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  our current and expected future earnings;

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  our cash flow and cash distributions; and

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  the market price per share of our common shares.

        Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the recent volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

        Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our shareholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our shareholders and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

Our financing arrangements likely will contain restrictive covenants relating to our operations, which could limit our ability to make distributions to our shareholders.

        The secured revolving credit facility that we are in negotiations to enter into upon the completion of the separation and the financing arrangements we enter into in the future likely will contain covenants affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our shareholders and otherwise affect our distribution and operating policies. If we fail to meet or satisfy any of these covenants in our debt agreements, we would be in default under these agreements, which could result in a cross-default under other debt agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. In addition, debt agreements entered into in the future may contain specific cross-default provisions with respect to other specified indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, we could be materially and adversely affected.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our rental homes.

        Incurring mortgage and other secured indebtedness, including the secured revolving credit facility we are in negotiations to enter into upon the completion of the separation, increases our risk of loss of our ownership interests in our rental homes because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders. For tax purposes, a foreclosure of any of our rental homes would be treated as a sale of the home for a purchase price equal to the outstanding balance of the indebtedness secured by such rental home. If the outstanding balance of the indebtedness secured by such rental home exceeds our tax basis in the rental home, we would recognize taxable income on foreclosure without receiving any cash proceeds.

Interest expense on our debt may limit our cash available to fund our growth strategies and distributions to our shareholders.

        Higher interest rates could increase debt service requirements on floating rate debt and could reduce funds available for operations, distributions to our shareholders, future business opportunities or other purposes. If we need to repay then-existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments and could result in a loss.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our shareholders.

        Subject to complying with the requirements for REIT qualification, we may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations.

Risks Related to Our Common Shares

No public market currently exists for our common shares and if an active trading market does not develop or is not sustained, your ability to sell shares when desired and the prices obtained will be adversely affected.

        There has not been any public market for our common shares prior to the distribution. Our common shares have been approved for listing on the NYSE, under the trading symbol "SWAY." However, there can be no assurance that an active trading market for our common shares will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our shareholders to sell their common shares or the price that our shareholders may obtain for their common shares.

        Some of the factors that could negatively affect the market price of our common shares include:

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  our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business or growth strategies or prospects;

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  actual or perceived conflicts of interest with our Manager, Starwood Capital Group, Starwood Property Trust, the Waypoint manager, the Waypoint legacy funds and individuals, including our executives;

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  equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales may occur;

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  publication of research reports about us or the real estate industry;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions to or departures of our Manager's or Starwood Capital Group's key personnel;

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  the process surrounding and the impact of the potential internalization of our Manager;

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  speculation in the press or investment community;

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  our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

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  increases in market interest rates, which may lead investors to demand a higher distribution yield for our common shares, if we have begun to make distributions to our shareholders, and would result in increased interest expenses on our debt;

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  failure to maintain our REIT qualification;

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  price and volume fluctuations in the stock market generally; and

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  general market and economic conditions, including the current state of the credit and capital markets.

        Market factors unrelated to our performance could also negatively impact the market price of our common shares. One of the factors that investors may consider in deciding whether to buy or sell our common shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease as market rates on interest-bearing securities increase.

Shares eligible for future sale may have adverse effects on our share price.

        We will be distributing 39,102,639 of our common shares as described in this information statement. Starwood Capital Group, certain of Starwood Capital Group's officers and affiliates will own an aggregate of 767,974 of our common shares, which will represent approximately 2.0% of our common shares outstanding immediately after the separation. Our equity incentive plans will provide for grants of restricted common shares and other equity-based awards up to an aggregate of 3,132,697 of our common shares, including the awards to be granted concurrently with the completion of the separation, as described in this information statement.

        We have entered into a registration rights agreement with our Manager with respect to (1) our common shares that are issuable upon the vesting of the restricted share units to be granted to our Manager under the Manager Equity Plan concurrently with the completion of the separation and (2) any equity-based awards granted to our Manager under our Manager Equity Plan in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant our Manager and its direct and indirect transferees: (1) unlimited demand registration rights to have the registrable shares registered for resale; and (2) in certain circumstances, the right to "piggy-back" the registrable shares in registration statements we might file in connection with any future public offering.

        In connection with the distribution, we intend to file a registration statement on Form S-8 to register the total number of our common shares that may be issued under our Equity Plan and our Trustee Share Plan.

        We cannot predict the effect, if any, of future sales of our common shares, or the availability of shares for future sales, on the market price of our common shares. The market price of our common shares may decline significantly when the restrictions on resale by certain of our shareholders lapse. Sales of substantial amounts of common shares or the perception that such sales could occur may adversely affect the prevailing market price for our common shares.

        Also, we may issue additional common shares or OP units in our operating partnership in subsequent public offerings or private placements to make new investments or for other purposes, and may grant additional demand or piggyback registration rights in connection with such issuances. We are not required to offer any such shares or OP units to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future issuances, which may dilute the existing shareholders' interests in us.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions in the future.

        We anticipate making regular quarterly distributions to holders of our common shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend over time to make quarterly distributions in an amount at least equal to our REIT taxable income. We intend to make distributions in cash to the extent that cash is available for such purpose. Although we anticipate initially making quarterly distributions to our shareholders, the timing, form and amount of distributions to our shareholders, if any, will be at the sole discretion of our board of trustees and will depend upon a number of factors, including our actual and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time.

        Among the factors that could impair our ability to make distributions to our shareholders are:

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  our inability to convert the homes and distressed and non-performing residential mortgage loans we acquire into rental homes and to rent our homes at the rates we anticipate;

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  unanticipated expenses that reduce our cash flow or non-cash earnings;

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  decreases in the value of our portfolio; and

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  defaults under or contractual restrictions in any lending or financing arrangement that we enter into.

        As a result, no assurance can be given that we will be able to make distributions to our shareholders at any time in the future or that the level of any distributions we do make to our shareholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

        Distributions to our shareholders will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. A return of capital is not taxable, but has the effect of reducing the basis of a shareholder's investment in our common shares.

Offerings of debt or equity securities, which would rank senior to our common shares, may adversely affect the market price of our common shares.

        If we decide to issue debt or equity securities in the future, which would rank senior to our common shares, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common shares will bear the risk of our future offerings reducing the market price of our common shares and diluting the value of their share holdings in us.

The JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC.

        The JOBS Act is intended to reduce the regulatory burden on "emerging growth companies." Although we are still evaluating the JOBS Act, we currently may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company," except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other reduced requirements available to us, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an "emerging growth company," which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an "emerging growth company," we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common shares may be adversely affected.

An increase in market interest rates may have an adverse effect on the market price of our common shares and our ability to make distributions to our shareholders.

        One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate on our common shares or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on our interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and make distributions to our shareholders.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control of us.

        Certain provisions of the Maryland General Corporation Law, or the MGCL, that are applicable to Maryland real estate investment trusts may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of our common shares. We are subject to the "business combination" provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of our then outstanding voting shares of beneficial interest or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares of beneficial interest) or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder. After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of our outstanding voting shares of beneficial interest and (2) two-thirds of the votes entitled to be cast by holders of voting capital stock of the corporation other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of trustees (including a majority of our trustees who are not affiliates or associates of such person). This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

        The "control share" provisions of the MGCL that are applicable to Maryland real estate investment trusts provide that "control shares" of a Maryland real estate investment trust (defined as shares which, when aggregated with other shares controlled by the shareholder (except solely by virtue of a revocable proxy), entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our trustees. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

        The "unsolicited takeover" provisions of the MGCL that are applicable to Maryland real estate investment trusts permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain provisions if we have a class of equity securities registered under the Exchange Act (which we will have upon the completion of this offering), and at least three independent trustees. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price.

Our authorized but unissued common and preferred shares may prevent a change in our control.

        Our declaration of trust authorizes us to issue additional authorized but unissued common or preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of our shares of beneficial interest or the number of our shares of beneficial interest of any class or series that we have authority to issue and classify or reclassify any unissued common or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may establish a series of common or preferred shares that could delay or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Under Maryland law generally, a trustee's actions will be upheld if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each trustee or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

        Our declaration of trust provides that, subject to the rights of holders of any series of preferred shares, a trustee may only be removed for cause upon the affirmative vote of holders entitled to cast at least two-thirds of the votes entitled to be cast in the election of trustees. Vacancies may be filled only by a majority of the remaining trustees in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing trustees and may prevent a change in control of our company that is in the best interests of our shareholders.

Ownership limitations may restrict changes in control of us in which our shareholders might receive a premium for their shares.

        In order for us to qualify as a REIT for each taxable year after 2014, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, our declaration of trust generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

The REIT rules relating to prohibited transactions could affect our disposition of assets and adversely affect our profitability.

        As described below in "—Risks Related to Our Taxation as a REIT—Gains from sales of our assets are potentially subject to the prohibited transactions tax or a corporate level income tax," we intend to conduct our activities to avoid the prohibited transaction tax. However, the avoidance of this tax could reduce our liquidity and cause us to undertake less substantial sales of property than we would otherwise undertake in order to maximize our profits. In addition, we may have to sell numerous properties to a single or a few purchasers, which could cause us to be less profitable than would be the case if we sold properties on a property-by-property basis.

Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations.

        We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. These provisions limit the types of businesses in which we may engage through our subsidiaries. In addition, the assets we and our subsidiaries may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated under the 1940 Act, which may adversely affect our performance.

        We are organized as a holding company that conducts its businesses primarily through wholly-owned (and, in one case, over 99% owned) subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our adjusted total assets on an unconsolidated basis will consist of "investment securities." The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of "investment company" based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our adjusted total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

        If the value of securities issued by our subsidiaries that are excepted from the definition of "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our adjusted total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

        We expect that our distressed and non-performing residential mortgage loan owning subsidiaries will rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exemption generally requires that at least 55% of these subsidiaries' assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Mortgage loans that were fully and exclusively secured by real property are generally qualifying real estate assets for purposes of the exemption. All, or substantially all, of our distressed and non-performing residential mortgage loans are fully and exclusively secured by real property with a loan-to-value ratio of less than 100%. As a result, we believe our distressed and non-performing residential mortgage loans that are fully and exclusively secured by real property meet the definition of qualifying real estate assets. To the extent we own any distressed and non-performing residential mortgage loans with a loan-to-value ratio of greater than 100%, we may classify, depending on guidance from the SEC staff, such loans in whole as real estate-related assets or classify only the portion of the value of such loans that does not exceed the value of the real estate collateral as qualifying real estate assets and the excess as real estate-related assets.

        We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets, if any, to determine which assets are qualifying real estate assets and real estate-related assets. In August 2011, the SEC issued a concept release pursuant to which they solicited public comments on a wide range of issues relating to companies engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on Section 3(c)(5)(C) of the 1940 Act. The concept release and the public comments thereto have not yet resulted in SEC rulemaking or interpretative guidance and we cannot predict what form any such rulemaking or interpretive guidance may take. There can be no assurance, however, that the laws and regulations governing the 1940 Act status of REITs, or guidance from the SEC or its staff regarding the exemption from registration as an investment company on which we rely, will not change in a manner that adversely affects our operations. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in us holding assets we might wish to sell or selling assets we might wish to hold.

        Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold distressed and non-performing residential mortgage loans through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

        To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations.

 Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT in any taxable year would subject us to U.S. federal income tax and potentially state and local taxes, which would reduce the cash available for distribution to our shareholders.

        We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the IRS as to our REIT qualification, we expect to receive an opinion of Sidley Austin LLP with respect to our qualification as a REIT in connection with the separation. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Sidley Austin LLP will represent only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our Manager, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued and will not cover subsequent periods. Sidley Austin LLP will have no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Sidley Austin LLP, and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Sidley Austin LLP. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

        If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common shares. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

        The rule against re-electing REIT status following a loss of such status would also apply to us if Starwood Property Trust fails to qualify as a REIT, and we are treated as a successor to Starwood Property Trust for U.S. federal income tax purposes. Although, as described under the heading "Certain Relationships and Related Transactions," Starwood Property Trust will represent in the Separation and Distribution Agreement that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT and will covenant in the Separation and Distribution Agreement to use its reasonable best efforts to maintain its REIT status for each of Starwood Property Trust's taxable years ending on or before December 31, 2014 (unless Starwood Property Trust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Starwood Property Trust's failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from Starwood Property Trust, there can be no assurance that such damages, if any, would appropriately compensate us. In addition, if Starwood Property Trust were to fail to qualify as a REIT despite its reasonable best efforts, we would have no claim against Starwood Property Trust.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        Dividends payable to domestic shareholders that are individuals, trusts, and estates are generally taxed at reduced tax rates. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common shares.

REIT distribution requirements could adversely affect our ability to execute our business plan.

        We generally must distribute annually at least 90% of our taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code. From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with generally accepted accounting principles in the United States, or GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt; or (4) make a taxable distribution of our common shares as part of a distribution in which shareholders may elect to receive shares (subject to a limit measured as a percentage of the total distribution), in order to comply with REIT requirements. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common shares.

The share ownership limit imposed by the Code for REITs and our declaration of trust may restrict our business combination opportunities.

        In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year following our first year. Our declaration of trust, with certain exceptions, authorizes our board of trustees to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. Our board may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine appropriate in order to conclude that we will not lose our status as a REIT under the Code. The ownership limits imposed by the tax law are based upon direct or indirect ownership by "individuals," but only during the last half of a tax year. The ownership limits contained in our declaration of trust are determined based on the ownership at any time by any "person," which term includes entities. These ownership limitations in our declaration of trust are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes, such as mortgage recording taxes. Many jurisdictions impose real property transfer taxes or recording fees on transfers of real property in a foreclosure, by a deed in lieu of foreclosure or by similar process, and make the transferee either jointly liable with the transferor for the tax or fee, or liable for the tax or fee in the event the transferor fails to pay it. See "U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust." In addition, in order to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through a TRS or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to us, which could result in an even higher corporate-level tax liability. Any of these taxes would decrease cash available for distribution to our shareholders.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or liquidate certain of our investments.

        To qualify as a REIT for U.S. federal income tax purposes, we must on an ongoing basis satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Gains from sales of our assets are potentially subject to the prohibited transactions tax or a corporate level income tax.

        Our ability to dispose of homes and distressed and non-performing residential mortgage loans during the first few years following their acquisition is restricted to a substantial extent as a result of our REIT status. We will be subject to a 100% tax on any gain realized on the sale or other disposition of any homes or distressed and non-performing residential mortgage loans we own, directly or through any subsidiary entity, but excluding any TRS, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. To avoid the prohibited transaction tax, we may choose not to engage in certain sales at the REIT level, even though such sales might otherwise be beneficial to us. For example, we may be required to conduct acquisitions or dispositions through a TRS, which would be subject to federal corporate income tax, and our ownership of which would also be subject to certain limitations. See "U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust—Prohibited Transactions." While we intend to conduct our business to avoid the prohibited transactions tax and, where appropriate, the corporate income tax, there can be no assurance that the IRS will agree with our determinations, and that we will not be subject to the prohibited transactions tax or the corporate income tax on sales of property.

Re-characterization of leases as financings transactions may negatively affect us.

        While we generally intend to use reasonable commercial efforts to structure any lease transaction so that the lease will be characterized as a "true lease," with us treated as the owner and lessor of the property for federal income tax purposes, the IRS could challenge such characterization. In the event that any lease transaction is challenged and recharacterized as a seller-financed conditional sale transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. In addition, if we enter such transactions at the REIT level, in the event of recharacterization, the REIT could be subject to prohibited transaction taxes. See "U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust—Prohibited Transactions." Finally, the amount of our REIT taxable income could be recalculated, which might cause us to fail to meet the distribution requirement for a taxable year and require us to pay deficiency dividends, interest and penalty taxes in order to maintain REIT status.

We may experience differences in timing between the recognition of taxable income and the receipt of cash.

        We may acquire distressed and non-performing residential mortgage loans in the secondary market for less than their face amount. We may take the position these loans are uncollectible and that we are not required to accrue unpaid interest and "market discount" as taxable income as it accrues. Nevertheless, we may be required to recognize interest as taxable income as it accrues. In addition, market discount, accrued on a constant yield method, is generally recognized as income when, and to the extent that, a payment of principal on the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. In such a case, while we would ultimately have an offsetting loss deduction available later when the unpaid interest and market discount were determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

        In addition, pursuant to our investment strategy, we may foreclose on, or acquire by deed in lieu of foreclosure, distressed and non-performing residential mortgage loans to acquire the underlying properties. A foreclosure or deed in lieu of foreclosure is generally treated as a recognition event for tax purposes, which may result in taxable gain without receipt of cash based on the difference between our cost of the related loan and the fair market value of the property acquired by foreclosure or similar process.

        In addition, in certain circumstances, we may modify a distressed or non-performing residential mortgage loan by agreement with the borrower. If these modifications are "significant modifications" under applicable Treasury Regulations, we may be required to recognize taxable gain to the extent the principal amount of the modified loan exceeds our adjusted tax basis in the unmodified loan, even if the value of the loan and payment expectations have not changed.

        Finally, we may be required under the terms of indebtedness that we incur to use cash from rent or interest income payments that we receive, or gain that we recognize, to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

        Due to these potential timing differences between income recognition and cash receipts, there is a significant risk that we may have substantial taxable income in excess of the cash available for distribution, which would require us to have other sources of liquidity in order to satisfy the REIT distribution requirements. See "U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust—Annual Distribution Requirements."

A recent IRS administrative pronouncement with respect to investments by REITs in distressed debt secured by both real and personal property, if interpreted adversely to us, could cause us to pay penalty taxes or potentially to lose our REIT status.

        The distressed and non-performing residential mortgage loans that we acquire will generally be acquired by us at a discount from their outstanding principal amount, because our pricing is based on the value of the underlying real estate that secures those mortgage loans.

        Treasury Regulation Section 1.856-5(c) provides rules for determining what portion of the interest income from mortgage loans that are secured by both real and personal property is treated as "interest on obligations secured by mortgages on real property." Under that regulation, if a mortgage covers both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT committed to acquire the loan, and the denominator of which is the highest "principal amount" of the loan during the year. The IRS, has issued Revenue Procedure 2011-16 interpreting the "principal amount" of the loan to be its face amount despite the Code's general requirement requiring taxpayers treat market discount as interest rather than principal.

        The interest apportionment regulation applies only if the debt in question is secured both by real property and personal property. We believe that all of the mortgage loans that we acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment regulation does not apply to our portfolio. A successful IRS assertion to the contrary might prevent us from meeting the 75% REIT gross income test and adversely affect our REIT status.

        With respect to the 75% REIT asset test, Revenue Procedure 2011-16 provides a safe harbor under which the IRS will not challenge a REIT's treatment of a loan as being a real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. This safe harbor, if it applied to us, would help us comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline. However, if the value of the real property securing the loan were to increase, the safe harbor rule of Revenue Procedure 2011-16, read literally, could have the peculiar effect of causing the corresponding increase in the value of the loan to not be treated as a real estate asset. We do not believe, however, that this was the intended result in situations in which the value of a loan has increased because the value of the real property securing the loan has increased, or that this safe harbor rule applies to debt that is secured solely by real property. Nevertheless, if the IRS took the position that the safe harbor rule applied in these scenarios, then we might not be able to meet the various quarterly REIT asset tests if the value of the real estate securing our loans increased, and thus the value of our loans increased by a corresponding amount. If we did not meet one or more of these tests, then we could potentially either lose our REIT status or be required to pay a tax penalty to the IRS.

We may choose to pay dividends in our own shares possibly requiring our shareholders to pay taxes in excess of the cash dividends they receive.

        Although we have no current intention to do so, we may in the future distribute taxable dividends payable either in cash or our shares of beneficial interest at the election of each shareholder, but subject to a limitation on the amount of cash that may be distributed. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend, whether received as cash or our common shares, as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

 FORWARD-LOOKING STATEMENTS

        The information statement contains certain "forward-looking statements" that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to:

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  the factors referenced in this information statement, including those set forth under the section captioned "Risk Factors";

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  expectations regarding the timing of generating additional revenues;

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  changes in our business and growth strategies;

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  volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically, whether the result of market events or otherwise;

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  events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters or threatened or actual armed conflicts;

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  declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes;

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  the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies;

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  the impact of changes to the supply of, value of and the returns on distressed and non-performing residential mortgage loans;

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  our ability to convert the homes and distressed and non-performing residential mortgage loans we acquire into rental homes generating attractive returns;

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  our ability to successfully modify or otherwise resolve distressed and non-performing residential mortgage loans;

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  our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all;

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  the failure of residents to pay rent when due or otherwise perform their lease obligations;

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  our ability to manage our portfolio of rental homes;

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  the concentration of credit risks to which we are exposed;

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  the availability, terms and deployment of short-term and long-term capital;

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  the adequacy of our cash reserves and working capital;

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  the proposed internalization of our Manager;

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  our relationships with Starwood Capital Group and our Manager, and their ability to retain qualified personnel;

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  potential conflicts of interest with Starwood Capital Group, including our Manager, Starwood Property Trust, our parent company prior to the separation, the Waypoint manager and the Waypoint legacy funds;

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  the timing of cash flows, if any, from our investments;

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  unanticipated increases in financing and other costs, including a rise in interest rates;

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  our expected leverage;

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  effects of derivative and hedging transactions;

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  actions and initiatives of the U.S. government and changes to U.S. government policies;

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  changes in governmental regulations, tax laws (including changes to laws governing the taxation of REITs) and rates, and similar matters;

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  limitations imposed on our business and our ability to satisfy complex rules in order for us and, if applicable, certain of our subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

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  estimates relating to our ability to make distributions to our shareholders in the future.

        When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this information statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this information statement. The matters summarized under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this information statement could cause our actual results and performance to differ materially from those set forth in, or implied by, our forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this information statement, whether as a result of new information, future events or otherwise.

 OUR SEPARATION FROM STARWOOD PROPERTY TRUST

General

        The board of directors of Starwood Property Trust determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the separation of our assets from the rest of Starwood Property Trust and the establishment of us as a separate, publicly traded company was in Starwood Property Trust's best interests.

        In furtherance of this plan, Starwood Property Trust will distribute all of our common shares held by Starwood Property Trust to holders of Starwood Property Trust common stock, subject to certain conditions. The distribution of our common shares will take place on January 31, 2014. On the distribution date, each holder of Starwood Property Trust common stock will receive one of our common shares for every five shares of Starwood Property Trust common stock held at the close of business on the distribution record date, as described below. You will not be required to make any payment, surrender or exchange your shares of Starwood Property Trust common stock or take any other action to receive our common shares on the distribution date to which you are entitled.

        The distribution of our common shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see the section entitled "—Conditions to the Distribution."

  The Number of Shares You Will Receive

        For every five shares of Starwood Property Trust common stock that you owned at the close of business on January 24, 2014, the distribution record date, you will receive one of our common shares on the distribution date.

  Transferability of Shares You Receive

        Our common shares distributed to Starwood Property Trust stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended, or the Securities Act. Persons who may be deemed to be our affiliates after the separation generally include individuals or entities that control, are controlled by or are under common control with us and may include trustees and certain officers or principal shareholders of us. Our affiliates will be permitted to sell their common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

  When and How You Will Receive the Distributed Shares

        Starwood Property Trust will distribute our common shares on January 31, 2014, the distribution date. American Stock Transfer & Trust Company, LLC, will serve as distribution agent and registrar for our common shares and as distribution agent in connection with the distribution.

        If you own Starwood Property Trust common stock as of the close of business on the distribution record date, our common shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in the distribution. Unless specifically requested by a shareholder, no physical share certificates of ours will be issued.

        If you sell shares of Starwood Property Trust common stock in the "regular-way" market prior to the distribution date, you will be selling your right to receive our common shares in the distribution.

        For more information see the section entitled "—Market for Common Shares—Trading Between the Distribution Record Date and Distribution Date."

        Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of Starwood Property Trust common stock, or if you hold your shares in book-entry form, and you are the registered holder of such shares, the distribution agent will mail to you an account statement that indicates the number of our common shares that have been registered in book-entry form in your name.

        Most Starwood Property Trust stockholders hold their shares of Starwood Property Trust common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in "street name" and ownership would be recorded on the bank's or brokerage firm's books. If you hold your Starwood Property Trust common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for our common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having our common shares held in "street name," we encourage you to contact your bank or brokerage firm.

  Treatment of Fractional Shares

        The distribution agent will not deliver any fractional number of our common shares in connection with the delivery of our common shares pursuant to the separation. Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of those shareholders who otherwise would be entitled to receive fractional shares. These sales will occur as soon as practicable after the distribution date. Those shareholders will then receive a cash payment, in the form of a check, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us.

        We expect that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures, and that brokers or other nominees may request the distribution agent to sell the fractional shares on their behalf. You should contact your broker or other nominee for additional details. None of Starwood Property Trust, us or our distribution agent will guarantee any minimum sale price for fractional shares or pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient shareholder. See "Our Separation from Starwood Property Trust—Certain U.S. Federal Income Tax Consequences of the Separation."

  Results of the Separation

        After the separation, we will be a separate, publicly-traded company. Immediately following the distribution, we expect to have approximately 18 shareholders of record, based on the number of registered stockholders of Starwood Property Trust common stock on January 13, 2014, and distribute 39,102,639 of our common shares. The actual number of shares to be distributed will be determined on the distribution record date and will reflect any changes in the number of shares of Starwood Property Trust common stock between January 13, 2014 and the distribution record date.

        We have entered into a Separation and Distribution Agreement to effect the separation and provide a framework for our relationship with Starwood Property Trust after the separation. This agreement will govern the relationship between us and Starwood Property Trust subsequent to the completion of the separation plan and provide for the allocation of the our assets, as well as certain liabilities related thereto, attributable to periods prior to, at and after the separation.

        For a more detailed description of these agreements, see the section entitled "Certain Relationships and Related Transactions."

        The distribution will not affect the number of outstanding shares of Starwood Property Trust common stock or any rights of Starwood Property Trust stockholders.

  Restricted Shares

        Some individuals hold shares of Starwood Property Trust common stock that are subject to forfeiture and restrictions on transfer. These shares generally were granted under the Starwood Property Trust, Inc. Equity Plan or the Starwood Property Trust, Inc. Non-Executive Director Stock Plan and vest over a period of time. Any of our common shares issued in the separation in respect of restricted shares of Starwood Property Trust common stock will be subject to the same restrictions as the restricted shares of Starwood Property Trust common stock and will vest at the same time that the restricted shares of Starwood Property Trust common stock vest.

Certain U.S. Federal Income Tax Consequences of the Separation

        The following is a summary of the material U.S. federal income tax consequences of the separation, and in particular the distribution by Starwood Property Trust of our common shares to stockholders of Starwood Property Trust. For purposes of this section under the heading "Certain U.S. Federal Income Tax Consequences of the Separation": (1) any references to the "separation" shall mean only the distribution of our common shares by Starwood Property Trust to stockholders of Starwood Property Trust; (2) references to "Starwood Waypoint Residential," "we," "our" and "us" mean only Starwood Waypoint Residential Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (3) references to Starwood Property Trust refer to Starwood Property Trust, Inc. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that Starwood Property Trust, Starwood Waypoint Residential and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable to the separation. This summary is for general information only and is not tax advice. The Code provisions governing the federal income tax treatment of REITs (such as Starwood Property Trust) and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  foreign sovereigns and their controlled entities;

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  partnerships and trusts;

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  persons who hold our shares on behalf of other persons as nominees;

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  persons who receive our shares through the exercise of employee share options or otherwise as compensation;

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  persons holding our shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment; and

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  except to the extent discussed below, tax-exempt organizations and foreign investors.

        This summary assumes that investors will hold their common shares as a capital asset, which generally means as property held for investment.

        For purposes of this discussion under the heading "Certain U.S. Federal Income Tax Consequences of the Separation," a domestic holder is a stockholder of Starwood Property Trust that is for federal income tax purposes:

  •
  a citizen or resident of the U.S.;

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  a corporation created or organized in the U.S. or under the laws of the U.S., or of any state thereof, or Washington, D.C.;

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  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        A "non-U.S. holder" is a stockholder of Starwood Property Trust that is neither a domestic holder nor a partnership (or other entity treated as a partnership) for federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Starwood Property Trust stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation.

THE FEDERAL INCOME TAX TREATMENT OF THE SEPARATION TO STOCKHOLDERS OF STARWOOD PROPERTY TRUST DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE SEPARATION TO ANY PARTICULAR STOCKHOLDER OF STARWOOD PROPERTY TRUST WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

  Tax Classification of the Separation in General

        For U.S. federal income tax purposes, the separation will not be eligible for treatment as a tax-free distribution by Starwood Property Trust with respect to its stock. Accordingly, the separation will be treated as if Starwood Property Trust had distributed to each Starwood Property Trust stockholder an amount equal to the fair market value of the Starwood Waypoint Residential common shares received by such stockholder, determined as of the date of the separation, or, such amount, the separation distribution amount. The tax consequences of the separation on Starwood Property Trust's stockholders are thus generally the same as the tax consequences of Starwood Property Trust's cash distribution. The discussion below describes the U.S. federal income tax consequences to a domestic holder, a non-U.S. holder, and a tax-exempt holder of Starwood Property Trust stock upon the receipt of Starwood Waypoint Residential common shares in the separation.

        Although Starwood Property Trust will ascribe a value to the Starwood Waypoint Residential shares distributed in the separation, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed Starwood Waypoint Residential shares, particularly if, following the separation, those shares trade at prices significantly above the value ascribed to those shares by Starwood Property Trust. Such a higher valuation may affect the distribution amount and thus the tax consequences of the separation to Starwood Property Trust's stockholders.

        Starwood Property Trust will be required to recognize any gain, but will not be permitted to recognize any loss, with respect to the Starwood Waypoint Residential shares that it distributes in the separation.

  Tax Basis and Holding Period of Starwood Waypoint Residential Shares Received by Holders of Starwood Property Trust Stock

        A Starwood Property Trust stockholder's tax basis in shares of Starwood Waypoint Residential common shares received in the separation generally will equal the fair market value of such shares on the date of the separation, and the holding period for such shares will begin the day after the date of the separation.

  Tax Treatment of the Separation to Domestic Holders

        The following discussion describes the U.S. federal income tax consequences to a domestic holder of Starwood Property Trust stock upon the receipt of Starwood Waypoint Residential common shares in the separation.

  Ordinary Dividend Distributions

        The portion of the separation distribution amount received by a domestic holder that is payable out of Starwood Property Trust's current or accumulated earnings and profits and that is not designated by Starwood Property Trust as a capital gain dividend will generally be taken into account by such domestic holder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by Starwood Property Trust are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic holders that are individuals, trusts and estates from taxable C corporations. Such domestic holders, however, are taxed at the preferential rates on dividends designated by and received from a REIT such as Starwood Property Trust to the extent that the dividends are attributable to dividends received by the REIT from TRSs or other taxable C corporations.

  Capital Gain Dividend Distributions

        A distribution that Starwood Property Trust designates as a capital gain dividend will generally be taxed to domestic holders as long-term capital gain, to the extent that such distribution does not exceed Starwood Property Trust's actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its Starwood Property Trust stock. Corporate domestic holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of domestic holders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations.

  Non-Dividend Distributions

        A distribution to Starwood Property Trust's domestic holders in excess of Starwood Property Trust's current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder's Starwood Property Trust shares in respect of which the distribution was made. Rather, the distribution will reduce the adjusted basis of the holder's shares in Starwood Property Trust. To the extent that such distribution exceeds the adjusted basis of a domestic holder's Starwood Property Trust shares, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder's Starwood Property Trust shares have been held for one year or less.

  Tax Treatment of the Separation to Non-U.S. Holders

        The following discussion describes the U.S. federal income tax consequences to a non-U.S. holder of Starwood Property Trust stock upon the receipt of Starwood Waypoint Residential common shares in the separation.

  Ordinary Dividend Distributions

        The portion of the separation distribution amount received by a non-U.S. holder that is (1) payable out of Starwood Property Trust's earnings and profits, (2) not attributable to Starwood Property Trust's capital gains, and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to "excess inclusion income" allocable to the non-U.S. holder. Accordingly, Starwood Property Trust will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and is or may be treated as attributable to that non-U.S. holder's share of Starwood Property Trust's excess inclusion income. As required by IRS guidance, Starwood Property Trust intends to notify its stockholders if a portion of a dividend paid by it is attributable to excess inclusion income.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Starwood Property Trust stock. In cases where the dividend income from a non-U.S. holder's investment in Starwood Property Trust stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

  Capital Gain Distributions

        Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution (whether or not paid from Starwood Property Trust's earnings and profits) that Starwood Property Trust makes to a non-U.S. holder, to the extent attributable to gains from dispositions of U.S. real property interests, or USRPIs, that Starwood Property Trust held directly or through pass-through subsidiaries, or, such gains, USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. Starwood Property Trust will be required to withhold a 35% tax on such distributions. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to USRPI capital gain if Starwood Property Trust held an interest in the underlying asset that gave rise to such gain solely as a creditor. It is anticipated that a portion of the separation distribution amount will be capital gain from the disposition of USRPIs.

        Distributions received by a non-U.S. holder that are attributable to dispositions of Starwood Property Trust's assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the non-U.S. holder will incur a 30% tax on his capital gains.

        A distribution that would otherwise have been treated as attributable to a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary distributions (discussed above), provided that (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S., and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the distribution is received. The stock of Starwood Property Trust is "regularly traded" on an established securities exchange.

  Non-Dividend Distributions

        Unless Starwood Property Trust's stock constitutes a USRPI, the separation distribution amount, to the extent not made out of Starwood Property Trust's earnings and profits, and not attributable to gain from the disposition of USRPIs (including gain realized in the separation distribution), will not be subject to U.S. income tax. If Starwood Property Trust cannot determine at the time of the separation whether or not the separation distribution amount will exceed current and accumulated earnings and profits, the separation distribution will be subject to withholding at the rate applicable to ordinary dividends, as described above.

        If Starwood Property Trust's stock constitutes a USRPI, a determination made as described below, distributions that it makes in excess of the sum of (1) the stockholder's proportionate share of Starwood Property Trust's earnings and profits, plus (2) the stockholder's basis in its Starwood Property Trust stock, will be taxed under FIRPTA in the same manner as if the Starwood Property Trust stock had been sold. In such situations, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment and same tax rates as a domestic holder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

        Starwood Property Trust's stock will not be treated as a USRPI if less than 50% of Starwood Property Trust's assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that Starwood Property Trust's stock will constitute a USRPI. However, no assurance can be given that Starwood Property Trust's stock will not become a USRPI.

        Even if the foregoing 50% test is not met, Starwood Property Trust's stock nonetheless will not constitute a USRPI if Starwood Property Trust is a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. It is anticipated that Starwood Property Trust will be a domestically-controlled qualified investment entity, and that a distribution with respect to Starwood Property Trust's stock in excess of Starwood

Property Trust's earnings and profits will not be subject to taxation under FIRPTA. No assurance can be given that Starwood Property Trust will remain a domestically-controlled qualified investment entity.

        In the event that Starwood Property Trust is not a domestically-controlled qualified investment entity, but its stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a distribution to a non-U.S. holder nonetheless would not be subject to tax under FIRPTA, provided that the non-U.S. holder held 5% or less of Starwood Property Trust's stock at all times during a specified testing period. It is anticipated that Starwood Property Trust's stock will be regularly traded.

        In addition, if a non-U.S. holder owning more than 5% of Starwood Property Trust's common stock disposes of such stock during the 30-day period preceding the ex-dividend date of any dividend payment by Starwood Property Trust, and such non-U.S. holder acquires or enters into a contract or option to acquire Starwood Property Trust's common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain (as defined below) to such non-U.S. holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

        Gain in respect of a non-dividend distribution that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder in two cases: (1) if the non-U.S. holder's investment in Starwood Property Trust stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a domestic holder with respect to such gain; or (2) if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Withholding of Amounts Distributable to Non-U.S. Holders in the Separation

        If Starwood Property Trust is required to withhold any amounts otherwise distributable to a non-U.S. holder in the separation, Starwood Property Trust or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of Starwood Waypoint Residential common shares that such non-U.S. holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder's U.S. tax liability for the year in which the separation occurred.

  Time for Determination of the Tax Impact of the Separation

        The tax consequences of the separation will be affected by a number of facts that are yet to be determined, including Starwood Property Trust's final earnings and profits for 2014 (including as a result of the gain, if any, Starwood Property Trust recognizes in the separation), the fair market value of Starwood Waypoint Residential's common shares on the date of the separation, the extent to which Starwood Property Trust recognizes gain on the sales of FIRPTA or other capital assets. Thus, a definitive calculation of the U.S. federal income tax consequences of the separation will not be possible until after the end of the 2014 calendar year. Starwood Property Trust will provide its stockholders with tax information on an IRS Form 1099-DIV, informing them of the character of distributions made during the taxable year, including the separation.

Market for Common Shares

        There is currently no public market for our common shares. A condition to the distribution is the listing on the NYSE of our common shares. Our common shares have been approved for listing on the NYSE under the symbol "SWAY."

  Trading Between the Distribution Record Date and Distribution Date

        Beginning shortly before the distribution record date and continuing up to and through the distribution date, we expect that there will be two markets in Starwood Property Trust common stock: a "regular-way" market and an "ex-distribution" market. Shares of Starwood Property Trust common stock that trade on the regular way market will trade with an entitlement to our common shares distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to our common shares distributed pursuant to the distribution. Therefore, if you sell shares of Starwood Property Trust common stock in the "regular-way" market through the distribution date, you will be selling your right to receive our common shares in the distribution. If you own shares of Starwood Property Trust common stock at the close of business on the distribution record date and sell those shares on the "ex-distribution" market through the distribution date, you will still receive of our common shares that you would be entitled to receive pursuant to your ownership of the shares of Starwood Property Trust common stock on the distribution record date.

        Furthermore, beginning on or shortly before the distribution record date and continuing up to and through the distribution date, we expect that there will be a "when-issued" market in our common shares. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for our common shares that will be distributed to Starwood Property Trust stockholders on the distribution date. If you owned shares of Starwood Property Trust common stock at the close of business on the distribution record date, you would be entitled to our common shares distributed pursuant to the distribution. You may trade this entitlement to our common shares, without trading the shares of Starwood Property Trust common stock you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to our common shares will end and "regular-way" trading will begin.

Conditions to the Distribution

        The distribution of our common shares by Starwood Property Trust is subject to the satisfaction of the following conditions:

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  the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to the registration statement shall be in effect;

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  the listing of our common shares on the NYSE shall have been approved, subject to official notice of issuance; and

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  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation and distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect.

        Starwood Property Trust has the right not to complete the distribution if, at any time, its board of directors determines, in its sole discretion, that our separation from Starwood Property Trust is not in the best interests of Starwood Property Trust or its stockholders or that market conditions are such that it is not advisable to separate us from Starwood Property Trust.

Reasons for the Separation

        Upon careful review and consideration in accordance with the applicable standard of review under Maryland law, Starwood Property Trust's board of directors determined that our separation from Starwood Property Trust is in the best interests of Starwood Property Trust and its stockholders. The board's determination was based on a number of factors, including those set forth below.

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  Creation of Two Focused Companies.  After the separation, we will focus primarily on investments in homes and distressed and non-performing residential mortgage loans, and Starwood Property Trust will focus primarily on commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, other commercial real estate-related debt investments, residential mortgage-backed securities and commercial properties subject to net leases. We believe investors may find it more appealing to be able to invest in two distinct businesses. Each business will have the opportunity to cultivate a distinct identity, which we expect will facilitate investor understanding by reducing the complexity associated with a company that has diverse business and growth strategies.

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  Potential for a Higher Aggregate Market Value for Stockholders and Shareholders.  The separation will enable potential investors and the financial community to evaluate the performance of each company separately, which may result in a higher aggregate market value than the value of the combined company.

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  Tailored Capital Structure and Financing Options.  Each company will have the flexibility to create a capital structure tailored to its needs, and each may be able to attain more favorable financing terms separately. In addition, tailored capital structures will facilitate each company's ability to pursue acquisitions, possibly using common stock or common shares, as applicable, or, in our case, OP units in our operating partnership as currency, and other strategic alliances.

        The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation, including an expected increase in general and administrative expenses, could have a material adverse effect on the financial condition, liquidity and results of operations of each company individually and in the aggregate. For more information about the risks associated with the separation, see "Risk Factors."

Reasons for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to Starwood Property Trust stockholders who are entitled to receive our common shares in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Starwood Property Trust. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Starwood Property Trust nor we undertake any obligation to update such information.

 DISTRIBUTION POLICY

        We anticipate making regular quarterly distributions to holders of our common shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend over time to make quarterly distributions in an amount at least equal to our REIT taxable income. We intend to make distributions in cash to the extent that cash is available for such purpose.

        To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities. We will generally not be required to make distributions with respect to activities conducted through any TRS. For more information, see "U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust."

        To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we anticipate making regular quarterly distributions of all or substantially all of our taxable income to holders of our common shares out of assets legally available therefor.

        Although we anticipate initially making quarterly distributions to our shareholders, the timing, form and amount of distributions to our shareholders, if any, will be at the sole discretion of our board of trustees and will depend upon a number of factors, including our actual and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time.

        Our ability to make distributions to our shareholders depends, in part, upon the operating performance of our target assets. Our distribution policy will be to make distributions from cash flow from operations. However, our board of trustees has the authority under our organizational documents, to the extent permitted by Maryland law, to make distributions from any source.

        Distributions to our shareholders will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. See "U.S. Federal Income Tax Considerations—Taxation of Shareholders."

 SELECTED FINANCIAL INFORMATION

        The following presents selected historical consolidated financial data as of September 30, 2013 and December 31, 2012 and for the nine months ended September 30, 2013, the period from May 23, 2012 (inception) through September 30, 2012 and the period from May 23, 2012 (inception) through December 31, 2012 and selected portfolio data as of September 30, 2013 and December 31, 2012. The selected historical consolidated financial data presented below under the captions "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" (1) as of December 31, 2012 and for the period from May 23, 2012 (inception) through December 31, 2012 have been derived from our audited consolidated financial statements and (2) as of and for the nine months ended September 30, 2013 and for the period from May 23, 2012 (inception) through September 30, 2012 have been derived from our unaudited consolidated financial statements. You should read the following selected historical information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes included elsewhere in this information statement.

        Subsequent to December 31, 2012, we changed our corporate form from a Maryland corporation to a Maryland real estate investment trust and our name from Starwood Residential Properties, Inc. to Starwood Waypoint Residential Trust.

Consolidated Statement of Operations Data (in thousands)

	Nine months ended September 30, 2013	Period from May 23, 2012 (inception) through September 30, 2012	Period from May 23, 2012 (inception) through December 31, 2012
	(unaudited)	(unaudited)
Revenues
Rental income	$9,418	$61	$431

Expenses
Mortgage loan servicing cost	3,771	—	—
Property operating and maintenance	3,905	13	164
Real estate taxes and insurance	2,389	—	184
Investment management fees and expenses	3,459	—	681
Allowance for doubtful accounts	263	—	—
General and administrative	10,116	497	1,295
Acquisition and investment pursuit costs	1,180	916	1,081
Costs of engaging property management companies and forming partnership	588	—	1,298
Depreciation and amortization	3,250	78	213
Impairment of real estate	325	—	459

Total expenses	29,246	1,504	5,375

Operating loss	(19,828)	(1,443)	(4,944)
Other income
Gain (loss) on sales of investments in real estate	637	(2)	586
Gain on sales of loans	2,891	—	75
Gain on conversion of loans into real estate	3,321	—	—
Other income	180	—	11

Total other income	7,029	(2)	672

Loss before income taxes	(12,799)	(1,445)	(4,272)
Income tax expense	167	—	152

Net loss	(12,966)	(1,445)	(4,424)
Net income attributable to non-controlling interests	(5)	—	—

Net loss attributable to Starwood Residential Properties, Inc.	$(12,971)	$(1,445)	$(4,424)

 Consolidated Balance Sheet Data (in thousands)

	As of September 30, 2013	As of December 31, 2012
Investment in real estate, net	$548,025	$99,401
Non-performing loans	197,716	68,106
Cash and cash equivalents	30,065	8,152
All other assets	20,993	6,322

Total assets	796,799	181,981
Total liabilities	10,788	1,521

Total equity	$786,011	$180,460

Selected Portfolio Data

	As of September 30, 2013	As of December 31, 2012
Total properties owned	4,268	826
Total cost basis of properties owned, net (in thousands)	$548,025	$99,401
Total loans owned	1,549	482
Total cost basis of loans owned, (in thousands)	$197,716	$68,106

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with "Selected Financial Information," "Business" and our historical consolidated financial statements and related notes thereto included elsewhere in this information statement. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Forward-Looking Statements" or in other parts of this information statement.

Overview

        We are a Maryland real estate investment trust formed primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States and currently own all of Starwood Property Trust's single-family rental homes and distressed and non-performing residential mortgage loans. Our primary strategy is to acquire homes through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. We seek to take advantage of continuing dislocations in the housing market and the macroeconomic trends in favor of leasing homes by acquiring, owning, renovating and managing homes that we believe will (1) generate substantial current rental income, which will grow over time, and (2) appreciate in value as the housing market continues to recover over the next several years. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Our objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through dividends and secondarily through capital appreciation.

        We will be externally managed and advised by our Manager. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. Our Manager has entered into a transaction agreement to acquire, upon the completion of the separation, the Waypoint platform currently operated by the Waypoint manager. The Waypoint platform is an advanced, technology driven operating platform developed by the executive team of the Waypoint manager that provides the backbone for deal sourcing, property underwriting, acquisitions, asset protection, renovations, marketing and leasing, repairs and maintenance, portfolio reporting and property management of homes. In connection with the acquisition of the Waypoint platform, the members of the Waypoint executive team will become, upon the completion of the separation, members of our Manager's executive team. In addition, upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. This acquisition is subject to completion of documentation and customary closing conditions and will be conditioned upon, and will occur upon the completion of, the separation. As a result, there can be no assurance that this acquisition will be completed on the terms described or at all.

        When pursuing home acquisitions, we focus on markets that we believe present the greatest opportunities for home price appreciation, that have strong rental demand and where we can attain property operating efficiencies as a result of geographic concentration of assets in our portfolio. A significant portion of our initial home portfolio is located in Florida and Texas, although we have made, and/or intend to pursue, acquisitions in other states as well, including Arizona, California, Colorado, Georgia, Illinois, Nevada and North Carolina. We identify and pursue individual home acquisition opportunities through a number of sources, including our Manager's strategic exclusive relationships with regional and local partners in our target markets, as well as through MLS listings, foreclosure auctions and short sales. In addition, we may opportunistically identify and pursue bulk portfolios of homes from banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. We believe that favorable prevailing home prices coupled with the potential to purchase distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO provide us with a substantial market opportunity to acquire residential assets that generate attractive risk-adjusted returns as the housing market continues to recover.

        As of September 30, 2013, our portfolio consisted of 5,817 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 4,268 homes located in 29 states with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $589.0 million and (2) distressed and non-performing residential mortgage loans with an UPB of $413.4 million and a total cost basis of $197.7 million that are secured by first liens on 1,549 homes. As of September 30, 2013, the 1,632 homes we owned for more than 180 days were approximately 74.7% leased, which excludes 127 homes listed for sale.

        For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire. Upon the completion of the separation, we expect to have approximately $100 million of cash (including cash contributed to us by Starwood Property Trust prior to the separation) and no outstanding indebtedness. We are also in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation that would be available to fund our future growth, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all.

        Prior to the separation, we are a wholly-owned subsidiary of Starwood Property Trust, a NYSE-listed REIT externally managed by a subsidiary of Starwood Capital Group that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments. Starwood Property Trust has also invested in residential mortgage-backed securities, residential REO, distressed and non-performing residential mortgage loans and commercial properties subject to net leases. Starwood Property Trust formed us to concentrate the business of ownership of single-family residential rental homes and distressed and non-performing residential mortgage loans.

Income Taxation

        We intend to elect to qualify as a REIT commencing with our taxable year ending on December 31, 2014. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S.

federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and any income or gain derived through our TRSs will be subject to U.S. federal corporate income taxes.

Factors Which May Influence Future Results of Operations

        Our results of operations and financial condition will be affected by numerous factors, many of which are beyond our control. The key factors we expect to impact our results of operations and financial condition include our pace of acquisitions and ability to deploy our capital, the time and cost required to stabilize a newly acquired home, rental rates, occupancy levels, rates of resident turnover, our expense ratios and capital structure.

  Acquisitions

        Following the separation, we plan to continue to grow our portfolio of homes. Our ability to identify and acquire homes that meet our investment criteria will be impacted by home prices in our target markets, the inventory of homes available through our acquisition channels and competition for our target assets. We have accumulated a substantial amount of recent data on acquisition costs, renovation costs and time frames for the conversion of homes to rental. In addition, upon the completion of the separation, we will utilize the acquisition process developed by the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation, which will employ both "top-down" and "bottom-up" analyses to underwrite each acquisition opportunity we consider. The underwriting process will be supported by Compass, market analytics and a local, cross-functional team. In acquiring new homes, we will rely on the expertise of our Manager to acquire our portfolio and will monitor the pace and source of these purchases. See "Business—Our Business Model and Operating Platform."

        Our operating results will depend on sourcing distressed and non-performing residential mortgage loans. As a result of the economic crisis in 2008 that continues through today, we believe that there is currently a large supply of distressed and non-performing residential mortgage loans available to us for acquisition. We believe the available amount of shadow inventory provides for a significant acquisition pipeline of assets since we plan on targeting just a small percentage of the population. We further believe that we will be able to purchase distressed and non-performing residential mortgage loans at lower prices than REO properties because sellers of such loans will be able to avoid paying the costs typically associated with home sales, such as broker commissions and closing costs. Generally, we expect that our distressed and non-performing residential mortgage loan portfolio may grow at an uneven pace, as opportunities to acquire distressed and non-performing residential mortgage loans may be irregularly timed and may involve large portfolios of loans, and the timing and extent of our success in acquiring such loans cannot be predicted.

  Home Stabilization

        Before an acquired home becomes an income-producing asset, we must take possession of the home and renovate, market and lease the home in order to secure a resident. We refer to this process as property stabilization. The acquisition of homes involves the outlay of capital beyond payment of the purchase price, including payments for property inspections, closing costs, title insurance, transfer taxes, recording fees, broker commissions, property taxes and HOA fees in arrears. The time and cost involved in stabilizing our newly acquired homes will impact our financial performance and will be affected by the time it takes for us to take possession of the home, the time involved and cost incurred for renovations and time needed for leasing the home for rental.

        Possession can be delayed by factors such as the exercise of applicable statutory or recession rights by hold-over owners or unauthorized occupants living in the home at the time of purchase and legal challenges to our ownership. The cost associated with transitioning an occupant from an occupied home varies significantly depending on the steps taken to transition the occupant (i.e., willfully vacate, cash for keys, court-ordered vacancy). In some instances where we have purchased a home that is occupied, our Manager has been able to convert the occupant to a short-term or long-term resident.

        As part of our underwriting criteria in evaluating homes, we typically estimate upfront renovation costs based on markets and the age and condition of the property. As of September 30, 2013, based upon the homes we have already renovated, as well as our budgets for homes for which renovation has not been completed, we expect our upfront renovation costs to average approximately $16,300 per home acquired as of September 30, 2013. Actual renovation costs may exceed budgeted renovation costs, and we may acquire homes in the future with different characteristics that result in higher renovation costs. For homes which our Manager had to transition an occupant, we have incurred, on average, costs to vacate the home of approximately $1,110 per home. We expect to control renovation costs by leveraging our Manager's supplier relationships, as well as those of our Manager's exclusive partners, to negotiate attractive rates on items such as appliances, hardware, paint, and carpeting. Our Manager will also make targeted capital improvements, such as electrical, plumbing, heating, ventilation and air conditioning, or HVAC, and roofing work, that we believe will increase resident satisfaction and lower future repair and maintenance costs. The time to renovate a newly acquired home can vary significantly among homes depending on the acquisition channel by which it was acquired and the age and condition of the home. We expect to reduce the time required to complete renovations through our Manager's relationship with what we consider to be best-in-class single-family home renovation companies.

        Similarly, the time to market and lease a home will be driven by local demand, our marketing techniques and the supply of homes in the market. We will drive to lower lease-up time for our homes through our Manager's relationships with local brokers and other intermediaries established in the markets where our homes are located, and, upon completion of the separation, through the fully-integrated marketing and leasing strategy developed by the members of the Waypoint executive team who will be members of our Manager's executive team.

        Based on our prior experience, we anticipate that, on average, for each non-leased home that we acquire, the period from our taking possession of a home to leasing a home will range from 30 to 180 days. We expect that most homes that were not leased at the time of acquisition should be leased within six months thereafter and that homes owned for more than six months provide the best indication of how our portfolio will perform over the long-term. As of September 30, 2013, we had 1,632 homes owned for six months or longer, of which 74.7% were leased. As of September 30, 2013, for the 1,798 homes that have been leased, the period from our taking possession of these homes to leasing the homes averaged approximately 123 days. Of these homes, as of September 30, 2013, on average: (1) renovations on homes commenced within approximately 31 days from the date of our purchase; (2) these renovations were completed in approximately 44 days; and (3) residents moved in to homes approximately 48 days after the completion of the renovation process. We continually track key metrics such as average time to obtain possession, renovate and lease our homes so that we can use this information to help us improve our performance.

  Loan Resolution Methodologies

        We and Prime will employ various loan resolution methodologies with respect to our distressed and non-performing residential mortgage loans, including loan modification, collateral resolution and collateral disposition. The manner in which a distressed or non-performing residential mortgage loan is resolved will impact the amount and timing of revenue we will receive.

        We expect that a portion of our distressed and non-performing residential mortgage loans will be returned to performing status primarily through loan modifications. Once successfully modified, we may consider selling these modified loans.

        We believe that a majority of these distressed and non-performing residential mortgage loans will have entered or may enter into foreclosure or similar proceedings, ultimately becoming REO that can be added to our portfolio if they meet our investment criteria or sold through REO liquidation and short sale processes. The costs we incur associated with converting loans generally include ongoing real estate taxes, insurance and property preservation on the underlying collateral, loan servicing and asset management and legal. We estimate that such costs typically range between $10,000 and $30,000 per foreclosure. The amount of costs incurred is primarily dependent on the length of time it takes to complete the foreclosure. We expect the timeline for these processes to vary significantly, and final resolution could take up to 24 months, but can take as long as three years or more in the most burdensome states with the most difficult foreclosure processes, such as New Jersey and New York (states in which approximately 7% and 11%, respectively, of our distressed and non-performing loans are located as of September 30, 2013 based on purchase price). The variation in timing could result in variations in our revenue recognition and our operating performance from period to period. There are a variety of factors that may inhibit our ability to foreclose upon a loan and get access to the real property within the time frames we model as part of our valuation process. These factors include, without limitation: state foreclosure timelines and deferrals associated therewith (including with respect to litigation); authorized occupants living in the home; federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures and that serve to delay the foreclosure process; programs that require specific procedures to be followed to explore the refinancing of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems.

        The exact nature of resolution will be dependent on a number of factors that are beyond our control, including borrower actions, home value, availability of refinancing, interest rates, conditions in the financial markets, regulatory environment and other factors. In addition, we expect that our real estate assets may decline in value in a rising interest rate environment and that our net income could decline in a rising interest rate environment to the extent such real estate assets are financed with floating rate debt and there is no accompanying increase in rates and net operating income.

        The state of the real estate market and home prices will determine proceeds from any sale of homes acquired in settlement of loans. Although we generally intend to own as rental properties the assets we acquire upon foreclosure, we may determine to sell such assets if they do not meet our investment criteria. In addition, while we seek to track real estate price trends and estimate the effects of those trends on the valuations of our portfolios of distressed and non-performing residential mortgage loans, future real estate values are subject to influences beyond our control. Generally, rising home prices are expected to positively affect our results of homes acquired in settlement of loans. Conversely, declining home prices are expected to negatively affect our results of homes acquired in settlement of loans.

  Revenue

        Our revenue comes primarily from rents collected under lease agreements for our homes. The most important drivers of revenue (aside from portfolio growth) are rental and occupancy rates. Our rental and occupancy rates are affected by macroeconomic factors and local and property-level factors, including market conditions, seasonality and resident defaults, and the amount of time that it takes us to renovate homes upon acquisition and the amount of time it takes us to renovate and re-lease vacant homes.

        We also expect non-rental revenue from our acquired distressed and non-performing residential mortgage loans that are not converted to rentals. Such revenue will take the form of interest payments on loans that re-perform after being modified and cash flows from loan resolutions such as short sales, third-party sales at foreclosure auctions and REO sales.

        In each of our markets, we monitor a number of factors that may impact the single-family real estate market and our residents' finances, including the unemployment rate, household formation and net population growth, income growth, size and make-up of existing and anticipated housing stock, prevailing market rental and mortgage rates, rental vacancies and credit availability. Growth in demand for rental housing in excess of the growth of rental housing supply, among other factors, will generally drive higher occupancy and rental rates. Negative trends in our markets with respect to these metrics or others could adversely impact our rental revenue.

        We expect that the occupancy of our portfolio will increase as the proportion of recently acquired homes declines relative to the size of our entire portfolio. Nevertheless, in the near term, our ability to drive revenue growth will depend in large part on our ability to efficiently renovate and lease newly acquired homes, maintain occupancy in the rest of our portfolio and acquire additional homes, both leased and vacant.

  Expenses

        Our ability to acquire, renovate, lease and maintain our portfolio in a cost-effective manner will be a key driver of our operating performance. We monitor the following categories of expenses that we believe most significantly affect our results of operations.

  Property-Related Expenses

        Once we acquire and renovate a home, we have ongoing property-related expenses, including HOA fees (when applicable), taxes, insurance, ongoing costs to market and maintain the home and expenses associated with resident turnover. Certain of these expenses are not under our control, including HOA fees, property insurance and real estate taxes. We expect that certain of our costs, including insurance costs and property management costs, will account for a smaller percentage of our revenue as we expand our portfolio, achieve larger scale and negotiate volume discounts with third-party service providers and vendors.

  Loan-Related Expenses

        We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which holds all of our distressed and non-performing residential mortgage loans. See "Business—Prime Joint Venture."

        Prime earns a fee from us equal to 3% of the value (as determined pursuant to the joint venture agreement) of the distressed and non-performing residential mortgage loans and homes we segregate into Rental Pool Assets upon distribution from the JV as a rental home. See "Business—Prime Joint Venture." In connection with the asset management services that Prime provides to the joint venture, the joint venture pays Prime a monthly asset management fee equal to 0.167% of the aggregate net asset cost to the joint venture of the then existing assets. Prime's portion of all cash flow or income distributions from the joint venture with respect to Non-Rental Pool Assets is equal to: (1) Prime's Percentage Interest until we and Prime realize through distributions a 10% internal rate of return (as defined in the joint venture agreement); (2) 20% of any remaining distributable funds until we and Prime realize through distributions a cumulative 20% internal rate of return; and (3) 30% of any remaining distributable funds. All other funds distributed by the joint venture with respect to Non-Rental Pool Assets are distributed to us.

  Property Management and Acquisition Sourcing Companies

        Upon the completion of the separation, our Manager will provide most of our property management services internally. However, in certain markets where we do not own a large number of homes, our Manager will utilize strategic relationships with local property management companies that are recognized leaders in their markets to provide property management, rehabilitation and leasing services for our homes. In addition, our Manager will utilize strategic relationships with regional and local partners to exclusively assist us in identifying individual home acquisition opportunities within our target parameters in our target markets.

        Upon the completion of the separation, any relationships with third-party property management companies will be based on our contractual arrangements, which will provide that we will pay the property managers a percentage of the rental income and other fees collected from our residents. We expect that our third-party property management expenses will account for a smaller percentage of our revenue as we expand our portfolio and perform a larger percentage of property management expenses internally through our Manager. Acquisition sourcing also will be based on our contractual arrangements, which provide that we will pay a commission for each home acquired for our portfolio.

        See "Business—Acquisition Sourcing and Property Management Arrangements" for further description of the terms of the property management agreements.

  Investment Management and Corporate Overhead

        We will incur significant general and administrative costs, including those costs related to being a public company and costs incurred under the management agreement with our Manager. We expect these costs to decline as a percentage of revenue as our portfolio grows. Upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. As a result, in addition to management fees, we will incur costs related to reimbursing our Manager for our allocable share of compensation paid to certain of our Manager's officers. Under the management agreement, we will pay the fees described in "Our Manager and the Management Agreement."

  Portfolio Size

        The size of our investment portfolio will also be a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of revenue we expect to generate will increase. The larger investment portfolio, however, will drive increased expenses including management fees to our Manager. We may also incur additional interest expense to finance the purchase of our assets.

Critical Accounting Policies And Use Of Estimates

        Our discussion and analysis of our historical financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

  Impairment of Real Estate

        We evaluate our properties to be held and used for indications of impairment at least quarterly, typically in connection with preparing the quarter-end financial statements. We assess impairment at the lowest level for which cash flows are available, which is on a per-property basis. If an impairment indicator exists, we compare the property's expected future undiscounted cash flows to the carrying amount of the property. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the property, we record an impairment charge equal to the excess of the property's carrying amount over the estimated fair value. In estimating fair value, we primarily consider the local broker price opinion, but also consider any other comparable home sales or other market data, as considered necessary. Such values represent the estimated amounts at which the homes could be sold in their current condition, assuming the sale is completed within a period of time typically associated with non-distressed sellers. Estimated values may be less precise, particularly in respect of any necessary repairs, where the interior of homes are not accessible for inspection by the broker performing the valuation.

        Properties are classified as held for sale when they meet the applicable GAAP criteria, including that the property is being listed for sale and that it is ready to be sold in its current condition. Held for sale properties are reported at the lower of their carrying amount or estimated fair value less costs to sell.

  Impairment of Distressed and Non-Performing Residential Mortgage Loans

        We evaluate our loans for impairment at least quarterly, typically in connection with preparing the quarter-end financial statements. As our loans were non-performing when acquired, we generally look to the estimated fair value of the underlying property collateral to assess the recoverability of our investments, As described in our real estate accounting policy above, we primarily utilize the local broker price opinion, but also consider any other comparable home sales or other market data as considered necessary, in estimating a property's fair value. If a loan's carrying exceeds the estimated fair value of the underlying collateral, we record an impairment loss for the difference between the estimated fair value of the property collateral and the carrying amount of the loan. Through September 30, 2013, no impairments have been recorded on any of our loans.

Recent Accounting Pronouncements

        There are no accounting pronouncements that have been issued but not yet adopted by us that we believe will have a material impact on our consolidated financial statements.

Growth of Investment Portfolio

        Since our inception in May 2012, we have grown our portfolio significantly in a disciplined manner through targeted acquisitions and intend to continue to do so. Our portfolio net of dispositions, increased as follows through each quarter-end since our inception:

	As of June 30, 2012	As of September 30, 2012	As of December 31, 2012	As of March 31, 2013	As of June 30, 2013	As of September 30, 2013
Homes acquired	252	251	826	1,690	2,778	4,268
Distressed and non-performing residential loans acquired	—	—	482	1,297	1,535	1,549

Total	252	251	1,308	2,987	4,313	5,817

Cost basis of acquired homes	$27,668	$30,474	$99,614	$214,064	$357,505	$547,831
Cost basis of acquired distressed and non-performing residential loan	—	—	68,106	169,776	189,331	197,716

Total	$27,668	$30,474	$167,720	$383,840	$546,836	$745,547

        The above table is net of dispositions, including $4.4 million and $3.6 million in 2012 and 2013, respectively, of home dispositions and $0.1 million and $3.0 million in 2012 and 2013, respectively, of distressed and non-performing residential loan dispositions.

        For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire.

Results of Operations

        Our results of operations below are derived from the audited consolidated financial statements for the period May 23, 2012 (inception) through December 31, 2012 and the unaudited consolidated financial statements for the period from May 23, 2012 (inception) through September 30, 2012 and the nine months ended September 30, 2013 included elsewhere in this information statement.

        Subsequent to December 31, 2012, we changed our corporate form from a Maryland corporation to a Maryland real estate investment trust and our name from Starwood Residential Properties, Inc. to Starwood Waypoint Residential Trust.

 Consolidated Statement of Operations Data (in thousands)

	Nine months ended September 30, 2013	Period from May 23, 2012 (inception) through September 30, 2012	Period from May 23, 2012 (inception) through December 31, 2012
	(unaudited)	(unaudited)
Revenues
Rental income	$9,418	$61	$431

Expenses
Mortgage loan servicing cost	3,771	—	—
Property operating and maintenance	3,905	13	164
Real estate taxes and insurance	2,389	—	184
Investment management fees and expenses	3,459	—	681
Allowance for doubtful accounts	263	—	—
General and administrative	10,116	497	1,295
Acquisition and investment pursuit costs	1,180	916	1,081
Costs of engaging property management companies and forming partnership	588	—	1,298
Depreciation and amortization	3,250	78	213
Impairment of real estate	325	—	459

Total expenses	29,246	1,504	5,375

Operating loss	(19,828)	(1,443)	(4,944)
Other income
Gain (loss) on sales of investments in real estate	637	(2)	586
Gain on sales of loans	2,891	—	75
Gain on conversion of loans into real estate	3,321	—	—
Other income	180	—	11

Total other income	7,029	(2)	672

Loss before income taxes	(12,799)	(1,445)	(4,272)
Income tax expense	167	—	152

Net loss	(12,966)	(1,445)	(4,424)
Net income attributable to non-controlling interests	(5)	—	—

Net loss attributable to Starwood Residential Properties, Inc.	$(12,971)	$(1,445)	$(4,424)

  Comparison of Nine Months Ended September 30, 2013 and Period From May 23, 2012 (inception) through September 30, 2012

        During the nine months ended September 30, 2013, we continued to be focused primarily on growing our portfolio through acquisitions, preparing our investments for their intended use and leasing our homes. During the nine months ended September 30, 2013, we signed 1,566 leases, which consisted primarily of new leases. We incurred $1.3 million in leasing commissions associated with these leases. We operated at a net loss and expect this to continue, excluding anticipated gains from investment liquidations, unless and until our investment portfolio attains a level of stabilization (i.e., investments leased to qualified residents at sufficient rents) that generates net rental income that surpasses the expenses of growing and stabilizing the portfolio, as well as the costs of engaging any necessary property management companies and partners, which was a more relevant cost category from our inception through the first quarter of 2013. During the period from May 23, 2012 (inception) through

September 30, 2012, we had limited operations and, as a result, do not have significant relevant comparative results of operations information.

        The main components of our approximately $13.0 million net loss during the nine months ended September 30, 2013 were as follows:

  •
  In connection with the operation of our portfolio, we earned rental income of approximately $9.4 million and incurred property operating and maintenance expenses of approximately $3.9 million, and, real estate taxes and insurance expenses of approximately $2.4 million. We expect that all of these amounts will increase as we continue to lease our homes.

  •
  We incurred mortgage loan servicing costs of approximately $3.8 million, which represent loan servicing fees and costs, lien-protection expenditures (e.g., property taxes) and property preservation costs. The amount of mortgage loan servicing costs that we incur will generally fluctuate with the size of our distressed and non-performing residential mortgage loan portfolio. As we expect to liquidate the majority of our Non-Rental Pool Assets (which aggregated $114.6 million as of September 30, 2013) over the next 12-18 months, these costs should decrease over the longer-term unless we acquire additional distressed and non-performing residential mortgage loans.

  •
  In connection with our acquisition and investment pursuit costs and engaging property management companies and forming a partnership, we incurred and expensed costs of approximately $1.8 million in the aggregate.

  •
  We incurred investment management fees and expenses of approximately $3.5 million, which represent the fees and reimbursable expenses incurred under the service contracts with our property management companies and under our partnership with Prime.

  •
  We also incurred general and administrative expenses of approximately $10.1 million, the vast majority of which represents the following costs incurred by Starwood Property Trust on our behalf, which have been allocated to us in connection with the preparation of our financial statements: $7.0 million of base management fees payable to Starwood Property Trust's external manager; $0.6 million of employee compensation; and $0.1 million of professional fees.

  •
  We realized an aggregate net gain of $6.8 million from a combination of property sales and the liquidation of non-performing loans and the conversion of loans into homes. The investments sold or otherwise liquidated generally represented (1) individual homes acquired as part of a pool for which sale or liquidation was deemed to be the preferred strategy, (2) Non-Rental Pool Assets, and (3) Rental Pool Assets which went to foreclosure auctions at which a third party bid exceeded our bid for the underlying home. As we expect to liquidate the majority of our Non-Rental Pool Assets (which aggregated $114.6 million as of September 30, 2013) over the next 12-18 months, and since we expect to dispose of additional homes, we expect to realize additional such gains in the foreseeable future barring a significant decline in the market values of the assets being sold. The sales of property are typically executed through a TRS and are therefore subject to corporate tax.

  Period from May 23, 2012 (Inception) through December 31, 2012

        During the period from May 23, 2012 (inception) through December 31, 2012, we were focused primarily on continuing to acquire investments, preparing our investments for their intended use and establishing various investment management agreements with third parties and our partnership agreement with Prime. During this period, we signed 268 leases, all of which were new leases. We incurred $0.1 million in leasing commissions associated with these new leases. We operated at a net loss and expect this to continue, excluding anticipated gains from investment liquidations, unless and until our investment portfolio attains a level of stabilization (i.e., investments leased to qualified residents at sufficient rents) that generates net rental income that surpasses the expenses of growing the portfolio and engaging any necessary property management companies and partners.

        The main components of our approximately $4.4 million net loss during this period were as follows:

  •
  In connection with the operation of our portfolio, we earned rental income of approximately $0.4 million and incurred property operating and maintenance expenses of approximately $0.1 million, real estate taxes and insurance expenses of approximately $0.2 million and depreciation expense of approximately $0.2 million.

  •
  In connection with our real estate and loan acquisitions and engaging property management companies and forming a partnership, we incurred and expensed costs of approximately $2.4 million in the aggregate.

  •
  We incurred investment management fees and expenses of approximately $0.7 million, which represent the fees due to property management companies and Prime for directly managing our investment portfolio and certain contractually reimbursable expenses incurred by these managers.

  •
  We also incurred general and administrative expenses of approximately $1.3 million, of which substantially all has been allocated from Starwood Property Trust to us and represent direct costs of our operations that Starwood Property Trust paid on our behalf and a portion of certain indirect costs that was estimated to be attributable to us. The allocated indirect costs include a portion of management fees paid to Starwood Property Trust's manager and computer service, compensation and audit and tax costs.

  •
  We experienced real estate impairments of approximately $0.5 million. These impairments are related to specific homes that we acquired through a competitive bid process where we had very limited access to the homes, and, after accessing the specific homes or otherwise obtaining additional information on such homes, we determined that their estimated fair values were less than their respective carrying amounts and that we were unlikely to recover our basis.

  •
  We sold various investments in real estate and loans at a net gain of approximately $0.7 million. The sales of property are typically executed through a TRS and are therefore subject to corporate tax.

Net Property Operating Income

        We consider net property operating income, which is a non-GAAP financial measure, to be useful as a supplemental measure of our performance. We define our consolidated net property operating income as rental income, less property operating expenses for all properties in-service, regardless of whether they are leased. We define an in-service property as a home that is rent ready (i.e., a home that has both completed renovations and been deemed, pursuant to an inspection from one of our agents, to be in a condition to be rented). We utilize net property operating income to evaluate the aggregate operating performance of the properties that we have placed into service. The net property operating income for the income statement periods included in this registration statement, together with a reconciliation to GAAP net loss, are presented below (in thousands).

	Nine months ended September 30, 2013	Period from May 23, 2012 (inception) through September 30, 2012	Period from May 23, 2012 (inception) through December 31, 2012
	(unaudited)	(unaudited)
Revenues
Rental income	$9,418	$61	$431

Expenses
Property operating and maintenance	3,905	13	164
Real estate taxes and insurance	2,389	—	184
Property management fees and expenses(a)	1,182	—	61
Allowance for doubtful accounts	263	—	—

Total Expenses	7,739	13	409

Net property operating income	$1,679	$48	$22

Reconciliation of net property operating income to Net loss:
Net property operating income	$1,679	$48	$22
Other expenses
Mortgage loan servicing cost	3,771	—	—
Investment management fees and expenses, excluding property management fees and expenses	2,277	—	620
General and administrative	10,116	497	1,295
Acquisition and investment pursuit costs	1,180	916	1,081
Costs of engaging property management companies and forming partnership	588	—	1,298
Depreciation	3,250	78	213
Impairment of real estate	325	—	459

Total other expenses	21,507	1,491	4,966

Operating loss	(19,828)	(1,443)	(4,944)
Other income
Gain on sales of real estate	637	(2)	586
Gain on sales of loans	2,891	—	75
Gain on conversion of loans into real estate	3,321	—	—
Other income	180	—	11

Total other income	7,029	(2)	672

Loss before income taxes	(12,799)	(1,445)	(4,272)
Income tax expense	167	—	152

Net loss	(12,966)	(1,445)	(4,424)
Net income attributable to non-controlling interests	(5)	—	—

Net loss attributable to Starwood Residential Properties, Inc.	$(12,971)	$(1,445)	$(4,424)

(a)
These expenses are classified within investment management fees and expenses in the Consolidated Statement of Operations appearing elsewhere in this information statement.

Cash Flows

        Our cash flows from operating activities primarily depend upon the occupancy level of our homes, the rental rates achieved on our leases, the collectability of rent from our residents and the level of our operating expenses and other general and administrative costs. Before any home we own begins generating revenue, we must take possession of, renovate, market and lease the home. In the meantime, we incur acquisition and investment pursuit costs, as well as both operating and overhead expenses, without corresponding revenue, which contributes to the net use of cash in operating activities. Our net cash flows used in operations during the period from May 23, 2012 (inception) through December 31, 2012 and for the nine months ended September 30, 2013 were reflective of such activities. We were focused on acquiring investments, preparing our investments for their intended use, leasing our homes and establishing various investment management agreements with third parties and structuring our partnership agreement with Prime. During the period from May 23, 2012 (inception) through September 30, 2012, we had limited operations and, as a result, do not have significant relevant comparative cash flow information.

        Our net cash used in investing activities is generally used to fund acquisition capital expenditures. Net cash used in investing activities was $145.0 million for the period from May 23, 2012 (inception) through December 31, 2012 due primarily to the $70.5 and $4.8 million, respectively, spent on acquisition and renovation of newly acquired homes and the $69.0 million investment in distressed and non-performing residential mortgage loans. Net cash used in investing activities was $579.9 million for the nine months ended September 30, 2013 due primarily to the $411.3 and $25.9 million, respectively, spent on the acquisition and renovation of newly acquired homes and the $153.1 million spent on acquiring distressed and non-performing residential mortgage loans. Most of our homes have been operating for a relatively short period of time, and, therefore, we have only incurred a minimal amount of capital expenditures relating to renovations on homes already leased through September 30, 2013.

        Our net cash related to financing activities is generally impacted by any borrowings, capital activities net of any dividends and distributions paid to our common shareholders and non-controlling interests. Since inception, substantially all of our cash flows from financing activities were due to equity contributions, which totaled $155.8 million and $610.7 million during the period from May 23, 2012 (inception) through December 31, 2012 and for the nine months ended September 30, 2013, respectively.

Liquidity and Capital Resources

        Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings if we are successful in obtaining a secured revolving credit facility, fund and maintain our assets and operations, make distributions to our shareholders and other general business needs. We will use significant amounts of cash to purchase our target assets, repay principal and interest on our borrowings, as applicable, make distributions to our shareholders and fund our operations. Unless and until the vast majority of our investment portfolio is successfully leased, our sources of cash will consist of equity contributions, cash generated from strategic investment liquidations, and to the extent we successfully negotiate a credit facility, borrowings thereunder.

        Our near-term liquidity requirements consist primarily of purchasing our target assets, investing in our homes to get them ready for their intended use and making distributions to our shareholders as necessary to comply with the REIT requirements.

        To date, all of the homes acquired by us were purchased with equity contributed from Starwood Property Trust and we have not yet incurred any indebtedness in acquiring our homes. Upon the completion of the separation, we expect to have approximately $100 million in cash on hand (including cash contributed to us Starwood Property Trust prior to the separation) available for future acquisitions and working capital. As of September 30, 2013, based upon the homes we have already renovated, as well as our budgets for homes for which renovation has not been completed, we expect our upfront renovation costs to average approximately $16,300 per home as of September 30, 2013. Actual renovation costs may exceed budgeted renovation costs, and we may acquire homes in the future with different characteristics that result in higher renovation costs. As of September 30, 2013, for homes which we had to transition an occupant, we have incurred, on average, costs to vacate the home of approximately $1,110 per home.

        In the future, we may use leverage to supplement our capital needs, and we are in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation that would be available to fund our future growth, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all. We expect that the credit agreement for this facility will include customary affirmative and negative covenants and financial covenants, including, among others, minimum tangible net worth and a minimum liquidity amount. We may also seek borrowings through other sources.

        In addition, we expect to strategically liquidate a significant portion of our investments. Under on our joint venture agreement with Prime with respect to the joint venture that owns all of our distressed and non-performing residential mortgage loans, we designate acquired distressed and non-performing residential mortgage loans as being either (1) "Rental Pool Assets," for which intended strategy is to convert the distressed and non-performing residential mortgage loans into homes through the foreclosure or other resolution process and then renovate (as deemed necessary) and lease the homes to qualified residents, or (2) "Non-Rental Pool Assets," for which the intended strategy is to (a) convert the distressed and non-performing residential mortgage loans into homes through the foreclosure or other resolution process and then sell the homes or (b) modify and hold or resell at higher prices the distressed and non-performing residential mortgage loans, which we are expecting to liquidate a majority of the Non-Rental Pool Assets, which aggregated approximately $114.6 million as of September 30, 2013, over the next 12-18 months.

        The acquisition of properties involves the outlay of capital beyond payment of the purchase price, including payments for property inspections, closing costs, title insurance, transfer taxes, recording fees, broker commissions, property taxes or HOA fees in arrears. In addition, we also regularly make significant capital expenditures to renovate and maintain our properties. Our ultimate success will depend in part on our ability to make prudent, cost-effective decisions measured over the long term with respect to these expenditures.

        To date, we have not declared any distributions. To qualify as a REIT, we will be required to distribute annually at least 90% of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our net taxable income. Subject to the requirements of Maryland law, we intend to pay quarterly dividends to our shareholders, if and to the extent authorized by our board of trustees. Any future distributions payable are indeterminable at this time.

        Initially, we intend to satisfy our near-term liquidity requirements, including purchasing our target assets, renovating properties and funding our operations with equity contributions, cash generated from strategic investment liquidations, our existing cash balances, our existing working capital, cash provided by our operations and, if it is entered into, borrowings under our secured revolving credit facility. We believe our rental income net of operating expenses will over time generally provide cash inflows sufficient to fund our operations and declare dividend distributions. However, there may be times when we experience shortfalls which may cause us to seek additional financing to fund our operations or result in us not making dividend distributions. Should these shortfalls occur for lengthy periods of time or be material in nature, our financial condition may be adversely affected.

        Our assets are illiquid by their nature. Thus, a timely liquidation of assets might not be a viable source of short-term liquidity should a cash flow shortfall arise that causes a need for additional liquidity. It could be necessary to source liquidity from other financing alternatives should any such scenario arise.

Off-Balance Sheet Arrangements

        We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We have not participated in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Contractual Obligations and Commitments

        We had no contractual obligations as of the date of this information statement. Upon the completion of the separation, we will enter into a management agreement with our Manager. Our Manager will be entitled to receive a base management fee and the reimbursement of certain expenses. See "Our Manager and the Management Agreement—Management Agreement."

        Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of these individuals are also our officers, will receive no cash compensation directly from us. However, we will reimburse our Manager for our allocable share of compensation paid to certain of our Manager's officers and employees.

        The Separation and Distribution Agreement contains certain indemnification obligations and we expect to enter into certain contracts that may contain a variety of indemnification obligations, including with brokers, underwriters and counterparties. The amounts we could be required to pay under these indemnification obligations may be unlimited.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. The primary market risks that we will be exposed to are real estate risk and interest rate risk. In the near term, virtually all of our assets will be comprised of homes and distressed and non-performing residential mortgage loans. The primary driver of the value for these investments is the fair value of the real estate.

  Real Estate Risk

        Residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values could cause us to suffer material losses.

  Interest Rate Risk

        We will be exposed to interest rate risk from (1) our acquisition and ownership of distressed and non-performing residential mortgage loans and (2) debt financing activities. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Changes in interest rates may affect the fair value of our distressed and non-performing residential mortgage loans and homes underlying such loans as well as our financing interest rate expense.

        We currently do not intend to hedge the risk associated with our distressed and non-performing residential mortgage loans and homes underlying such loans. However, we may undertake risk mitigation activities with respect to our debt financing interest rate obligations. We expect that our debt financing may at times be based on a floating rate of interest calculated on a fixed spread over the relevant index, as determined by the particular financing arrangement. A significantly rising interest rate environment could have an adverse effect on the cost of our financing. To mitigate this risk, we may use derivative financial instruments such as interest rate swaps and interest rate options in an effort to reduce the variability of earnings caused by changes in the interest rates we pay on our debt.

        These derivative transactions will be entered into solely for risk management purposes, not for investment purposes. When undertaken, these derivative instruments likely will expose us to certain risks such as price and interest rate fluctuations, timing risk, volatility risk, credit risk, counterparty risk and changes in the liquidity of markets. Therefore, although we expect to transact in these derivative instruments purely for risk management, they may not adequately protect us from fluctuations in our financing interest rate obligations.

 INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

        All information in this Industry Overview and Market Opportunity section is derived from a market study prepared for us in connection with the separation by John Burns Real Estate Consulting, LLC, or JBREC, a real estate consulting firm. You should read the following discussion together with the information under the caption "Risk Factors."

Industry Overview

        Residential housing is the largest real estate asset class in the United States with a total value of approximately $18.6 trillion, according to the 2013 second quarter Federal Reserve Flow of Funds release. Since 1965, according to the U.S. Census Bureau, approximately one-third of this asset class has been rented and single-family homes currently comprise roughly one-third of all residential rental housing. Total housing inventory consists of 132.8 million units.

        The following chart provides information about the inventory of U.S. housing as of November 2013 by unit.

U.S. Housing Inventory

Sources: JBREC, (U.S. Housing Analysis & Forecast Report), Q3 2013, published December 2013.

(1)
JBREC estimates using 2010 Census figures and data from American Community Survey / Housing Vacancy Survey.

(2)
Average of 1990 and 2000 Decennial Census.

(3)
JBREC extrapolation from Mortgage Bankers Association and Census data.

(4)
JBREC extrapolation from CoreLogic.

(5)
Assuming all delinquent borrowers have negative equity.

Market Opportunity

        Single-family rental properties are a large and growing asset class, which has historically been managed by relatively small-scale, "mom and pop" owner-operators or by a limited number of local and regional property management organizations. More recently, the ownership profile of residential single-family rental properties has been shifting to larger investors and national owner-operators, including Starwood Waypoint Residential Trust, seeking to efficiently acquire large numbers of homes at attractive values, generate attractive rental cash flow streams and benefit from any potential home price appreciation.

        After nearly a decade of solid home price appreciation from 1998 to 2006, which JBREC believes was in excess of underlying fundamentals in many markets, a significant over-correction occurred in the pricing of the single-family housing sector. Home prices declined approximately 35% in some of the largest U.S. housing markets, as measured by the not-seasonally adjusted CoreLogic Case-Shiller Composite 20 Home Price Index from its peak on July 1, 2006 to its trough on March 1, 2012. While prices have begun to recover, with a 15% recovery through November 2013 of the 28% peak to trough correction nationally per JBREC's Burns Home Value Index™, JBREC believes that a substantial number of non-performing residential mortgage loans will need to be resolved over the next five years, including through foreclosure, short sale or conversion through a bank deed-for-lease program. As a result, JBREC believes there may be the opportunity for experienced and well-capitalized operators to acquire large volumes of single-family rental homes and distressed non-performing residential mortgage loans at attractive pricing.

        While single-family home prices are recovering, multi-family property prices have also been improving during the last two years and have returned to levels on par with early 2006, as measured by the NCREIF Index, published by the National Council for Real Estate Investment Fiduciaries.

        Due to significant distress in the housing market and additional macroeconomic factors, demand for rental housing has been increasing at a strong rate. The rentership rate, which is the inverse of the homeownership rate, reached an 18-year high of 35% in the first quarter of 2013 and has slipped marginally to 34.7% in the 3rd quarter of 2013. The ability to acquire single-family homes at favorable prices, combined with improving housing demand characteristics, may offer a significant opportunity to those with a scalable real estate management and acquisitions platform and access to capital.

        JBREC believes the return profile from current rental yields and potential for future home price appreciation is significant enough to encourage investment in the systems, structures and technologies that can make economies of scale possible, resulting in an opportunity for broader industry consolidation by larger and better-capitalized investors that are introducing a higher standard of institutional management to this asset class.

  Supply of Housing

        Following the eight-year period of solid price appreciation that ended in late 2006, home prices fell precipitously. From the peak in the third quarter of 2006 through the trough in the third quarter of 2011, the aggregate value of real estate owned by U.S. households declined by approximately $6.4 trillion or 28.6% (per the Federal Reserve Flow of Funds), an extraordinary reduction of value in the housing sector. This sudden decrease in home values has contributed to approximately 7.0 million home borrowers with negative equity or in some stage of delinquency as of the third quarter of 2013, according to JBREC.

        Foreclosure-related activity peaked in 2009 and has since begun to decline but is still substantially above historical averages since 2000. From September 2008 through December 2012, there were approximately 4.1 million completed loan foreclosures (according to CoreLogic). While an unprecedented number of foreclosures have occurred, a large number of delinquent loans remain outstanding. As of the third quarter of 2013, approximately 4.0 million, or 9.8% of all mortgage loans

(measured by loan count based on Mortgage Bankers Association data, which captures approximately 80% of all mortgages) in the nation are in some level of non-performance.

Non-Performing Residential Mortgage Loans
(as of September 2013)
(Total Non-Performing Loans: 5.2 million*)

Sources: Mortgage Bankers Association—3rd Quarter 2013 National Delinquency Survey.
* JBREC Estimate.

        The chart below illustrates the increase in the level of delinquency to relatively high levels. According to Mortgage Bankers Association data, a total of 4.0 million residential mortgage loans are currently non-performing.

U.S. Residential Mortgage Delinquency and Foreclosure Units
(Q4 1990 – Q3 2013)

Source: Mortgage Bankers Association—3rd Quarter 2013 National Delinquency Survey.

Note: 2013 is as of Q3 2013.

        Over the next five years, a substantial number of non-performing residential mortgage loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. At the current rate of delinquency and non-performance, it appears that over 4.0 million homeowners in the United States will be affected. Even if only half of the delinquent or non-performing residential mortgage loans proceed through the foreclosure process or are sold through the short sale process, the supply of inventory available for acquisition would be significant, at approximately $400 billion, assuming a U.S. median home price of $199,500 as of October 2013.

        In 2012 and early 2013, investors were able to purchase homes at prices below replacement cost to repair and rent. Replacement costs have been rising, with larger increases in labor and materials costs since the fourth quarter of 2012, driven by increased new home construction. JBREC's proprietary monthly surveys of homebuilders across the country demonstrates that labor and materials costs for new construction increased by over 14% in the twelve months ended September 2013.

  Rental Market Demand Overview

        Over the past two years, the U.S. rental housing market has begun a sustained recovery. In many markets, rental vacancies have fallen and rents have risen, even in areas hardest hit during the housing and economic downturn.

        In addition to a growing trend of a mobile workforce, America is undergoing a shift in demographics. Core baby boomer households are becoming empty nesters, and the number of 25- to 34-year-olds is growing at an accelerated pace, as members of "Generation Y" reach the stage of their life when they would typically consider buying a home. In the context of high unemployment, labor insecurity and a desire to maintain mobility, "Generation Y," defined as those born between 1980 and 1999, numbers more than 80 million members and is likely to show a higher tendency to rent rather than own their homes. Additionally, the rising cost of college education and the corresponding burden of student loans leave many young people deep in debt and less willing or able to take on mortgage debt. JBREC forecasts that renter household growth will outpace owner household growth for 25-34 year olds through 2015, as shown in the chart below.

Owners Vs. Renters 25-34 Years Old

Sources: U.S. Census Bureau, JBREC, February 2013.

        The chart below illustrates the strength of the overall rental market (including both single-family and multi-family rental housing), which has seen increases in occupancy and rental rates despite the macroeconomic headwinds that the United States economy has been facing. According to the U.S. Census Bureau, out of the total 78 million family households in the United States, 32 million have two members, and are more likely candidates for multi-family rentals, whereas 46 million have three or more members, and are more likely candidates for single-family rentals. As shown on the right-axis below, rental occupancy percentages have been improving since 2006.

Single-Family and Multi-Family Rental Occupancy and Rental Rate
(as of December 31, 2012, most recent)

Source: U.S. Census Bureau, 2005-2012 American Community Surveys.

  Single-Family Rental Demand

        Many homeowners who have been displaced by the housing bubble are looking to live in a home with similar characteristics and amenities to their former home and, for this population, single-family rentals may present the best available option. In the wake of the worst housing downturn in history, renting has, in many cases, become more compelling for consumers. With the growth of the single-family rental market, these consumers are now offered alternative rental options.

        While conventional multi-family and single-family homes seem to be natural competitors in the rental sector, each generally appeals to a different type of resident. The two rental markets are largely segmented by lifecycle. Singles, couples without children, people with roommates, newly divorced individuals and empty nesters dominate the multi-family market, because they have smaller space needs, less demand for associated acreage and generally prefer denser, transit-centric submarkets. On the other hand, the single-family market (both owner-occupied and tenant-occupied) serves larger households that are primarily families with children, whose preferences tend to focus on the need for additional space, quality of schools and neighborhood safety.

        Within the broader rental market, the single-family rental segment has continued to grow its relative market share compared to other types of rental housing. Two of the primary factors driving the increase in demand for single-family rental properties are constraints on home mortgage financing and the displacement of homeowners.

 Relative Size of the Single-Family Rental Market
(as of December 31, 2012, most recent)

(Single-Family Rentals as % of Total Rentals)	(Total Count of Rental Units)

Source: U.S. Census Bureau, 2005-2012 American Community Surveys.

  Constraints on Home Mortgage Financing

        Even with the relative affordability of homes in 2013, many would-be home buyers, including some with no history of foreclosure, are finding it difficult to qualify for a mortgage. Lenders have reverted to more stringent underwriting standards (such as limitations on aggregate indebtedness and restrictions on the percentage of income allocable to mortgage payments) and require larger down payments, which together have made it difficult for many potential home buyers to obtain mortgage financing.

  Displaced Owners Forced to Rent

        In some cases, the shift from owning to renting is a function of foreclosure, short sales or other adverse credit or economic events. A home foreclosure, for example, can have a significant adverse effect on credit status and can limit the ability to obtain mortgage debt to finance future homeownership for up to seven years. Distressed owners are effectively converted to renters, many of whom prefer to live in a single-family unit, which has characteristics and amenities similar to their former homes, as opposed to an apartment. Families renting single-family homes may be able to keep their children enrolled in the schools they are accustomed to and in proximity to friends and sports or recreational programs. In addition, single-family homes are frequently located in stable neighborhoods and include private yards for children and pets to play safely.

        The recent drop in home prices (with its trough in March 2012 in some of the largest U.S. housing markets), constraints on mortgage lending, job volatility requiring greater geographic mobility, economic uncertainty, evolving demographics and expanded rental options are changing the way many Americans live. Many people, who in the past might have become homeowners, are instead becoming long-term renters of single-family homes. According to JBREC, for every 1.0% decline in the homeownership rate, the occupants of approximately 1.1 million homes become prospective tenants. The U.S. Census Bureau reports the national homeownership rate was 65.3% in the third quarter of 2013, which is down from a peak of 69.2% in the fourth quarter of 2004.

 National Homeownership Rate

Source: U.S. Census Bureau.

Note: 2013 is as of Q3 2013.

  Single-Family Home Prices

        There was an over-correction in housing prices in certain housing markets, which led to home prices being significantly below replacement cost in many of these markets. As the economy gradually strengthens and the housing market returns to long-term pricing norms, or reverts to mean pricing levels, JBREC believes there is the potential for home price appreciation. As of November 30, 2013, Starwood Waypoint Residential Trust's thirteen primary markets were located in Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA Metropolitan Division; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Arizona (Phoenix-Mesa-Glendale, AZ MSA), Nevada (Las Vegas-Paradise, NV MSA) and Illinois (Chicago-Joliet-Naperville, IL Metropolitan Division).

        The chart below illustrates the magnitude of the decrease in home prices in these thirteen markets and the subsequent rebound, which remains below the peak for all but Denver, Dallas-Fort Worth and Houston. For example, home prices in Houston fell 4% from peak to trough and have subsequently risen 20%.

 Changes in Burns Home Value Index(1)
(January 2002 to November 2013)

Source: JBREC, November 2013.

(1)
Peak occurred during 2005-2007 for all markets. Troughs occurred during 2011 or 2012 for all markets. Burns Home Value Index estimates all home values in a market, not just recent transactions.

Markets

  Projections and Assumptions

        The following discussion contains projections regarding home price appreciation, employment growth, residential building permit activity, median household income, household formation and housing affordability conditions. JBREC has made these projections based on studying the historical and current performance of the residential housing market and applying JBREC's qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual results because events and circumstances frequently do not occur as expected, and the differences may be material. JBREC does not express any form of assurance that these projections will come true. See "Risk Factors—Risks Related to Our Business, Properties and Growth Strategies." The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate."

  Home Price Appreciation

        The Burns Home Value Index seeks to provide a reasonable estimate of home value trends in an MSA. The index is calculated based on an "electronic appraisal" of every home in the market, rather than just the small sample of homes that are actually transacting. The index provides home value trends by analyzing transactions as they are negotiated, not closed, which eliminates the data lag embedded in other home value indices that are based only on completed transactions. The index does not measure the change in the median price of homes sold, which may be subject to the mix of homes being sold and differences by geography. Appreciation projections are highly dependent on JBREC's assumptions of job growth by market and mortgage rates staying below 4.9% through 2015.

  Employment Growth

        JBREC forecasts the Bureau of Labor Statistics' wage and salary employment totals. Employment growth conditions vary by market, but JBREC believes that an economic recovery that involves global debt reduction is likely to be a slow-growth recovery. Among other things, JBREC has assumed that the economy is gradually expanding, albeit at a slower pace than prior economic recoveries.

  Residential Building Permit Activity

        JBREC's residential building permit forecasts consider job growth in each market, as well as home sales activity, household formation and home price appreciation.

  Median Household Income

        JBREC's household income forecasts assume generally improving job growth, and assume that incomes are generally rising after declining during the recent economic downturn. As with job growth, the recovery in the rate of household income growth is generally expected to occur at a slower pace in the near term than in previous economic recoveries.

  Household Formation

        JBREC's household formation forecasts are based on forecasted changes in population, as well as a return to more normal headship rates, or the percentage of people in an age group who head a household. Headship rates fell for nearly all age groups from 2000 to 2010, particularly in the younger age groups, mostly caused by the economic distress in the latter half of the last decade. JBREC's forecasts assume immigration that occurs at levels consistent with the 2000s and continued growth in multi-generational families.

        JBREC expects that the generation of people under 35 years old in 2010 will be 5% less likely to own a home than "normal" and will rent instead. Higher personal debt levels, including but not limited to record high student loan debt, will result in high debt-to-income ratios which will prevent some households from qualifying for mortgages. In addition, JBREC recognizes that the United States has become a more mobile society, which will cause a small increase in the percentage of households who choose to rent. JBREC defines "normal" homeownership rates as equivalent to 2000 levels, when the housing market was less volatile and many economic variables were near historical averages.

  Burns Affordability Index

        Burns Affordability Index compares the monthly cost of owning the median-priced home with the median household income from March 1, 1981 through October 31, 2013; with zero equating to the best affordability, 10 being the worst affordability and 5 being the historical average. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment.

  Overview

        As of November 30, 2013, Starwood Waypoint Residential Trust's thirteen primary markets were located in Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA Metropolitan Division; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Arizona (Phoenix-Mesa-Glendale, AZ MSA), Nevada (Las Vegas-Paradise, NV MSA) and Illinois (Chicago-Joliet-Naperville, IL Metropolitan Division).

        The following tables provide summaries of demographic, economic and housing data and estimates, forecasts and projections for these thirteen primary markets.

Demographic and Economic Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA Mdiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA
Population Total, millions(1)	5.4	7.9	6.6	2.6	6.2	2	5.8	2.6	2.2	4.3	4.4	2.8	0.4
MSA/MDiv Rank by Population(1)	9	3	4	21	5	32	8	22	27	13	12	18	124
Average Annual Population Growth Forecast (2013 to 2015)(2)(3)	1.7%	0.3%	2.1%	1.6%	1.9%	2.6%	1.1%	0.7%	2.2%	2.6%	1.1%	0.8%	0.3%
Unemployment Rate Oct. 2013(4)	7.7%	8.3%	5.9%	6.0%	5.9%	9.4%	7.0%	7.0%	6.0%	6.8%	9.8%	6.4%	7.7%
Average Annual Employment Growth Forecast (2013 to 2015)(2)	2.7%	1.9%	3.3%	3.4%	3.3%	2.4%	1.8%	2.4%	2.3%	2.8%	2.2%	2.6%	1.8%
Total Households, millions (2012)(3)	2.0	2.9	2.4	1.0	2.2	0.7	2.1	0.9	0.8	1.6	1.3	1.2	0.1
Average Annual Household Growth Forecast (2013 to 2015)(2)(3)	1.9%	0.6%	2.2%	1.7%	2.0%	2.6%	1.1%	1.0%	2.2%	2.7%	1.6%	0.9%	0.2%
Median Household Income (2012)(3)	$56,020	$58,090	$59,080	$60,690	$58,510	$52,750	$47,780	$71,290	$48,010	$52,590	$54,000	$45,300	$67,510
Average Annual Median Income Growth Forecast (2013 to 2015)(2)(3)	1.9%	2.0%	2.1%	2.7%	1.6%	2.4%	3.0%	1.5%	1.0%	3.1%	1.9%	2.9%	3.6%

(1)
Source: U.S. Census Bureau.

(2)
Source: JBREC estimate; actual values may differ materially from those estimated.

(3)
Sources: Moody's Analytics, JBREC.

(4)
Source: Bureau of Labor Statistics.

MDiv. = Metro Division

 Housing Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA MDiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA
Total Housing Units, millions(1)	2.2	3.2	2.5	1.1	2.4	0.8	2.5	1.0	1.0	1.8	1.5	1.4	0.2
Median Resale Home Price (Dec. 2012)(2)	$114,066	$165,000	$166,400	$243,000	$171,000	$145,000	$196,700	$384,000	$135,000	$159,900	$210,000	$123,000	$211,500
Total Market Value, billions(1)	$256	$516	$273	$189	$251	$67	$326	$270	$89	$199	$198	$126	$23
Number of Resale Homes Sold(2)
2012	76,669	81,651	71,586	46,035	68,639	47,733	108,129	33,750	38,238	99,984	65,666	49,417	6,566
2011	63,559	62,865	61,033	37,372	58,854	50,031	100,034	31,000	36,664	97,248	64,626	43,480	6,526
2010	66,740	61,347	60,924	36,656	56,807	46,515	88,497	30,652	35,627	88,051	68,552	38,586	6,309
2009	74,901	57,889	65,404	39,948	60,106	50,598	76,035	34,036	30,739	91,586	79,225	37,533	7,663
Percent Change in Burns Home Value Index, Peak to Trough(3)	-35%	-35%	-4%	-10%	-4%	-61%	-50%	-43%	-51%	-54%	-54%	-47%	-60%
Percent Change in Burns Home Value Index, Trough to Current (Oct. 2013)(3)	-21%	-15%	-19%	22%	20%	-50%	-31%	-44%	-27%	-50%	-43%	-22%	-49%
Average Annual Burns Home Value Index Appreciation Forecast (2013 to 2015)(3)	11.5%	8.8%	7.4%	6.8%	6.3%	17.2%	10.2%	13.9%	9.5%	11.9%	14.0%	9.3%	18.7%
Rental Vacancy Rates (Aug. 2013)(4)	10.8%	7.6%	9.7%	5.1%	11.6%	12.6%	9.2%	4.1%	11.7%	10.1%	6.9%	11.2%	6.9%
Single-Family Average Rental Rate (Oct. 2013)(4)	$1,054	$1,352	$1,163	$1,349	$1,237	$1,077	$1,674	$1,874	$1,132	$1,060	$1,348	$1,133	$1,425
Rentership Rate (2012)(5)	39.0%	33.2%	39.0%	38.7%	38.4%	46.6%	39.3%	n/a	34.1%	38.7%	42.8%	34.2%	n/a

(1)
Source: U.S. Census Bureau, 2012 American Community Survey 1-Year Estimates.

(2)
Sources: Texas A&M Real Estate Center (Dallas-Fort Worth, Houston), DataQuick (Atlanta, Chicago, Denver, Las Vegas, Miami, Oakland, Orlando, Phoenix, Riverside-San Bernardino, Tampa & Vallejo).

(3)
Source: JBREC. Note that peak occurred during 2005-2007 for all markets. Trough occurred during 2011 or 2012 for all markets. Burns Home Value Index estimates home values in a market, not just recent transactions except for Texas.

(4)
Source: RentRange, LLC. Based on the last published data from the Census Bureau. Includes combined single and multi-family vacancy rates.

(5)
Source: U.S. Census Bureau. Chicago value covers the entire MSA.

MDiv. = Metro Division

  Atlanta-Sandy Springs-Marietta, Georgia MSA: "Atlanta"

  Atlanta Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Atlanta MSA had approximately 5.4 million people and is the ninth-largest MSA in the United States by population, according to the Census Bureau's 2012 Statistical Abstract of the United States. There are twenty-eight counties in the Atlanta MSA. Atlanta is projected to average population growth of 1.8% annually from

2013 through 2015, which is slightly above the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Atlanta, with 35,500 jobs added in the 12 months ended December 31, 2011 and 43,900 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 183,500 jobs between 2008 and 2010. In the 12 months ended October 2013, the Atlanta metro has gained 63,300 jobs for a 2.7% increase. The unemployment rate declined from 10.1% in 2010 to 8.8% in 2012; the rate dropped further to 7.7% as of October 2013. JBREC forecasts employment in Atlanta to grow by an average of 65,000 jobs annually from 2013 through 2015, or annual growth of 2.7%. In comparison, JBREC forecasts annual employment growth nationally of 1.8% through 2015.

Annual Employment Growth and Unemployment Rate
Atlanta, GA MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Atlanta economy includes the state capital and several colleges and universities, numerous Fortune 500 companies and one of the busiest airports in the world. Atlanta also has one of the fastest growing tech sectors with 13,000 companies and nearly 200,000 employees. The metro development authority reports Atlanta has the 2nd largest telecom presence nationally with over 44,000 employed in this cluster.

        Median Household Income.    After decreasing in 2009 and 2010, the median household income in Atlanta has picked up, experiencing a 0.7% and 1.0% year over year growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. Atlanta's median household income is estimated to be $57,000 as of October 2013. JBREC forecasts the median income in Atlanta will increase to $59,300 by 2015, which is a 1.9% average annual increase, slightly above the national forecast of 1.8% during the same period.

 Median Household Income
Atlanta, GA MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Atlanta Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Atlanta's housing stock at $256 billion, or approximately 2.2 million homes. Household formations have been increasing, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 14,380. The Atlanta MSA peaked in 2004 at 74,007 permits. Home values dropped modestly from 2011 to 2012, but were down 33% at the trough in 2012 from the 2006 peak (according to JBREC's Burns Home Value Index™). The homeownership rate hovered between 66% and 68% from 2005-2011 but subsequently declined to 62.4% as of the third quarter of 2013.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Atlanta market.

        Additionally, JBREC estimates that there is a "shadow inventory" of delinquent mortgages that have not been resolved of approximately 76,825 homes as of June 30, 2013 (most recent), down significantly from more than 150,000 in 2009.

Distressed Supply, Shadow Inventory
Atlanta, GA MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 10.3% as of October 2013, down from 12.7% in October 2012.

Atlanta, GA MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    The total annual permit issuance of single-family and multi-family permits reached a trough during 2009 in Atlanta. Household growth in Atlanta has increased from lows in 2010 to an estimated 23,500 households added in 2012. JBREC forecasts that household growth will steadily increase from 29,500 new households in 2013 to 46,800 new households added in 2015. Total permits are forecasted to reach 28,500 units in 2015, a level last reached in 2007. JBREC forecasts approximately 117,100 new households will be formed in Atlanta from 2013 through 2015 compared to 73,450 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

 Annual Household Formation and Housing Permits
Atlanta, GA MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially form those projected.

        Resale supply in the Atlanta MSA has declined steadily since 2011 with a moderate increase in early-2013. As of October 2013, the MSA had approximately 3.2 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The below equilibrium inventory level could lead to more competitiveness and increasing prices in the resale market.

Estimated Resale Months of Supply
Atlanta, GA MSA

Source: JBREC.

        Homeownership Levels.    Atlanta's homeownership rate hovered between 66% and 68% from 2005 through 2011, but subsequently declined to 62.4% in the third quarter of 2013.

 Homeownership Rate—Atlanta, GA MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Atlanta reached a trough in 2012, at a level representing a 33.4% decline from the 2006 peak. JBREC forecasts home values will increase through 2015, at an average annual rate of 11.5% from 2013 to 2015.

Burns Home Value Index—Atlanta, GA MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    In 2012, housing affordability conditions in the Atlanta MSA were at their best level going back to 1981, according to the Burns Affordability Index, which compares the monthly costs of owning the median-priced home with the median household income, taking into consideration the change in mortgage rates over time. Rising home prices and mortgage rates will reduce affordability from 2013 through 2015, but housing affordability will still remain below Atlanta's historical average.

 Burns Affordability Index—Atlanta, GA MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Atlanta, while the vacancy rate is declining. From a high of 16.6% in 2009, the vacancy rate has decreased to 10.8% as of November 2013. The average monthly rental rate is $1,054 as of November 2013, up from an average of $1,011 in 2012.

Average Single-Family Rental and Vacancy Rates
Atlanta, GA MSA

Source: Rent Range, LLC.

        For three-bedroom homes the median rent per square foot has been relatively flat since 2009, sitting at $0.70 as of November 2013. The median square feet per unit for three-bedroom homes has been declining steadily as the mix of rental homes has shifted. The following table details single-family rental data specifically for three-bedroom homes in Atlanta:

Single-Family Rental Data for Three-Bedroom Homes
Atlanta, GA MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,101	1,639	$0.67
2010	$1,079	1,594	$0.68
2011	$1,056	1,576	$0.67
2012	$1,059	1,562	$0.68
November 2013	$1,117	1,593	$0.70

Source: Rent Range, LLC.

  Chicago- Joliet- Naperville, Illinois Metropolitan Division: "Chicago"

  Chicago Economic Overview

        According to the U.S. Census Bureau's 2012 Population Estimates, the Chicago metropolitan division had 7.9 million people and, according to the 2012 U.S. Census Bureau Statistical Abstract of the United States, is the third-largest MSA in the United States by population when combined with the neighboring Gary, IN and Lake County-Kenosha County, IL-WI metropolitan divisions (an additional 1.6 million people, according to the U.S. Census Bureau, 2011 Population Estimates). There are eight counties in the Chicago Metropolitan Division. JBREC projects Chicago will average population growth of 0.5% annually from 2013 through 2015, which is below the projected national average of 1.0% annually for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Chicago, with 48,700 jobs added in the 12 months ended December 31, 2011 and 53,400 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 266,000 jobs between 2008 and 2010. In the twelve months ended October 31, 2013, the Chicago metro division had gained 54,000 jobs, an 8.3% annual clip. The unemployment rate declined from 10.4% in 2010 to 8.9% in 2012; the rate declined further to 8.3% as of October 2013. JBREC forecasts employment in Chicago to grow by an average of 70,000 jobs annually from 2013 through 2015, or annual growth of 1.9%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

 Annual Employment Growth and Unemployment Rate
Chicago, IL Metro Division

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Chicago economy is diversified, with concentrations in manufacturing, transportation, information technology, R&D, and green energy. This metro employs nearly 1 million employees in the business and financial services industries, and 10% of the regional economy can be attributed to manufacturing, which employs over 400,000.

        Median Household Income.    After decreasing in 2009 and 2010, the median household income in Chicago increased, experiencing a 1.3% period over period growth rate for the year ended December 31, 2011 and flattened in the year ended December 31, 2012. JBREC forecasts the median income in Chicago will increase to $61,703 by 2015, which is a 2.7% average annual increase compared to a forecast of 1.8% nationally during the same period. JBREC estimates Chicago's median household income is $58,750 as of October 2013.

Median Household Income
Chicago, IL Metro Division

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Chicago Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates the housing stock in Chicago at nearly $516 billion, or approximately 3.2 million homes. Household formations increased in 2012 to 13,900, but then fell to 12,900 for 2013. Permits to build new single-family and multi-family homes as of December 31, 2012 were at 7,298, significantly down from the 2005 peak in the Chicago metro division of 43,976. Home values dropped dramatically from the 2006 peak to the 2012 trough, down 33% (according to JBREC's Burns Home Value Index™). JBREC forecasts home values will increase by an annual average of 8.8% through 2015. Chicago's homeownership rate peaked as high as 70.0% in 2005 but has subsequently declined to 67.1% on average for 2012 and 68.1% in 3Q13.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Chicago market.

        Additionally, JBREC estimates that there is a large "shadow inventory" of delinquent mortgages that have not been resolved of approximately 131,160 homes as of June 30, 2013, down significantly from 198,353 at the end of 2011.

Distressed Supply, Shadow Inventory
Chicago, IL Metro Division

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 10.4% as of October 2013, down from 14.0% in October 2012.

Chicago, IL Metro Division
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    Household growth in Chicago has increased from a low in 2005 to an estimated 13,900 households added in 2012. JBREC forecasts that households will steadily increase from 12,900 new households added in 2013 to 22,800 new households added in 2015. Total permits started to trend upwards in 2010 and are forecasted to reach 13,130 units in 2015, a level last reached in 2008. JBREC forecasts approximately 54,600 new households will be formed in Chicago from 2013 through 2015 compared to 33,690 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

Annual Household Formation and Housing Permits
Chicago, IL Metro Division

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Resale supply in the Chicago metro division has declined over the last year. As of October 2013, the MSA had approximately 4.7 months of supply, based on existing home sales activity over the most recent twelve months; a 6.0 month supply is considered equilibrium for most markets.

Estimated Resale Months of Supply
Chicago, IL Metro Division

Source: JBREC.

        Homeownership Levels.    The homeownership rate in Chicago declined from a peak of 70.0% in 2005 to 67.1% on average for 2012 before increasing to 68.1% as of October 31, 2013. This rate covers the entire Chicago MSA.

Homeownership Rate—Chicago, IL Metro Division

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Chicago experienced a 2.5% decrease in 2012 from 2011, after declining 36.1% from 2007 through 2011. Home values in the Chicago metro division are forecasted to rise at an average annual rate of 8.8% from 2013 to 2015, according to the Burns Home Value Index™.

 Burns Home Value Index—Chicago, IL Metro Division
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the cost of home ownership with the median household income dating back to 1981, affordability conditions in the Chicago market reached their historical best in 2012. This estimate of the cost of ownership takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. JBREC expects affordability in Chicago to remain better than the historical median, despite rising home values and mortgage interest rates into 2015.

Burns Affordability Index—Chicago, IL Metro Division

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Chicago, while the vacancy rate is declining. After peaking at 12.2% in 2010, the vacancy rate has decreased to 7.6% as of November 2013. The average monthly rental rate is $1,352 as of November 2013, up from an average of $1,296 in 2012.

Average Single-Family Rental and Vacancy Rates
Chicago, IL Metro Division

Source: Rent Range, LLC.

        For the three-bedroom homes the median rent per square foot has increased from $.82 in 2009 to $0.91 as of November 2013. The median square feet per unit for three-bedroom homes in Chicago was 1,610 in November 2013, up from 1,602 in 2012. The following table details single-family rental data specifically for three-bedroom homes in Chicago:

Single-Family Rental Data for Three-Bedroom Homes
Chicago, IL Metro Division

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,396	1,696	$0.82
2010	$1,354	1,578	$0.86
2011	$1,367	1,517	$0.90
2012	$1,343	1,463	$0.92
November 2013	$1,451	1,602	$0.91

Source: Rent Range, LLC.

  Denver-Aurora-Lakewood, Colorado MSA: "Denver"

  Denver Economic Overview

        According to the U.S. Census Bureau's 2012 Population Estimates, the Denver MSA had 2.6 million people and, according to the 2012 U.S. Census Bureau Statistical Abstract of the United States, is the twenty-first largest MSA in the United States by population. There are ten counties in the Denver MSA. Denver is projected to average population growth of 1.3% annually from 2013 through 2015, which is below the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth is positive in Denver, with 20,100 jobs added in the 12 months ended December 31, 2011 and 32,500 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 59,600 jobs between 2009 and 2010. In the twelve months ended October 31, 2013, the Denver MSA added 33,400 jobs, a 2.6% year-over-year increase. The unemployment rate declined from 9.1% in 2010 to 7.9% in 2012, and declined to 6.0% as of October 2013. JBREC forecasts employment in Denver to grow by an average of 44,000 jobs annually from 2013 through 2015, or annual growth of 3.4%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Denver, CO MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Denver economy is diversified and attracts industries such as aerospace, aviation, bioscience, energy, financial services, and information technology. The Chamber of Commerce indicates Denver has the highest private aerospace employment of the 50 largest metros, with 19,600 aerospace workers, adding "Colorado has the nation's second-largest aerospace economy and is home to four military commands, eight major space contractors, and more than 400 aerospace companies and suppliers." The state's energy resources paired with clean technology research and development attracted the U.S. Department of Energy's laboratory for renewable energy and energy efficiency R&D. Denver's largest private employers include Lockheed Martin, which produces aerospace and defense-related systems, broadcasting companies including CenturyLink, Comcast and DISH Network, and multiple healthcare organizations.

        Median Household Income.    After decreasing in 2009 and 2010, Denver's median household income increased 2.2% in the year ended December 31, 2011 and 1.8% for the year ended December 31, 2012. JBREC forecasts Denver's median income will increase to $65,700 by 2015, which is a 2.7% average annual increase, compared to a forecast of 1.8% nationally during the same period. JBREC estimates Denver's median household income is $62,100 as of October 2013.

 Median Household Income
Denver, CO MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Denver Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Denver's housing stock at $189 billion, or approximately 1.1 million homes. Household formations have been increasing since 2011 and permits to build new single-family and multi-family homes as of December 31, 2012 were at 13,760, down from peak activity of 23,260 permits in 2002. Home values appear to have reached a trough in 2011, down 9% from the 2006 peak levels (according to JBREC's Burns Home Value Index™). Homeownership has declined, from 71.9% in 2003 to 60.4% as of the third quarter of 2013. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Denver market.

        Additionally, JBREC estimates that there is a "shadow inventory" of delinquent mortgages that have not been resolved of approximately 17,741 homes as of June 30, 2013, down significantly from 39,313 in 2009.

 Distressed Supply, Shadow Inventory
Denver, CO MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 5.1% as of October 2013, down from 6.2% in October 2012.

Denver, CO MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    The total annual permit issuance of single-family and multi-family permits reached a trough during 2009 in Denver. Household growth appears to have bottomed in Denver in 2011 at 14,800 and JBREC forecasts that household growth will steadily increase from 15,900 new households in 2013 to 20,900 new households in 2015. Total permits are forecasted to reach 18,000 units in 2015, a level last reached in 2006. JBREC forecasts approximately 54,500 new households will be formed in Denver from 2013 through 2015, compared to 46,260 homebuilding permits expected to be issued. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

Annual Household Formation and Housing Permits
Denver, CO MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially form those projected.

        Resale supply in the Denver MSA troughed in April 2013 at 2.1 months of supply, gradually increased a couple of months, and has troughed again to 2.1 months of supply as of October 31, 2013, based on existing home sales activity over the most recent twelve months. Inventory remains well below equilibrium levels; a 6.0 month supply is considered equilibrium for most markets. The constrained inventory levels could lead to more competitiveness and increasing prices in the resale market.

 Estimated Resale Months of Supply
Denver, CO MSA

Source: JBREC.

        Homeownership Levels.    As of the third quarter of 2013 the homeownership rate in Denver was 60.4%, which is down from 71.9% in 2003.

Homeownership Rate—Denver, CO MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home prices in Denver started to increase in 2012. The Burns Home Value Index™ was up 6.6% in 2012 from 2011. JBREC projects an average annual increase in home values of 6.8% for the Denver MSA from 2013 to 2015.

 Burns Home Value Index—Denver, CO MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    Housing affordability conditions in the Denver MSA returned to normal levels as of June 2013, according to the Burns Affordability Index, which compares the monthly costs of owning the median-priced home with the median household income, taking into consideration the change in mortgage rates over time. During 2012, price increases were largely responsible for pushing the affordability index back towards the long-term median for this metro, and rising home prices and mortgage rates will reduce affordability from 2013 through 2015.

Burns Affordability Index—Denver, CO MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Denver, while the vacancy rate is declining. After peaking at 10.3% in 2009, the vacancy rate has decreased to 5.1% as of November 2013. The average monthly rental rate is $1,349 as of November 2013, up from $1,297 on average in 2012.

Average Single-Family Rental and Vacancy Rates
Denver, CO MSA

Source: Rent Range, LLC.

        For three-bedroom homes, the median rent per square foot has increased from $0.83 in 2009 to $0.91 as of November 2013. The median square feet per unit for three-bedroom homes increased to the highest level since 2009. The following table details single-family rental data specifically for three-bedroom homes in Denver:

Single-Family Rental Data for Three-Bedroom Homes
Denver, CO MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,397	1,680	$0.83
2010	$1,410	1,688	$0.84
2011	$1,466	1,673	$0.88
2012	$1,486	1,664	$0.89
November 2013	$1,538	1,696	$0.91

Source: Rent Range, LLC.

  Dallas-Fort Worth-Arlington, Texas MSA: "Dallas-Fort Worth"

  Dallas-Fort Worth Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Dallas-Fort Worth MSA had approximately 6.6 million people and, according to the 2012 U.S. Census Bureau Statistical Abstract of the United States, is the fourth-largest MSA in the United States by population. Data for the Dallas-Fort Worth metropolitan area covers twelve counties. Dallas-Fort Worth is projected to average population growth of 2.1% annually from 2013 through 2015, which is above the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Dallas-Fort Worth, with 70,300 jobs added in the 12 months ended December 31, 2011 and 83,800 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 111,900 jobs between 2009 and 2010. In the twelve months ended October 31, 2013, the Dallas-Fort Worth metro added 96,100 jobs, a 3.1% year-over-year increase. The unemployment rate declined from 8.2% in 2010 to 6.7% in 2012, reaching 5.9% in October 2013. JBREC forecasts employment in Dallas-Fort Worth to grow by an average of 103,333 jobs annually from 2013 through 2015, or annual growth of 3.3%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Dallas-Fort Worth, TX MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Dallas-Fort Worth metropolitan area has three primary industries that are the lifeblood of the economy: logistics and trade, technology, and advanced services such as the financial and technological sectors. The metro's central location provides for strong trade advantages, with robust infrastructure in place to allow businesses to move products quickly and cost-effectively.

        Median Household Income.    After decreasing in 2009, the median household income in Dallas-Fort Worth has increased, experiencing a 3.2% and 2.1% period over period growth rate for the years ended December 31, 2011 and December 31, 2012, respectively. JBREC forecasts the median income in Dallas-Fort Worth will increase to $62,960 by 2015, which is a 2.1% average annual increase, compared to a forecast of 1.8% nationally during the same period. JBREC estimates Dallas-Fort Worth's median household income is $60,150 as of October 2013.

 Median Household Income
Dallas-Fort Worth, TX MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Dallas-Fort Worth Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Dallas-Fort Worth's housing stock at $273 billion, or approximately 2.5 million homes. Household formations increased in 2011, but dipped slightly in 2012, while permits to build new single-family and multi-family homes as of December 31, 2012 were at 37,370, down from the 2005 peak in Dallas-Fort Worth of 59,895. Home values over the past decade have remained fairly constant (compared to other markets) with only a 1.7% drop from the 2007 peak to 2011 trough values (according to JBREC's Burns Home Value Index™). Homeownership has remained fairly constant over the past decade at approximately 62%, declining to 59.7% as of the third quarter of 2013.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Dallas-Fort Worth market.

        Additionally, JBREC estimates that there is a "shadow inventory" of delinquent mortgages that have not been resolved of approximately 61,304 homes as of June 30, 2013, down significantly from 105,877 in late-2009.

Distressed Supply, Shadow Inventory
Dallas-Fort Worth, TX MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 8.8% as of October 2013, down from 9.1% in October 2012.

Dallas-Fort Worth, TX MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    The total annual permit issuance of single-family and multi-family permits reached a trough during 2010 in Dallas-Fort Worth and has been rising since. Household growth in Dallas-Fort Worth has increased from a low in 2010 to an estimated 48,300 households added in 2012. JBREC forecasts that household growth will steadily increase from 47,500 new households in 2013 to 62,200 new households added in 2015. Total permits are forecasted to reach 45,630 units in 2015, a level last reached in 2007. JBREC forecasts approximately 166,500 new households will be formed in Dallas-Fort Worth from 2013 through 2015 compared to 124,890 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

Annual Household Formation and Housing Permits
Dallas-Fort Worth, TX MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially form those projected.

        Resale supply in the Dallas-Fort Worth MSA has declined significantly over the last year. Through October 2013, the MSA had approximately 2.6 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The limited inventory could lead to more competitiveness and increasing prices in the resale market.

Estimated Resale Months of Supply
Dallas-Fort Worth, TX MSA

Source: JBREC.

        Homeownership Levels.    As of the third quarter of 2013 the homeownership rate in Dallas-Fort Worth was 59.7%, which is down from an average of 63.8% in 2010.

Homeownership Rate—Dallas-Fort Worth, TX MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Dallas-Fort Worth were up 4.1% in 2012 from 2011. Home values in the Dallas-Fort Worth metro area are forecasted to rise at an average annual rate of 7.4% from 2013 to 2015, according to the Burns Home Value IndexTM.

Burns Home Value Index—Dallas-Fort Worth, TX MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    Housing affordability conditions in the Dallas-Fort Worth MSA have been consistently better than normal since 2008, according to JBREC's Affordability Index, which compares the monthly costs of owning the median-priced home with the median household income, taking into consideration the change in mortgage rates over time. Rising home prices and mortgage rates will reduce affordability from 2013 through 2015, but will Dallas-Fort Worth will remain relatively affordable through 2015.

 Burns Affordability Index—Dallas-Fort Worth,
TX MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Dallas-Fort Worth, while the vacancy rate is declining. After peaking at 13.5% in 2010, the vacancy rate has decreased to 9.7% as of November 2013. The average monthly rental rate is $1,163 as of November 2013, up from an average of $1,152 in 2012.

Average Single-Family Rental and Vacancy Rates
Dallas-Fort Worth, TX MSA

Source: Rent Range, LLC.

        For three-bedroom homes, the median rent per square foot has increased marginally since 2009 and was $0.77 as of November 2013. The median square feet per unit for three-bedroom homes increased in Dallas-Fort Worth as of November 2013. The following table details single-family rental data specifically for three-bedroom homes in Dallas-Fort Worth:

Single-Family Rental Data for Three-Bedroom Homes
Dallas-Fort Worth, TX MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,227	1,616	$0.76
2010	$1,254	1,651	$0.76
2011	$1,252	1,631	$0.77
2012	$1,271	1,652	$0.77
November 2013	$1,283	1,656	$0.77

Source: Rent Range, LLC.

Houston-Sugar Land-Baytown, Texas MSA: "Houston"

  Houston Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Houston MSA had approximately 6.2 million people and is the sixth-largest MSA in the United States by population, according to the Census Bureau's 2012 Statistical Abstract of the United States. There are ten counties in the Houston MSA. Houston is projected to experience population growth of 1.9% annually from 2013 through 2015, which is nearly double the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth is positive in Houston, with 64,600 jobs added in the 12 months ended December 31, 2011 and 99,300 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 74,000 jobs between 2009 and 2010. In the twelve months ended October 31, 2013, the Houston MSA added 79,600 jobs, a 2.9% year-over-year increase. The unemployment rate declined from 8.5% in 2010 to 6.8% in 2012; the rate dropped further to 5.9% as of October 2013. JBREC forecasts employment in Houston to grow by an average of 91,667 jobs annually from 2013 through 2015, or annual growth of 3.3%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Houston, TX MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Houston metro area is home to twenty-five Fortune 500 companies, the third highest concentration in the U.S., as well as a substantial oil and gas cluster and a very active, international port. Houston's strong infrastructure supports growing industries, including energy, health care, nanotechnology, aerospace, and information technology. The Texas Medical Center is the largest complex in the world, with 54 institutions employing 106,000 and treating over 7 million patients annually.

        Median Household Income.    After decreasing in 2009, Houston's median household income has steadily increased, experiencing 3.6% and 2.1% period over period growth for the years ended December 31, 2011 and December 31, 2012, respectively. JBREC forecasts Houston's median income will increase to $61,300 by 2015, which is a 1.6% average annual increase compared to a forecast of 1.8% nationally during the same period. JBREC estimates Houston's median household income is $59,200 as of October 2013.

Median Household Income
Houston, TX MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Houston Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Houston's housing stock at $251 billion or approximately 2.4 million homes. Household formations have been increasing since 2012 and permits to build new single-family and multi-family homes as of December 31, 2012 were at 43,293, down from Houston's peak of 71,719 permits in 2006. Home values in Houston remained fairly steady in the mid-2000s (according to JBREC's Burns Home Value IndexTM), and were up 4.7% in 2012 year-over-year. The homeownership rate peaked in 2008 at 64.8%, and has subsequently declined to 62.2% on average for 2012. The rate reached 59.5% at the end of the third quarter of 2013.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Houston market.

        Additionally, JBREC estimates that there is a "shadow inventory" of delinquent mortgages that have not been resolved of approximately 51,523 homes as of June 30, 2013, down significantly from 90,198 in 2009.

Distressed Supply, Shadow Inventory
Houston, TX MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 8.5% as of October 2013, down from 9.0% in October 2012.

Houston, TX MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    The total annual permit issuance of single-family and multi-family permits has been trending up since the 2009 trough in Houston. Household growth in Houston has increased from the low in 2007 to an estimated 42,000 households added in 2012. JBREC forecasts that households will steadily increase from 41,100 new households added in 2013 to 48,300 new households in 2015. Total permits are forecasted to reach 63,000 units in 2015, a level last reached in 2007. JBREC forecasts approximately 135,800 new households will be formed in Houston from 2013 through 2015 compared to 171,500 total residential permits issued over the same period.

Annual Household Formation and Housing Permits
Houston, TX MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially form those projected.

        Resale supply in the Houston MSA has declined steadily over the last year. The declining inventory levels could lead to more competitiveness and increasing prices in the resale market. Through October 2013, the MSA had approximately 3.1 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets.

Estimated Resale Months of Supply
Houston, TX MSA

Source: JBREC.

        Homeownership Levels.    The homeownership rate averaged 59.5% in the third quarter of 2013, down from a high of 64.8% in 2008.

Homeownership Rate—Houston, TX MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Houston experienced a 4.7% increase in 2012 from 2011. Home values in the Houston metro area are forecasted to rise at an average annual rate of 6.3% from 2013 to 2015, according to the Burns Home Value Index™.

Burns Home Value Index—Houston, TX MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the monthly costs of owning the median-priced home with the median household income, current affordability conditions are good in the Houston MSA. JBREC's Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the costs of ownership, which can significantly impact the monthly payment. Rising home prices and mortgage rates will reduce affordability from 2013 through 2015, bringing the market to levels more consistent with its historical median affordability.

 Burns Affordability Index—Houston, TX MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Houston, while the vacancy rate is declining. After peaking at 16.2% in 2010, the vacancy rate has decreased to 11.6% as of November 2013. The average monthly rental rate is $1,237 as of November 2013, up from an average of $1,182 in 2012.

Average Single-Family Rental and Vacancy Rates
Houston, TX MSA

Source: Rent Range, LLC.

        For the three-bedroom homes the median rent per square foot has been increasing from a low of $0.77 per square foot in 2011 to $0.82 as of November 2013. The median square feet per unit for three-bedroom homes increased in Houston in November 2013. The following table details single-family rental data specifically for three-bedroom homes in Houston:

 Single-Family Rental Data for Three-Bedroom Homes
Houston, TX MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,345	1,713	$0.79
2010	$1,299	1,692	$0.77
2011	$1,289	1,669	$0.77
2012	$1,308	1,644	$0.80
November 2013	$1,385	1,692	$0.82

Source: Rent Range, LLC.

  Las Vegas, Nevada MSA (Clark County): "Las Vegas"

  Las Vegas Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Las Vegas MSA had approximately 2.0 million people, and is the nineteenth-largest MSA in the United States by population according to the Census Bureau's 2012 Statistical Abstract of the United States. There are four counties in the Las Vegas MSA. Las Vegas is projected to experience population growth of 1.4% annually from 2013 through 2015, which is above the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Las Vegas, with 4,600 jobs added in the 12 months ended December 31, 2011 and 15,400 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 124,400 jobs between 2008 and 2010. In the twelve months ended October 31, 2013, the Las Vegas metro added 17,400 jobs, a 2.1% annual clip. The unemployment rate declined from 14.2% in 2010 to 11.2% in 2012, reaching 9.4% in October 2013. JBREC forecasts employment in Las Vegas to grow by an average of 20,000 jobs annually from 2013 through 2015, or annual growth of 2.4%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Las Vegas, NV MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Las Vegas economy is primarily focused on tourism, entertainment, and hospitality. According to the Las Vegas Convention and Visitors Bureau, the metro accommodated over 39.7 million visitors in 2012, including 4.9 million convention attendees. Gaming revenues contributed $9.4 billion to the local economy. Through local and state efforts, the metro economy is branching into technology and e-commerce. Additionally, the potential construction of a new interstate freeway which would span from Canada to Mexico, connecting Las Vegas to Phoenix, would likely add new construction jobs in the short term and further diversify the Las Vegas economy, potentially making it a national transportation hub.

        Median Household Income.    After decreasing in 2009 and 2010, the median household income in Las Vegas increased by 1.4% in 2011 and 1.6% in 2012. JBREC forecasts the median income in Las Vegas will increase to $56,600 by 2015, which is a 2.4% average annual increase compared to a forecast of 1.8% nationally during the same period. JBREC estimates Las Vegas' median household income is $53,400 as of October 2013.

Median Household Income
Las Vegas, NV MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Las Vegas Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates the housing stock in Las Vegas at nearly $67 billion, or approximately 0.8 million homes. Household formations have been increasing since 2011, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 7,375, down from the peak in the Las Vegas MSA of 39,237 in 2005. Home values dropped dramatically from the 2006 peak to the 2011 trough, down 60% (according to JBREC's Burns Home Value Index™) before increasing by 3.8% in 2012. The homeownership rate peaked as high as 63.4% in 2004 but has subsequently declined to 52.6% on average for 2012 and 54.8% as of the third quarter of 2013.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Las Vegas market.

        Additionally, JBREC estimates that there is a large "shadow inventory" of delinquent mortgages that have not been resolved of approximately 27,584 homes as of June 30, 2013, down significantly from 64,470 in late-2009.

Distressed Supply, Shadow Inventory
Las Vegas, NV MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 12.5% as of October 2013, down from 16.9% in October 2012.

Las Vegas, NV MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    Household growth in Las Vegas has increased from a low in 2011 to an estimated 12,900 households added in 2012. JBREC forecasts that households will steadily increase from 13,000 new households added in 2013 to 26,300 new households added in 2015. Total permits started to trend upwards in 2012 and are forecasted to reach 14,700 units in 2015, a level last reached in 2007. JBREC forecasts approximately 59,300 new households will be formed in Las Vegas from 2013 through 2015 compared to 35,700 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

Annual Household Formation and Housing Permits
Las Vegas, NV MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Resale supply in the Las Vegas MSA has slightly increased since July 2013. Through October 2013, the MSA had approximately 4.6 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The below equilibrium levels of inventory could lead to more competitiveness and increasing prices in the resale market.

Estimated Resale Months of Supply
Las Vegas, NV MSA

Source: JBREC.

        Homeownership Levels.    The homeownership rate in Las Vegas declined from a peak of 63.4% in 2004 to 52.6% on average for 2012 and 54.8% at the end of the third quarter of 2013.

Homeownership Rate—Las Vegas, NV MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Las Vegas experienced a 3.2% increase in 2012 from 2011, after declining 60% from 2006 through 2011. Home values in the Las Vegas metro area are forecasted to rise at an average annual rate of 17.2% from 2013 to 2015, according to the Burns Home Value Index™.

Burns Home Value Index—Las Vegas, NV MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the cost of ownership dating back to 1981 with the median household income, affordability conditions in the Las Vegas market reached their historical best in 2012. This estimate of the costs of ownership takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. JBREC expects affordability in Las Vegas to approach the historical median by 2015 as home prices and mortgage rates rise.

Burns Affordability Index—Las Vegas, NV MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents and vacancy rates are rising in Las Vegas. After peaking at 14.4% in 2009, the vacancy rate has decreased to 12.6% as of November 2013. The average monthly rental rate is $1,077 as of November 2013, up from an average of $1,023 in 2012.

Average Single-Family Rental and Vacancy Rates
Las Vegas, NV MSA

Source: Rent Range, LLC.

        For the three-bedroom homes the median rent per square foot decreased from $0.77 in 2009 to $0.74 as of November 2013. The median square feet per unit for three-bedroom homes in Las Vegas was 1,630 in November 2013, up slightly from 1,597 in 2012. The following table details single-family rental data specifically for three-bedroom homes in Las Vegas:

Single-Family Rental Data for Three-Bedroom Homes
Las Vegas, NV MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,263	1,631	$0.77
2010	$1,209	1,605	$0.75
2011	$1,182	1,601	$0.74
2012	$1,146	1,597	$0.72
November 2013	$1,209	1,630	$0.74

Source: Rent Range, LLC.

  Miami-Fort Lauderdale-Pompano Beach, Florida MSA: "Miami"

  Miami Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Miami MSA had approximately 5.7 million people and according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the eighth-largest MSA in the United States by population. There are three counties in the Miami MSA. Miami is projected to average population growth of 1.6% annually from 2013 through 2015, which is above the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth is positive in Miami, with 39,000 jobs added in the 12 months ended December 31, 2011 and 49,300 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 228,600 jobs between 2008 and 2010. The Miami MSA added 40,500 jobs, an increase of 1.8% for the twelve months ended October 31, 2013. The unemployment rate declined from 11.2% in 2010 to 8.5% in 2012, reaching 7.0% as of October 2013. JBREC forecasts employment in Miami to grow by an average of 41,000 jobs annually from 2013 through 2015, or annual growth of 1.8%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Miami, FL MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Miami economy has a large emphasis on tourism, international trade, and commerce. Miami's Port supports more than 207,000 jobs in South Florida and has an economic impact of $27 billion annually. The metro is geographically well-suited for trade across the world, including Latin America, South America, the Caribbean, Europe, Asia, and Africa. The metro also has a large footprint in international banking and provides attractive incentives that draw new businesses to the region.

        Median Household Income.    After decreasing in 2009 and 2010, the median household income is increasing in Miami, experiencing a 3.1% and 2.5% period over period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC forecasts the median income in Miami will increase to $52,200 by 2015, which is a 3.0% average annual increase compared to a forecast of 1.8% nationally during the same period. JBREC estimates Miami's median household income is $48,900 as of October 2013.

Median Household Income
Miami, FL MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Miami Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Miami's housing stock at $326 billion, or approximately 2.5 million homes. Household formations increased in 2010 by 22,800, with a slight dip in 2011 and 2012 with 16,000 and 16,700 respectively. Permits to build new single-family and multi-family homes as of December 31, 2012 were at 13,261, down from the 2004 peak of 46,084, but above the 2009 trough of 3,875. Home values dropped significantly from 2006 to 2011, declining 49% from peak to trough (according to JBREC's Burns Home Value Index™). The homeownership rate peaked as high as 69.2% in 2005 but has subsequently declined to 59.9% as of the third quarter of 2013.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Miami market.

        Additionally, JBREC estimates that there is a "shadow inventory" of delinquent mortgages that have not been resolved of approximately 118,332 homes as of June 30, 2013, down significantly from 205,913 in early-2010.

 Distressed Supply, Shadow Inventory
Miami, FL MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans with at least one payment past due or in foreclosure was 16.8% as of October 2013, down from 22.3% in October 2012.

Miami, FL MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    The total annual permit issuance of single-family and multi-family permits reached a trough during 2009 in Miami. Household growth in Miami has recovered from a low in 2007 but declined from a recent peak in 2010, with an estimated 13,800 households added in 2012. JBREC forecasts that household growth will steadily increase from 12,000 new households in 2013 to 36,300 new households in 2015. Total permits are forecasted to reach 24,120 units in 2015. JBREC forecasts approximately 71,800 new households will be formed in Miami from 2013 through 2015 compared to 64,970 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

 Annual Household Formation and Housing Permits
Miami, FL MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially form those projected.

        Resale supply in the Miami MSA has declined steadily over the last year. The declining inventory levels could lead to more competitiveness and increasing prices in the resale market. Through October, 2013, the MSA had approximately 3.8 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets.

Estimated Resale Months of Supply
Miami, FL MSA

Source: JBREC.

        Homeownership Levels.    As of September 30, 2013, the homeownership rate in Miami was 59.9%, which is down from a high of 69.2% in 2005.

 Homeownership Rate—Miami, FL MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Miami tumbled by 49% from the peak in 2006 to the trough in 2011. During 2012, home values increased by 4.9%. Home values in the Miami metro area are forecasted to rise at an average annual rate of 10.2% from 2013 to 2015, according to the Burns Home Value Index™.

Burns Home Value Index—Miami, FL MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are currently very good in relation to history in the Miami MSA. JBREC's Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the costs of ownership, which can significantly impact the monthly payment. Rising home prices and mortgage rates will push affordability back to the historical average by 2015.

Burns Affordability Index—Miami, FL MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Miami, while the vacancy rate is declining. After peaking at 13.2% in 2009, the vacancy rate has decreased to 9.2% as of November 2013. The average monthly rental rate is $1,674 as of November 2013, up from an average of $1,660 in 2012.

Average Single-Family Rental and Vacancy Rates
Miami, FL MSA

Source: Rent Range, LLC.

        For the three-bedroom homes the median rent per square foot has increased to $1.19 in November 2013 from a low of $0.91 in 2010. The median square feet per unit for three-bedroom homes in Miami has decreased in November 2013 to 1,735, down from 2,117 in 2010. The following table details single-family rental data specifically for three-bedroom homes in Miami:

Single-Family Rental Data for Three-Bedroom Homes
Miami, FL MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,865	1,765	$1.06
2010	$1,928	2,117	$0.91
2011	$1,976	1,797	$1.10
2012	$2,030	1,714	$1.18
November 2013	$2,060	1,735	$1.19

Source: Rent Range, LLC.

  Oakland-Fremont-Hayward, California Metropolitan Division: "Oakland"

  Oakland Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Oakland metropolitan division, which consists of Alameda and Contra Costa counties, has 2.6 million people. When combined with the San Francisco-San Mateo-Redwood City metropolitan division, the overall MSA is the eleventh-largest MSA in the United States by population, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States. The population in Oakland is projected to grow at an average annual rate of 1.0% from 2013-2017, which is on par with the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Oakland, with 8,900 jobs added in the 12 months ended December 31, 2011 and 22,500 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 99,800 jobs between 2008 and 2010. In the twelve months ended October 31, 2013, the Oakland metro division added 5,800 jobs for a 0.6% annual increase. The unemployment rate declined from 11.2% in 2010 to 9.0% in 2012, reaching 7.0% as of October 2013. JBREC forecasts employment in Oakland to grow by an average of 24,000 jobs annually from 2013 through 2015, or annual growth of 2.4%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Oakland, CA Metro Division

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Oakland economy is diverse, with leading industries such as healthcare, manufacturing, and maritime industry. Oakland's port is one of the nation's largest in terms of tonnage handled annually and supports a large number of local jobs. Local leaders are taking steps to further diversify Oakland's economy, by making the metro more attractive to retailers and merchants, and further developing its port to handle newer container vessels.

        Median Household Income.    After decreasing in 2009 and 2010, the median household income in Oakland increased 2.1% period over period growth rate for the year ended December 31, 2011 and fell marginally by 0.4% for the year ended December 31, 2012. JBREC forecasts the median income in Oakland will increase to $74,500 by 2015, which is a 1.5% average annual increase compared to a forecast of 1.8% nationally during the same period. JBREC estimates Oakland's median household income is $71,200 as of October 2013.

Median Household Income
Oakland, CA Metro Division

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Oakland Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Oakland housing stock at nearly $270 billion, or approximately 1.0 million homes. Household formations peaked in 2008, but have still been growing at a moderate rate since. Permits to build new single-family and multi-family homes as of December 31, 2012 were at 4,896, down from the peak in the Oakland metro division of 11,352 in 2003. Home values dropped dramatically from the 2006 peak to the 2011 trough, down 40% (according to JBREC's Burns Home Value Index™) before increasing by 6.6% in 2012.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Oakland market.

        Additionally, JBREC estimates that there is a moderate "shadow inventory" of delinquent mortgages that have not been resolved of approximately 15,417 homes as of June 30, 2013, down significantly from 51,474 in late-2009.

 Distressed Supply, Shadow Inventory
Oakland, CA Metro Division

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans with at least one payment past due or in foreclosure was 5.1% as of October 2013, down from 7.2% in October 2012.

Oakland, CA Metro Division
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    Household growth in Oakland has increased from a low in 2004 to an estimated 8,400 households added in 2012. JBREC forecasts that households will steadily increase from 7,700 new households added in 2013 to 11,100 new households added in 2015. Total permits started to trend upwards in 2012 and are forecasted to reach 8,700 units in 2015, a level last reached in 2006. JBREC forecasts approximately 29,000 new households will be formed in Oakland from 2013 through 2015 compared to 23,000 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

 Annual Household Formation and Housing Permits
Oakland, CA Metro Division

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Resale supply in the Oakland metro division increased modestly in the first half of 2013, from a probable bottom in December 2012 at 0.8 months of supply. Resale supply has been declining slightly since July 2013, and as of October 2013 the metro division had approximately 1.6 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The limited inventory levels could lead to more competitiveness and increasing prices in the resale market.

Estimated Resale Months of Supply
Oakland CA, Metro Division

Source: JBREC.

        Homeownership Levels.    The U.S. Census Bureau does not have recent homeownership rate data for the Oakland Metropolitan Division.

        Burns Home Value Index™.    According to JBREC, home values in Oakland experienced a 6.6% increase in 2012 from 2011, after declining 40% from 2006 through 2011. Home values in the Oakland metro division are forecasted to rise at an average annual rate of 14% from 2013 to 2015, according to the Burns Home Value Index™.

 Burns Home Value Index—Oakland, CA Metro Division
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the cost of ownership dating back to 1981 with the median household income, affordability conditions in the Oakland market reached their historical best in 2012. This estimate of the cost of ownership takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. JBREC expects affordability in Oakland to return to and exceed the historical median by 2015 as home prices and mortgage rates rise.

Burns Affordability Index—Oakland, CA Metro Division

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Oakland, while the vacancy rate is declining. After peaking at 6.7% in 2009, the vacancy rate has decreased to 4.1% as of November 2013. The average monthly rental rate is $1,874 as of November 2013, up from an average of $1,771 in 2012.

 Average Single-Family Rental and Vacancy Rates
Oakland, CA Metro Division

Source: Rent Range, LLC.

        For three-bedroom homes, the median rent per square foot has increased since 2009, at $1.42 as of November 2013. The median square feet per unit for three-bedroom homes in Oakland was 1,596 in November 2013, up slightly from 1,523 in 2012. The following table details single-family rental data specifically for three-bedroom homes in Oakland:

Single-Family Rental Data for Three-Bedroom Homes
Oakland, CA Metro Division

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$2,056	1,558	$1.32
2010	$2,019	1,532	$1.32
2011	$2,094	1,545	$1.36
2012	$2,133	1,523	$1.40
November 2013	$2,271	1,596	$1.42

Source: Rent Range, LLC.

  Orlando-Kissimmee-Sanford, Florida MSA: "Orlando"

  Orlando Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Orlando metropolitan area had 2.2 million people and, according to the 2012 U.S. Census Bureau Statistical Abstract of the United States, is the twenty-sixth-largest MSA in the United States by population and home to approximately 11% of Florida's population. There are four counties in the Orlando MSA. Orlando is projected to average population growth of 2.5% annually from 2013 through 2015, which is more than double the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Orlando, with 13,400 jobs added in the 12 months ended December 31, 2011 and 25,400 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 89,500 jobs between 2008 and 2010. The Orlando metro added 29,100 jobs in the twelve months ended October 31, 2013, a 2.8% annual increase. The unemployment rate declined from 11.3% in 2010 to 8.4% in 2012. Orlando added 29,100 jobs year-over-year as of October 31, 2013, dropping the unemployment rate down to 6.0%. JBREC forecasts Orlando employment to grow by an average of 24,000 jobs annually from 2013 through 2015, or annual growth of 2.3%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Orlando, FL MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Orlando economy benefits from a globally-recognized tourism industry that saw a record 57 million visitors in 2012. This sector alone has an economic impact of more than $27.6 billion. Although Orlando is famous for its vacation destinations such as Disneyworld, Universal Studios, and SeaWorld, employment in Orlando is distributed over many industries and sectors. Other equally strong innovative sectors include Orlando's Aerospace & Defense sector, Modeling, Simulation and Training, Life Sciences and Biotechnology and Digital Media clusters.

        Median Household Income.    After decreasing in 2009 and 2010, the median household income in Orlando has started to increase; experiencing a 2.4% and 0.5% period over period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC forecasts the median income in Orlando will increase to $49,500 by 2015, which is a 1.0% average annual increase, compared to a forecast of 1.8% nationally during the same period. JBREC estimates Orlando's median household income is $48,100 as of October 2013.

 Median Household Income
Orlando, FL MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Orlando Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Orlando's housing stock at more than $89 billion or approximately 951,000 homes. Household formations have been increasing since 2010 and permits to build new single-family and multi-family homes as of December 31, 2012 were at 12,006 still below the peak of 36,137 in 2005. Home values dropped significantly from 2006 to 2011, declining 50% from peak to trough annual values (according to JBREC's Burns Home Value Index™). The homeownership rate peaked as high as 72.4% in 2009 but has subsequently declined to 68.0% for 2012 and 63.2% at the end of 3Q13.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Orlando market.

        Additionally, JBREC estimates that there is a "shadow inventory" of delinquent mortgages that have not been resolved of approximately 41,968 homes as of June 30, 2013, down significantly from 84,672 in 2009.

Distressed Supply, Shadow Inventory
Orlando, FL MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans with at least one payment past due or in foreclosure was 14.6% as of October 2013, down from 19.6% in October 2012.

Orlando, FL MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    The total annual permit issuance of single-family and multi-family permits reached a trough during 2009 in Orlando. Household growth in Orlando has increased from a low in 2009 to an estimated 12,000 households added in 2012. JBREC forecasts that household growth will steadily increase from 15,100 new households in 2013 to 22,900 new households in 2015. Total permits are forecasted to reach 21,860 units in 2015, a level last reached in 2006. JBREC forecasts approximately 56,100 new households will be formed in Orlando from 2013 through 2015 compared to 58,760 total residential permits issued over the same period.

Annual Household Formation and Housing Permits
Orlando, FL MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially form those projected.

        Resale supply in the Orlando MSA declined steadily in the first half of 2013 and has been rising slightly since July. The declining inventory levels could lead to more competitiveness and increasing prices in the resale market. Through October 2013, the MSA had approximately 3.8 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets.

Estimated Resale Months of Supply
Orlando, FL MSA

Source: JBREC.

        Homeownership Levels.    The homeownership rate peaked at 72.4% in 2009, but declined to 68.0% in 2012 and to 63.2% at the end of the third quarter of 2013.

Homeownership Rate—Orlando, FL MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Orlando experienced a 2.8% increase in 2012 after a 50% decline from 2006 to 2011. Home values in the Orlando metro area are forecasted to rise at an average annual rate of 9.5% from 2013 to 2015, according to the Burns Home Value Index™.

Burns Home Value Index—Orlando, FL MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are very good in the Orlando MSA. JBREC's Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the costs of ownership, which can significantly impact the monthly payment. Affordability conditions in 2012 were at the market's best going back to 1981. JBREC forecasts affordability conditions in Orlando will weaken through 2015 as home prices and mortgage rates are expected to rise.

Burns Affordability Index—Orlando, FL MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Orlando, while the vacancy rate is declining. After peaking at 22.8% in 2009, the vacancy rate has decreased to 11.7% as of November 2013. The average monthly rental rate is $1,132 as of November 2013, up from an average of $1,052 in 2012.

Average Single-Family Rental and Vacancy Rates
Orlando, FL MSA

Source: Rent Range, LLC.

        For the three-bedroom homes the median rent per square foot has increased marginally from $0.75 in 2009 to $0.78 in November 2013. The median square feet per unit for three-bedroom homes started to increase steadily starting in 2012, reaching 1,597 in November 2013. The following table details single-family rental data specifically for three-bedroom homes in Orlando:

Single-Family Rental Data for Three-Bedroom Homes
Orlando, FL MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,168	1,558	$0.75
2010	$1,119	1,548	$0.72
2011	$1,125	1,540	$0.73
2012	$1,160	1,560	$0.74
November 2013	$1,247	1,597	$0.78

Source: Rent Range, LLC.

  Phoenix- Mesa- Glendale, Arizona MSA: "Phoenix"

  Phoenix Economic Overview

        According to the U.S. Census Bureau 2012 American Community Survey, the Phoenix metropolitan area had 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the fourteenth-largest MSA in the United States by population, and is home to approximately 66% of Arizona's population. The Phoenix metropolitan area consists of Maricopa and Pinal counties. Phoenix is projected to experience population growth of 2.7% from 2013 through 2015, which is more than double the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Phoenix since 2011, with 25,200 jobs added in the 12 months ended December 31, 2011 and 41,500 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 228,500 jobs between 2008 and 2010. In the twelve months ended October 31, 2013, the Phoenix metro added 36,000 jobs for a 2.0% annual increase. The unemployment rate declined from 9.7% in 2010 to 7.3% in 2012, reaching 6.8% in October 2013. JBREC forecasts employment in Phoenix to grow by an average of 50,000 jobs annually from 2013 through 2015, or annual growth of 2.8%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Phoenix, AZ MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    Metro leaders are focused on development or expansion of several industry clusters, including renewable energy, biomedical/personalized medicine, advanced business services, manufacturing and distribution, data centers, emerging technology and aerospace and aviation. Several of these sectors capitalize on the many sunny, clear days each year and lower cost of doing business, which is reportedly 40% lower than California (Greater Phoenix Economic Council). Top employers include Bank of America, Wells Fargo, Raytheon, Arizona State University and Apollo Group, the parent company for Phoenix University and other educational programs.

        Median Household Income.    After decreasing in 2009 and 2010, the median household income in Phoenix increased by 1.0% and 2.5% for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC estimates the Phoenix metro's median household income at $54,088 as of October 2013, and forecasts the median income will increase to $57,652 by 2015, which is a 3.3% average annual increase compared to a forecast of 1.8% nationally during the same period.

 Median Household Income
Phoenix, AZ MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Phoenix Housing Market Overview

        The U.S. Census Bureau's 2011 American Community Survey estimates the housing stock in Phoenix at nearly $199 billion, or approximately 1.8 million homes. Household formations have been increasing since 2011 and permits to build new single-family and multi-family homes as of December 31, 2012 were at 15,967. The Phoenix MSA peaked in 2005 at 69,230 permits. Home values dropped dramatically from the 2006 peak to the 2011 trough, down 51.4% (according to JBREC's Burns Home Value Index™) before increasing by 15.7% in 2012. The homeownership rate peaked as high as 72.5% in 2006 but has subsequently declined to 63.2% on average for 2012 and 60.2% at the end of 3Q13.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Phoenix market.

        Additionally, JBREC estimates that there is a large "shadow inventory" of delinquent mortgages that have not been resolved of approximately 28,969 homes as of June 30, 2013, down significantly from 120,636 in late-2009.

 Distressed Supply, Shadow Inventory
Phoenix, AZ MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 5.8% as of October 2013, down from 8.0% in October 2012.

Phoenix, AZ MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    Household growth in Phoenix has increased from a low in 2011 to an estimated 20,700 households added in 2012. JBREC forecasts that households will steadily increase from 39,700 new households added in 2013 to 48,900 new households added in 2015. Total permits started to trend upwards in 2011 and are forecasted to reach 32,000 units in 2015, a level last reached in 2007. JBREC forecasts approximately 133,800 new households will be formed in Phoenix from 2013 through 2015 compared to 76,100 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

 Annual Household Formation and Housing Permits
Phoenix, AZ MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Resale supply in the Phoenix MSA has increased slightly over the last year. The low inventory level could lead to more competitiveness and increasing prices in the resale market. Through October 2013, the MSA had approximately 2.9 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets.

Estimated Resale Months of Supply
Phoenix, AZ MSA

Source: JBREC.

        Homeownership Levels.    The homeownership rate in Phoenix declined from a peak of 72.5% in 2006 to 63.2% on average for 2012 and 60.2% at the end of the third quarter of 2013.

 Homeownership Rate—Phoenix, AZ MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Phoenix experienced a 15.7% increase in 2012 from 2011, after declining 51.4% from 2006 through 2011. Home values in the Phoenix metro area are forecasted to rise at an average annual rate of 11.9% from 2013 to 2015, according to the Burns Home Value Index™.

Burns Home Value Index—Phoenix, AZ MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the cost of ownership dating back to 1981 with the median household income, affordability conditions in the Phoenix market reached their historical best in 2011. This estimate of the cost of ownership takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. JBREC expects affordability in Phoenix to gradually weaken as rising home prices and mortgage rates push affordability back to the metro's long-term median by 2015.

 Burns Affordability Index—Phoenix, AZ MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Phoenix, while the vacancy rate is declining. After peaking at 18.3% in 2009, the vacancy rate has decreased to 10.1% as of November 2013. The average monthly rental rate is $1,060 as of November 2013, up from $1,013 on average in 2012.

Average Single-Family Rental and Vacancy Rates
Phoenix, AZ MSA

Source: Rent Range, LLC.

        For three-bedroom homes the median rent per square foot has increased since 2009 to $0.73 as of November 2013. The median square feet per unit for three-bedroom homes in Phoenix was 1,617 in

November 2013, up slightly from 1,591 in 2012. The following table details single-family rental data specifically for three-bedroom homes in Phoenix:

Single-Family Rental Data for Three-Bedroom Homes
Phoenix, AZ MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,104	1,610	$0.69
2010	$1,112	1,591	$0.70
2011	$1,130	1,601	$0.71
2012	$1,119	1,591	$0.70
November 2013	$1,173	1,617	$0.73

Source: Rent Range, LLC.

  Riverside-San Bernardino-Ontario, CA, California MSA: "Inland Empire"

  Inland Empire Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Inland Empire metropolitan area had 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the third-largest in California and the thirteenth-largest in the nation by population. The Inland Empire is projected to experience an average annual population growth of 1.2% from 2013 through 2015, which is above the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in the Inland Empire, with 4,800 jobs added in the 12 months ended December 31, 2011 and 22,800 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 147,000 jobs between 2008 and 2010. The Inland Empire added 17,100 jobs in the twelve months ended October 31, 2013 for a 1.5% annual increase. The unemployment rate declined from 14.4% in 2010 to 12.1% in 2012, and reached 9.8% in October 2013. JBREC forecasts employment in the Inland Empire to grow by an average of 25,700 jobs annually from 2013 through 2015, or annual growth of 2.2%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Riverside-San Bernardino, CA MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Inland Empire has developed into a major shipping hub. Its proximity to Los Angeles and San Diego, and relatively inexpensive land prices as well as its excellent transportation network are the reasons some of the largest manufacturing companies have chosen to locate their distribution facilities in the Inland Empire. Additionally, it is the fastest-growing economic region in the state of California (Riverside Office of Economic Development).

        Median Household Income.    After decreasing in 2009 and 2010, the median household income in the Inland Empire increased 1.8% period over period for the year ended December 31, 2011 and decreased 0.2% in the year ended December 31, 2012. JBREC forecasts the median income in the Inland Empire will increase to $57,200 by 2015, which is a 1.9% average annual increase compared to a forecast of 1.8% nationally during the same period. JBREC estimates the Inland Empire's median household income is $54,200 as of October 2013.

Median Household Income
Riverside-San Bernardino, CA MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Inland Empire Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates the Inland Empire's housing stock at nearly $198 billion, or approximately 1.5 million homes. Household formations have been increasing since 2009, with a dip in 2011, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 5,949, down from the peak in the Inland Empire MSA of 51,463 in 2004. Home values dropped dramatically from the 2006 peak to the 2011 trough, down 53.4% (according to JBREC's Burns Home Value Index™) before increasing by 4.4% in 2012. The homeownership rate peaked as high as 68.5% in 2005 but has subsequently declined to 58.2% on average for 2012 and 59.0% as of 3Q13.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Inland Empire market.

        Additionally, JBREC estimates that there is a large "shadow inventory" of delinquent mortgages that have not been resolved of approximately 39,543 homes as of June 30, 2013, down significantly from 134,400 in late-2009.

 Distressed Supply, Shadow Inventory
Riverside-San Bernardino, CA MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans with at least one payment past due or in foreclosure was 9.2% as of October 2013, down from 12.1% in October 2012.

Riverside-San Bernardino, CA MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    Household growth in the Inland Empire has increased from a low in 2008 to an estimated 17,800 households added in 2012. JBREC forecasts that households will steadily increase from 18,400 new households added in 2013 to 24,500 new households added in 2015. Total permits started to trend upwards in 2012 and are forecasted to reach 14,950 units in 2015, a level last reached in 2007. JBREC forecasts approximately 64,200 new households will be formed in the Inland Empire from 2013 through 2015 compared to 32,680 total residential permits issued over the same period. Much of the additional demand for housing will be satisfied by rentals, which should keep vacancies low and rental rates rising.

 Annual Household Formation and Housing Permits
Riverside-San Bernardino, CA MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Resale supply in the Inland Empire MSA has declined steadily over the last year, increasing slightly since May 2013. Through October 2013, the MSA had approximately 3.9 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The below equilibrium levels of inventory could lead to more competitiveness and increasing prices in the resale market.

Estimated Resale Months of Supply
Riverside-San Bernardino, CA MSA

Source: JBREC.

        Homeownership Levels.    The homeownership rate in the Inland Empire declined from a peak of 68.5% in 2005 to 58.2% on average for 2012 and 59.0% as of the third quarter of 2013.

 Homeownership Rate—Riverside-San Bernardino, CA MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in the Inland Empire experienced a 4.4% increase in 2012 after declining 53.4% from 2006 through 2011. Home values in the Inland Empire metro area are forecasted to rise at an average annual rate of 14.0% from 2013 to 2015, according to the Burns Home Value Index™.

Burns Home Value Index—Riverside-San Bernardino, CA MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the cost of ownership dating back to 1981 with the median household income, affordability conditions in the Inland Empire market reached their historical best in 2012. This estimate of the cost of ownership takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. JBREC expects affordability in the Inland Empire to approach and exceed the historical median by 2015 as home prices and mortgage rates rise.

 Burns Affordability Index—Riverside-San Bernardino, CA MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in the Inland Empire, while the vacancy rate is declining. After peaking at 12.1% in 2009, the vacancy rate has decreased to 6.9% as of November 2013. The average monthly rental rate is $1,348 as of November 2013, up from an average of $1,286 in 2012.

Average Single-Family Rental and Vacancy Rates
Riverside-San Bernardino, CA MSA

Source: Rent Range, LLC.

        For three-bedroom homes the median rent per square foot has been relatively flat since 2009, at $0.94 as of November 2013. The median square feet per unit for three-bedroom homes in the Inland Empire was 1,550 in November 2013, up slightly from 1,524 in 2012. The following table details single-family rental data specifically for three-bedroom homes in the Inland Empire:

Single-Family Rental Data for Three-Bedroom Homes
Riverside-San Bernardino, CA MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,486	1,558	$0.95
2010	$1,432	1,522	$0.94
2011	$1,416	1,547	$0.92
2012	$1,415	1,524	$0.93
November 2013	$1,458	1,550	$0.94

Source: Rent Range, LLC.

  Tampa-St. Petersburg-Clearwater, Florida MSA: "Tampa"

  Tampa Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Tampa MSA had approximately 2.8 million people, and is the nineteenth-largest MSA in the United States by population according to the Census Bureau's 2012 Statistical Abstract of the United States. There are four counties in the Tampa MSA. Tampa is projected to experience population growth of 1.4% annually from 2013 through 2015, which is slightly above the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Tampa, with 17,000 new jobs added in 2011 and 26,000 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 123,300 jobs between 2007 and 2010. The unemployment rate declined from 8.8% in 2012 to 6.4% at the end of October 2013. Tampa added 39,800 jobs in the 12 months ended October 31, 2013 and JBREC forecasts employment to grow by an average of 31,000 jobs annually from 2013 through 2015, or annual growth of 2.6%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Tampa, FL MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    The Tampa economy is diverse, with leading industries including tourism, agriculture, construction, finance, health care, technology, and maritime industry. Tampa's port leads the state in cargo by tonnage and also handles a million cruise passengers annually. Local leaders are pursuing four clusters which currently employ over 350,000 and account for nearly 25% of the region's economic base: Applied Medicine & Human Performance; High Tech Electronics & Instruments; Business, Financial & Data Services and Marine & Environmental Activities.

        Median Household Income.    The median household income in Tampa increased 1.7% year-over-year for the year ended December 31, 2012. JBREC estimates Tampa's median household income is $46,300 as of October 2013, and forecasts Tampa's median income will increase to $49,300 by 2015, which is a 2.9% average annual increase compared to a forecast of 1.8% nationally during the same period.

Median Household Income
Tampa, FL MSA

Source: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Tampa Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Tampa's housing stock at nearly $126 billion, or approximately 1.36 million homes. Household formations have been increasing since 2009, with a dip in 2012, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 10,161, down from the peak in the Tampa MSA of 34,174 in 2005. JBREC is forecasting 14,460 total permits for 2013. Home values dropped dramatically from the 2006 peak to the 2011 trough, down 46% (according to JBREC's Burns Home Value™). As of October 31, 2013, home values have increased 15.0% year-over-year. The homeownership rate peaked as high as 72.9% in 2007, but has subsequently declined to 67.1% on average for 2012 and 65.3% as of the third quarter of 2013.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Tampa market.

        Additionally, JBREC estimates that there is a large "shadow inventory" of delinquent mortgages that have not been resolved of approximately 58,472 homes as of June 30, 2013, down significantly from 90,715 in 3rd quarter 2011.

 Distressed Supply, Shadow Inventory
Tampa, FL MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans with at least one payment past due or in foreclosure was 15.0% as of October 2013, down from 19.4% in October 2012.

Tampa, FL MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    Household growth in Tampa increased in 2010 from a low in 2009, and subsequently declined to an estimated 7,600 households added in 2012. JBREC forecasts that households will steadily increase from 5,400 new households added in 2013 to 15,400 new households added in 2015. Total permits started to trend upwards in 2012 and are forecasted to reach 17,600 units in 2015. JBREC forecasts approximately 31,000 new households will be formed in Tampa from 2013 through 2015 compared to 47,700 total residential permits issued over the same period.

 Annual Household Formation and Housing Permits
Tampa, FL MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially form those projected.

        Resale supply in the Tampa MSA has declined steadily over the last year, with a slight up-tick since July 2013. The declining inventory levels could lead to more competitiveness and increasing prices in the resale market. As of October 2013, the MSA had approximately 4.0 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets.

Estimated Resale Months of Supply
Tampa, FL MSA

Source: JBREC.

        Homeownership Levels.    The homeownership rate in Tampa declined from a peak of 72.9% in 2007 to 67.1% on average for 2012 and 65.3% at the end of the third quarter of 2013.

 Homeownership Rate—Tampa, FL MSA

Source: U.S. Census Bureau.

        Burns Home Value Index™.    According to JBREC, home values in Tampa increased by 2.8% in 2012 after declining by 45.6% from 2006 to 2011. Home values in the Tampa metro area are forecasted to rise at an average annual rate of 9.3% from 2013 to 2015, according to the Burns Home Value Index™.

Burns Home Value Index—Tampa, FL MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the cost of ownership with the median household income, dating back to 1981, affordability conditions in the Tampa market reached their historical best in 2012. This estimate of the costs of ownership takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. Affordability in Tampa remains very good; however, JBREC expects affordability in Tampa to approach the historical median by 2015 as home prices and mortgage rates rise.

 Burns Affordability Index—Tampa, FL MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Tampa, while the vacancy rate is declining. After peaking at 12.6% in 2010, the vacancy rate has decreased to 11.2% as of November 2013. The average monthly rental rate is $1,133 as of November 2013, up from an average of $1,100 in 2012.

Average Single-Family Rental and Vacancy Rates
Tampa, FL MSA

Source: Rent Range, LLC.

        For three-bedroom homes the median rent per square foot has been relatively flat since 2009, at $0.83 as of November 2013. The median square feet per unit for three-bedroom homes in Tampa was

1,579 in November 2013, up slightly from 1,543 in 2012. The following table details single-family rental data specifically for three-bedroom homes in Tampa:

Single-Family Rental Data for Three-Bedroom Homes
Tampa, FL MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,230	1,554	$0.79
2010	$1,247	1,542	$0.81
2011	$1,250	1,541	$0.81
2012	$1,255	1,543	$0.81
November 2013	$1,316	1,579	$0.83

Source: Rent Range, LLC.

  Vallejo-Fairfield, California MSA (Solano County): "Vallejo"

  Vallejo Economic Overview

        According to the U.S. Census Bureau's 2012 American Community Survey, the Vallejo MSA had approximately 480,200 people. The Vallejo MSA is synonymous with Solano County. Vallejo is projected to experience population growth of 1.4% annually from 2013 through 2015, which is slightly above the projected 1.0% annual average for the combined top 351 metros, for the same period (Moody's Analytics).

        Annual Employment Growth and Unemployment Rate.    Employment growth has been positive in Vallejo, with 1,900 jobs added in the 12 months ended December 31, 2012 and 2,800 jobs added in the 12 months ended October 31, 2013. By comparison, the metro area lost a total of 12,400 jobs between 2007 and 2011. The unemployment rate declined from 10.1% in 2012 to 7.7% in October 2013. JBREC forecasts employment in Vallejo to grow by an average of 2,167 jobs annually from 2013 through 2015, or annual growth of 1.8%. In comparison, JBREC forecasts annual employment growth of 1.8% nationally through 2015.

Annual Employment Growth and Unemployment Rate
Vallejo-Fairfield, CA MSA

Sources: Bureau of Labor Statistics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Metro Economy.    Vallejo's leading industries including healthcare, tourism, and hospitality. Local leaders are pursuing economic development based on building up supporting economic clusters, primarily: Health Care; Tourism; Heavy Manufacturing and Construction; Transportation, Logistics, and Distribution; and Green Tech.

        Median Household Income.    After decreasing from 2008 through 2010, Vallejo's median household income increased by 3.0% in 2011 and 1.4% in 2012. JBREC forecasts 1.2% income growth for the year ending December 31, 2013. JBREC forecasts the median income in Vallejo will increase to $75,000 by 2015, which is a 3.6% average annual increase compared to a forecast of 1.8% nationally during the same period. JBREC estimates Vallejo's median household income is $68,400 as of October 2013.

Median Household Income
Vallejo-Fairfield, CA MSA

Sources: Moody's Analytics, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

  Vallejo Housing Market Overview

        The U.S. Census Bureau's 2012 American Community Survey estimates Vallejo's housing stock at nearly $23 billion, or approximately 153,000 homes. Household formations have been increasing since 2009, with a slight dip in 2012, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 538, down from the 2003 peak in the Vallejo MSA of 2,961. Home values dropped dramatically from the 2006 peak to the 2011 trough, down 58% (according to JBREC's Burns Home Value Index™) before increasing by 2.7% in 2012. Currently, JBREC's Burns Home Value Index™ shows a 33.6% increase in home values from October 2012 to October 2013.

        JBREC believes that investors will continue to find opportunities to acquire single-family homes and distressed and non-performing residential mortgage loans in the Vallejo market.

        Additionally, JBREC estimates that a "shadow inventory" of approximately 3,819 delinquent mortgages have not been resolved as of 2nd quarter 2013, down significantly from 12,200 in late 2009.

 Distressed Supply, Shadow Inventory
Vallejo-Fairfield, CA MSA

Source: JBREC estimates.

        Delinquency rates have steadily fallen over the last year. The combined percentage of loans at least one payment past due or in foreclosure was 7.4% as of October 2013, down from 10.2% in October 2012.

Vallejo-Fairfield, CA MSA
Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Lender Processing Services.

Note: Data covers roughly 70% of the market.

        Supply and Demand Dynamics.    Household growth in Vallejo increased from 2005 to 2010, followed by a big decline in 2011 and flattening in 2012. JBREC forecasts that household growth will improve with 200 to 400 new households added each year from 2013 through 2015. Total permits started to trend upwards in 2012 and are forecasted to reach 1,500 units in 2015. JBREC forecasts approximately 900 new households will be formed in Vallejo from 2013 through 2015 compared to 3,480 total residential permits issued over the same period.

 Annual Household Formation and Housing Permits
Vallejo-Fairfield, CA MSA

Sources: Moody's Analytics, U.S. Census Bureau, JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Resale supply in the Vallejo MSA has been fairly flat over the last year. The low inventory levels could lead to more competitiveness and increasing prices in the resale market. Through October 2013, the MSA had approximately 1.2 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets.

Estimated Resale Months of Supply
Vallejo-Fairfield, CA MSA

Source: JBREC.

        Homeownership Levels.    The U.S. Census Bureau does not have recent homeownership rate data for the Vallejo MSA.

        Burns Home Value Index™.    According to JBREC, home values in Vallejo experienced a 2.7% increase in 2012 from 2011, after declining 58% from 2006 through 2011, and a 33.6% increase from October 2012 to October 2013. Home values in the Vallejo metro area are forecasted to rise at an average annual rate of 18.7% from 2013 to 2015, according to the Burns Home Value Index™.

 Burns Home Value Index—Vallejo-Fairfield, CA MSA
Indexed to 100 for January 2002

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Burns Affordability Index.    When comparing the cost of ownership dating with the median household income, back to 1981, affordability conditions in the Vallejo market reached their historical best in 2012. At the end of the third quarter of 2013, the Burns Affordability Index was at 2.5, up from the 0.2 average in 2012. This estimate of the costs of ownership takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. JBREC expects affordability in Vallejo to trend towards the historical median through 2015 as home prices and mortgage rates rise.

Burns Affordability Index
Vallejo-Fairfield, CA MSA

Source: JBREC.

(P) JBREC projection; actual values may differ materially from those projected.

        Single-Family Rental and Vacancy Rates.    Single-family home average monthly rents are rising in Vallejo, and the vacancy rate is falling. From the 2012 peak of 7.4%, the vacancy rate has decreased to 6.9% as of November 2013. The average monthly rental rate is $1,425 as of November 2013.

 Average Single-Family Rental and Vacancy Rates
Vallejo-Fairfield, CA MSA

Source: Rent Range, LLC.

        For three-bedroom homes the median rent per square foot declined in 2012, and has recovered to $1.11 as of November 2013. The median square feet per unit for three-bedroom homes in Vallejo was 1,484 in November 2013, up from 1,431 in 2009. The following table details single-family rental data specifically for three-bedroom homes in Vallejo:

Single-Family Rental Data for Three-Bedroom Homes
Vallejo-Fairfield, CA MSA

Year	Median Rent	Average Sq. Ft	Average Rent/Sq. Ft.
2009	$1,583	1,431	$1.11
2010	$1,524	1,354	$1.13
2011	$1,593	1,400	$1.14
2012	$1,620	1,483	$1.09
November 2013	$1,646	1,484	$1.11

Source: Rent Range, LLC.

 BUSINESS

Our Company

        We are a Maryland real estate investment trust formed primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States and currently own all of Starwood Property Trust's single-family rental homes and distressed and non-performing residential mortgage loans. Our primary strategy is to acquire homes through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. We seek to take advantage of continuing dislocations in the housing market and the macroeconomic trends in favor of leasing homes by acquiring, owning, renovating and managing homes that we believe will (1) generate substantial current rental income, which will grow over time, and (2) appreciate in value as the housing market continues to recover over the next several years. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Our objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through dividends and secondarily through capital appreciation.

        We will be externally managed and advised by our Manager. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. Our Manager has entered into a transaction agreement to acquire, upon the completion of the separation, the Waypoint platform currently operated by the Waypoint manager. The Waypoint platform is an advanced, technology driven operating platform developed by the executive team of the Waypoint manager that provides the backbone for deal sourcing, property underwriting, acquisitions, asset protection, renovations, marketing and leasing, repairs and maintenance, portfolio reporting and property management of homes. In connection with the acquisition of the Waypoint platform, the members of the Waypoint executive team will become, upon the completion of the separation, members of our Manager's executive team. In addition, upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home. This acquisition is subject to completion of documentation and customary closing conditions and will be conditioned upon, and will occur upon the completion of, the separation. As a result, there can be no assurance that this acquisition will be completed on the terms described or at all.

        When pursuing home acquisitions, we focus on markets that we believe present the greatest opportunities for home price appreciation, that have strong rental demand and where we can attain property operating efficiencies as a result of geographic concentration of assets in our portfolio. A significant portion of our initial home portfolio is located in Florida and Texas, although we have made, and/or intend to pursue, acquisitions in other states as well, including Arizona, California, Colorado, Georgia, Illinois, Nevada and North Carolina. We identify and pursue individual home acquisition opportunities through a number of sources, including our Manager's strategic exclusive relationships with regional and local partners in our target markets, as well as through MLS listings, foreclosure auctions and short sales. In addition, we may opportunistically identify and pursue bulk portfolios of homes from banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. We believe that favorable prevailing home prices coupled with the potential to purchase distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO provide us with a substantial market opportunity to acquire residential assets that generate attractive risk-adjusted returns as the housing market continues to recover.

        As of September 30, 2013, our portfolio consisted of 5,817 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 4,268 homes located in 29 states with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $589.0 million and (2) distressed and non-performing residential mortgage loans with an UPB of $413.4 million and a total cost basis of $197.7 million that are secured by first liens on 1,549 homes. As of September 30, 2013, the 1,632 homes we owned for more than 180 days were approximately 74.7% leased, which excludes 127 homes listed for sale.

        For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 under contract homes with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire. Upon the completion of the separation, we expect to have approximately $100 million of cash (including cash contributed to us by Starwood Property Trust prior to the separation) and no outstanding indebtedness. We are also in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation that would be available to fund our future growth, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all.

        Prior to the separation, we are a wholly-owned subsidiary of Starwood Property Trust, a NYSE-listed REIT externally managed by a subsidiary of Starwood Capital Group that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments. Starwood Property Trust has also invested in residential mortgage-backed securities, residential REO, distressed and non-performing residential mortgage loans and commercial properties subject to net leases. Starwood Property Trust formed us to concentrate the business of ownership of single-family residential rental homes and distressed and non-performing residential mortgage loans. Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control.

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. We generally will not be subject to U.S. federal income taxes on our REIT taxable income to the extent that we annually distribute all of our REIT taxable income to shareholders and qualify and maintain our qualification as a REIT.

Our Manager and Starwood Capital Group

        We will be externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager was formed as a Delaware limited liability company in June 2013. We expect to benefit from the personnel, relationships and experience of the executives who will be members of our Manager's executive team upon the completion of the separation. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation began operating homes in January 2009 to take advantage of an opportunity to bring institutional practices to a highly fragmented real estate asset class and, since that time, have actively developed a highly scalable operating platform for home rentals.

        Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. As of September 30, 2013, Starwood Capital Group had approximately $32 billion of real estate-related assets under management and, since its inception, had invested approximately $18 billion of equity in real estate across the capital structure. As of September 30, 2013, Starwood Capital Group had invested over $1.6 billion in land-related transactions and had participated in the development and financing of more than 50,000 home sites across the United States since its inception. Through SLV, Starwood Capital Group has enhanced its local market expertise in residential assets, which Starwood Capital Group has used to identify target markets that it believes are attractive for the acquisition of single-family rental housing. In addition, as of September 30, 2013, Starwood Capital Group owned over 50,000 multi-family apartment units throughout the United States.

        Starwood Capital Group has invested in most major classes of real estate, directly and indirectly through operating companies, portfolios of properties and single assets, including multifamily, office, retail, hotel, home building, residential land and communities, senior housing, mixed-use and golf courses. Our Manager will draw upon the disciplined approach and deep real estate knowledge base of Starwood Capital Group's personnel and an established track record of distressed investing to help guide our targeted approach to the acquisition, renovation, leasing and management of residential assets. Starwood Capital Group employees have been responsible for the acquisition of all homes and distressed and non-performing residential mortgage loans in our portfolio. Starwood Capital Group has carefully selected the homes in our portfolio and has targeted individual neighborhoods, home types and vintages, which it believes will lead to appreciation in the value of such homes as the housing market continues to recover.

        Pursuant to the terms of a management agreement between our Manager and us, our Manager will provide us with our management team and appropriate support personnel. Pursuant to an investment advisory agreement between our Manager and Starwood Capital Group Management, L.L.C., our Manager will have access to the personnel and resources necessary for the implementation and execution of our business and growth strategies. Upon the completion of the separation, our Manager will maintain 13 regional offices and 7 resident services centers. The regional offices house our Manager's regional officers, local acquisitions and construction teams, and, if applicable, our Manager's local marketing and leasing, property management and repairs and maintenance teams. The resident services centers will serve as localized customer-facing offices that help to ensure resident satisfaction and retention, as well as to integrate all local operations. Upon the completion of the separation, our Manager expects to continue opening additional resident services centers as we scale in our target markets.

        Our Manager draws upon the experience and expertise of Starwood Capital Group's team of professionals and support personnel, including Starwood Capital Group's dedicated asset management group and Starwood Capital Group's portfolio management, finance and administration functions, which address legal, compliance, investor relations and operational matters, asset valuation, risk management and information technologies, in connection with the performance of our Manager's duties.

        All of our executive officers are executives of our Manager. We do not expect to have any employees. Our Manager is not obligated to dedicate any of its executives or other personnel exclusively to us. In addition, neither our Manager nor its executives or other personnel, including our executive officers supplied to us by our Manager, is obligated to dedicate any specific portion of its or their time to us. Our Manager will at all times be subject to the supervision and oversight of our board of trustees and has only such functions, responsibilities and authority as are specified in the management agreement. In addition, upon the completion of the separation, our Manager will seek to retain approximately 545 employees currently employed by the Waypoint manager who will provide our Manager with in-house operations associated with every stage of the life cycle of a home.

        Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control.

        Since 2009, entities controlled by the Waypoint executive team closed ten Waypoint legacy funds to acquire, renovate and improve homes with equity commitments totaling over $371 million. Through December 31, 2013, these ten Waypoint legacy funds had commitments for over $873 million of equity and debt capital. As of December 31, 2013, the Waypoint manager has deployed all of this capital, assembling a portfolio of over 4,949 homes in the San Francisco Bay Area, Sacramento, Los Angeles, the Inland Empire, Phoenix, Las Vegas, Chicago, Texas, Atlanta, Central Florida and South Florida. As of December 31, 2013, of the 4,822 homes that these ten Waypoint legacy funds had owned for more than 180 days, approximately 93.1% were leased. See "Our Manager and the Management Agreement—Historical Performance of Programs Sponsored by the Waypoint Manager." The Waypoint manager has agreed that the Waypoint legacy funds and the Waypoint manager will no longer contract to acquire additional homes and will not contract to acquire distressed and non-performing single-family residential mortgage loans, subject to certain limited exceptions. See "—Conflicts of Interest and Related Policies—The Waypoint Legacy Funds and the Waypoint Manager." We are not acquiring the Waypoint legacy funds or the assets thereof, and the leasing results for our properties may differ materially from that of the Waypoint legacy funds.

        Our Manager will acquire the Waypoint platform but will not acquire the Waypoint manager. Through one or more affiliates, the Waypoint manager, upon the completion of the separation, will (1) continue to be owned by certain members of the Waypoint executive team who will be members of our Manager's executive team and other third parties and (2) be permitted to continue to manage the assets and properties of the Waypoint legacy funds and to collect and retain for the Waypoint manager's sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint manager affiliates will be granted, upon the completion of the separation and during the duration of the Waypoint legacy funds' existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint legacy funds, access to the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation. Upon the completion of the separation, the Waypoint manager will not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint manager or the Waypoint legacy funds, incurred by our Manager will either be reimbursed by the Waypoint manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint manager. The fees that we pay to our Manager will not be reduced in connection with any reimbursement of our Manager by the Waypoint manager or the Waypoint legacy funds. See "Our Manager and the Management Agreement—Management Agreement." We will not pay any part of the consideration that our Manager is paying in connection with our Manager's acquisition of the Waypoint platform.

        For a period of three years from the completion of the separation, except for activities related to the management of the Waypoint legacy funds, each of the Waypoint parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly: (1) engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager's respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the separation that are substantially in competition with us, our Manager or the Waypoint platform; or (2) solicit, recruit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates, in each case subject to certain limited exceptions. During the time that a GI party designee serves on the board of directors of our Manager, each of the GI parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC and Waypoint Fund XI, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI parties has also agreed that, for a period of 18 months from the completion of the separation, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates, subject to certain limited exceptions. See "—Conflicts of Interest and Related Policies—Exclusivity Provisions."

Our Competitive Strengths and Business and Growth Strategies

  Experienced Investment Team

        We will benefit from the experience and significant expertise of our Manager's executive team in real estate investing, particularly in the residential sector. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have a proven investment track record in acquiring real estate in distressed market conditions and have been operating homes since 2009, which we believe is longer than many of our institutional competitors.

        As a former chairman and chief executive officer of Starwood Hotels & Resorts Worldwide, Inc., a Fortune 500 company, and current chairman and chief executive officer of Starwood Capital Group, chairman and chief executive officer of Starwood Property Trust and Chairman of TRI Pointe Homes, Inc., a builder of single-family homes, Barry Sternlicht, our chairman, brings a unique perspective on building a world class real estate operating business to our chairman position. We believe that our relationship with Starwood Capital Group, which, as of September 30, 2013, had approximately $32 billion of real estate-related assets under management, gives us a strong competitive advantage, in particular by providing us with access to the personnel, relationships and the acquisition and operational expertise of Starwood Capital Group through our Manager. As of September 30, 2013, Starwood Capital Group had invested over $1.6 billion in land-related transactions and had participated in the development and financing of more than 50,000 home sites across the United States since its inception. Through SLV, Starwood Capital Group has enhanced its local market expertise in residential assets, which Starwood Capital Group has used to identify target markets that it believes are attractive for the acquisition of single-family rental housing. In addition, as of September 30, 2013, Starwood Capital Group owned over 50,000 multi-family apartment units throughout the United States. Through our Manager, Starwood Capital Group's knowledge of the residential real estate business and established track record of distressed investing will guide our targeted approach in the rental home space.

        Our Manager's executive team's diverse real estate acquisition and operating experience set it apart from most traditional real estate investors. Our Manager's executive team has executed a wide variety real estate transactions across various economic cycles, demonstrating a sophisticated structuring capability and an ability to execute complex transactions. Members of our Manager's executive team have created or taken public five companies, Starwood Hotels & Resorts Worldwide, Inc., Starwood Property Trust, iStar Financial, Inc., TRI Pointe Homes, Inc. and ZipRealty, Inc. They also participated in the formation of Equity Residential Properties Trust, one of the premier U.S. multi-family REITs. We believe this breadth of experience will provide us with competitive advantages in acquiring and operating assets, raising capital, obtaining flexible and efficient financing options and using creative strategies to sell assets that have appreciated or that no longer fit with our strategic objectives.

        The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation possess a complementary blend of professional backgrounds, with valuable investment, operational and managerial experience across the real estate, hospitality and technology sectors. Gary M. Beasley, who will be our co-chief executive officer upon the completion of the separation, is the chief executive officer of Waypoint Homes Realty Trust, Inc. and the Waypoint manager and was initially an investor in funds sponsored by the Waypoint manager and served on the advisory board of the Waypoint manager. Mr. Beasley has over 20 years of experience in real estate and hospitality investment and management and led the initial public offering of ZipRealty, Inc. Douglas R. Brien, who will be our co-chief executive officer upon the completion of the separation, is a founder of the Waypoint manager and has served as one of its managing directors since its founding. Prior to founding the Waypoint manager, Mr. Brien served as a principal of Redwood Capital Management Group, where he raised capital and managed out-of-state multi-family units. Colin T. Wiel, who will be our chief investment officer upon the completion of the separation, is a founder of the Waypoint manager and has served as one of its managing directors since its founding. Prior to founding the Waypoint manager, Mr. Wiel was an investor in a variety of asset classes, including real estate, public markets, venture capital and angel investments. Nina A. Tran, who will be our chief financial officer upon the completion of the separation, is the chief financial officer of the Waypoint manager and spent 17 years at Prologis, Inc., or Prologis (formerly AMB Property Corporation, or AMB), a multinational NYSE-listed REIT, where she, in her most recent position, helped lead the merger integration of AMB and Prologis and, prior to that, oversaw all aspects of global accounting operations; external reporting, including SEC filings and joint venture/fund reporting; and internal audit and Sarbanes-Oxley Act compliance. Scott T. Gable, who will be our chief operating officer upon the completion of the separation, is the chief operating officer of the Waypoint manager and has led the Waypoint manager's operations team since 2011, and has 24 years of hands-on, business management and operating experience as a real estate banking executive and technology capital investor. S. Ali Nazar, who will be our chief technology officer upon the completion of the separation, is the chief technology officer of the Waypoint manager and has led the development of Compass and has continued to manage and enhance the technology system according to the needs of the operational platform. Prior to joining the Waypoint manager, Mr. Nazar developed technology infrastructure from the ground up for two technology companies. Tamra D. Browne, who will be our general counsel upon the completion of the separation, is the chief legal officer of the Waypoint manager and was senior vice president, general counsel and corporate secretary of AMB for over 12 years.

  Proprietary Technology

        We believe that achieving consistent operational excellence is crucial to the success of acquiring, renovating, leasing and managing a geographically dispersed portfolio of homes and acquiring distressed and non-performing residential mortgage loans. Upon the completion of the separation, the backbone of our Manager's operations will be formed by a proprietary technology system, which we refer to as Compass, that has been continually refined and enhanced since the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation began operating homes in 2009. That executive team specifically designed Compass to be intuitive to employees across all functional areas. Compass is built on a cloud-based operating platform powered by leading technology companies, including Salesforce.com and Google, which is expected to provide our Manager with the ability to quickly achieve scalability, security and redundancy in a cost-effective manner.

        Upon the completion of the separation, Compass is expected to enable our Manager to have real-time oversight of all parts of our business, while maintaining the flexibility to evolve quickly as our business grows and additional functionality is needed. Managers, field personnel and technologists work together to continually define and automate business processes based on the latest data-driven analyses as well as to upgrade existing features and generate new applications.

        The below table sets forth several of the functional components of Compass that are expected to help us to achieve key operational goals throughout the life cycle of a home. Compass provides work-flow management oversight that will link all of the functional areas that are involved in the home life cycle. Compass will be a key component in minimizing the time from the purchase of a home to move-in as well as facilitating necessary communication throughout the process. In addition, Compass is designed to provide an iterative feedback loop such that data learned in the process is easily shared and utilized across departments and regions to continually improve workstreams and implement best practices. Because the architecture of Compass is such that all operational information is housed in one system, managers will have real-time access to information across all parts of the business and can continually make informed decisions that have meaningful impact on operations.

  Highly Scalable Operating Platform

        We believe the operating platform that our Manager will have upon the completion of the separation will provide us with a critical competitive advantage. First, it will provide control over all aspects of the business, which is essential to hold all parties accountable for quality and performance and to support the reputation of our brand. Through the consistent use of Compass, we believe our

Manager will ensure management's visibility into our operations and create the ability to efficiently scale our business as it grows.

  Disciplined Investment Process

  •
  Home Acquisitions.  We believe that achieving consistent operational excellence is crucial to the success of acquiring, renovating, leasing and managing a geographically dispersed portfolio of homes and acquiring distressed and non-performing residential mortgage loans. Upon the completion of the separation, the backbone of our Manager's operations will be formed by a proprietary technology system, which we refer to as Compass, that has been continually refined and enhanced since the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation began operating homes in 2009. That executive team specifically designed Compass to be intuitive to employees across all functional areas. Compass is built on a cloud-based operating platform powered by leading technology companies, including Salesforce.com and Google, which will provide our Manager with the ability to quickly achieve scalability, security and redundancy in a cost-effective manner.

    Two critical estimates will then be incorporated to allow Compass to generate a maximum bid price for the home: an estimated rental rate and estimated renovation costs. An initial estimated rental rate will be determined by our Manager's proprietary yield management system within Compass, which is typically further refined by the local acquisitions employees in consultation with our Manager's local leasing agents. Upon the completion of the separation, the initial estimated renovation costs will be derived using our Manager's proprietary "Cap Ex Predictor" program within Compass, which will generate an automated renovation estimate based upon the estimated scope and home location, characteristics and vintage. Upon the completion of the separation, based upon this data, and subject to limitations imposed by our Manager's own internal appraisal process in which it will derive an estimated "after renovated value," Compass will generate a maximum bid price for each home. We believe this proprietary approach to acquiring homes provides appropriate parameters and checks and balances for assembling a portfolio of homes that create an opportunity to achieve attractive risk-adjusted returns for our investors. This approach, which we believe will result in our Manager acquiring only a small percentage of the opportunities it will typically review, is shown graphically in the diagram below.

Purchaser of Small Percentage of Total Opportunities

    While we believe many of our competitors focus primarily on newer homes, the experience of the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation has demonstrated that older homes can also represent attractive value-added opportunities as they often benefit from higher quality construction, better proximity to employment and transportation, mature neighborhoods and superior school districts.

  •
  Distressed and Non-Performing Residential Mortgage Loan Acquisitions.  We will also seek to acquire portfolios of distressed and non-performing residential mortgage loans. The quantity of distressed and non-performing residential mortgage loans remains substantial as a result of a backlog in the foreclosure process. We believe this dynamic results in opportunities to purchase large pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO. Upon our acquisition of these loans, we may seek to (1) convert the loans into homes that can then either be contributed to our rental portfolio or sold or (2) modify and hold or sell the loans at higher prices if circumstances warrant. Although acquiring homes through the foreclosure or other resolution process of loans may involve more effort and risk than acquiring homes directly, we believe that we will be compensated for such effort and risk through a lower cost basis for homes acquired in this manner.

    We expect to utilize and develop strategic relationships to assist us in identifying and foreclosing on or disposing of distressed and non-performing residential mortgage loans. We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which holds all of our distressed and non-performing residential mortgage loans. Prime, in accordance with our instructions (which, upon the completion of the separation, will be based in part on the use of certain analytic tools included in the Waypoint platform), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. To the extent the joint venture holds any homes (either as the result of the joint venture's conversion of distressed and non-performing residential mortgage loans to homes or the joint venture's acquisition of homes) that we, in our sole and absolute discretion, have determined not to sell through the joint venture, we are permitted to direct, and intend to direct, the joint venture to transfer such homes to us. Our distressed and non-performing residential mortgage loans are serviced by Prime's team of asset managers or licensed third-party mortgage loan servicers.

        While we focus on investments in homes and distressed and non-performing residential mortgage loans, we may selectively pursue other investment strategies, including the acquisition of performing residential mortgage loans and the acquisition or funding of loans secured by homes or entities that own portfolios of homes to the extent that those investments are consistent with our qualification as a REIT.

  Attractive Portfolio and Access to an Extensive Pipeline of Investment Opportunities Through Quality Relationships

        As of September 30, 2013, our portfolio consisted of 5,817 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 4,268 homes located in 29 states with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $589.0 million and (2) distressed and non-performing residential mortgage loans with an UPB of $413.4 million and a total cost basis of $197.7 million that are secured by first liens on 1,549 homes. As of September 30, 2013, the 1,632 homes we owned for more than 180 days were approximately 74.7% leased, which excludes 127 homes listed for sale. For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire. In addition, we have an extensive pipeline of potential acquisitions of homes and distressed and non-performing residential mortgage loans in select markets, including Arizona, California, Colorado, Florida, Georgia, Illinois, Nevada, North Carolina and Texas. We have not entered into any agreements to acquire any of the residential assets in our pipeline and do not believe that such acquisitions are probable at this time. There can be no assurance that we will ultimately acquire any of the residential assets in this pipeline on favorable terms, or at all. Our existing pipeline has been sourced primarily through the relationships our Manager's executive team have formed transacting with regional and local partners in our target markets, leading banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. Our Manager has carefully selected the regional and local partners that assist us with acquisitions, which we believe are best in class in their markets, and these partners exclusively provide such services to us within our target parameters in our target markets. In certain cases, Starwood Capital Group has had long preexisting relationships with these partners. We believe the breadth of our Manager's and Starwood Capital Group's relationships will generate attractive investment opportunities for us.

  Branded Strategy Through Differentiated Product and Service Offerings

        Upon the completion of the separation, we will strive to be recognized as the leading brand in the emerging home rental industry by combining a technology focused operating platform with best practices used in the multi-family and hospitality industries. Upon the completion of the separation, our Manager will use the trademarked slogan "Reinventing Renting™" to demonstrate our combined mission to reinvent the renting experience by making many of the traditional benefits of homeownership available to our residents. As depicted in the graphic below, this mission is supported by three pillars—quality homes, great service and rewarding leases—all of which are built on a foundation of respect.

  Quality Homes

        We are highly focused on, and take substantial pride in, providing high quality rental homes in desirable single-family communities to our residents. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have learned over their four years of experience those renovations that are the most important to residents and that they believe lead to increased rental and occupancy rates. Upon the completion of the separation, our Manager will have numerous relationships with national product vendors so that all of our homes will have a consistent look and feel ensuring an attractive product offering and renovation and repair efficiencies. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have also developed strategic relationships with a large pool of established general contractors in each of our target markets to ensure all renovations are completed with the highest quality standards. In addition, we are highly conscious of our environmental impact and are committed to providing homes that are clean and energy efficient.

  Great Service

        We believe that residents deserve great service. Upon the completion of the separation, our approach to service will best be exemplified by our Manager's 5+3 Resident Contact Model. Under this multi-faceted approach, a resident will receive a minimum of five contacts from various property management representatives in the first 90 days after move-in and three continuing points of contact through their residency. Upon the completion of the separation, our Manager will utilize Compass to ensure that all inquiries and maintenance requests are handled promptly and professionally, minimizing the time required from our residents. Compass also will enable us to continually measure resident feedback and improve the resident experience. This high-touch model will set initial expectations with residents and maintain frequent contact to ensure residents uphold their lease requirements. In addition, the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have created a guarantee to demonstrate the commitment to providing the best customer service for our residents. Among other things, upon the completion of the separation, we will guarantee that if a resident is unhappy in the home and wishes to move, the lease may be terminated within the first 30 days of the lease term.

  Rewarding Leases

        We believe that renting a home should be a rewarding experience, and, upon the completion of the separation, our Manager's Lease Plus Rewards® program will be setting a new standard for the home rental experience. Upon signing a twenty-four month lease, our residents will have the opportunity to earn Waypoints™ in a number of ways, including by making timely rent payments and maintaining the home in good condition. Program participants will be able to redeem their Waypoints™ during their lease term to purchase home improvements from a catalog of offerings or, at the end of their two-year lease term, to apply their Waypoints™ towards rent credits upon renewal or to receive cash back.

  Foundation of Respect

        We value our commitment to building a company that values people and the communities in which we live and work. We are proud that we will be a real estate company with an innovative business model that we believe will make a positive impact for all involved stakeholders—residents, investors and community members—and we will continue to seek opportunities to strengthen our relationships with our stakeholders, including through participation in community projects and local charitable organizations.

  Disciplined Approach to Entering New Markets

        We expect to continue expanding into new markets where we can build a portfolio of sufficient size to maintain efficient, vertical operations to meet our residents' expectations. We seek to enter new markets where we can provide a high-quality rental offering in desirable single-family communities. We establish "buy zones" where we attempt to acquire a critical mass of homes to maximize operating efficiencies.

        When entering a new market, a regional director will be selected and paired with the vice president of new markets to guide the expansion in an effective and timely manner pursuant to a detailed plan built on the extensive experience of the members of the Waypoint executive team who will be members of our Manager's executive team. Our Manager's automated and proprietary systems, tools and controls will allow it to establish a functioning acquisition platform to enable us to begin acquiring homes in new markets within 30 to 60 days of entry. Our Manager's highly scalable infrastructure will enable us to acquire homes that meet specified underwriting standards with a high degree of precision and quickly establish a critical mass of homes to maximize efficiency.

        We believe that our Manager's disciplined approach to entering new markets provides us with the flexibility to deploy capital to the most attractive markets without sacrificing our operational advantages.

  Alignment of our Manager's and Starwood Capital Group's Interests with Our Interests

        Concurrently with the completion of the separation, we will grant (1) our Manager 747,757 restricted share units and (2) certain employees of our Manager an aggregate of 229,808 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." The award to our Manager will vest ratably on a quarterly basis over a three-year period beginning on the first day of the first full calendar quarter after we complete the separation, and the awards to certain employees of our Manager will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation. In addition, concurrently with the completion of the separation, an aggregate of 767,974 of our common shares will be distributed to Starwood Capital Group and certain of Starwood Capital Group's officers and affiliates as a result of their ownership of shares of Starwood Property Trust common stock. In addition, the management fee we pay our Manager will be dependent on the price of our common shares, which will give our Manager an incentive to maximize the value of our common shares. Starwood Property Trust formed us to concentrate the business of ownership of single-family residential rental homes and distressed and non-performing residential mortgage loans, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control.

  Comprehensive Capital Raising and Financing Strategy

        We believe our capital structure provides us with significant financial capacity and flexibility to fund our future growth. As a public company, we believe we will have access to multiple sources of capital raising and financing. Over time, these capital raising alternatives may include follow-on offerings of our common shares, preferred shares and hybrid equity, and these financing alternatives may include securitizations, secured and unsecured corporate level debt and credit facilities. We are in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation that would be available to fund our future growth, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all.

Our Portfolio

        As of September 30, 2013, our portfolio consisted of 5,817 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 4,268 homes located in 29 states with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $589.0 million and (2) distressed and non-performing residential mortgage loans with an UPB of $413.4 million and a total cost basis of $197.7 million that are secured by first liens on 1,549 homes. As of September 30, 2013, the 1,632 homes we owned for more than 180 days were approximately 74.7% leased, which excludes 127 homes listed for sale.

        For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $166.7 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire.

        Set forth below is additional information as of September 30, 2013 regarding homes included in our portfolio.

Location	Number of Homes	Percent Leased	Average Purchase Price Per Home	Average Investment Per Home(1)	Aggregate Investment (in millions)	Average Home Size (square feet)	Weighted Average Age (years)
Miami-Fort Lauderdale, FL CMSA	1,021	43.4%	$130,243	$158,376	$161.7	1,558	46
Houston-Galveston-Brazoria, TX CMSA	732	63.1%	$122,064	$131,768	96.5	2,012	29
Atlanta, GA MSA	712	34.7%	$87,937	$108,523	77.3	1,843	19
Tampa-St. Petersburg-Clearwater, FL MSA	438	20.2%	$92,842	$115,373	50.5	1,450	42
Dallas-Fort Worth, TX CMSA	354	75.1%	$109,066	$127,062	45.0	1,838	21
West Palm Beach-Boca Raton, FL MSA	329	23.5%	$118,569	$153,869	50.6	1,812	39
Orlando, FL MSA	130	25.2%	$124,460	$142,429	18.5	1,838	34
Denver-Boulder-Greeley, CO CMSA	106	33.3%	$172,796	$197,761	21.0	1,959	45
Fort Myers-Cape Coral, FL MSA	79	51.3%	$105,406	$113,489	9.0	1,976	16
San Francisco-Oakland-San Jose, CA CMSA	72	83.3%	$161,652	$191,405	13.8	1,420	41
Other	295	28.7%	$141,177	$153,162	45.2	1,880	34

Total	4,268	43.4%	$116,994	$137,996	$589.0	1,751	34

(1)
Includes acquisition costs and actual and budgeted upfront renovation costs. As of September 30, 2013, acquisition costs (a) included, among other things, fees, which averaged approximately 3.5% of the purchase price per home, paid to third parties that assisted with sourcing acquisitions and (b) excluded an aggregate of $2.0 million of overhead expenses reimbursed to such third parties. As of September 30, 2013, based upon the homes we have already renovated, as well as our budgets for homes for which renovation has not been completed, we expect our upfront renovation costs to average approximately $16,300 per home as of September 30, 2013. Actual renovation costs may exceed budgeted renovation costs, and we may acquire homes in the future with different characteristics that result in higher renovation costs.

        Set forth below is additional information as of September 30, 2013 regarding our leasing experience with respect to homes included in our portfolio.

					Homes Owned 180 Days or Longer
			Percent of Rent Ready Homes that Are Leased(1)
Location	Total Number of Homes	Number of Rent Ready Homes		Average Monthly Rent Per Leased Home(2)	Number of Homes	Percent Leased	Average Monthly Rent Per Leased Home(2)
Miami-Fort Lauderdale, FL CMSA	1,021	538	81.6%	$1,578	546	66.1%	1,564
Houston-Galveston-Brazoria, TX CMSA	732	606	76.1%	$1,423	407	80.6%	1,455
Atlanta, GA MSA	712	264	92.8%	$1,077	18	77.8%	1,318
Tampa-St. Petersburg-Clearwater, FL MSA	438	168	52.4%	$1,213	44	70.5%	1,335
Dallas-Fort Worth, TX CMSA	354	315	84.1%	$1,299	301	85.7%	1,296
West Palm Beach-Boca Raton, FL MSA	329	99	77.8%	$1,464	120	58.3%	1,455
Orlando, FL MSA	130	90	35.6%	$1,225	34	58.8%	1,176
Denver-Boulder-Greeley, CO CMSA	106	36	97.2%	$1,707	0	0.0%	0
Fort Myers-Cape Coral, FL MSA	79	63	63.5%	$1,272	44	59.1%	1,277
San Francisco-Oakland-San Jose, CA CMSA	72	64	93.8%	$1,575	62	95.2%	1,577
Other	295	76	73.7%	$1,368	56	92.9%	1,346

Total	4,268	2,319	77.5%	$1,389	1,632	74.7%	1,442

(1)
We define a rent ready home as a home that has both completed renovations and been deemed, pursuant to an inspection from one of our an agents, to be in a condition to be rented. Our policy is to have the agent perform this inspection promptly after the renovations have been completed.

(2)
Represents average monthly contractual cash rent. Average monthly cash rent is presented before rent concessions and WaypointsTM. To date, rent concessions and WaypointsTM have been utilized on a limited basis and have not had a significant impact on our average monthly rent. If the use of rent concessions and WaypointsTM or other leasing incentives increases in the future, they may have a greater impact by reducing the average monthly rent we receive from leased homes.

        Set forth below is additional information as of September 30, 2013 regarding distressed and non-performing residential mortgage loans included in our portfolio. As of September 30, 2013, the total cost basis of $197.7 million for our portfolio of distressed and non-performing residential mortgage loans was 63.0% of the aggregate market value, as determined by the most recent BPO provided to us by the applicable seller for each property in the respective portfolio or otherwise obtained by us, in each case prior to our purchase of the related portfolio. We cannot assure you that the BPOs accurately reflected the actual market value of the related property at the time of our respective purchases of distressed and non-performing residential mortgage loans or accurately reflect such market value today.

	Total							Rental Pool Assets(2)
Location	Loan Count	Total Purchase Price (in millions)	Total UPB (in millions)	Total BPO (in millions)	Weighted Average LTV(1)	Purchase Price as a Percentage of UPB	Purchase Price as a Percentage of BPO	Loan Count	Percent of Total Loans Per Location
Florida	601	$69.8	$154.5	$103.9	148.6%	45.2%	67.1%	350	58.2%
New Jersey	125	14.7	38.1	29.3	129.9%	38.6%	50.1%	86	68.8%
New York	120	22.2	49.0	42.0	116.6%	45.4%	52.9%	68	56.7%
Maryland	79	12.1	24.6	17.9	137.8%	49.4%	68.0%	54	68.4%
Illinois	65	7.3	17.1	11.8	144.3%	42.6%	61.4%	38	58.5%
California	59	15.2	27.9	21.9	127.1%	54.5%	69.3%	22	37.3%
North Carolina	55	7.1	11.3	10.6	106.5%	62.8%	66.9%	5	9.1%
Pennsylvania	46	3.9	7.6	6.6	114.5%	52.0%	59.5%	15	32.6%
Georgia	39	5.5	9.6	8.2	116.8%	57.3%	67.0%	26	66.7%
South Carolina	34	4.4	7.8	6.4	121.7%	57.1%	69.5%	0	0.0%
Tennessee	31	2.9	4.5	4.3	105.4%	65.5%	69.0%	0	0.0%
Texas	26	2.1	3.4	2.9	114.8%	62.3%	71.5%	14	53.8%
Indiana	24	1.4	3.3	2.5	132.3%	43.4%	57.5%	0	0.0%
Oregon	21	3.5	6.9	5.5	127.0%	51.1%	64.8%	3	14.3%
Virginia	20	3.1	4.8	5.3	90.6%	65.0%	58.9%	2	10.0%
Washington	18	2.1	3.9	3.2	123.3%	52.9%	65.2%	8	44.4%
Connecticut	18	2.0	4.3	3.1	141.0%	46.5%	65.6%	5	27.8%
Massachusetts	17	1.7	3.6	2.7	131.4%	47.0%	61.7%	0	0.0%
Ohio	15	1.0	2.1	1.6	134.2%	45.9%	61.6%	0	0.0%
Louisiana	14	1.9	3.2	2.8	114.6%	58.9%	67.5%	0	0.0%
Arizona	11	1.1	2.2	1.7	128.8%	51.5%	66.3%	6	54.5%
Maine	11	1.2	2.5	2.1	120.5%	48.5%	58.5%	0	0.0%
Nevada	10	1.2	2.7	1.7	157.4%	42.0%	66.1%	5	50.0%
Michigan	10	0.8	1.6	1.2	136.3%	48.8%	66.5%	1	10.0%
Rhode Island	8	0.7	1.6	1.1	143.6%	46.8%	67.2%	0	0.0%
Hawaii	7	1.8	3.5	2.8	123.4%	52.0%	64.2%	0	0.0%
Wisconsin	7	0.6	1.2	0.9	131.3%	48.3%	63.3%	0	0.0%
Washington, D.C.	5	0.8	1.7	1.2	144.8%	45.3%	65.7%	2	40.0%
Oklahoma	5	0.3	0.4	0.4	97.5%	62.5%	60.9%	0	0.0%
Minnesota	5	0.4	0.9	0.7	129.0%	46.1%	59.5%	3	60.0%
Delaware	4	0.3	0.5	0.5	93.8%	67.0%	62.9%	0	0.0%
Arizona	4	0.3	0.5	0.5	102.8%	65.3%	67.2%	0	0.0%
New Mexico	4	0.8	1.4	1.3	110.8%	57.4%	63.6%	0	0.0%
Colorado	4	0.5	0.8	0.7	109.1%	65.1%	71.0%	0	0.0%
Alaska	4	0.3	0.7	0.5	130.3%	51.2%	66.7%	0	0.0%
Kansas	4	0.4	0.6	0.5	126.3%	60.8%	76.8%	1	25.0%
Kentucky	3	0.1	0.2	0.3	55.8%	74.5%	41.5%	0	0.0%
Utah	3	0.3	0.5	0.5	110.2%	63.8%	70.3%	0	0.0%
Montana	3	0.2	0.3	0.3	124.0%	69.6%	86.3%	1	33.3%
New Hampshire	2	0.2	0.5	0.4	129.0%	50.1%	64.6%	0	0.0%
Nebraska	2	0.1	0.2	0.2	103.0%	74.9%	77.2%	0	0.0%
Missouri	2	0.1	0.1	0.1	121.7%	45.6%	55.5%	0	0.0%
Iowa	2	0.2	0.3	0.3	96.2%	69.3%	66.7%	0	0.0%
Idaho	1	0.7	0.9	1.1	85.7%	76.7%	65.7%	0	0.0%
South Dakota	1	0.1	0.1	0.1	89.5%	72.1%	64.6%	0	0.0%

Total	1549	$197.7	$413.4	$313.6	131.8%	47.8%	63.0%	715	46.2%

(1)
Weighted average LTV is based on the ratio of UPB to BPO weighted by UPB for each state as of the respective acquisition dates.

(2)
See "—Prime Joint Venture" for the definition of "Rental Pool Assets."

Our Financing Strategy

        We will have no outstanding indebtedness upon the separation. We intend to employ prudent leverage, to the extent available, to fund the acquisition of residential assets and to increase our potential return on shareholder equity. Any decision to use leverage will be based on our Manager's assessment of a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of our assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on refinancing, the credit quality of our assets and our outlook for borrowing costs relative to the unlevered yields on our assets. We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of our common shares, preferred shares and hybrid equity.

        We are in negotiations to enter into a $500 million secured revolving credit facility shortly after the completion of the separation, although there can be no assurance that we will be able to enter into this new facility on favorable terms, or at all. We expect that the credit agreement for this facility will include customary affirmative and negative covenants and financial covenants, including, among others, minimum tangible net worth and a minimum liquidity amount.

        Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and will be reviewed by our board of trustees at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of trustees will consider many factors, including, without limitation, the lending standards of government sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of residential assets, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (i.e., capitalization rates of our residential assets that exceed the interest rates on the related borrowings) and general market and economic conditions. We have no limitation under our organizational documents or any contract on the amount of funds that we may borrow for any single investment or that may be outstanding at any one time in the aggregate.

Acquisition Sourcing and Property Management Arrangements

        Our Manager currently utilizes strategic relationships with regional and local partners to exclusively assist us in identifying individual home acquisition opportunities within our target parameters in our target markets or to provide property management, rehabilitation and leasing services for our homes in particular markets. In addition, in certain markets where we do not own a large number of homes, our Manager utilizes strategic relationships with local property management companies that are recognized leaders in their markets to provide property management, rehabilitation and leasing services for our homes. Our Manager will compensate our regional and local partners and property management companies directly based on negotiated market rates, and such compensation will constitute a reimbursable expense under the management agreement. Acquisition sourcing will be based on our Manager's contractual arrangements, which generally have one-year terms with month-to-month renewals, are terminable at any point by either party with 20-30 days prior written notice and provide that our Manager will pay a commission for each home acquired for our portfolio. Property management will be based on our Manager's contractual arrangements, which generally have one-year terms with month-to-month renewals, are terminable at any point by either party with 20-30 days prior written notice and provide that our Manager will pay the property managers a percentage of the rental income and other fees collected from our residents.

Prime Joint Venture

        We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which owns all of our distressed and non-performing residential mortgage loans. We and Prime formed the joint venture for the purposes of: (1) acquiring pools or groups of distressed and non-performing residential mortgage loans and homes either (A) from the sellers who acquired such homes through foreclosure, deed-in-lieu of foreclosure or other similar process or (B) through foreclosure, deed-in-lieu of foreclosure or other similar process; (2) converting distressed and non-performing residential mortgage loans to performing residential mortgage loans through modifications, holding such loans, selling such loans or converting such loans to homes; and (3) either selling homes or renting homes as traditional residential rental properties. Prime has contributed less than 1% of the cash equity to the joint venture, which we call the Prime Percentage Interest, and Prime, in accordance with our instructions (which, upon the completion of the separation, will be based in part on the use of certain analytic tools included in the Waypoint platform), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. Our distressed and non-performing residential mortgage loans are serviced by Prime's team of asset managers or licensed third-party mortgage loan servicers.

        We have exclusive management decision making control with respect to various matters of the joint venture and control over all decisions of the joint venture through our veto power. We may elect, in our sole and absolute discretion, to delegate certain ministerial or day-to-day management rights related to the joint venture to employees, affiliates or agents of us or Prime.

        We also have the exclusive right under the joint venture, exercisable in our sole and absolute discretion, to designate distressed and non-performing residential mortgage loans and homes as "Rental Pool Assets." We will be liable for all expenses and benefit from all income from any Rental Pool Assets. The joint venture will be liable for all expenses and benefit from all income from all distressed and non-performing residential mortgage loans and homes not segregated into Rental Pool Assets. We have the exclusive right to transfer any Rental Pool Assets from the joint venture to us, and we intend to exercise such right with respect to any homes held by the joint venture that we, in our sole and absolute discretion, have determined not to sell through the joint venture. Prime earns a fee from us equal to 3% of the value (as determined pursuant to the joint venture agreement) of the distressed and non-performing residential mortgage loans and homes we designate as Rental Pool Assets and that are transferred to us.

        In connection with the asset management services that Prime provides to the joint venture, the joint venture pays Prime a monthly asset management fee equal to 0.167% of the aggregate net asset cost to the joint venture of the then existing Non-Rental Pool Assets. Prime's portion of all cash flow or income distributions from the joint venture with respect to Non-Rental Pool Assets is equal to: (1) Prime's Percentage Interest until we and Prime realize through distributions a 10% internal rate of return (as defined in the joint venture agreement); (2) 20% of any remaining distributable funds until we and Prime realize through distributions a cumulative 20% internal rate of return; and (3) 30% of any remaining distributable funds. All other funds distributed by the joint venture with respect to Non-Rental Pool Assets are distributed to us.

Investment Guidelines

        Our board of trustees has adopted the following investment guidelines:

  •
  no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

  •
  until appropriate investments can be identified, we may invest the proceeds of offerings of our equity or debt securities in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT;

  •
  any new target MSA or the entry into any joint venture relationship requires the approval of our Manager's investment committee;

  •
  any investment or series of related investments by us in excess of $10 million and any transaction involving distressed or non-performing loans requires the approval of our Manager's investment committee;

  •
  any investment or series of related investments by us in excess of $35 million (or, if greater, 5% of our average market capitalization over the preceding fiscal quarter) requires the approval of our board of trustees; and

  •
  any purchase by a non-approved joint venture partner requires approval of our Manager's investment committee.

        These investment guidelines may be changed from time to time by our board of trustees without the approval of our shareholders. If our board of trustees changes any of our investment guidelines, we will disclose such changes in our next required periodic report. In addition, both our Manager and our board of trustees must approve any change in our investment guidelines that would modify or expand the types of assets in which we invest.

Investment Committee of Our Manager

        Our Manager has an investment committee which will initially be comprised of Barry S. Sternlicht, the chairman of the committee, Gary M. Beasley, Douglas R. Brien, Brendan M. Brogan, Christopher D. Graham and Colin T. Wiel. The investment committee will review our investment portfolio and its compliance with our investment policies, business and growth strategies and financing strategy at least on a quarterly basis or more frequently as necessary.

Our Business Model and Operating Platform

        Our business model and operating platform is designed to allow us to optimize each process in the life cycle of a home and resolve distressed and non-performing residential mortgage loans. We strive to buy our homes at attractive prices, renovate them to the optimal level, lease them efficiently to high quality residents and align our services with the needs of our residents.

        Except where the context suggests otherwise, references to our Manager in this "—Our Business Model and Operating Platform" section refer to our Manager upon the completion of the separation after giving effect to the acquisition of the Waypoint platform, the Waypoint executive team becoming members of our Manager's executive team and our Manager's retention of approximately 545 employees currently employed by the Waypoint manager.

  Our Target Markets and Market Expansion

  Market Evaluation and Monitoring

        Our initial target markets will include Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA Metropolitan Division; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Arizona (Phoenix-Mesa-Glendale, AZ MSA), Nevada (Las Vegas-Paradise, NV MSA) and Illinois (Chicago-Joliet-Naperville, IL Metropolitan Division). In addition to our initial target markets, our Manager will monitor the 100 most populous MSAs and other select markets in order to prioritize expansion efforts and re-allocate resources as necessary. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation developed an approach to selecting new markets that includes "top-down" and "bottom-up" analyses. Our Manager's "top-down" analysis will start by identifying the markets our Manager believes are the most attractive in the United States by evaluating existing and future housing dynamics, including various macroeconomic and demographic factors such as housing prices, rental demand, average household income and discounts to replacement cost. Our Manager will scrutinize many of these factors and assign what it will refer to as a "market score" through a proprietary system that integrates key economic and demographic drivers from leading data providers, as well as our Manager's operating data where applicable. The market score assigned by our Manager will measure the relative opportunity and risk accorded to the market for assembling and operating the particular single-family home portfolio.

        Our Manager will also conduct a "bottom-up" analysis, which will focus on local knowledge of communities to understand the fundamentals of particular housing markets. Our Manager will have a regional market infrastructure with personnel who work and reside in our target markets and have extensive knowledge of those markets as well as broad relationships across various constituencies. We believe that this centralized, integrated institutional platform with a strong local presence and an ability to scale is critical to assembling a quality home portfolio. Our Manager will supplement this analysis utilizing the local market knowledge and experience of its exclusive regional and local partners.

        All of the remaining information in this "—Market Evaluation and Monitoring" section is derived from a market study prepared for us in connection with the separation by JBREC.

        As of November 30, 2013, our thirteen primary markets were located in Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA Metropolitan Division; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Arizona (Phoenix-Mesa-Glendale, AZ MSA), Nevada (Las Vegas-Paradise, NV MSA) and Illinois (Chicago-Joliet-Naperville, IL Metropolitan Division).

        The following tables provide summaries of demographic, economic and housing data and estimates, forecasts and projections for these thirteen primary markets.

Demographic and Economic Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA Mdiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA
Population Total, millions(1)	5.4	7.9	6.6	2.6	6.2	2	5.8	2.6	2.2	4.3	4.4	2.8	0.4
MSA/MDiv Rank by Population(1)	9	3	4	21	5	32	8	22	27	13	12	18	124
Average Annual Population Growth Forecast (2013 to 2015)(2)(3)	1.7%	0.3%	2.1%	1.6%	1.9%	2.6%	1.1%	0.7%	2.2%	2.6%	1.1%	0.8%	0.3%
Unemployment Rate Oct. 2013(4)	7.7%	8.3%	5.9%	6.0%	5.9%	9.4%	7.0%	7.0%	6.0%	6.8%	9.8%	6.4%	7.7%
Average Annual Employment Growth Forecast (2013 to 2015)(2)	2.7%	1.9%	3.3%	3.4%	3.3%	2.4%	1.8%	2.4%	2.3%	2.8%	2.2%	2.6%	1.8%
Total Households, millions (2012)(3)	2.0	2.9	2.4	1.0	2.2	0.7	2.1	0.9	0.8	1.6	1.3	1.2	0.1
Average Annual Household Growth Forecast (2013 to 2015)(2)(3)	1.9%	0.6%	2.2%	1.7%	2.0%	2.6%	1.1%	1.0%	2.2%	2.7%	1.6%	0.9%	0.2%
Median Household Income (2012)(3)	$56,020	$58,090	$59,080	$60,690	$58,510	$52,750	$47,780	$71,290	$48,010	$52,590	$54,000	$45,300	$67,510
Average Annual Median Income Growth Forecast (2013 to 2015)(2)(3)	1.9%	2.0%	2.1%	2.7%	1.6%	2.4%	3.0%	1.5%	1.0%	3.1%	1.9%	2.9%	3.6%

(1)
Source: U.S. Census Bureau.

(2)
Source: JBREC estimate; actual values may differ materially from those estimated.

(3)
Sources: Moody's Analytics, JBREC.

(4)
Source: Bureau of Labor Statistics.

MDiv. = Metro Division

 Housing Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA MDiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA
Total Housing Units, millions(1)	2.2	3.2	2.5	1.1	2.4	0.8	2.5	1.0	1.0	1.8	1.5	1.4	0.2
Median Resale Home Price (Dec. 2012)(2)	$114,066	$165,000	$166,400	$243,000	$171,000	$145,000	$196,700	$384,000	$135,000	$159,900	$210,000	$123,000	$211,500
Total Market Value, billions(1)	$256	$516	$273	$189	$251	$67	$326	$270	$89	$199	$198	$126	$23
Number of Resale Homes Sold(2)
2012	76,669	81,651	71,586	46,035	68,639	47,733	108,129	33,750	38,238	99,984	65,666	49,417	6,566
2011	63,559	62,865	61,033	37,372	58,854	50,031	100,034	31,000	36,664	97,248	64,626	43,480	6,526
2010	66,740	61,347	60,924	36,656	56,807	46,515	88,497	30,652	35,627	88,051	68,552	38,586	6,309
2009	74,901	57,889	65,404	39,948	60,106	50,598	76,035	34,036	30,739	91,586	79,225	37,533	7,663
Percent Change in Burns Home Value Index, Peak to Trough(3)	-35%	-35%	-4%	-10%	-4%	-61%	-50%	-43%	-51%	-54%	-54%	-47%	-60%
Percent Change in Burns Home Value Index, Trough to Current (Oct 2013)(3)	21%	15%	19%	22%	20%	50%	31%	44%	27%	50%	43%	22%	49%
Average Annual Burns Home Value Index Appreciation Forecast (2013 to 2015)(3)	11.5%	8.8%	7.4%	6.8%	6.3%	17.2%	10.2%	13.9%	9.5%	11.9%	14.0%	9.3%	18.7%
Rental Vacancy Rates (Aug. 2013)(4)	10.8%	7.6%	9.7%	5.1%	11.6%	12.6%	9.2%	4.1%	11.7%	10.1%	6.9%	11.2%	6.9%
Single-Family Average Rental Rate (Oct. 2013)(4)	$1,054	$1,352	$1,163	$1,349	$1,237	$1,077	$1,674	$1,874	$1,132	$1,060	$1,348	$1,133	$1,425
Rentership Rate (2012)(5)	39.0%	33.2%	39.0%	38.7%	38.4%	46.6%	39.3%	n/a	34.1%	38.7%	42.8%	34.2%	n/a

(1)
Source: U.S. Census Bureau, 2012 American Community Survey 1-year estimates.

(2)
Sources: Texas A&M Real Estate Center (Dallas-Fort Worth, Houston), DataQuick (Atlanta, Chicago, Denver, Las Vegas, Miami, Oakland, Orlando, Phoenix, Riverside-San Bernardino, Tampa & Vallejo).

(3)
Source: JBREC. Note that peak occurred during 2005-2007 for all markets. Burns Home Value Index estimates home values in a market, not just recent transactions except for Texas.

(4)
Source: RentRange, LLC. Based on the last published data from the Census Bureau. Includes combined single and multi-family vacancy rates.

(5)
Source: U.S. Census Bureau. Chicago value covers the entire MSA.

MDiv. = Metro Division

  Market Expansion Efforts

        Our Manager will evaluate the feasibility of establishing a scalable operation in each potential expansion market through detailed on-the-ground research and underwriting of actual market opportunities. We plan to only enter markets where we can build a portfolio of sufficient size to sustain efficient vertical operations and meet resident expectations. In many instances, this will include markets that are clustered around and serviceable by our Manager's regional offices and resident services centers, which provide a local presence to our residents.

        Our Manager will underwrite a representative sampling of homes available for sale as case studies using its standard underwriting approach discussed below. The findings of the case studies will establish a basis for expected operational returns for the market. A market evaluation memo will then be prepared for review by our Manager's executive team. The executive team will evaluate the findings of the market evaluation memo against portfolio objectives and operational capabilities to determine whether to enter the market. Once an expansion market is selected for entry, our Manager's new markets team will be engaged. The new markets team will include the vice president of new markets along with experts in our Manager's systems and operating procedures pertaining to new markets who work with local team members in the specific expansion markets. Our Manager will rely on a team of functional experts that works alongside the local team members until critical operational mass is reached. The vice president of new markets will be the primary liaison between the local team and the necessary resources within the various functional groups of our Manager.

        Our Manager's new markets team will direct an operational ramp-up program to meet the market-specific operational goals established by our Manager's executive team. Members of the team will direct the training of local personnel on Compass and ensure adherence to its operational standards, safeguards and controls. The new markets team will implement a forward-looking staffing plan that will meet the growth objectives for the expansion market. We believe that hiring appropriately and training staff well in advance of expected deployment is critical to successfully managing the portfolio and delivering a quality experience to our residents in every market where we operate.

  Acquisition Strategy, Channels and Process

  Acquisition Strategy

        Our Manager will seek to continue to build our high-quality, diversified portfolio of homes, one home at a time, through local team members who are experts in their markets. In doing so, our Manager will generally focus on acquiring homes meeting targeted return objectives with the following characteristics: (1) three or more bedrooms; (2) two or more bathrooms; (3) desirable locations; and (4) underwritten price range of $75,000 to $350,000. We expect that certain homes our Manager will purchase will be outside of these parameters, and these parameters may be revised by us from time to time.

        The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have extensive experience buying, renovating, leasing and managing homes of diverse vintages. While many of our competitors focus primarily on newer homes, such executive team members have had success buying and renovating both newer and older homes, with the latter often benefiting from higher quality construction, better proximity to employment and transportation and superior school districts. Many of these more established neighborhoods were developed first for a reason: they are in desirable locations. Such executive team members' experience has demonstrated that it is generally not the age of the house that most influences long-term maintenance costs. Rather, such costs are often more impacted by the condition and remaining useful life of the building systems (such as electrical, HVAC, roofing and plumbing systems). Such executive team members' have found that when these systems are addressed comprehensively during the initial renovation, the result can be an attractive, well located home in an established neighborhood that can be very desirable for families, creating strong leasing demand.

  Acquisition Channels

        Our Manager will acquire homes through four main channels—retail, alternative, auction and distressed and non-performing residential mortgage loan resolution channels—and, to a lesser extent, bulk purchases. The retail channel consists of acquisitions conducted through MLS, including REO and short sales. Purchases of such homes pass through the traditional escrow and title process. The alternative channel consists of acquisitions that involve REO and short sales but are not conducted through MLS and, potentially, build to suit homes. As with the retail channel, purchases of REO and short sale homes pass through the traditional escrow and title process. The auction channel consists of homes that are purchased at trustee foreclosure and online auction sales. The distressed and non-performing residential mortgage loan resolution channel consists of the acquisitions of homes through foreclosure or similar proceedings relating to our distressed and non-performing residential mortgage loans. Our Manager may also acquire homes through bulk purchases from financial institutions, including government sponsored entities, or GSEs (primarily through REO programs), and other portfolio owners. We believe that it is important to maintain the capability to source attractive acquisition opportunities across channels as they arise. We expect to continuously monitor the opportunities available in each channel and modify our focus accordingly to source the most attractive acquisition opportunities.

        Retail and Alternative.    Our Manager will acquire homes through the retail and alternative channels. Purchasing through retail and alternative channels will provide our Manager with the opportunity to diligence the preliminary renovation cost estimates made during the bid process to confirm that the estimated total investment of the home is within the targeted yield parameters for the home prior to closing the acquisition. Most of the single home purchases that will be made by our Manager in the retail channel will involve sales of REO homes or short sales listed through a local MLS, while most of the homes that will be purchased by our Manager in the alternative channel will involve sales of REO homes or short sales that are not listed in the local MLS and will be sourced directly from the seller. The alternative channel may also involve ventures with residential loan servicers whereby we would select loans serviced by such servicers in our target markets and offer a short sale or a deed for lease to the borrower. In limited instances, the alternative channel may also involve us leveraging SLV and our residential land relationships to construct build to suit rental home communities and partner with homebuilders to deliver finished homes, which would alleviate construction risk.

        REO homes refers to homes owned by financial institutions, including GSEs, that were acquired by the financial institution by foreclosing on a mortgage or deed of trust and successfully bidding for the home at the ensuing auction. Short sales refer to homes sold by the homeowner for an amount less than the amount owed to lenders with a lien on the home. Because the purchase price will not satisfy the amounts owed, short sales require lender consent.

        Auction.    Our Manager will also acquire homes through auction purchases. Homes become available at auction when a person with a lien on the home forecloses on the lien. The home is then sold at auction, either by a court or trustee, in order to satisfy the debt owed to the lien holder. Auction processes vary significantly between jurisdictions driven by differences in state and local laws. In all cases, the careful evaluation and purchase of homes at auction requires a substantial investment of time and the ability to be nimble and disciplined on the day of the sales, as auctions tend to be fast-paced and disorganized. Our Manager's local teams will have experience in evaluating potential acquisitions, conducting due diligence and bidding at foreclosure auctions and such teams will have developed the necessary skills to compete effectively within the parameters of the local rules. Although valuations of homes that are available through auction are generally comparable to those found in retail, we believe auction purchases are riskier because the homes are typically purchased based upon an exterior inspection only. In contrast to homes available through retail channels, our Manager will have the opportunity to conduct on-site diligence for homes available prior to final acquisition. Auctions previously presented an opportunity to purchase homes at meaningful discounts to retail pricing, which provided added return to compensate for the additional risks that were undertaken.

        Distressed and Non-performing Residential Mortgage Loan Resolution.    Our Manager will also acquire homes through foreclosure or similar proceedings with respect to our distressed and non-performing residential mortgage loans. We believe that a majority of our distressed and non-performing residential mortgage loans will have entered or may enter into foreclosure or similar proceedings, ultimately becoming REO that can be added to our portfolio if they meet our investment criteria or sold through REO liquidation and short sale processes. We expect the timeline for these processes to vary significantly, and final resolution could take up to 24 months or longer from the loan acquisition date, which could result in variations in our revenue recognition and our operating performance from period to period. There are a variety of factors that may inhibit our ability to foreclose upon a loan and get access to the real property within the time frames we model as part of our valuation process. These factors include, without limitation: state foreclosure timelines and deferrals associated therewith (including with respect to litigation); authorized occupants living in the home; federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures and that serve to delay the foreclosure process; programs that require specific procedures to be followed to explore the refinancing of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems.

        In addition to foreclosure and similar proceedings, we and Prime will employ various loan resolution methodologies with respect to our distressed and non-performing residential mortgage loans. We expect that a portion of our distressed and non-performing residential mortgage loans will be returned to performing status primarily through loan modifications. Once successfully modified, we may consider selling these modified loans.

        The exact nature of resolution will be dependent on a number of factors that are beyond our control, including borrower actions, home value, availability of refinancing, interest rates, conditions in the financial markets, regulatory environment and other factors. In addition, we expect that our real estate assets may decline in value in a rising interest rate environment and that our net income could decline in a rising interest rate environment to the extent such real estate assets are financed with floating rate debt and there is no accompanying increase in rates and net operating income. The manner in which a distressed or non-performing residential mortgage loan is resolved will impact the amount and timing of revenue we will receive.

        Bulk.    Although our Manager does not expect to devote significant resources to acquiring homes through this channel and does not anticipate that this channel will provide a predictable, consistent supply of homes, our Manager may acquire homes through selective bulk purchases from financial institutions, GSEs or other portfolio owners. Many financial institutions, including GSEs, hold large portfolios of REO homes. In addition to selling these homes individually through an MLS as described above, financial institutions bundle and sell these homes in bulk sales. We also expect that private investors will begin offering portfolios of homes for sale in the coming years, which we will evaluate on a case by case basis. However, the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have found that prior bulk opportunities they have evaluated often contained homes of inconsistent quality and/or unfavorable locations, rendering the portfolio undesirable.

  Acquisition Process

        Our Manager will have an effective acquisition process, employing both "top-down" and "bottom-up" analyses to underwrite each acquisition opportunity it considers. The underwriting process will be supported by Compass, market analytics and a local, cross-functional team, which will allow for the detailed, yet expedited, underwriting of thousands of homes every month. Our Manager's "top-down" analysis will include relevant third-party neighborhood and home-level data, including home price appreciation forecast, median income, school quality and crime. Our Manager's "bottom-up" analysis will refer to its proprietary "livability" score that local employees will assign to each home, which will be calculated from observational data in four categories: sights, sounds, surrounding uses and safety. The score is intended to rank the neighborhood, not the home itself, as the home will ultimately be renovated to our standard.

        As referenced above, our Manager will conduct significant on-site diligence in connection with each acquisition opportunity it considers. Pre-acquisition diligence typically will include preparing a full improvement plan, drafting a comprehensive scope of work and generating a cost estimate for the renovations. This on-site inspection will allow our Manager to establish a more accurate renovation budget for a home and refine the maximum bid generated by Compass. For homes acquired at auction, the Cap Ex Predictor will utilize a proprietary estimation program based on logic, decision-making criteria and algorithms to estimate a construction budget for the home. Although our Manager will use this estimate as the basis of its acquisition underwriting, after the home has been purchased, the in-house construction team will perform the same, full suite of on-site diligence that is performed for homes acquired through retail channels during the pre-acquisition phase.

        This highly disciplined acquisition process will enable our Manager to thoughtfully construct portfolios, even in fast changing and volatile markets. The process will also provide managers with real time feedback loops to continually inform our Manager's purchasing strategies. Acquisition team members will be rewarded for accuracy in predicting rents, renovation costs and other costs, and the system will be able to quickly calibrate prediction variances.

        Our Manager's acquisitions team will consist of over 75 acquisition employees. In addition, through our Manager's extensive network of relationships, we have strategic exclusive acquisition relationships with a number of experienced regional and local partners in our target markets. Our Manager has carefully selected these partners, which we believe are best in class in their markets, and these partners exclusively provide such services to us within our target parameters in our target markets. In certain cases, Starwood Capital Group has had long preexisting relationships with these partners.

  Acquisition of Distressed and Non-Performing Residential Mortgage Loans

        We seek to acquire portfolios of distressed and non-performing residential mortgage loans. The quantity of distressed and non-performing residential mortgage loans remains substantial as a result of a backlog in the foreclosure process. We believe this dynamic results in opportunities to purchase large pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO. Upon our acquisition of these loans, we may seek to (1) convert the loans into homes that can then either be contributed to our rental portfolio or sold or (2) modify and hold or sell the loans at higher prices if circumstances warrant. Although acquiring homes through the foreclosure or other resolution process of loans may involve more effort and risk than acquiring homes directly, we believe that we will be compensated for such effort and risk through a lower cost basis for homes acquired in this manner.

        We expect to utilize and develop strategic relationships to assist us in identifying and foreclosing on or disposing of distressed and non-performing residential mortgage loans. We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which holds all of our distressed and non-performing residential mortgage loans. Prime, in accordance with our instructions (which, upon the completion of the separation, will be based in part on the use of certain analytic tools included in the Waypoint platform), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. To the extent the joint venture holds any homes (either as the result of the joint venture's conversion of distressed and non-performing residential mortgage loans to homes or the joint venture's acquisition of homes) that we, in our sole and absolute discretion, have determined not to sell through the joint venture, we are permitted to direct, and intend to direct, the joint venture to transfer such homes to us. Our distressed and non-performing residential mortgage loans are serviced by Prime's team of asset managers or licensed third-party mortgage loan servicers.

  Home Renovation

        We expect that most homes we acquire will require some level of renovation before they are in "rent ready" condition. Although our Manager's in house construction team will be directly responsible for the overall supervision and management of home renovations, including conducting pre-acquisition diligence, developing scopes of work, cost estimating and value engineering, directing the bid award process, managing the scope verification process, performing inspections and, ultimately, bringing the renovations to completion. Our Manager's construction managers will be responsible for managing the day-to-day operations of our home renovation process. At least one construction manager will be assigned to each region in which our Manager operates and, depending on the volume of work in the region, may receive additional in-house support from our Manager's construction administration personnel. This in-house team will manage a network of over 100 independent general and specialty contractors located in the various markets.

        Compass will play a critical role in the home renovation process. Independent general contractors with which our Manager has relationships will have restricted access to Compass in order to review scope of work requests, submit bids and receive bid awards. Our Manager will typically receive multiple bids on each scope of work it posts, which helps ensure competitive pricing. Our Manager will also use Compass to help develop cost estimates by drawing on its database of historical material and labor costs in each of our target markets. Further, Compass will allow for real-time management reporting of costs, renovation time, quality, deliveries and general contractor performance.

        While minimizing costs is an essential component of our renovation strategy, we believe that making informed and necessary up-front renovations not only attracts quality residents and enhances rental rates but also reduces future maintenance expense and generally increases the long-term value of a home. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have developed proprietary policies and procedures to guide employees to make good value judgments during the renovation process.

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  Improvement guidelines.  Our Manager's improvement guidelines will detail the criteria for scoping a home for renovation. These guidelines will cover over 28 topics, including landscaping, painting, plumbing, electricity, roofing, heating and ventilation, air conditioning and appliances. These guidelines will help our Manager focus on making strategic improvements and ensuring that our homes are both functionally sound and aesthetically appealing.

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  200+ item improvement plan.  Our Manager's improvement plan will use an automated template scope of work that will be based on the improvement guidelines and will touch on over 200 items in every home. This improvement plan will help our Manager's construction teams develop a comprehensive scope of work, which will allow our Manager to establish a detailed cost estimate for renovations.

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  Stress tests and quality control inspection.  Our Manager will perform stress tests and quality control inspections at the end of the renovation process in order to confirm that all systems in the home are operating properly and that the home is in "rent ready" condition.

        Our Manager will have contractual relationships with some of its most important vendors, including Home Depot, Sherwin Williams, Mohawk Carpets, Kwikset and RotoRooter, among others, to obtain favorable pricing terms and to achieve consistency in the quality and availability of the products it uses. We will receive rebates from some of these vendors when our Manager or its contractors purchase products from them for our projects.

        We expect the majority of the costs required to renovate a home to our Manager's standards will be spent on kitchen remodeling, flooring, painting, plumbing, electrical, heating and landscaping. Our Manager will also make targeted capital improvements, such as electrical, plumbing, HVAC and roofing work, that we believe will increase resident satisfaction and lower future repair and maintenance costs.

  Marketing and Leasing

        Our Manager will utilize a fully integrated marketing and leasing strategy that will leverage cutting edge technologies to maximize occupancy, resident quality and rental rates. Our Manager's marketing teams will actively source leads through various channels, including third-party websites (craigslist.com, trulia.com, hotpads.com, zillow.com, rentals.com), MLS, e-mail marketing, social media and more traditional, geographically-targeted print campaigns, including direct mail in established regions and classified advertising in Spanish-language print. In addition, our Manager will showcase our available homes on the website, www.waypointhomes.com, which will be integrated with Compass to ensure that available homes are marketed from the moment they are "rent ready." Each visit to the website will deepen our Manager's knowledge of prospective residents' preferences, allowing it to adapt its targeted messaging at each stage of the decision process to more fully engage potential leads. Our Manager's marketing team will focus on improving lead volume and quality, and will continually monitor and analyze lead volume and quality from each marketing channel relative to actual leasing opportunities and conversions.

        Leads will be funneled to our Manager's internal leasing teams who will work to qualify the leads and identify potential residents. Our Manager's lead scoring system will be used to efficiently cultivate, prioritize and qualify leads. Our Manager will maintain a centralized call center in Oakland, regional centers in Chicago, Los Angeles, Phoenix and Atlanta and add additional regional call centers to support demand. The internal leasing team will be the first point of contact with prospective residents, placing calls to leads who have inquired about homes through one or more marketing channels and answering incoming calls. The internal leasing teams will focus on understanding a prospective resident's interests and needs, and will demonstrate the features and benefits of our differentiated product and service offerings. We will primarily rent our homes under one of three leasing options: a Lease Plus Rewards® lease, a traditional twelve-month lease or, for qualified voucher holders, a Section 8 lease. Our Manager will continually seek ways to enhance and improve upon our leasing options that will be available to our residents.

        Lease Plus Rewards®.    The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation established the Lease Plus Rewards® program in 2011 to more fully align residents' interests with those of management by giving residents the opportunity to earn Waypoints™ over the course of their lease term. To participate in the program, residents will be required to have entered into a two-year lease. Program participants will earn Waypoints™ by making timely rent payments and maintaining a home in good condition. Program participants will be able to redeem their Waypoints™ during their lease term to purchase home improvements from a catalog of offerings or, at the end of their two-year lease term, to apply towards rent credits upon renewal or to receive cash back.

        Traditional leases.    We will also offer traditional one-year leases to our residents. Residents who choose this lease will receive the same quality homes and great customer service and will be able to benefit from many of our Manager's programs, including our Manager's Waypoint Guarantee.

        Section 8 leases.    We are a supporter of providing quality housing for Section 8 voucher holders. Our Manager will have an internal team of affordable housing coordinators with relevant experience and relationships who will process Section 8 applicants. All Section 8 residents will execute a one-year Section 8 specific lease agreement, and the resident's Section 8 status will be subject to annual recertification pursuant to HUD regulations.

        We want all of our residents to be comfortable and happy in their new home. The Waypoint Guarantee will assure our residents that they will not be evicted due to foreclosure and will allow our residents to terminate their leases within the first 30 days of the lease term if for any reason they are unhappy with their home and wish to move.

        All information gathered by the internal leasing team during the lead qualification process will be managed within Compass, and leasing opportunities will be transferred to local leasing specialists to schedule home viewing appointments. Internal leasing team members will be evaluated on the number of leads they convert to leasing opportunities and ultimately into leases.

        Our Manager's local leasing specialists will focus on connecting with the prospective residents in-person to tour available homes and ultimately convert them into residents. Local leasing specialists will be knowledgeable with respect to our home inventory in their markets, as well as each home's unique features. Leasing specialists will also be equipped with iPads that will enable them to show prospective residents nearby inventory and browse marketing pictures and descriptions.

        Our Manager will establish rental rates for our homes based on a recently developed proprietary revenue management system. This system is designed to allow our Manager to optimize rates based on changes in rental supply and demand, the number of days the home has been on the market, customer feedback and other qualitative factors.

        Prospective residents will be required to fill out an online application. The application will be reviewed by our Manager's trained team of leasing underwriters within our Manager's property management group based on screening guidelines, which will include an income/employment verification, criminal record check, verification of previous resident status and FICO credit score verification. Leasing underwriters will also use a proprietary screening algorithm, which combines traditional screening data with proprietary data derived from the experience of the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation to determine whether residents should be approved at particular rent rates. Our Manager will generally provide prospective residents with a decision within 48 hours, and screening workflow will be tracked through Compass to ensure the quality and timeliness of each decision. In addition, the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation are testing a program to enable instantaneous approval (subject to verification) during property showings. The integration of the screening function with our Manager's property management group will allow us to hold leasing underwriters responsible for the quality of the residents they approve for leasing. We believe our Manager's focus on resident screening will allow us to maximize the quality of our residents and minimize delinquencies, evictions and charge offs.

        Under all of our leases, our residents are responsible for utility payments, including gas, electric, water and trash, as well as yard and garden watering and maintenance. Security deposits are required for leases. Our Manager will arrange with SureDeposit, a division of Assurant Insurance, to provide applicants the ability to purchase a surety performance bond for half of the required deposit levels, which will substantially reduce the initial out-of-pocket cash requirements for renting a home. At the end of each resident's lease term, security deposits will be refunded or forfeited in accordance with applicable law.

        Leasing specialists will meet with approved applicants to review lease details and answer remaining questions. Our Manager will use electronic leases to ensure efficient lease execution and proper maintenance of resident paperwork, which will be stored in Compass.

        Based on our prior experience, we anticipate that, on average, for each non-leased home that we acquire, the period from our taking possession of a home to leasing a home will range from 30 to 180 days. We expect that most homes that were not leased at the time of acquisition should be leased within six months thereafter and that homes owned for more than six months provide the best indication of how our portfolio will perform over the long-term. As of September 30, 2013, we had 1,632 homes owned for six months or longer, of which 74.7% were leased. As of September 30, 2013, for the 1,798 homes that have been leased, the period from our taking possession of these homes to leasing the homes averaged approximately 123 days. Of these homes, as of September 30, 2013, on average: (1) renovations on homes commenced within approximately 31 days from the date of our purchase; (2) these renovations were completed in approximately 44 days; and (3) residents moved in to homes approximately 48 days after the completion of the renovation process.

  Property Management

        Our Manager's local property management teams and centralized infrastructure will provide a range of property management services, including asset protection, resident relations, rent collection, home inspections, lease renewal management and move-out processes. By performing these functions internally, we believe that our Manager will have greater control over the quality of the leasing process, the rental experience and the economic performance of our homes. Our Manager will have resident services centers in certain of its markets that have high portfolio concentrations. The resident services centers will serve as localized customer-facing offices that will help to facilitate resident satisfaction and retention, as well as integrate all local operations. By having a localized presence, residents may conveniently visit the services center to meet our Manager's local team, pay rent, submit work orders and use free technology stations. Our Manager will generate resident retention opportunities by hosting monthly meetings and other activities. Our Manager expects to open additional resident services centers as we scale in our target markets.

        In addition, in certain markets where we do not own a large number of homes, we utilize strategic relationships with local property management companies that are recognized leaders in their markets to provide property management services for our homes.

        Asset protection.    Upon acquisition, our Manager's asset protection team will secure the home until the renovation process begins. If a home is occupied, it will be necessary to interact with, and sometimes replace, existing occupants of the homes. Our primary objective in this process will be to quickly transition these occupants to residents of ours, and, if that is not possible, to arrange for them to voluntarily vacate the home promptly. Occasionally our Manager may offer a modest incentive to existing occupants to vacate, which will accelerate our Manager's access to the home to begin renovations. As a last resort, the existing occupants will be evicted in compliance with local and state regulations. Existing occupants will sometimes have a bona fide lease under state and federal regulations that must be honored. In these instances, our Manager will honor such leases, while continuing to work to transition the occupants to become residents under our leases at the conclusion of the existing lease. Renovations typically will not be conducted in this instance until after the resident's lease term is finished. Our Manager's asset protection team also will be responsible for securing our homes after renovations are complete and in rent-ready condition but vacant. These homes will be inspected regularly to ensure they have not been vandalized or damaged. Our Manager's asset protection team also will be involved in rent collection and the move-out process, as described below.

        Resident relations.    The core of our Manager's property management strategy will be developing strong relationships with residents, which will start with ensuring that the home in is excellent condition through quality control inspections that are completed prior to the move-in process. During the move-in process, an inspection will be scheduled with the new residents to collect move-in funds and to provide them with the keys to their new home. All new residents will receive a detailed survey within 30 days of move-in to evaluate their move-in experience. The results of the survey will be closely reviewed for any follow-up that may be necessary. As a continuation of the commitment to great customer service, the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have developed a "5+3" resident contact model. A new resident will receive five contacts from various property management representatives in the first 90 days after move-in and three continuous Waypoints™ of contact through their residency. We believe that these touch Waypoints™ will provide a superior customer service experience throughout the resident's lease term and on-boarding process.

        Home inspections.    A key element of the Lease Plus Rewards® program will be the occupied home inspection process. Our Manager will complete occupied home inspections within three months of residency and, depending on the result of the three-month inspection, will schedule additional follow-up inspections at appropriate intervals (six, 12, 18 and 24 months). Our Manager's dedicated occupied home inspectors will utilize a detailed 250 point checklist when inspecting homes and will report their results immediately using iPads, which feed directly into Compass' maintenance system for review by remediation coordinators. Our Manager's remediation coordinators will follow up on the results of each inspection, creating work orders as needed and communicating with the resident on any remediation that may be necessary. Residents will typically be provided 14 days to remediate identified issues, after which a remediation inspection will be scheduled and completed.

        Rent collection.    Effective collection of rents is critical to the operations of our business. The members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have designated a resident portal, or Waypoint Navigator, to provide an easy and effective way for our residents to interact with our Manager. Through Waypoint Navigator, residents will be able to set up online rent payments or auto payment and will be able track their payment history and outstanding balances. A key element of the Lease Plus Rewards® program will be to grant Waypoints™ to residents who make timely payments of rent. Residents may track their Waypoints™ through Waypoint Navigator. Residents who do not pay rent by the late date (typically the fifth calendar day of the month) will automatically be flagged by Compass and will receive written notification from our Manager's asset protection team addressing the delinquency. This will immediately be followed by a phone call from our Manager's asset protection team to discuss the options available to the resident. Our goal will be to help our residents stay in their homes if they are willing and financially able to do so, including through arranged payment plans. If, however, it is determined that the resident is unwilling or unable to meet his or her obligations, the asset protection team will attempt to have the resident voluntarily vacate the home (including through a mutual release). Eviction is a last resort, and the eviction process is managed in compliance with local and state regulations.

        Lease renewal management.    As leases expire in the future, our Manager will conduct a rental rate evaluation 120 days prior to the scheduled expiration date, reviewing the contractual rate versus current market rates. If the rental rate will be increased, our Manager will prepare a value proposition for the resident 60 days prior to lease expiration, potentially offering renewal incentives, including bonus Waypoints™ for Lease Plus Rewards® participants, a complimentary carpet shampoo, touch-up paint job or other benefits. Residents will typically be required to enter into a new lease after the expiration of their initial lease term, although the determination as to whether residents may continue to lease the home on a month-to-month basis will be made on a case-by-case basis.

        Move-out process.    When retaining a resident is not possible and the resident's notice to vacate is accepted and confirmed, the resident will be provided with a standardized list of potential damage costs to ensure the home is left in a good condition and to explain to the resident how to receive a full refund on the security deposit. Our Manager's asset protection team will be engaged in the move-out process to complete the move-out inspection. Following a resident's move-out, any balance owed will be transferred to a third-party collection service provider.

  Repairs and Maintenance

        We believe that home maintenance is essential not only to protecting our homes but also to ensuring resident satisfaction and retention. Our Manager's repairs and maintenance program will leverage Compass and our Manager's in-house team of experienced and knowledgeable industry personnel to deliver a high level of service not typically seen in the home management industry.

        Our residents will have the option to submit home maintenance requests in one of three ways—by phone, online through Waypoint Navigator or in person at one of our Manager's regional offices or resident services centers. Upon submitting a home maintenance request, the resident will receive a confirmed inspection date with one of our Manager's dedicated maintenance personnel. However, if additional repairs or maintenance are needed, our Manager's inspectors will typically scope the required work and schedule an appointment for one of our Manager's technicians to return to the resident's home to complete repairs at a later date. Although it is expected to be uncommon, if our Manager does not have the in-house capability to resolve a maintenance problem, our Manager will dispatch a scope of work description with a pre-determined pricing structure to our Manager's pre-approved list of independent general contractors, who will then schedule an appointment with the resident.

        We are focused on ensuring that our residents' maintenance concerns are resolved quickly and efficiently. Compass will be utilized to manage our residents' maintenance requests and to track their path to resolution. Compass will also be used to schedule and route our repair and maintenance specialist every day, ensuring that their daily drive time is minimized and that they are servicing the greatest possible number of residents. In addition, Waypoint Navigator, which will be supported by Compass, will allow our residents to schedule and confirm their own appointments with repair and maintenance specialists and track their maintenance requests.

        Our Manager's employees will include experienced and knowledgeable industry personnel across a variety of trades, who are trained to assess maintenance problems, draft scopes of work, estimate costs and negotiate pricing with vendors. Our Manager will also train its employees in customer service skills so that they are equipped to interface with our residents directly. We expect our Manager will internalize all aspects of its home maintenance and repair functions in each of its markets. By having an in-house maintenance and repairs team, our Manager will be better able to control the scope of work as well as costs.

  Our Technology Platform

        We believe that Compass will provide our business with tangible, competitive advantages in crucial operational tasks, including:

        Acquisition channels.    The acquisition screening tools in Compass will continuously scan the various acquisition channels in our targeted markets and identify potential acquisition opportunities in real time. This function will allow our Manager to acquire more properties outside of auction channels, which we believe will provide attractive risk-adjusted returns.

        Acquisition screening.    Once an acquisition employee identifies a property as meeting our threshold investment criteria, Compass will generate a preliminary maximum bid price within minutes. Compass will then manage the workflow of the purchase process to ensure the appropriate office and field personnel accurately and quickly underwrite variables, including, rent, value, renovation cost, property taxes and title defects and fees or assessments levied by municipal or other local governmental authorities. Compass' acquisition screening will enable our Manager to move quickly and accurately on opportunities in our buy zones.

        Renovation costs.    Compass' renovation tools and applications will help our Manager to maximize the value of up-front home improvements while minimizing renovation costs. Once the construction scope has been determined, the bidding system will be utilized to ensure that we receive the best price. Compass will track and analyze all renovations and, as a result, our Manager will be able to identify the renovations that have the greatest impact on rental rates and overall yield and will be able plan its renovations efforts accordingly.

        Renovation labor.    Compass' bidding and tracking system will isolate each task in a scope of work so that our Manager will be able to monitor and evaluate the work that is being performed by our Manager's in house construction management team and independent general contractors in real time. This will allow our Manager to better supervise and manage the renovation process.

        Rent underwriting.    Compass' automated rent underwriting system will allow our Manager to accurately estimate rental yields on a home by relying on an internal database of historical inputs that will be continuously updated for every home that is placed into operation by our Manager. We believe that Compass will allow us to underwrite rents more accurately than our competitors.

        Downtime minimization.    Compass will allow us to control and improve "down time" after initial acquisition or after a resident vacates a home. Compass' sophisticated tracking and transferring system will ensure strong communication among personnel in acquisitions, renovations, leasing and management. Reducing vacancy time by one or more months results in significant savings across thousands of homes.

        Repair and maintenance management.    Our Manager will rely on the automated repair and maintenance system within Compass to process, track and resolve resident maintenance requests. Our residents will request a repair assessment through a variety of user-friendly channels that feed into Compass. One of our Manager's team members will then be able to resolve the issue telephonically. For requests that require an on-site visit, Compass will allow residents to self-schedule appointments, which will reduce the time to resolution and increases customer satisfaction. Residents will also be able track an existing maintenance request status online via Waypoint Navigator. We believe that our average monthly costs per home related to repairs and maintenance will be significantly less than what a homeowner would pay for outsourced materials and labor.

  Accounting and Property Management Systems

        Our Manager will use Yardi, an industry standard real estate platform, for general accounting, financial statement preparation, resident ledger tracking, payment processing and billing and collections. Although Yardi was not designed specifically for the home sector, the members of the Waypoint executive team who will be members of our Manager's executive team upon the completion of the separation have customized the system to enhance its functionality for the business. Such executive team members have built an effective interface between Yardi and Compass to efficiently capture financial data within Compass for actual to pro forma comparisons and performance metric analysis.

Risk Management

        We recognize the importance of active asset management in successful investing and Starwood Capital Group has a dedicated, in-house asset management group. These asset management professionals provide not only investment oversight, but also critical input to the acquisition process. This interactive process coordinates underwriting assumptions with direct knowledge of local market conditions and costs and revenue expectations. These critical assumptions then become the operational benchmarks by which the asset managers are guided and evaluated in their on-going management responsibilities. To the extent we employ variable rate financing for our properties, we may seek to hedge the economic impact of fluctuations in interest rates. To minimize the risks to our portfolio, we will actively employ portfolio-wide and asset-specific risk measurement and management processes in our daily operations. Our Manager's risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by Starwood Capital Group. There can be no guarantee that these tools will protect us from market risks.

Conflicts of Interest and Related Policies

  Management

        We are dependent on our Manager for our day-to-day management and do not and will not have any independent officers or employees. All of our executive officers are also executives of our Manager. Upon the completion of the separation, each of Gary M. Beasley, who will be our co-chief executive officer; Douglas R. Brien, who will be our co-chief executive officer; Colin T. Wiel, who will be our chief investment officer; Nina A. Tran, who will be our chief financial officer; Scott T. Gable, who will be our chief operating officer; S. Ali Nazar, who will be our chief technology officer; and Tamra D. Browne, who will be our general counsel, will continue to own an indirect beneficial ownership interest in the Waypoint manager. These individuals, as well as other employees of our Manager on whom we rely, could make substantial profits as a result of opportunities or management resources allocated to entities other than us, and they may have greater financial incentives tied to the success of such entities than to us. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Starwood Capital Group or, upon the completion of the separation, the Waypoint manager, may reduce the time that our Manager and its officers and personnel spend managing us. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

  The Waypoint Legacy Funds and the Waypoint Manager

        The Waypoint manager manages homes owned by the Waypoint legacy funds. The Waypoint manager has agreed that the Waypoint legacy funds and the Waypoint manager will no longer contract to acquire additional homes and will not contract to acquire distressed and non-performing single-family residential mortgage loans, except for (1) acquisitions of homes by a Waypoint legacy fund funded solely using proceeds of sales of other homes owned by such Waypoint legacy fund or (2) the acquisition of homes or portfolios of homes that do not meet our principal investment objectives. We are not acquiring the Waypoint legacy funds or the assets thereof. As a result, the Waypoint manager, and thereby upon the completion of the separation, certain of our officers and trustees and members of our Manager's executive team, may compete directly with us for financing opportunities, for leasing and in other aspects of our business, which could have an adverse effect on our business. The Waypoint manager has no fiduciary duties to us and there is no assurance that any conflicts of interest between the Waypoint manager and us will be resolved in favor of our shareholders.

        Our Manager will acquire the Waypoint platform but will not acquire the Waypoint manager. Through one or more affiliates, the Waypoint manager, upon the completion of the separation, will (1) continue to be owned by certain members of the Waypoint executive team who will be members of our Manager's executive team and other third parties and (2) be permitted to continue to manage the assets and properties of the Waypoint legacy and to collect and retain for the Waypoint manager's sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint manager affiliates will be granted, upon the completion of the separation and during the duration of the Waypoint legacy funds' existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint legacy funds, access to the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation. Upon the completion of the separation, the Waypoint manager will not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint manager or the Waypoint legacy funds, incurred by our Manager will either be reimbursed by the Waypoint manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint manager. The fees that we pay to our Manager will not be reduced in connection with any reimbursement of our Manager by the Waypoint manager or the Waypoint legacy funds. Although the approximately 545 employees of the Waypoint manager that our Manager will seek to retain upon the completion of the separation will be employed by our Manager and not the Waypoint manager, because the Waypoint manager will continue to have access to such employees to assist in the operation of the Waypoint legacy funds, our Manager's employees will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios.

  Current Co-Investment Rights and Obligations

        Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

        Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an IRR in excess of 14%, which we refer to as a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing single-family residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

        Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner, as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

        Our independent trustees will periodically review our Manager's, Starwood Capital Group's and Starwood Property Trust's compliance with the co-investment and allocation provisions described above, but they will not approve each co-investment by a Starwood Party and us unless the amount of capital we invest in the investment otherwise requires the review and approval of our independent trustees pursuant to our investment guidelines.

  Exclusivity Provisions

        Starwood Property Trust, the company from which we are separating, is a NYSE-listed REIT externally managed by a subsidiary of Starwood Capital Group that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments. Starwood Property Trust has also invested in residential mortgage-backed securities, REO, distressed and non-performing residential mortgage loans and commercial properties subject to net leases. After the separation, we will focus primarily on investments in homes and distressed and non-performing residential mortgage loans, and Starwood Property Trust will focus primarily on commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, other commercial real estate-related debt investments, residential mortgage-backed securities and commercial properties subject to net leases.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity's and our availability of cash for investment.

        For a period of three years from the completion of the separation, except for activities related to the management of the Waypoint legacy funds, each of the Waypoint parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly:

  (1)
  engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager's respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the separation that are substantially in competition with us, our Manager or the Waypoint platform including (a) soliciting any customer or prospective customer of us, our Manager or any of our or our Manager's respective affiliates to purchase any goods or services sold by us, our Manager or any of our or our Manager's respective affiliates, from anyone other than us, our Manager and our or our Manager's respective affiliates, and (b) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) above; provided, however, that nothing will prohibit (i) any Waypoint party or GI party from owning not in excess of 5% in the aggregate of any class of securities of any corporation if such securities are publicly traded and listed on any national or regional stock exchange or (ii) any individual from owning, acquiring, renovating, marketing, leasing and maintaining residential homes as personal investments; or

  (2)
  solicit, recruit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause shall not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches.

        During the time that a GI party designee serves on the board of directors of our Manager, each of the GI parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC and Waypoint Fund XI, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI parties has also agreed that, for a period of 18 months from the completion of the separation, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause will not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches who responds to any such general solicitations or searches.

  Transactions with Other Starwood Capital Group and Waypoint Related Entities

        In order to avoid any actual or perceived conflicts of interest between the Starwood related parties or the Waypoint related parties and us, the approval of a majority of our independent trustees will be required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties.

  Registration Rights of our Manager

        We have entered into a registration rights agreement with our Manager with respect to (1) our common shares that are issuable upon the vesting of the restricted share units to be granted to our Manager under the Manager Equity Plan concurrently with the completion of the separation and (2) any equity-based awards granted to our Manager under our Manager Equity Plan in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant our Manager and its direct and indirect transferees: (1) unlimited demand registration rights to have the registrable shares registered for resale; and (2) in certain circumstances, the right to

"piggy-back" the registrable shares in registration statements we might file in connection with any future public offering.

  Separation and Distribution Agreement

        We have entered into a Separation and Distribution Agreement to effect the separation and distribution and provide a framework for our relationships with Starwood Property Trust after the separation. This agreement will govern the relationship between us and Starwood Property Trust subsequent to the completion of the separation and distribution and provide for the allocation between us and Starwood Property Trust of Starwood Property Trust's assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the separation from Starwood Property Trust. See "Certain Relationships and Related Transactions—Separation and Distribution Agreement with Starwood Property Trust."

Policies With Respect to Certain Other Activities

        If our board of trustees determines that we require additional funding, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of trustees determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common shares or preferred shares in any manner and on such terms and for such consideration as it deems appropriate, at any time.

        In addition, we may borrow money to finance the acquisition of properties. Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and will be reviewed by our board of trustees at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of trustees will consider many factors, including, without limitation, the lending standards of government sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of residential assets, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (i.e., capitalization rates of our residential assets that exceed the interest rates on the related borrowings) and general market and economic conditions. We have no limitation under our organizational documents or any contract on the amount of funds that we may borrow for any single investment or that may be outstanding at any one time in the aggregate.

        We may in the future offer equity or debt securities in exchange for property. In addition, we may repurchase or otherwise reacquire our shares.

        We have not made any loans to third parties, although we may make loans to third parties, including, without limitation, to joint ventures in which we participate. We may selectively fund loans secured by homes or entities that own portfolios of homes to the extent that those investments are consistent with our qualification as a REIT.

        We intend to engage in the purchase and sale of investments. As of the date of this information statement, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required. We do not intend to underwrite securities of other issuers.

        We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accountants and file quarterly reports with the

SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

        Our board of trustees may change any of these policies without prior notice to you or a vote of our shareholders.

Regulation

  General

        Our homes are subject to various covenants, laws and ordinances, and certain of our homes are also subject to the rules of the various HOAs where such homes are located. We believe that we are in compliance with such covenants, laws, ordinances and rules and also require that our residents agree to comply with such covenants, laws, ordinances and rules as a condition of their leasing terms.

  Fair Housing Act

        The Fair Housing Act, or FHA, its state law counterparts and the regulations promulgated by HUD and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18) or handicap (disability) and, in some states, on financial capability. We believe that our homes are in substantial compliance with the FHA and other regulations.

  Environmental Matters

        As a current or prior owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances and also could be liable to third parties as a result of environmental contamination or noncompliance at our homes even if we no longer own such homes. See the discussion under the caption "Risk Factors—General Risks Related to the Real Estate Industry—Environmentally hazardous conditions may adversely affect us."

  REIT Qualification

        We intend to elect to qualify as a REIT commencing with our taxable year ending on December 31, 2014. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and any income or gain derived through our TRSs will be subject to U.S. federal corporate income taxes.

  Investment Company Act of 1940

        We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

        We are organized as a holding company that conducts its businesses primarily through wholly-owned (and, in one case, over 99% owned) subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our adjusted total assets on an unconsolidated basis will consist of "investment securities." The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of "investment company" based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our adjusted total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

        If the value of securities issued by our subsidiaries that are excepted from the definition of "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our adjusted total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

        We expect that our distressed and non-performing residential mortgage loan owning subsidiaries will rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exemption generally requires that at least 55% of these subsidiaries' assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Mortgage loans that were fully and exclusively secured by real property are generally qualifying real estate assets for purposes of the exemption. All, or substantially all, of our distressed and non-performing residential mortgage loans are fully and exclusively secured by real property with a loan-to-value ratio of less than 100%. As a result, we believe our distressed and non-performing residential mortgage loans that are fully and exclusively secured by real property meet the definition of qualifying real estate assets. To the extent we own any distressed and non-performing residential mortgage loans with a loan-to-value ratio of greater than 100%, we may classify, depending on guidance from the SEC staff, such loans in whole as real estate-related assets or classify only the portion of the value of such loans that does not exceed the value of the real estate collateral as qualifying real estate assets and the excess as real estate-related assets.

        We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets, if any, to determine which assets are qualifying real estate assets and real estate-related assets. In August 2011, the SEC issued a concept release pursuant to which they solicited public comments on a wide range of issues relating to companies engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on Section 3(c)(5)(C) of the 1940 Act. The concept release and the public comments thereto have not yet resulted in SEC rulemaking or interpretative guidance and we cannot predict what form any such rulemaking or interpretive guidance may take. There can be no assurance, however, that the laws and regulations governing the 1940 Act status of REITs, or guidance from the SEC or its staff regarding the exemption from registration as an investment company on which we rely, will not change in a manner that adversely affects our operations. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in us holding assets we might wish to sell or selling assets we might wish to hold.

        Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold distressed and non-performing residential mortgage loans through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

        To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        See "Risk Factors—Risks Related to Our Organization and Structure—We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act."

Insurance

        We carry comprehensive liability and commercial property insurance covering most of the homes in our portfolio under a blanket insurance policy. In some cases, we carry individual property policies where we deem it economically prudent. We believe the policy specifications and insured limits are appropriate and adequate for our homes given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses.

Competition

        In acquiring our homes and distressed and non-performing residential mortgage loans, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, governmental bodies, single-family home rental companies and other entities. Many of our competitors will be larger and have considerably greater financial, technical, leasing, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments and may not be subject to the operating constraints associated with qualification for taxation as a REIT, which could allow them to consider a wider variety of investments. Competition may result in fewer investments, higher prices, a broadly dispersed portfolio of homes and distressed and non-performing residential mortgage loans that does not lend itself to efficiencies of concentration, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows.

        In the face of this competition, we expect to have access to our Manager's professionals and their industry expertise, which we believe will provide us with a competitive advantage and will help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see "Risk Factors—Related to Our Business, Properties and Growth Strategies—Competition in identifying and acquiring homes and distressed and non-performing residential mortgage loans could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us."

Legal Proceedings

        Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

Employees

        We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees or partners of our Manager or its affiliates. We do not expect to have any employees. See "Our Manager and the Management Agreement."

Our Corporate Information

        Prior to the completion of the separation, our principal executive offices will be located at 591 West Putnam Avenue, Greenwich, Connecticut 06830, and our telephone number will be (203) 422-8100. After the completion of the separation, our principal executive offices will be located at 1999 Harrison Street, Oakland, California, 94612, and our telephone number will be (510) 250-2200. Our website is www.starwoodwaypoint.com. The contents of our website are not a part of this information statement. The information on our website is not intended to form a part of or be incorporated by reference into this information statement.

 MANAGEMENT

Our Trustees and Executive Officers

        Currently, Barry S. Sternlicht and Andrew J. Sossen are our only trustees. Upon the completion of the separation, our board of trustees is expected to be comprised of nine members, four of whom will be executives of our Manager. Our trustees will each be elected to serve a term of one year. We expect our board of trustees to determine that five of the trustees listed in the table below satisfy the listing standards for independence of the NYSE. Our bylaws provide that a majority of the entire board of trustees may at any time increase or decrease the number of trustees. However, unless our bylaws are amended, the number of trustees may never be less than the minimum number required by Maryland REIT law nor more than 15. Pursuant to a governance rights agreement we will enter into with Starwood Capital Group and the Waypoint manager prior to the completion of the separation, each party will vote all of our voting securities over which such party has voting control and (in the case of Starwood Capital Group and the Waypoint manager) take all other reasonably necessary or desirable actions within its control so that (1) the number of trustees on our board of trustees is established at, and remains during the term of the agreement fixed at, nine trustees and (2) the following nine persons constitute our board of trustees: (a) two individuals designated by Starwood Capital Group, who may be affiliates of Starwood Property Trust or Starwood Capital Group at the time of any such nomination; (b) two individuals designated by the Waypoint manager, who may be affiliates of the Waypoint manager's equity holders at the time of any such nomination; (c) four individuals designated by Starwood Capital Group, each of whom qualifies as an independent trustee; and (d) one individual designated by the Waypoint manager, who qualifies as an independent trustee. See "—Governance Rights Agreement."

        The following sets forth certain information with respect to our trustees, executive officers and other key personnel:

Name	Age	Position Held with Us
Barry S. Sternlicht	52	Chief Executive Officer(1), President(1) and Chairman of Our Board of Trustees
Andrew J. Sossen	37	General Counsel(1), Secretary(1) and Trustee
Michael S. Berry	46	Principal Financial and Accounting Officer(1)
Gary M. Beasley	48	Co-Chief Executive Officer(2) and Trustee
Douglas R. Brien	43	Co-Chief Executive Officer(2)
Colin T. Wiel	47	Chief Investment Officer(2) and Trustee
Nina A. Tran	45	Chief Financial Officer(2)
Scott T. Gable	48	Chief Operating Officer(2)
S. Ali Nazar	39	Chief Technology Officer(2)
Tamra D. Browne	50	General Counsel(2)
Thomas M. Bowers(3)	49	Trustee
Richard D. Bronson(3)	67	Trustee
Michael D. Fascitelli(3)	59	Trustee
Jeffrey E. Kelter(3)	58	Trustee
Christopher B. Woodward(3)	65	Trustee

(1)
Reflects position to be held until the completion of the separation.

(2)
Reflects position to be held upon the completion of the separation.

(3)
We expect our board of trustees to determine that this trustee is independent for purposes of the NYSE corporate governance listing requirements.

        Set forth below is biographical information for our trustees and executive officers.

Trustees

        Barry S. Sternlicht is the chairman of our board of trustees and, until the completion of the separation, will be our chief executive officer and president. Mr. Sternlicht has been the president and chief executive officer of Starwood Capital Group, an affiliate of us, since its formation in 1991. Over the past 19 years, Mr. Sternlicht has structured more than 300 investment transactions with an asset value of more than $40 billion. He was the Chairman of Starwood Hotels & Resorts Worldwide, Inc., or Starwood Hotels, a NYSE-listed company, from September 1997 to May 2005 and the chief executive officer of Starwood Hotels from January 1999 to October 2004. He was also the Chairman of Starwood Hotels & Resorts, a wholly-owned subsidiary of Starwood Hotels, from January 1995 to May 2005 and the chief executive officer of this subsidiary from January 1995 to October 2004. He has been the chairman of the board of directors and the chief executive officer of Starwood Property Trust since its inception in 2009. Mr. Sternlicht is chairman of the board of TRI Pointe Homes, Inc., Société du Louvre and Baccarat. He also serves on the board of directors of Restoration Hardware, National Golf, The Estée Lauder Companies, the National Advisory Board of JPMorgan Chase and the Advisory Board of Eurohypo Bank. Mr. Sternlicht is a trustee of Brown University. He serves on the boards of the Juvenile Diabetes Research Foundation's National Leadership Advocacy Program, Kids in Crisis, The Harvard Club, the Business Committee for the Arts and the Center for Christian-Jewish Understanding. He is a member of the Committee to Encourage Corporate Philanthropy, the Presidential Tourism & Travel Advisory Board, the Young Presidents Organization, the World Travel & Tourism Council and the Urban Land Institute. Mr. Sternlicht received his B.A., magna cum laude, with honors from Brown University. He later earned a M.B.A. with distinction from Harvard Business School. Mr. Sternlicht's extensive experience in the real estate markets and as a senior executive and director of other publicly traded corporations provides our board of trustees with leadership and financial expertise as well as insight into the current status of the global financial markets.

        Andrew J. Sossen is a member of our board of trustees and, until the completion of the separation, will be our general counsel and secretary. Mr. Sossen has been Starwood Property Trust's chief operating officer since July 2011 and its executive vice president, general counsel and chief compliance officer since January 2010. Prior to joining Starwood Property Trust, Mr. Sossen served from 2006 to 2009 as the General Counsel of KKR & Co.'s asset management business and of KKR Financial Holdings LLC, a publicly traded specialty finance company, where he was a member of senior management and was integrally involved in the policy and strategic decision-making, as well as the day-to-day operations, of the businesses. Mr. Sossen's career began at Simpson Thacher & Bartlett LLP where he was a member of the firm's corporate department specializing in capital markets and mergers and acquisitions. Mr. Sossen received both his Juris Doctorate and Bachelor of Arts from the University of Pennsylvania. Mr. Sossen's experience in the real estate markets provides important perspectives on our investments.

        Gary M. Beasley will be a member of our board of trustees and our co-chief executive officer upon the completion of the separation. He has served as the president and chief executive officer of the Waypoint manager since January 2013 and was a managing director of the Waypoint manager from December 2011 to January 2013. Previously, he served as an advisory board member to the Waypoint manager from March 2009 to December 2011, when he joined the Waypoint manager as a managing director. Prior to joining the Waypoint manager, Mr. Beasley served as both an operating executive and principal investor across a wide range of industries, including hospitality, real estate, consumer Internet and clean tech. As a partner at Geolo Capital, the private equity arm of the John A. Pritzker family, Mr. Beasley managed the firm's acquisition of a controlling interest in boutique hotel chain Joie de Vivre Hospitality, or JDV, in mid-2010 and served as JDV's chief executive officer until JDV's merger with Thompson Hotels in October 2011. Prior to joining Geolo Capital in the fall of 2009, Mr. Beasley served as chief executive officer of GreenVolts, an award-winning solar technology start-up. Between

2001 and 2007, Mr. Beasley served as chief financial officer of ZipRealty, Inc., where he led the Internet-based residential brokerage company through its national expansion and initial public offering before eventually being named its president. Prior to joining ZipRealty, Inc., Mr. Beasley spent six years with KSL Resorts, then a portfolio company of Kohlberg Kravis Roberts & Co. (now KKR & Co., L.P.) where he was instrumental in acquiring and integrating over $800 million of hotel and resort properties. Earlier in his career, Mr. Beasley worked for leading real estate industry firms LaSalle Partners and Security Capital Group. Mr. Beasley received a B.A. in economics from Northwestern University and an M.B.A. from Stanford Graduate School of Business. Mr. Beasley brings to our board of trustees extensive expertise in the single-family home real estate sector and familiarity with real estate markets, growth companies and innovative technologies.

        Colin T. Wiel will be a member of our board of trustees and our chief investment officer upon the completion of the separation. Mr. Wiel is a co-founder of the Waypoint manager and has served as one of its managing directors since its founding in 2009. Prior to founding the Waypoint manager, Mr. Wiel founded and sold an e-commerce software engineering firm. Mr. Wiel has been an investor in a variety of asset classes including real estate, public markets, venture capital and angel investments. In 2005, Mr. Wiel founded the San Francisco chapter of Keiretsu Forum, the world's largest angel investor group, which he grew to over 100 members before stepping down as chapter president in 2009. Notable technical achievements include designing an antilock braking system for commercial aircraft for Boeing (two US patents issued) and co-architecting the Java software infrastructure for Charles Schwab's online trading website. He was recently selected as one of the "Top 100 Most Innovative Entrepreneurs" by Goldman Sachs. Mr. Wiel received a B.S. in mechanical engineering from the University of California, Berkeley. Mr. Wiel brings to our board of trustees extensive expertise in the single-family home real estate sector and familiarity with growth companies and innovative technologies.

        Thomas M. Bowers will be a member of our board of trustees and our lead independent trustee upon the completion of the separation. Mr. Bowers is currently a private investor, and he previously held several senior executive positions with Deutsche Bank from October 2005 to January 2013. Mr. Bowers was the chief operating officer of US Private Wealth Management until December 2005, when he assumed the position of head of U.S. Wealth Management, with responsibility for Deutsche Bank's U.S. private banking and brokerage businesses. He assumed responsibility for the Latin American wealth management business in August, 2011. In July 2012, with the global integration of Deutsche Bank's asset and wealth management businesses, Mr. Bowers was appointed America's regional co-head of Asset and Wealth Management. He was a member of the Global Asset and Wealth Management Executive Committee, The Global Wealth Management Executive Committee, the Americas Executive Committee and a member of the Board of Directors of Deutsche Bank Securities, Inc. Prior to his tenure at Deutsche Bank, Mr. Bowers held several senior executive positions with Citigroup Global Private Bank, including head of corporate development, head of strategy and corporate development, chief operating officer—EMEA, chief operating officer—U.S., head banking and structured lending, and global Chief operating officer. Mr. Bowers holds a Bachelor of Science in Business Administration from Boston University School of Management and a J.D. and LLM, Taxation from Boston University School of Law. Mr. Bowers is a member of the Boston University Board of Overseers. Mr. Bower's knowledge, skill, expertise and experience as described above, led the board of trustees to conclude that Mr. Bowers should serve as a trustee.

        Richard D. Bronson will be a member of our board of trustees upon the completion of the separation. Since 2000, Mr. Bronson has been the CEO of The Bronson Companies, LLC based in Beverly Hills, California, a real estate development company. Mr. Bronson has been involved in the development of several shopping centers and office buildings throughout the United States. Mr. Bronson serves as the chairman of U.S. Digital Gaming, an online gaming technology provider based in Beverly Hills, California, and as a director of Starwood Property Trust and TRI Pointe Homes, Inc. Mr. Bronson previously served as a director of Mirage Resorts and was president of New

City Development, an affiliate of Mirage Resorts, where he oversaw many of the company's new business initiatives and activities outside Nevada. Mr. Bronson is on the board of the Neurosurgery Division at UCLA Medical Center. He is a member of the Western Real Estate Business Editorial Board. Mr. Bronson has also served as vice president of the International Council of Shopping Centers (ICSC), an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson is the founder and president of Native American Empowerment, LLC, a private company dedicated to monitoring, advocating and pursuing Native American gaming opportunities and tribal economic advancement. Mr. Bronson's experience and knowledge in the real estate industry will provide our board of trustees with valuable insight into potential investments and the current state of the real estate markets.

        Michael D. Fascitelli will be a member of our board of trustees upon the completion of the separation. Mr. Fascitelli has been a managing member of MDF Capital LLC since April 2013. Mr. Fascitelli has served as a member of Vornado Realty Trust's board of trustees since December 1996. He served as Vornado Realty Trust's president since December 1996 and as its chief executive officer since May 2009 until his resignation from both positions effective April 15, 2013. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co. in charge of its real estate practice and was a vice president prior thereto. From 2004 until 2013 he also served as a director of Toys "R" Us, Inc. In addition, from August 2005 through June 2008, Mr. Fascitelli was a member of the Board of Trustees of GMH Communities Trust, a real estate investment trust. Mr. Fascitelli holds a B.S. in Industrial Engineering from the University of Rhode Island and a M.B.A. from the Harvard University School of Business Administration. Mr. Fascitelli's knowledge, skill, expertise and experience as described above, led the board of trustees to conclude that Mr. Fascitelli should serve as a trustee.

        Jeffrey E. Kelter will be a member of our board of trustees upon the completion of the separation. Mr. Kelter has been a senior partner of KTR Capital Partners since 2004. From 1997 to 2004, Mr. Kelter was president and chief executive officer and a trustee of Keystone Property Trust, or Keystone, an industrial REIT. Keystone merged during the third quarter of 2004 with and into a joint venture between ProLogis and affiliates of investment companies managed by Eaton Vance Management. Mr. Kelter had been president and a trustee of Keystone from its formation in December 1997 and was appointed chief executive officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Prior to forming Keystone, he served as president and chief executive officer of Penn Square Properties, Inc., or Penn Square, in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. At Penn Square, he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter also serves on the board of directors of Gramercy Property Trust Inc. Mr. Kelter received a B.A. from Trinity College. Mr. Kelter's qualifications to serve on our board of trustees include his executive experience as president and chief executive officer of Keystone and Penn Square, and his vast experience of over 20 years in commercial real estate.

        Christopher B. Woodward will be a member of our board of trustees upon the completion of the separation. Since 2010, Mr. Woodward has served as the lead independent director and an audit committee member of Horizon Technology Finance Corporation (HRZN), a specialty finance company that invests in development-stage companies in the technology, life science, healthcare and cleantech industries. He is also currently a trustee and the chair of the audit committee of The Phillips Academy. He has previously held several domestic and global management positions as a director, deputy chief executive officer and acting chief financial officer with Canterbury of New Zealand Ltd from 2000 through 2009, as vice president of corporate finance with Montgomery Securities Limited and its predecessors from 1983 to 1987 and as a senior finance and management executive with various other large and small public and private enterprises. Mr. Woodward began his career as a certified public accountant with Coopers & Lybrand LLP (a predecessor firm to PricewaterhouseCoopers LLP), where he provided audit, tax and financial advisory services to various sized public and private companies across a number of industries from 1973 to 1980. Mr. Woodward holds a B.S. in Business Administration (with a concentration in accounting and finance) from UC Berkeley and a M.B.A. in finance from its Haas School of Business. He is currently an active member of the American Institute of CPAs, the California Society of CPAs and the National Association of Corporate Directors. As a result of his background, Mr. Woodward brings to our board of trustees a deep understanding of corporate finance and extensive accounting and audit experience.

Executive Officers

        In addition to Messrs. Sternlicht, Sossen, Beasley and Wiel, the following individuals serve, or will serve upon the completion of our separation, as our executive officers:

        Michael S. Berry will be our principal financial and accounting officer until the completion of the separation. Mr. Berry joined Starwood Capital Group in January 2011 and, since April 2011, has served as the chief accounting officer of SPT Management, LLC, Starwood Property Trust's manager. Mr. Berry was a consultant to a global real estate advisory firm from January 2010 through January 2011, and he worked in the real estate services group of PricewaterhouseCoopers from 1990 through 2010, serving as an audit partner from June 2006 through January 2010. Mr. Berry received a B.S. in business administration from The Ohio State University.

        Douglas R. Brien will be our co-chief executive officer upon the completion of the separation. Mr. Brien is a co-founder of the Waypoint manager and has served as one of its managing directors since its founding in 2009. He has been an active real estate investor since 1997. He has invested in, conducted due diligence upon and assisted in the management of over 1,300 multi-family units. Prior to founding the Waypoint manager, Mr. Brien served as a principal of Redwood Capital Management Group, where he raised capital and managed out-of-state multi-family units. From 1994 to 2005, Mr. Brien was a place-kicker in the National Football League. He played for the Super Bowl Champion San Francisco 49ers in 1994. Mr. Brien was elected team captain and NFLPA Player Representative by his teammates on the New Orleans Saints. Mr. Brien has founded and operated a number of non-profit enterprises including Kick for Kids' Sake and The Leo Brien Foundation. Mr. Brien has also founded The Kicking.com Network, which features an e-commerce store selling Mr. Brien's instructional DVD Click to Kick©. Mr. Brien was recently selected as one of the "Top 100 Most Innovative Entrepreneurs" by Goldman Sachs. Mr. Brien received a B.A. in political economies of industrial societies from the University of California, Berkeley and a M.B.A. from Tulane University. Mr. Brien also completed the Wharton Sports Business Initiative Program in Entrepreneurial Management at the University of Pennsylvania.

        Nina A. Tran will be our chief financial officer upon the completion of the separation. Ms. Tran has served as chief financial officer of the Waypoint manager since January 2013. Prior to joining the Waypoint manager, Ms. Tran spent 17 years at Prologis (formerly AMB), a multinational NYSE-listed REIT. During her tenure at Prologis, Ms. Tran served as senior vice president, chief accounting officer and, most recently, chief global process officer, where she helped lead the merger integration of AMB and Prologis. In her role as chief accounting officer, Ms. Tran oversaw all aspects of global accounting operations, external reporting, including SEC filings and joint venture/fund reporting, internal audit and Sarbanes-Oxley Act compliance. Ms. Tran also served as chief financial officer of AMB-IAT Air Cargo Fund, a publicly-traded Canadian REIT. Before joining AMB, Ms. Tran was a senior associate at PricewaterhouseCoopers LLP. Ms. Tran attended the University of California, Davis and California State University, Hayward, where she received a B.A. in business administration, with a concentration in accounting and information systems. She is also a graduate of the Stanford Executive Program for Women Leaders. Ms. Tran is a certified public accountant (inactive).

        Scott T. Gable will be our chief operating officer upon the completion of the separation. Mr. Gable has served as chief operating officer of the Waypoint manager since September 2011. Mr. Gable is responsible for acquisitions, construction, leasing and property management operations. Mr. Gable brings over 24 years of hands-on operations, business management and planning experience to his role, having previously worked with small, mid-sized and large companies at all stages of development. Mr. Gable served as chief operating officer for Hercules Technology Growth Capital from January 2010 to April 2011, and as head of bank operations for United Commercial Bank from March 2009 to January 2010. From December 2008 to October 2009, Mr. Gable served as executive vice president of the Home and Consumer Finance Group at Wells Fargo Bank, leading a team of 5,000 employees. Mr. Gable also served as a principal with Booz Allen Hamilton from September 1991 to September 1997 and as a consultant to the U.K. government on their mortgage rescue programs in 2009. Mr. Gable has built and led sales teams, developed new products and marketing programs and has extensive experience in applying technology solutions and process improvements to enable organizations to scale their growth. Mr. Gable received a B.A. in international relations from Stanford University and an M.B.A. from Harvard Business School.

        S. Ali Nazar will be our chief technology officer upon the completion of the separation. Mr. Nazar has served as chief technology officer of the Waypoint manager since March 2011. Mr. Nazar joined the Waypoint manager in March 2010 as vice president of technology. Mr. Nazar is responsible for the development of the Waypoint manager's business processes and information technology systems. Prior to joining the Waypoint manager, Mr. Nazar was a co-founder of SalesTeamLive LLC in 2004, a marketing and technology services company that enables investors and agents to automate sourcing and purchasing of single-family real estate. Mr. Nazar built SalesTeamLive's cloud-based platform, which is responsible for generating hundreds of thousands of targeted marketing leads that have led to thousands of transactions across a wide variety of real estate investment strategies. Before co-founding SalesTeamLive, Mr. Nazar spent six years at Digital Island, Inc. (now a subsidiary of Cable and Wireless plc), a provider of network services for globalizing Internet business applications. First as engineering development manager and eventually as director of Product Management, Mr. Nazar was instrumental in helping Digital Island complete its initial public offering in 1999 and navigating Digital Island's rapid expansion to 2,000 employees and its acquisition by Cable and Wireless. Mr. Nazar received a B.S. in mathematics from U.C. Davis.

        Tamra D. Browne will be our general counsel upon the completion of the separation. Ms. Browne has served as chief legal officer of the Waypoint manager since February 2013. Prior to joining the Waypoint manager, Ms. Browne was senior vice president, general counsel and corporate secretary of AMB, where she oversaw the global legal and compliance department. Ms. Browne worked at AMB from January 1999 to January 2012. Prior to joining AMB in January 1999, Ms. Browne was an associate at Morrison & Foerster LLP from June 1994 to January 1999, providing counsel to clients in connection with public and private securities issuances, initial public offerings and mergers and acquisitions. Ms. Browne began her legal career at the law firm of Reid & Priest, where she worked on a variety of corporate finance matters. Ms. Browne received a B.A. in geology from Middlebury College and a J.D. from Stanford Law School. She serves on the board of Pets Unlimited, a non-profit organization.

Corporate Governance—Board of Trustees and Committees

        Our business is managed by our Manager, subject to the supervision and oversight of our board of trustees, which has established investment guidelines described under "Business—Investment Guidelines" for our Manager to follow in its day-to-day management of our business. A majority of our board of trustees is "independent," as determined by the requirements of the NYSE and the regulations of the SEC. Our trustees keep informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of our corporate officers or non-independent trustees.

        Upon the completion of the separation, our board of trustees will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three trustees and will be composed exclusively of independent trustees, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, non-employee trustees and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside trustees for purposes of Section 162(m) of the Code. We will have a lead independent trustee.

  Audit Committee

        The audit committee will comprise Christopher B. Woodward, Thomas M. Bowers and Jeffrey E. Kelter, each of whom will be an independent trustee and "financially literate" under the rules of the NYSE. Christopher B. Woodward will chair our audit committee. We expect that Christopher B. Woodward will be designated as our audit committee financial expert, as that term is defined by the SEC, in our proxy statement for our 2014 annual meeting of shareholders.

        The audit committee assists our board of trustees in overseeing:

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  our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

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  our compliance with legal and regulatory requirements;

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  the independent registered public accounting firm's qualifications and independence; and

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  the performance of our internal audit function and independent registered public accounting firm.

        The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

  Compensation Committee

        The compensation committee will comprise Jeffrey E. Kelter, Richard D. Bronson and Michael D. Fascitelli, each of whom will be an independent trustee. Jeffrey E. Kelter will chair our compensation committee.

        The principal functions of the compensation committee will be to:

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  review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our co-chief executive officers' performance in light of such goals and objectives and, either as a committee or together with our independent trustees (as directed by our board of trustees), determine and approve the remuneration of our co-chief executive officers based on such evaluation;

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  review and oversee management's annual process for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers, if applicable;

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  oversee the annual review of our equity incentive plans;

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  oversee the annual review of the management agreement;

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  assist our board of trustees and the chairman in overseeing the development of executive succession plans; and

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  determine from time to time the remuneration for our non-executive trustees.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee will comprise Thomas M. Bowers, Richard D. Bronson and Michael D. Fascitelli, each of whom will be an independent trustee. Thomas M. Bowers will chair our nominating and corporate governance committee.

        The nominating and corporate governance committee will be responsible for the following:

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  providing counsel to our board of trustees with respect to the organization, function and composition of our board of trustees and its committees;

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  overseeing the self-evaluation of our board of trustees and our board of trustee's evaluation of management;

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  periodically reviewing and, if appropriate, recommending to our board of trustees changes to, our corporate governance policies and procedures; and

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  identifying and recommending to our board of trustees potential trustee candidates for nomination.

Governance Rights Agreement

        Prior to the completion of the separation, we will enter into a governance rights agreement with Starwood Capital Group and the Waypoint manager. The governance rights agreement provides that each of Starwood Capital Group and the Waypoint Manager will vote all of our voting securities over which such party has voting control and take all other reasonably necessary or desirable actions within its control, and we will take all necessary or desirable actions within our control, so that:

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  the number of trustees on our board of trustees will be established at, and remain during the term of the agreement fixed at, nine trustees; and

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  the following nine persons will constitute our board of trustees:

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  two individuals designated by Starwood Capital Group, who may be affiliates of Starwood Property Trust or Starwood Capital Group at the time of any such nomination;

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  two individuals designated by the Waypoint manager, who may be affiliates of the Waypoint manager's equity holders at the time of any such nomination;

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  four individuals designated by Starwood Capital Group, each of whom qualifies as an independent trustee; and

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  one individual designated by the Waypoint manager, who qualifies as an independent trustee.

        The governance rights agreement provides that Starwood Capital Group will have the right to designate one member of our board of trustees as the chairman of our board of trustees, and Starwood Capital Group and the Waypoint manager thereto agree to instruct their respective designees on our board of trustees to take all reasonably necessary or desirable actions within his or her control to elect the chairman of our board of trustees as designated by Starwood Capital Group.

        In the event that any trustee ceases to serve as a member of our board of trustees during his or her term of office, whether due to such member's death, disability, resignation or removal, then the governance rights agreement provides that: (1) the person or persons entitled to designate the trustee who caused the vacancy will have the exclusive right (vis-à-vis our board of trustees, any committee of our board of trustees or any other party to the agreement) to nominate an alternate candidate for the vacant seat; or (2) if no person was entitled to designate such trustee, the resulting vacancy will be filled by our shareholders as provided in our declaration of trust and bylaws. In addition, the governance rights agreement provides that, unless required by applicable law, the parties to the agreement will not take any action for the purpose of removing a trustee from our board of trustees without the written consent of the person entitled to designate such trustee.

        Notwithstanding anything contained in the governance rights agreement to the contrary, if our trustees determine in good faith, after consultation with outside legal counsel, that any action or restriction on any action required by the governance rights agreement could reasonably constitute a violation of the trustees' fiduciary duties or other obligations under applicable laws, rules or regulations, then, such action or restriction on such action will not be required pursuant to the agreement until such time, if any, as such action or restriction on such action could no longer reasonably constitute a violation of such duties and obligations.

Executive and Trustee Compensation

  Compensation of Trustees

        A member of our board of trustees who is also an employee of our Manager is referred to as an executive trustee. Executive trustees will not receive compensation for serving on our board of trustees. Each non-executive trustee will receive an annual fee for his or her services of $50,000, payable in quarterly installments in conjunction with quarterly meetings of our board of trustees, and an annual award of $50,000 in our restricted common shares, calculated based on the closing price of our common shares on the date of the grant, which will vest on the anniversary of the date of grant, subject to the trustee's continued service on our board of trustees. Non-executive trustees will also receive the following compensation for service as members of committees of our board of trustees: (1) committee chair cash retainers of $15,000 (audit committee), $7,500 (compensation committee) and $7,500 (nominating and corporate governance committee), respectively; and (2) committee membership cash retainers of $7,500 (audit committee), $3,750 (compensation committee) and $3,750 (nominating and corporate governance committee), respectively. Our lead independent trustee will receive an additional cash retainer of $15,000.

        Each of our non-executive trustees may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our trustees and direct that we pay such amounts to a charitable cause or institution designated by such trustee. We will also reimburse each of our trustees for their travel expenses incurred in connection with their attendance at full board of trustees and committee meetings. We have not made any payments to any of our trustees to date.

        Concurrently with the completion of the separation, we will grant 1,915 of our restricted common shares to each of our five non-executive trustees pursuant to our Trustee Share Plan (described below under "—Equity Incentive Plans—Trustee Share Plan"), based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." These awards of restricted shares will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation, subject to the trustee's continued service on our board of trustees.

  Executive Compensation

        Because our management agreement provides that our Manager is responsible for managing our affairs, our co-chief executive officers and each of our other executive officers do not receive cash compensation from us for serving as our executive officers. Instead we will pay our Manager the management fees and make the reimbursements described in "Our Manager and the Management Agreement—Management Agreement—Management Fees and Expense Reimbursements" and, in the discretion of the compensation committee of our board of trustees, we may also grant our Manager equity based awards pursuant to our Manager Equity Plan described below.

        In their capacities as officers or personnel of our Manager, such persons will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

        We expect that any proposal to internalize our Manager will provide that, upon the consummation of an internalization of our Manager: (1) each of Gary M. Beasley, Douglas R. Brien and Colin T. Wiel shall be entitled to an annual base salary and performance bonus targets that will be set at the discretion of the compensation committee of our board of trustees, but in no event shall the aggregate of three annual base salaries be less than $1.5 million and the aggregate of three performance bonus targets be less than $1.5 million; and (2) Gary M. Beasley, Douglas R. Brien and Colin T. Wiel shall enter into employment agreements with us providing for the above and other customary terms of employment.

        We will adopt equity incentive plans for our officers, our non-employee trustees, our Manager and our Manager's personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See "—Equity Incentive Plans" for detailed descriptions of our equity incentive plans.

Equity Incentive Plans

        Prior to the completion of the separation, we will adopt equity incentive plans to provide incentive compensation to attract and retain qualified trustees, officers, advisors, consultants and other personnel, including our Manager, trustees, officers, advisors and consultants, including employees of our Manager and its affiliates. All of our equity incentive plans will be administered by the compensation committee of our board of trustees. The compensation committee, as appointed by our board of trustees, has the full authority (1) to grant awards, (2) to determine the persons to whom and the time or times at which awards shall be granted, (3) to determine the type and number of awards to be granted, the number of common shares to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award, (4) to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered, (5) to make adjustments in the terms and conditions of awards, (6) to construe and interpret the equity incentive plans and any award, (7) to prescribe, amend and rescind rules and regulations relating to the applicable equity incentive plan, (8) to determine the terms and provisions of the award agreements (which need not be identical for each participant) and (9) to make all other determinations deemed necessary or advisable for the administration of the applicable equity incentive plan. However, neither the compensation committee nor our board of trustees may take any action under any of our equity incentive plans without having first obtained the consent of our shareholders that would result in (i) a repricing of any previously granted share option or share appreciation right, or SAR, (ii) a cancellation of any previously granted share option or SAR in exchange for another share option or SAR with a lower purchase or base price or (iii) a cancellation of any previously granted share option or SAR in exchange for cash or another award if the purchase or base price of such option or SAR exceeds the fair market value of a common share on the date of such cancellation, in each case other than in connection with a change of control (as defined under the Manager Equity Plan). In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the completion of the separation, the compensation committee will consist solely of non-executive trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside trustee for purposes of Section 162(m) of the Code, or, if no committee exists, our board of trustees. The total number of shares that may be made subject to awards under our Manager Equity Plan and our Equity Plan (both of which are described below) will be equal to 2,932,697 shares. We will also reserve a total of 200,000 of our common shares for issuance under our Trustee Share Plan (which is described below).

  Manager Equity Plan

        We will adopt the Starwood Waypoint Residential Trust Manager Equity Plan (referred to below as the Manager Equity Plan), which will provide for the grant of options, share appreciation rights, restricted common shares, restricted share units, LTIP units, dividend equivalent rights and other equity-based awards to our Manager, which may in turn issue incentives to the directors, officers and personnel of, and advisors and consultants to, our Manager or its affiliates. LTIP units are a special class of limited partnership units in our operating partnership that are structured to qualify as "profits interests" for tax purposes, with the result that at issuance they have no capital account in the operating partnership. Any LTIP units issued by our operating partnership may be subjected to vesting requirements as determined by the compensation committee of our board of trustees.

        As noted above under "Equity Incentive Plans," the maximum number of shares that may be made subject to awards under the Manager Equity Plan will be equal to 2,932,697 shares less any of our common shares issued or subject to awards granted under our Equity Plan. If any vested awards under the Manager Equity Plan are paid or otherwise settled without the issuance of our common shares, or any of our common shares are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Manager Equity Plan. If any awards under the Manager Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of our common shares (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Manager Equity Plan. Shares issued under the Manager Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of our Manager under the Manager Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (1) the number and kind of our shares of beneficial interest or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of our shares of beneficial interest or other property (including cash) issued or issuable in respect of outstanding awards; (3) the exercise price, base price or purchase price relating to any award; and (4) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to our shares of beneficial interest). Awards under the Manager Equity Plan are intended to be either exempt from, or comply with, Section 409A of the Code.

        LTIP units granted to our Manager will not receive distributions until they become vested, at which time they are entitled to distributions plus catch-up distributions for the period during which such units were not vested. Initially, each LTIP unit will have a capital account of zero, and, therefore, the holder of a LTIP unit would receive nothing if our operating partnership were liquidated immediately after such LTIP unit is awarded. However, the partnership agreement requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per OP unit. The applicable Treasury Regulations and our partnership agreement provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership, upon a distribution by our operating partnership to a partner in redemption of partnership interests, upon the liquidation of the operating partnership or upon a later issuance of additional LTIP units. Upon equalization of the capital account of a LTIP unit with the per unit capital account of the OP units (and full vesting of the LTIP unit), the LTIP unit will be convertible into one OP unit, subject to certain exceptions and adjustments. There is a risk that a LTIP unit will never become convertible into one OP unit because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of our common shares. See "Our Operating Partnership and the Partnership Agreement" for a further description of the rights of limited partners in our operating partnership.

        Upon termination of the management agreement by us for cause or by our Manager for any reason other than for cause or due to an adverse change in our Manager's compensation under the management agreement, any then unvested awards held by our Manager and all accrued and unpaid dividends or dividends equivalents related thereto will be immediately forfeited and cancelled without consideration. Upon any other termination of the management agreement or change in control of us (as defined under the Manager Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a "change of control" within the meaning of Section 409A of the Code.

        Prior to the completion of the separation, we have not issued any equity-based compensation. Concurrently with the completion of the separation, we will grant to our Manager 747,757 restricted share units. This award of restricted share units will vest ratably on a quarterly basis over a three-year period beginning on the first day of the first full calendar quarter after we complete the separation. This award was intended to further align the interests of our Manager and Starwood Capital Group with the interests of our shareholders.

        Once vested, the award of restricted share units will be settled in our common shares. However, restricted share units that vest during the first year of the three-year vesting period will not be settled in shares until promptly following the first anniversary of the commencement of vesting. Restricted share units that vest after the fourth quarterly vesting date will be settled promptly, but in no event later than 30 days, following the applicable quarterly vesting date. Our Manager will be entitled to receive "distribution equivalents" with respect to the restricted share unit portion of this award, whether or not vested, at the same time and in the same amounts as distributions are paid to our common shareholders.

        In addition to the restricted share units that we will grant to our Manager concurrently with the completion of the separation, we may from time to time grant additional equity incentive awards to our Manager pursuant to the Manager Equity Plan. Our Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to directors, officers and personnel of, and advisors and consultants to, our Manager or its affiliates in order to provide incentive compensation to them.

  Equity Plan

        We will adopt the Starwood Waypoint Residential Trust Equity Plan (referred to below as the Equity Plan), which will provide for the grant of options, restricted common shares, share appreciation rights, restricted share units, LTIP units, dividend equivalent rights and other equity-based awards to our trustees, officers advisors or consultants, including employees of our Manager or its affiliates. LTIP units are a special class of limited partnership units in our operating partnership that are structured to qualify as "profits interests" for tax purposes, with the result that at issuance they have no capital account in the operating partnership. Any LTIP units issued by our operating partnership may be subjected to vesting requirements as determined by the compensation committee of our board of trustees.

        As noted above under "Equity Incentive Plans," the maximum number of shares that may be made subject to awards under the Equity Plan will be equal to 2,932,697 shares, less any of our common shares issued or subject to awards granted under our Manager Equity Plan. If any vested awards under the Equity Plan are paid or otherwise settled without the issuance of our common shares, or any of our common shares are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Equity Plan. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of our common shares (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Equity Plan. Shares issued under the Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (1) the number and kind of our shares of beneficial interest or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of our shares of beneficial interest or other property (including cash) issued or issuable in respect of outstanding awards; (3) the exercise price, base price or purchase price relating to any award; and (4) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to our shares of beneficial interest). Awards under the Equity Plan are intended to be either exempt from, or comply with, Section 409A of the Code.

        Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient's services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a "change of control" within the meaning of Section 409A of the Code.

        Prior to the completion of the separation, we have not issued any equity-based compensation. Concurrently with the completion of the separation, we will grant to certain employees of our Manager (including our executive officers) an aggregate of 229,808 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." The awards are intended to further align the interests of the employees of our Manager (including our executive officers) with the interests of our shareholders. These awards of restricted share units to certain employees of our Manager will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation, subject to the employee's continued employment with our Manager.

        Once vested, the award of restricted share units will be settled in our common shares. However, restricted share units that vest during the first year of the three-year vesting period will not be settled in shares until promptly following the first anniversary of the commencement of vesting. Restricted share units that vest after the fourth quarterly vesting date will be settled promptly, but in no event later than 30 days, following the applicable quarterly vesting date. The employees of our Manager that receive restricted share units will be entitled to receive "distribution equivalents" with respect to the restricted share units, whether or not vested, at the same time and in the same amounts as distributions are paid to our common shareholders.

  Trustee Share Plan

        We will adopt the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (referred to below as the Trustee Share Plan), which will provide for the issuance of restricted or unrestricted common shares or restricted share units. The Trustee Share Plan is intended, in part, to implement our program of non-executive trustee compensation described above under "Executive and Trustee Compensation—Compensation of Trustees."

        We will reserve a total of 200,000 shares for issuance under the Trustee Share Plan. If any awards under the Trustee Share Plan are cancelled, forfeited or otherwise terminated, the shares that were subject to such award will be available for re-issuance under the Trustee Share Plan. Shares issued under the Trustee Share Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Trustee Share Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (1) the number and kind of our shares of beneficial interest or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of our shares of beneficial interest or other property (including cash) issued or issuable in respect of outstanding awards; and (3) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to our shares of beneficial interest). Awards under the Trustee Share Plan are intended to be either exempt from, or comply with, Section 409A of the Code.

        Each award of restricted shares or restricted share units will be subject to such restrictions as will be set forth in the applicable award agreement. Unless otherwise determined by the compensation committee, upon a non-executive trustee's removal or resignation from our board of trustees, the trustee will forfeit any as yet unvested awards granted under the Trustee Share Plan. Upon a change in control of us (as defined under the Trustee Share Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a "change of control" within the meaning of Section 409A of the Code.

        Prior to the completion of the separation, we have not issued any equity-based compensation. Concurrently with the completion of the separation, we will grant an aggregate of 9,575 of our restricted common shares to each of our five non-executive trustees, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." These awards of restricted shares will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation, subject to the trustee's continued service on our board of trustees.

Code of Business Conduct and Ethics

        Our board of trustees has established a code of business conduct and ethics that applies to our officers and trustees and to our Manager's officers and any personnel of Starwood Capital Group when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or trustees may be made only by our board of trustees or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Limitation of Liability and Indemnification

        The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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  any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

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  any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, officer, partner, trustee, member or manager of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

        We expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Under the management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager's obligations to us to those specifically set forth in the management agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under Maryland law for officers of a Maryland real estate investment trust. Instead, officers of a Maryland real estate investment trust, including officers who are employees of our Manager, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

 OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We will be externally managed and advised by our Manager. Each of our officers is an executive of our Manager. The executive offices of our Manager are located at 591 West Putnam Avenue, Greenwich, Connecticut 06830, and the telephone number of our Manager's executive offices is (203)422-7700.

Officers and Directors of Our Manager

        The following sets forth certain information with respect to each of the executive officers and members of the board of directors of our Manager:

Name	Age	Position Held with Our Manager
Executive Officers and Directors
Barry S. Sternlicht	52	Chairman of the Board of Directors
Gary M. Beasley	48	Co-Chief Executive Officer and Director
Douglas R. Brien	43	Co-Chief Executive Officer and Director
Colin T. Wiel	47	Chief Investment Officer and Director
Nina A. Tran	45	Chief Financial Officer
Scott T. Gable	49	Chief Operating Officer
S. Ali Nazar	39	Chief Technology Officer
Tamra D. Browne	51	General Counsel
Jerome C. Silvey	56	Executive Vice President
Ellis F. Rinaldi	51	Executive Vice President
Christopher D. Graham	39	Executive Vice President and Director
Daniel Yih	55	Executive Vice President and Director
Andrew J. Sossen	37	Executive Vice President and Director
Brendan M. Brogan	33	Director
S. Hoon Cho	44	Director
Other Senior Management
Bryan E. Bailey	41	Vice President, New Markets
Noël A. Bejarano	37	Vice President, Portfolio Development
Danielle E. Cooney	40	Vice President, Resident Services
John Farias	45	Vice President, Controller—Financial Reporting
Joseph N. Maehler	33	Vice President, Acquisitions
Richard A. Rodriguez	48	Vice President, Construction
Andrew M. Silverman	46	Vice President, Business Development
Aaron W. Stevens	39	Vice President, Finance & Asset Management
Robert J. Yakominich	57	Vice President, Sales & Marketing
Charles D. Young	45	Divisional Vice President, Western Region
David M. Zanaty	37	Divisional Vice President, Eastern Region

        Set forth below is biographical information for the officers and directors of our Manager.

        See "Management—Our Trustees and Executive Officers" for biographical information regarding Barry S. Sternlicht, Gary M. Beasley, Douglas R. Brien, Colin T. Wiel, Scott T. Gable, S. Ali Nazar, Tamra D. Browne and Andrew J. Sossen.

        Jerome C. Silvey is an executive vice president of our Manager. He also serves as an executive vice president of Starwood Property Trust and SPT Management, LLC, Starwood Property Trust's manager.

Mr. Silvey is an executive vice president and has been the chief financial officer of Starwood Capital Group since 1993. He is a member of the executive and investment committees of Starwood Capital Group. Mr. Silvey oversees all partnership and property accounting, tax planning and compliance, investor relations, treasury operations, debt financing and equity fundraising for Starwood Capital Group. Mr. Silvey joined Starwood Capital Group in 1993 after 13 years at Price Waterhouse, where he served a variety of clients, including IBM and Olympia & York. He is a member of the board of directors of Société du Louvre and Baccarat, as well as a member of the Editorial Board of Institutional Real Estate Investors, the Pension Real Estate Association, P&I Research Advisory Panel and the Association of Foreign Investors in Real Estate (AFIRE). Mr. Silvey received a B.A. in mathematical economics from Colgate University in Hamilton, New York. He earned his MBA from Rutgers Graduate School of Management.

        Ellis F. Rinaldi is an executive vice president of our Manager. He is also the general counsel and an executive vice president of SPT Management, LLC, Starwood Property Trust's manager. He is an executive vice president of Starwood Capital Group and has been one of its two co-general counsels since 1999. Mr. Rinaldi has represented Starwood Capital Group's legal interests since 1991. Mr. Rinaldi is actively involved in the legal aspects of all of Starwood Capital Group's business, including acquisitions, financing, asset management and strategic planning. Mr. Rinaldi became an officer of Starwood Capital Group and a member of Starwood Capital Group's executive committee in 1999. Mr. Rinaldi has been structuring, negotiating, documenting and closing complex real estate transactions since 1987. He was an associate at the law firm of Winthrop, Stimson, Putnam & Roberts and then Pircher, Nichols & Meeks prior to forming Rinaldi, Finkelstein & Franklin, L.L.C., or RFF, Starwood Capital Group's lead outside counsel. Mr. Rinaldi is currently the managing member of RFF. Mr. Rinaldi received his J.D. from George Washington University, where he was a member of the GW Law Review, and his B.B.A. degree, summa cum laude, in accounting from the University of Massachusetts at Amherst, Honors Program.

        Christopher D. Graham is an executive vice president and director of our Manager. He also serves as an executive vice president of SPT Management, LLC, Starwood Property Trust's manager. Mr. Graham is a senior managing director of Starwood Capital Group in its Acquisitions Group supervising Starwood Capital Group's investments in North America. He is also a member of Starwood Capital Group's investment committee. Mr. Graham is responsible for originating, structuring, underwriting and closing investments in all property types. Prior to joining Starwood Capital Group in 2002, Mr. Graham was with CB Richard Ellis in Washington, D.C., where he was director of its Financial Consulting Group for the Eastern Region of the United States from 1999 to 2000. Prior to his role in the Financial Consulting Group, Mr. Graham was associate director, Eastern Region, of CB Richard Ellis' Investment Properties Group from 1998 to 1999. Mr. Graham also served as a consultant to Lincoln Property Company's Washington, D.C. office on various asset management, development and acquisition assignments in 2000. Mr. Graham received a BBA in finance from James Madison University and an MBA from the Harvard Business School.

        Daniel Yih is an executive vice president and director of our Manager. Mr. Yih is the chief operating officer of Starwood Capital Group and is primarily responsible for the internal management of Starwood Capital Group. He is a member of the executive and investment committees of Starwood Capital Group. Mr. Yih joined Starwood Capital Group in October of 2007. Mr. Yih has more than a 20-year career as a leveraged buyout executive. Prior to joining Starwood Capital Group, he was chief operating officer and a portfolio principal of GTCR Golder Rauner, a buyout fund with more than $8 billion of capital under management. Before GTCR Golder Rauner, Mr. Yih spent five years as a partner at Zell Chilmark, a buyout fund investing in financially distressed companies. Mr. Yih had direct operating experience as acting chief financial officer at Welbilt Corporation, a portfolio company of Kohlberg & Company where he had been an associate. Mr. Yih began his career at Kirkland & Ellis, representing equity investors in leveraged buyout transactions and venture capital investments. He serves on the board of Ann Taylor Corporation, and from 1995 until 2007, was a member of the board of directors of Starwood Hotels, where he was chair of the audit committee for 10 years. Mr. Yih is also a member of the advisory board to Chicago Cares, a not-for-profit community services organization. Mr. Yih earned a JD and MBA from the University of Chicago. He graduated with a BSc in mechanical engineering with distinction from Stanford University.

        Brendan M. Brogan is a director of our Manager. Mr. Brogan is a vice president in the acquisitions group of Starwood Capital Group. He focuses primarily on the acquisition of non-performing commercial and residential loans and has been an integral part of implementing this strategy. He also concentrates on investments in Florida. Prior to joining Starwood in 2008, he was a managing director in the fixed income division at Bear Stearns where he worked from 2003-2008. Mr. Brogan received a BA with honors from Harvard College.

        S. Hoon Cho is a director of our Manager. Mr. Cho is a managing director of GI Partners, LLC, or GI Partners, a private equity firm, and has investment responsibilities for companies in the financial, real estate and healthcare services sectors. Mr. Cho currently serves on the boards of Waypoint/GI Venture, LLC and Archon Resources LLC. He has also served on the board of The Linc Group and as board observer of First Republic Bank. Prior to joining GI Partners in 2007, Mr. Cho served as a managing director for Vulcan Capital, or Vulcan, from 2002 to 2006, overseeing its private equity investment group. At Vulcan, he was involved in restructuring or managing a number of businesses and served on the boards of the Seattle Seahawks, the Portland Trail Blazers and Rose City Radio. He also served as an advisor to the firm's global asset allocation investments, including the firm's investments in Microsoft, RCN Corporation and other holdings. Previously, Mr. Cho was a principal at Hicks, Muse, Tate & Furst Incorporated, a principal at The Parthenon Group and an associate at Castle Harlan, Inc. Earlier, he was a member of the Mergers & Acquisitions Department at Morgan Stanley. He serves on the board of trustees of The Nueva School and served as a trustee of Princeton University. Mr. Cho received a B.A. from Princeton University in the Woodrow Wilson School of Public and International Affairs and a M.B.A. from the Harvard Business School.

        Bryan E. Bailey is a vice president of new markets of our Manager. Mr. Bailey is responsible for market development operations in expansion markets across the United States. Mr. Bailey has served as a vice president of new markets of the Waypoint manager since October 2012. He joined the Waypoint Manager in May 2011 as director of due diligence and was promoted to director of new market development in February 2012. Mr. Bailey has over 15 years of experience in real estate finance, operations, relationship management and general investment management. Prior to joining the Waypoint manager, Mr. Bailey was a principal at Alliance Capital, LLC, a financial services firm, where he monitored all facets of daily operations from 2009 to 2011. Mr. Bailey also worked with Meritage Group LP, a 40-person investment advisory firm, from March 2008 to October 2008, and with CapitalSource Finance LLC, a real estate and mortgage lending company, from June 2006 to January 2008. Before starting his career in real estate, Mr. Bailey served as a Petty Officer in the U.S. Navy. Mr. Bailey holds a B.S. in Business Administration from the University of California, Berkeley and a M.B.A. from the University of Oxford.

        Noël A. Bejarano is a vice president of portfolio development of our Manager. Mr. Bejarano is responsible for the composition of our Manager's national portfolio and ensuring that it meets both investor and internal underwriting requirements. Mr. Bejarano has served as vice president of portfolio development of the Waypoint manager since July 2012. He joined the Waypoint manager in July 2010 to build and lead its acquisition efforts. Prior to joining the Waypoint manager, Mr. Bejarano was Vice President of Ridgeback Partners, an investment management firm formed to pursue distressed residential opportunities, from June 2008 to June 2010, and acquisitions originator for Hearthstone, Inc., the largest institutional investment manager dedicated to the residential building industry, from May 2006 to May 2008. Before joining Hearthstone, Inc., Mr. Bejarano worked at Cherokee Investment Partners, a socially responsible real estate firm devoted to acquiring, remediating and returning environmentally impaired assets to productive use. Mr. Bejarano also worked in the investment management division of Goldman, Sachs & Co., and served eight years as an officer in the U.S. Army and National Guard. Mr. Bejarano holds a B.A. in Anthropology from Harvard College and earned an M.B.A. from the Haas School of Business at the University of California, Berkeley.

        Danielle E. Cooney is a vice president of residential services of our Manager. Ms. Cooney has over two decades of operational property management experience. Ms. Cooney also serves as a vice president of residential services of the Waypoint manager. Prior to joining the Waypoint manager, Ms. Cooney was chief operating officer at First Service Residential Realty, which offered property management services for apartment communities, single family residential rentals and REO/asset management. First Service's portfolio included approximately 10,000 single family homes. Before joining the First Service Residential Realty team, Ms. Cooney was the vice president of Multifamily Rental and Commercial Property Management for a sister company, The Continental Group. Ms. Cooney holds a bachelor's degree in Business Administration with a concentration in Real Estate from Peirce College. She is a Licensed Broker in multiple states and has earned numerous industry accreditations, including Certified Property Manager (CPM®), Licensed Community Association Manager (LCAM) and Housing Credit Certified Professional (HCCP).

        John Farias is a vice president, controller—financial reporting of our Manager. Mr. Farias brings 17 years of real estate accounting and finance experience to his position. Mr. Farias has served as vice president, controller—financial reporting of the Waypoint manager since February 2013. Prior to joining the Waypoint manager, Mr. Farias was vice president, fund operations for Prologis, Inc. (formerly AMB), where he oversaw and managed the processes and functions surrounding the global platform of fund operations and fund reporting. Mr. Farias joined the real estate investment banking group at Credit Suisse from June 2005 to February 2006 before rejoining AMB in July 2006 as vice president, portfolio manager. Prior to joining AMB, Mr. Farias worked as an auditor for PricewaterhouseCoopers LLP. Mr. Farias holds a Bachelor of Commerce from the University of Toronto, Canada, an M.B.A. from the Haas School of Business at the University of California, Berkeley and is a former California Certified Public Accountant.

        Joseph N. Maehler is a vice president of acquisitions of our Manager. Mr. Maehler directs the acquisition and disposition efforts of our Manager and is responsible for the identification, evaluation and execution of its investments. Mr. Maehler joined the Waypoint manager in February 2011 as the regional director for Southern California and he has served as vice president of acquisitions since July 2012. Prior to joining the Waypoint manager, Mr. Maehler was vice president at Buchanan Street Partners, a commercial real estate investment manager, where his work focused on complex debt and equity transactions in structured finance. Mr. Maehler brings over 10 years of real estate investment and management experience to our Manager. Mr. Maehler is actively involved in the National Association of Industrial and Office Properties (NAIOP) Young Professionals Forum, which is a privately selected forum for promising real estate professionals. Mr. Maehler holds a B.S. in Managerial Economics from the University of California, Davis.

        Richard A. Rodriguez is a vice president of construction of our Manager. Mr. Rodriguez brings 20 years of experience in construction and operations management, as well as real estate development and project management experience to our Manager. Mr. Rodriguez joined the Waypoint manager in July 2013 as the senior vice president of construction. Prior to joining the Waypoint manager, Mr. Rodriguez served as vice president, operations of HMH Lifestyles from October 2011 to July 2013. From October 2008 to October 2011, he served as the vice president, operations for Pulte/Centex Homes. Prior to that, he served as chief executive officer of Emaar Dubai PJSC from March 2006 to October 2008, where he oversaw several significant large scale development projects. Mr. Rodriguez was senior vice president, operations for John Laing Homes prior to joining Emaar Dubai PJSC. Mr. Rodriguez also holds the rank of Navy Captain (SEAL) as a 25-year Navy Reserve Officer. He holds a B.S. in Political Science from the United States Naval Academy and a M.B.A. from Xavier University and is an active member (prior Residential Council Member) of the Urban Land Institute.

        Andrew M. Silverman is a vice president of business development of our Manager. Mr. Silverman contributes more than 20 years of experience in real estate development and asset management, including project management, financing and strategic planning for a national portfolio of residential, commercial, and industrial properties to our Manager. Mr. Silverman has served as regional vice president, western region of the Waypoint manager since March 2013. Prior to joining the Waypoint manager, Mr. Silverman worked at ZETA Communities Inc., Community Builders Inc., Webvan Group Inc., and Constructa US, Inc. (now uv10 LLC), and he has completed $250 million in residential and mixed-use development, with a focus on sustainable communities. Mr. Silverman holds a B.S. in Mathematical Economics from Colgate University and is a licensed general contractor and real estate salesperson.

        Aaron W. Stevens is a vice president of finance and asset management of our Manager. Mr. Stevens leads our Manager's real estate fund management team. Mr. Stevens has served as vice president of finance and asset management of the Waypoint manager since January 2013. Prior to joining the Waypoint manager, Mr. Stevens co-founded The Acadian Group, a New York-based technology firm. Before Acadian, Mr. Stevens spent 11 years with Related Capital Company, a New York-based real estate investment firm, where he held positions in real estate development, acquisitions and capital management and managed the acquisition and structuring of more than 125 real estate transactions with a total value of $1.6 billion. Mr. Stevens holds a B.S. in English Literature and International Studies with honors and distinction from Iowa State University and a M.B.A. with honors from Columbia Business School.

        Robert J. Yakominich is a vice president of sales and marketing of our Manager. Mr. Yakominich has served as vice president of sales and marketing of the Waypoint manager since November 2012. Prior to joining the Waypoint manager, Mr. Yakominich was senior vice president of sales with ZipRealty from August 2007 to January 2012. Before ZipRealty, Mr. Yakominich led sales at The Reiser Group, a provider of sales and marketing solutions in the home building industry. Mr. Yakominich served as executive vice president, sales for Citysearch.com as part of the leadership team that led the company's initial public offering. Under Mr. Yakominich's leadership, Citysearch expanded an online advertising model into the real estate space. Mr. Yakominich also spent 13 years of his career with American Express Company, where he served in a variety of direct sales and sales leadership roles, including vice president/general manager, western region for the Corporate Services division. Mr. Yakominich holds a B.A. in Business Administration from Bernard Baruch College and a M.B.A. from the University of San Francisco.

        Charles D. Young is a divisional vice president, western region of our Manager. Mr. Young brings 17 years of real estate development, investment and management experience to his role. Mr. Young has served as divisional vice president, western region of the Waypoint manager since February 2013. Prior to that, he served as a regional vice president from February 2013 to December 2013. He joined the Waypoint manager as regional director for Chicago in 2012. Prior to joining the Waypoint manager, Mr. Young was executive vice president at Mesa Development, a national real estate developer, investor and service provider with a focus on complex mixed-use residential opportunities. Before Mesa, Mr. Young worked for Goldman, Sachs & Co. in their Real Estate Principal Investment Area (Whitehall) and Goldman's Investment Banking Division, in Mergers and Acquisitions. Mr. Young also created and managed two entrepreneurial ventures. He co-founded and was a managing director of The Kaleidoscope Group, L.L.C., a strategic diversity and management consulting firm, and he managed K.G. Holdings, LLC, a real estate holding and management firm. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World Football league. He is a member of Stanford University's Athletic Board and a board member of SPARK, a non-profit organization that provides apprenticeships to middle school students from disadvantaged communities. Mr. Young holds a A.B. in Economics from Stanford University and a M.B.A. from Stanford University's Graduate School of Business.

        David M. Zanaty is a divisional vice president, eastern region of our Manager. Mr. Zanaty brings 15 years of real estate investment and development experience to this role. Mr. Zanaty is a regional director, eastern region for the Waypoint manager. Prior to joining the Waypoint manager, Mr. Zanaty was a vice president of development at AIG Global Real Estate, an international investment and development company, where he was responsible for the development and asset management of a variety of assets, including 900,000 square feet of LEED Gold Certified Class A office space. Before joining AIG Global Real Estate, David focused on principal and third-party development, debt and equity placement, and investment property sales and acquisitions. David began his career with CB Richard Ellis, where he performed a variety of financial analyses for all product types in every stage of the asset lifecycle. David holds a B.A. in Economics and Philosophy from Emory University, a Master of City and Regional Planning from the Georgia Institute of Technology, and an MBA from the Kellogg School of Management at Northwestern University. David is active in a number of organizations, including the Urban Land Institute and NAIOP, the commercial real estate development association.

Ownership of Our Manager

        Our Manager is and, upon completion of the separation, will remain an affiliate of Starwood Capital Group. Upon completion of the separation, our Manager will issue two classes of equity interests. All of the outstanding class A interests in our Manager will be held by an affiliate of Starwood Capital Group, and all of the outstanding class B interests in our Manager, which will be issued in connection with the completion of the acquisition of the Waypoint platform, will be indirectly owned by the members of the Waypoint executive team who will be members of our Manager's executive team upon completion of the separation and other third parties. The holders of the class A interests will be entitled to vote on all matters on which members of our Manager are entitled to vote, and the holders of the class B interests will have voting or consent rights solely with respect to specific items. The holders of the class B interests will be entitled to a percentage of any management fees paid to our Manager, which percentage may adjust over time based on the amount, if any, of incremental equity capital invested by us. The holders of the class B interests will also be entitled to a portion of any consideration paid by us in connection with an internalization of our Manager, should one occur.

Investment and Compensation Committees of Our Manager

        Our Manager has an investment committee, which will initially be comprised of Barry S. Sternlicht, the chairman of the committee, Gary M. Beasley, Douglas R. Brien, Brendan M. Brogan, Christopher D. Graham and Colin T. Wiel. Our Manager's investment committee will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment policies, business and growth strategies and financing strategy at least on a quarterly basis or more frequently as necessary.

        Our Manager has a compensation committee, which will initially be comprised of Barry S. Sternlicht, the chairman of the committee, Gary M. Beasley and Andrew J. Sossen. Our Manager's compensation committee will meet periodically and will be responsible for reviewing and recommending to our Manager's board of directors compensation plans, policies and programs, as well as approving individual executive officer compensation for our Manager, intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of our Manager's and our business objectives and align their interests with the long-term interests of our Manager's members and our shareholders.

        See "Management—Our Trustees and Executive Officers" for biographical information regarding Gary M. Beasley, Douglas R. Brien, Andrew J. Sossen and Colin T. Wiel and "—Officers and Directors of our Manager" for biographical information regarding Brendan M. Brogan and Christopher D. Graham.

Management Agreement

        Upon the completion of the separation, we will enter into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The management agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of trustees. Our Manager's role as Manager will be under the supervision and direction of our board of trustees.

  Management Services

        Our Manager will be responsible for, among other duties, (1) identifying homes and distressed and non-performing residential mortgage loans for acquisition, including by supervising the regional and local partners with whom we have entered into strategic relationships, (2) acquiring homes and distressed and non-performing residential mortgage loans, (3) supervising its employees with respect to the conversion of our acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of our rental homes, (4) financing our acquisitions and activities related thereto and (5) providing us with investment advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

  (i)
  serving as our liaison with Starwood Capital Group Management, L.L.C. with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, which review will occur at least annually, and acting as our consultant with respect to any modification to which will be approved by a majority of our independent trustees from time to time at their discretion;

  (ii)
  directly or, if applicable, through Starwood Capital Group Management, L.L.C., identifying, investigating, analyzing and selecting possible investment opportunities, including by supervising the regional and local partners with whom we have entered into strategic relationships, and originating, acquiring, structuring, negotiating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of assets consistent with the acquisition guidelines, and making representations and warranties in connection therewith;

  (iii)
  with respect to prospective purchases, sales, or exchanges of investments, conducting negotiations on our behalf, including by supervising the regional and local partners with whom we have entered into strategic relationships, with sellers, purchasers, trustees, lenders, regulatory agencies and bodies, title companies, environmental consultants, primary dealers, custodians and brokers and, if applicable, their respective agents, representatives and investment bankers, and owners of privately held real estate companies, including the execution, delivery and renewal of any financing documents and all offers, purchase and sale agreements, escrow documents and any other agreements and/or instruments relating to the purchase or sale of properties on our behalf;

  (iv)
  negotiating and entering into, on our behalf, as recommended by Starwood Capital Group Management, L.L.C., repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and/or agencies thereunder, and other agreements and instruments required for us to conduct our business;

  (v)
  acting as a liaison to or engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, residential home sales brokerage, other financial services, real estate services, commercial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including investor relations and transfer agent and registrar services) as may be required relating to our operations or, if not done through Starwood Capital Group Management, L.L.C., investments (or potential investments);

  (vi)
  the conversion of our acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of our rental homes, including through the engagement and supervision, on our behalf and at our expense, of property management companies responsible for such activities;

  (vii)
  advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government;

  (viii)
  serving as our consultant with respect to arranging for any issuance of mortgage-backed securities from pools of mortgage loans or mortgage-backed securities owned by us;

  (ix)
  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters, including exercising any voting rights, with the joint venture or co-investment partners;

  (x)
  providing executive and administrative personnel, office space and office services required in rendering services to us, including, without limitation, office space for any persons who are employed directly by us under any secondment arrangement and who are not simultaneously employed by our Manager or any of its affiliates;

  (xi)
  administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of trustees, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

  (xii)
  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including analyst presentations, investor conferences and annual meeting arrangements;

  (xiii)
  counseling us in connection with policy decisions to be made by our board of trustees;

  (xiv)
  evaluating and recommending to our board of trustees hedging (based on the advice of Starwood Capital Group Management, L.L.C.), financing and securitization strategies and engaging in hedging (based on the advice of Starwood Capital Group Management, L.L.C.), financing, borrowing and securitization activities on our behalf, consistent with such strategies as modified from time to time, while maintaining with our qualification as a REIT and within our investment guidelines;

  (xv)
  counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and the regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, and using commercially reasonable efforts to cause us to continue to qualify for taxation as a REIT for federal income tax purposes;

  (xvi)
  counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

  (xvii)
  furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager or forwarding any applicable reports and statistical and economic research to us regarding our activities and services performed for us by Starwood Capital Group Management, L.L.C.;

  (xviii)
  collection of information and furnishing of reports pertaining to our assets, interest rates and general economic conditions;

  (xix)
  monitoring the operating performance of our investments and providing periodic review, evaluation and reports with respect thereto to our board of trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

  (xx)
  investing and reinvesting any moneys and securities of ours, if applicable, as instructed by Starwood Capital Group Management, L.L.C. (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

  (xxi)
  causing us to retain qualified registered independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and Treasury Regulations applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

  (xxii)
  assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

  (xxiii)
  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements as may be required under applicable regulations and contractual undertakings and, if and when applicable, all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE or such other securities exchange on which our common shares are listed;

  (xxiv)
  assisting us in taking all necessary actions to enable us to make required tax filings and reports, including soliciting shareholders for required information to the extent required by the provisions of the Code and Treasury Regulations applicable to REITs;

  (xxv)
  placing, or arranging for the placement of, all orders pursuant to our Manager's or, if applicable, Starwood Capital Group Management, L.L.C.'s, investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

  (xxvi)
  obtaining insurance in connection with the operation of our business;

  (xxvii)
  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), including supervising claims filed under any insurance policy, subject to such limitations or parameters as may be imposed from time to time by our board of trustees;

  (xxviii)
  using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of trustees from time to time;

  (xxix)
  advising on, and obtaining on behalf of us, appropriate credit facilities or other financings for the investments of us consistent with the investment guidelines;

  (xxx)
  advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

  (xxxi)
  serving as our consultant with respect to decisions regarding any of our financings, hedging (based on the advice of Starwood Capital Group Management, L.L.C.) activities or borrowings undertaken by us, including (1) assisting us, in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

  (xxxii)
  providing us with, or, if applicable, working with Starwood Capital Group Management, L.L.C., to provide, portfolio management;

  (xxxiii)
  arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

  (xxxiv)
  forming, dissolving, reorganizing, restructuring or merging corporate or other entities with respect to any of the actions in clauses (i) through (xxxiii) above;

  (xxxv)
  performing such other services and functions as may be required from time to time for the management of, and other activities relating to, our assets, business and operations as our board of trustees shall reasonably request or as our Manager shall deem appropriate under the particular circumstances; and

  (xxxvi)
  using commercially reasonable efforts to cause us to comply with all applicable laws and regulations.

  Liability and Indemnification

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of trustees in following or declining to follow its advice or recommendations or, if applicable, that of Starwood Capital Group Management, L.L.C. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager and its affiliates and members and the officers, stockholders, directors and personnel of our Manager and its affiliates and members will not be liable to us, any subsidiary of ours, our trustees, our shareholders or any subsidiary's shareholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its affiliates and members and the officers, stockholders, directors and personnel of our Manager and its affiliates and members with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our trustees, officers, and shareholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager's personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the separation.

  Management Team

        Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

        Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Code or our status as an entity excluded from investment company status under the 1940 Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our declaration of trust or bylaws. If our Manager is ordered to take any action by our board of trustees, our Manager will promptly notify our board of trustees if it is our Manager's judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our declaration of trust or bylaws. Our Manager and its affiliates will not be liable to us, our board of trustees, our shareholders, partners or members, for any act or omission by our Manager or any of its affiliates, except as provided in the management agreement.

  Term and Termination

        The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement will end three years after the completion of the separation, with automatic one-year renewal terms that end on the anniversary of the completion of the separation. Our independent trustees will review our Manager's performance annually, and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent trustees based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us; or (2) our determination that the management fees payable to our Manager are unfair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent trustees. We will provide our Manager with 180 days' prior notice of such a termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the annualized base management fee based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination.

        We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of trustees for cause, which is defined as:

  •
  our Manager's continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

  •
  the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

  •
  our Manager commits fraud against us, misappropriates or embezzles our funds, or acts grossly negligent in the performance of its duties under the management agreement; provided, however, that if any of these actions is caused by an employee of our Manager or one of its affiliates and our Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager's knowledge of its commission, the management agreement shall not be terminable; and

  •
  the dissolution of our Manager.

        During the initial three-year term of the management agreement, we may not terminate the management agreement except for cause.

        Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent trustees if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940.

        Our Manager may decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

        We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

  Management Fees and Expense Reimbursements

        We will rely on the facilities and resources of our Manager to manage our day-to-day operations.

  Base Management Fee

        We will pay our Manager a base management fee calculated and payable quarterly in arrears in cash in an amount equal to 1.5% per annum of our adjusted equity market capitalization for the preceding quarter. For purposes of calculating the management fee, our adjusted equity market capitalization means: (1) the average daily closing price per our common share during the relevant period, multiplied by (2) (a) the average number of our common shares and securities convertible into our common shares issued and outstanding during the relevant period, plus (b) the maximum number of our common shares issuable pursuant to common share equivalents, minus (3) the aggregate consideration payable to us on the applicable date upon the redemption, exercise, conversion and/or exchange of any common share equivalents, plus (x) the average daily closing price per our preferred share during the relevant period, multiplied by (y) average number of our preferred shares issued and outstanding during the relevant period. The base management fee is payable independent of the performance of our portfolio.

        The base management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter.

        For illustrative purposes only, the amount of the base management fee payable to our Manager in the first fiscal quarter following the completion of the separation would be approximately $150,337 if (1) the average daily closing price per our common share during such quarter was equal to the assumed fair market value per our common share on the distribution date calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," which was $26.11, (2) (a) the average number of our common shares and securities convertible into our common shares issued and outstanding during such quarter, plus (b) the maximum number of our common shares issuable pursuant to common share equivalents was equal to the amount of our common shares and securities convertible into our common shares expected to be issued and outstanding upon the completion of the separation, which is expected to be 40,089,779 common shares on a fully diluted basis, and no common shares were issuable pursuant to common share equivalents on such date, and (3) no consideration was payable to us on the applicable date upon the redemption, exercise, conversion and/or exchange of common share equivalents and no preferred shares were outstanding.

  Reimbursement of Expenses

        We will be required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager's personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

        We also pay certain expenses incurred by our Manager on our behalf or otherwise in connection with the operation of our business, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

  •
  expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

  •
  costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager's personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis;

  •
  the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

  •
  costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

  •
  expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

  •
  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

  •
  expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our securitizations or any of our securities offerings;

  •
  costs and expenses incurred with respect to investor relation services, industry associations, memberships and conferences market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable to us;

  •
  compensation and expenses of our custodian and transfer agent, if any;

  •
  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

  •
  all taxes and license fees;

  •
  all insurance costs incurred in connection with the operation of our business except for the costs attributable to "errors and omissions" insurance that our Manager elects to carry for itself and its personnel;

  •
  costs and expenses incurred in contracting with third parties;

  •
  all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

  •
  expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

  •
  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

  •
  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

  •
  all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

        We will reimburse our Manager for our allocable share of compensation paid to certain of our Manager's officers and employees. In particular, for our named executive officers, we will reimburse our Manager for an allocable portion of the salaries and benefits of our chief financial officer, chief operating officer, chief technology officer and general counsel who are expected to devote a portion of their time to our business as needed, but we will not reimburse our Manager for the salaries and benefits of our co-chief executive officers or chief investment officer. In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

        If requested by our Manager within the 90 day period following the date of the management agreement, we have agreed to pre-fund to our Manager up to $5 million in the aggregate for costs and expenses, or the pre-funded expenses. Any pre-funded expenses will be credited on a monthly basis against up to 50% of the costs and expenses incurred by our Manager on behalf of us during the relevant period and payable by us hereunder until such time as the full amount of pre-funded expenses have been so credited.

Internalization of Our Manager

        (1) At any time and from time to time Starwood Capital Group may, with the consent of the Waypoint manager, and (2) at any time and from time to time after we raise incremental equity capital after the separation equal to or greater than $2.0 billion (subject to adjustment under certain circumstances), Starwood Capital Group may, in its sole discretion, present to our board of trustees for consideration and approval a proposal, or the internalization proposal, for us to acquire our Manager and its relevant affiliates engaged in our management from the equity holders thereof.

        No purchase price to be paid in connection with the internalization of our Manager has been proposed at this time, and any such price will be determined in the future in connection with the applicable internalization proposal. We expect that any proposal to internalize our Manager will provide that, upon the consummation of an internalization of our Manager: (1) each of Gary M. Beasley, Douglas R. Brien and Colin T. Wiel shall be entitled to an annual base salary and performance bonus targets that will be set at the discretion of the compensation committee of our board of trustees, but in no event shall the aggregate of three annual base salaries be less than $1.5 million and the aggregate of three performance bonus targets be less than $1.5 million; and (2) Gary M. Beasley, Douglas R. Brien and Colin T. Wiel shall enter into employment agreements with us providing for the above and other customary terms of employment.

        We expect that any proposal to internalize our Manager will have the option to pay the purchase price paid in connection with the internalization, or the internalization consideration, in cash or in our common shares based on a per share price equal to the 30-day trailing average share price.

        Any internalization proposal would be subject to negotiation and, in our discretion, rejection by us, and we will not be under any obligation to consider any particular proposal. Under any circumstance, acceptance of any internalization proposal will be conditioned upon (1) receipt by us of a fairness opinion from an investment banking firm of national reputation to the effect that the internalization consideration to be paid by us to the equity holders of our Manager will be fair, from a financial point of view, to the holders of our outstanding common shares (other than our Manager and its affiliates) and (2) the approval of the acquisition by (a) a special committee comprised solely of independent trustees of our board of trustees and (ii) our shareholders holding a majority of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present.

        No assurances can be given that we will internalize our Manager.

Historical Performance of Programs Sponsored by the Waypoint Manager

        The information presented in this section is an overview of the historical performance of real estate programs sponsored and managed by the Waypoint manager through December 31, 2012. You should not assume that you will experience returns comparable to those experienced by investors in these programs. Your return on your investment in our common shares could be substantially lower than the returns achieved by investors in these programs. See "Risk Factors" for a discussion of risk factors relevant to an investment in our common shares.

  Summary

        During the period from January 2009 (inception of the first program) to December 31, 2012, the Waypoint manager sponsored and managed nine private funds (DC Real Estate Fund II, LP, Wiel Brien Fund III, LP, Wiel Brien Fund IV, LP, Wiel Brien Fund IV-A, LP, Wiel Brien SCFF Fund I, LP, Waypoint Fund I, LP, Waypoint Fund I-A, LP, Waypoint/GI Venture, LLC and Waypoint Fund II-A, LP), or the historical Waypoint legacy funds. Summary information regarding the historical Waypoint legacy funds is set forth in the table below:

	The Historical Waypoint Legacy Funds(1)
	DC Real Estate Fund II, LP	Wiel Brien Fund III, LP	Wiel Brien Fund IV, LP	Wiel Brien Fund IV-A, LP	Wiel Brien SCFF Fund I, LP	Waypoint Fund I, LP	Waypoint Fund I-A, LP	Waypoint/ GI Venture, LLC	Waypoint Fund II-A, LP	Total
	(dollars in thousands)
Commencement of Operations	2009	2010	2010	2011	2011	2011	2011	2012	2012
Number of Homes	92	178	171	97	74	152	116	2,004	235	3,119
Equity Committed	$7,000	$14,350	$14,805	$8,750	$6,375	$25,250	$19,540	$200,000	$30,000	$326,070
Debt Committed	7,676	16,388	15,854	8,268	6,500	—	—	245,000	30,000	329,686

Total Capitalization	$14,676	$30,738	$30,659	$17,018	$12,875	$25,250	$19,540	$445,000	$60,000	$655,756

Equity Deployment Percentage	100%	100%	100%	100%	100%	100%	100%	89%	66%	90%
Leverage Ratio	52%	53%	52%	49%	50%	0%	0%	55%	50%	50%

(1)
Does not include information for DC Real Estate Group, LLC, an entity that is majority owned by one of our executive officers. The entity owns 16 homes and does not have a management agreement with the Waypoint manager.

        From inception through December 31, 2012, the historical Waypoint legacy funds raised total gross offering proceeds of $326 million from a total of 235 investors and purchased 3,119 single-family homes with an aggregate total investment (including actual purchase price and transaction costs plus renovation costs) of $491 million. Information regarding the location and method of financing of the single-family homes purchased in the historical Waypoint legacy funds is summarized below.

Market	DC Real Estate Fund II, LP	Wiel Brien Fund III, LP	Wiel Brien Fund IV, LP	Wiel Brien Fund IV-A, LP	Wiel Brien SCFF Fund I, LP	Waypoint Fund I, LP	Waypoint Fund I-A, LP	Waypoint/ GI Venture, LLC	Waypoint Fund II-A, LP	Waypoint Legacy Funds— Number of Homes
San Francisco Bay Area(1)	92	170	170	97	—	121	74	610	95	1,429
Sacramento, CA	—	8	1	—	—	—	—	94	44	147
Inland Empire, CA	—	—	—	—	74	31	42	705	78	930
Los Angeles, CA	—	—	—	—	—	—	—	162	18	180
Chicago, IL	—	—	—	—	—	—	—	156	—	156
Atlanta, GA	—	—	—	—	—	—	—	134	—	134
Phoenix, AZ	—	—	—	—	—	—	—	115	—	115
Central Florida(2)	—	—	—	—	—	—	—	14	—	14
South Florida	—	—	—	—	—	—	—	14	—	14

Total	92	178	171	97	74	152	116	2,004	235	3,119

(1)
Includes the Oakland metro division and Vallejo MSA in California.

(2)
Includes Tampa and Orlando MSAs in Florida.

Method of Financing	Number of Homes
All cash	268
Combination of cash and debt	2,851

Total	3,119

        None of the above homes were in construction or newly constructed when purchased. The historical Waypoint legacy funds have a long-term buy and hold investment strategy, although the funds have sold a small number of homes for various reasons over time. From inception through December 31, 2012, the Waypoint manager sold 81, or approximately 2.5%, of the single-family homes in the historical Waypoint legacy funds. These sales occurred primarily for the following reasons: (1) when it was determined that a particular property was not performing well as a rental home due to specifics of the home or location; or (2) when it was determined that the Waypoint manager wanted to reduce its investment exposure to certain submarkets due to changing market conditions or lack of operational scale in particular submarkets.

  Operating Results of the Historical Waypoint Legacy Funds

        The following tables provide summary audited information related to the prior performance of the historical Waypoint legacy funds sponsored and managed by the Waypoint manager, including information for development homes and sold homes and stabilized homes.

  Development homes

        Prior to October 2012, the Waypoint manager defined development homes to include homes from the date of acquisition to the date when a resident moved into the home. After October 2012, the Waypoint manager defines development homes to include homes from the date of acquisition to the last day of the month prior to the first full month of occupancy.

  Stabilized homes

        Prior to October 2012, the Waypoint manager defined stabilized homes to include homes from the date when a resident moved into the home. After October 2012, the Waypoint manager defines stabilized homes to include homes from the first day of the first full month of occupancy. Homes are considered stabilized even after subsequent resident turnover.

        In connection with the separation, you will not acquire any ownership interest in any historical Waypoint legacy funds to which the information in the tables relates, and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the historical Waypoint legacy funds.

 COMBINED ALL HISTORICAL WAYPOINT LEGACY FUNDS

	Year Ended December 31, 2010(1)			Year Ended December 31, 2011			Year Ended December 31, 2012
	Development Homes & Profit (Loss) on Sold Homes(2)(3)	Stabilized Homes(4)	Total	Development Homes & Profit (Loss) on Sold Homes(2)(3)	Stabilized Homes(4)	Total	Development Homes & Profit (Loss) on Sold Homes(2)(3)	Stabilized Homes(4)	Total
Rental revenue(5)	$—	$2,124,991	$2,124,991	$—	$7,002,389	$7,002,389	$433,477	$22,891,820	$23,325,297
Gross profit (loss) on sale of homes	428,358	—	428,358	139,715	—	139,715	335,671	—	335,671
Less:
Repairs and maintenance	513,097	119,696	632,793	91,357	642,053	733,410	1,582,171	2,691,351	4,273,522
Property management/leasing	406,533	119,072	525,605	632,664	424,774	1,057,438	2,795,002	1,445,624	4,240,626
Taxes and insurance	4,577	409,643	414,220	192,664	1,310,975	1,503,639	722,774	2,632,666	3,355,440
Other property expenses	886,608	132,056	1,018,664	1,125,240	553,497	1,678,737	2,411,146	1,699,798	4,110,944

Net operating income (loss)	$(1,382,457)	$1,344,524	(37,933)	$(1,902,210)	$4,071,090	2,168,880	$(6,741,945)	$14,422,381	7,680,436

Less:
Interest expense, net			1,008,295			2,208,079			5,892,355
Fund management fee			409,772			1,090,147			3,267,674
General and administrative expense			495,880			1,100,731			2,531,199
Depreciation and amortization			1,220,975			2,965,194			8,157,731
Other expenses(6)			49,707			99,122			1,090,431

Net income (loss)—GAAP basis			$(3,222,562)			$(5,294,393)			$(13,258,954)

Net cash provided by (used in) operating activities			$8,140,922			$(27,918)			$3,717,855
Net cash provided by (used in) investing activities			(45,507,843)			(84,477,765)			(370,338,241)
Net cash provided by (used in) financing activities (net of cash distributions to partners)			41,640,407			90,396,768			376,381,091

Net change in cash and cash equivalents			$4,273,486			$5,891,085			$9,760,705

Cash distributions to partners			$1,058,085			$2,030,512			$4,173,537
NOI margin(7)		63.3%			58.1%			63.0%

(1)
Reflects only DC Real Estate Fund II, LP, Wiel Brien Fund III, LP and Wiel Brien Fund IV, LP.

(2)
Prior to October 2012, development homes were defined to include homes from the date of acquisition to the date when a resident moved into the home. After October 2012, development homes are defined to include homes from the date of acquisition to the last day of the month prior to the first full month of occupancy.

(3)
Gross profit (loss) on sale of homes represent 51 homes, 13 homes and 17 homes sold in 2010, 2011, and 2012, respectively.

(4)
Prior to October 2012, stabilized homes were defined to include homes from the date when a resident moved into the home. After October 2012, stabilized homes are defined to include homes from the first day of the first full month of occupancy. Homes are considered stabilized even after subsequent resident turnover.

(5)
Rental revenue for stabilized homes is net of uncollectible rent expense of 2.7% in 2010, 2.6% in 2011 and 2.8% in 2012.

(6)
Other expenses primarily include the write-off of loan fees, line of credit costs and financing costs.

(7)
NOI margin for stabilized homes represents net operating income, excluding gross profit (loss) on sale of homes, divided by rental revenue.

COMBINED ALL HISTORICAL WAYPOINT LEGACY FUNDS

	Homes Owned At Least Six Months(1)
	Year Ended December 31, 2010(2)			Year Ended December 31, 2011(3)			Year Ended December 31, 2012(4)
	Development Homes & Profit (Loss) on Sold Homes(5)(6)	Stabilized Homes(7)	Total	Development Homes & Profit (Loss) on Sold Homes(5)(6)	Stabilized Homes(7)	Total	Development Homes & Profit (Loss) on Sold Homes(5)(6)	Stabilized Homes(7)	Total
Rental revenue(8)	$—	$1,943,264	$1,943,264	$—	$6,738,209	$6,738,209	$31,658	$22,352,081	$22,383,739
Gross profit (loss) on sale of homes	(136,273)	—	(136,273)	(6,013)	—	(6,013)	282,993	—	282,993
Less:
Repairs and maintenance	55,325	82,472	137,797	84,509	618,712	703,221	967,581	2,599,489	3,567,070
Property management/ Leasing	310,056	160,477	470,533	441,869	401,249	843,118	1,628,743	1,380,299	3,009,042
Taxes and insurance	—	278,933	278,933	23,537	1,219,768	1,243,305	559,726	2,566,688	3,126,414
Other property expenses	414,761	76,817	491,578	749,886	460,726	1,210,612	1,338,421	1,577,955	2,916,376

Net operating income (loss)	$(916,415)	$1,344,565	$428,150	$(1,305,814)	$4,037,754	$2,731,940	$(4,179,820)	$14,227,650	$10,047,830

NOI Margin(9)		69.2%	29.0%		59.9%	40.6%		63.7%	43.6%
Capitalized expenditures(10)	$3,930,048	$61,040	$3,991,088	$6,555,882	$100,460	$6,656,342	$29,339,313	$892,870	$30,232,183

(1)
Represents homes owned by the historical Waypoint legacy funds for at least six months as of the end of the fiscal year presented.

(2)
Reflects only DC Real Estate Fund II, LP and Wiel Brien Fund III, LP.

(3)
Reflects only DC Real Estate Fund II, LP, Wiel Brien Fund III, LP, Wiel Brien Fund IV, LP, Wiel Brien Fund IV-A, LP, and Wiel Brien Fund SCFF Fund I, LP.

(4)
Reflects all funds except for Waypoint Fund II-A, LP.

(5)
Prior to October 2012, development homes were defined to include homes from the date of acquisition to the date when a resident moved into the home. After October 2012, development homes are defined to include homes from the date of acquisition to the last day of the month prior to the first full month of occupancy.

(6)
Gross profit (loss) on sale of homes represent five homes, nine homes, and 14 homes sold in 2010, 2011, and 2012, respectively.

(7)
Prior to October 2012, stabilized homes were defined to include homes from the date when a resident moved into the home. After October 2012, stabilized homes are defined to include homes from the first day of the first full month of occupancy. Homes are considered stabilized even after subsequent resident turnover.

(8)
Rental revenue for stabilized homes is net of uncollectible rent expense of 2.4% in 2010, 2.6% in 2011 and 3.2% in 2012.

(9)
NOI margin for stabilized homes and all homes owned at least six months represents net operating income, excluding gross profit (loss) on sale of homes, divided by rental revenue.

(10)
Capitalized expenditures are not expensed in the applicable period as they are reflected on the balance sheet.

        Fund operations begin at the time of the fund's first home acquisition. Homes are generally purchased throughout a fund's investment period. Once acquired, homes move into a development stage during which fixed and variable operating expenses (including repairs and maintenance, property management and leasing, taxes and insurance and other costs) are incurred without leases in place to generate revenue. A home generally moves into a stabilization stage after renovations are complete and the home's first resident takes occupancy. During the first year, operating expenses are typically higher as a percentage of rental revenue primarily due to higher overhead included in operating expenses that are front-loaded to support operations in advance of realized rental revenues. Once a fund's capital is fully deployed, the fund's operating expenses as a percentage of rental revenue typically normalize with respect to such overhead. Factors such as vacancy periods, rental rates and operating expenses may also impact NOI margins.

  Adverse Business Developments

        Historically, the historical Waypoint legacy funds managed by the Waypoint manager have experienced losses during the development period due to lack of revenue producing activity during the initial renovation and marketing phases of the homes. The Waypoint manager's strategy has been to purchase vacant, non-income producing homes at a discount to market value and replacement cost. In most instances, the homes are acquired without a lease in place to generate revenue but fixed and variable costs are incurred to manage activities in connection with the purchases, resulting in losses during the upfront development period. Positive income is not generated until homes are occupied and operating in the stabilized period. From inception through December 31, 2012, the historical Waypoint legacy funds experienced, on average, 126 days from the date of home acquisition to move-in. During recessionary periods, some of the properties have lost residents as a result of bankruptcies, insolvencies or other financial difficulties, which has had a negative impact on net income. However, the operating results of the historical Waypoint legacy funds, individually and on a combined basis, have not been significantly impacted by these factors.

Grants of Equity Compensation to our Manager

        Under our equity incentive plans, our compensation committee (or our board of trustees, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our Manager, trustees, officers, advisors or consultants, including employees of our Manager or its affiliates. Concurrently with the completion of the separation, we will grant (1) to our Manager 747,757 restricted share units and (2) an aggregate of 229,808 of our restricted share units to certain employees of our Manager, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." The award of restricted share units to our Manager will vest ratably on a quarterly basis over a three-year period beginning on the first day of the first full calendar quarter after we complete the separation, and the awards of restricted share units to certain employees of our Manager will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation. Once vested the awards of restricted share units will be settled in our common shares. The holders will be entitled to receive "distribution equivalents" with respect to the restricted share unit portion of the awards, whether or not vested, at the same time and in the same amounts as distributions are paid to our common shareholders. See "Management—Equity Incentive Plans."

Co-Investment and Allocation Agreement

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity's and our availability of cash for investment.

 PRINCIPAL SHAREHOLDERS

        As of the date hereof, all of our outstanding common shares are owned by Starwood Property Trust. After the distribution, Starwood Property Trust will own none of our common shares. At that time, we will have no other shares of beneficial interest outstanding. The following table sets forth certain information, after the separation, regarding the ownership of our common shares by:

  •
  each of our trustees;

  •
  each of our executive officers;

  •
  each holder of 5% or more of our common shares; and

  •
  all of our trustees and executive officers as a group.

        We based the share amounts on each person's beneficial ownership of shares of Starwood Property Trust common stock as of January 13, 2014, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one of our common shares for every five shares of Starwood Property Trust common stock. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares of Starwood Property Trust common stock the holder actually owns beneficially or of record;

  •
  all shares of Starwood Property Trust common stock over which the holder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares of Starwood Property Trust common stock the holder has the right to acquire on or before the Distribution Record Date and all of our common shares the holder has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).

        Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address of the shareholders listed below is the address of our principal executive office upon the completion of the separation, 1999 Harrison Street, Oakland, California, 94612.

Name and Address	Shares Owned(1)		Percentage(1)
Barry S. Sternlicht(2)	767,974		2.0%
Andrew J. Sossen(2)	13,567		*
Michael S. Berry(2)	1,328		*
Gary M. Beasley(3)	—		*
Douglas R. Brien(4)	—		*
Colin T. Wiel(5)	—		*
Nina A. Tran(6)	—		*
Scott T. Gable(7)	—		*
S. Ali Nazar(8)	—		*
Tamra D. Browne(9)	—		*
Thomas M. Bowers	1,915	(10)(11)	*
Richard D. Bronson	8,932	(10)	*
Michael D. Fascitelli	1,915	(10)	*
Jeffrey E. Kelter	1,915	(10)	*
Christopher B. Woodward	1,915	(10)	*
Capital Research Global Investors(12)	2,382,800		6.1%
Nueberger Berman Group LLC(13)	1,388,657		3.6%
BlackRock, Inc.(14)	1,943,785		5.0%
All trustees and executive officers as a group (15 persons)			2.0%

*
Represents less than 1% of our common shares outstanding upon the completion of the separation.

(1)
Excludes an award to our Manager of 747,757 restricted share units that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Manager Equity Plan" for the terms of this award and the timing and manner of its settlement in our common shares.

(2)
Business address is 591 West Putnam Avenue, Greenwich, Connecticut 06830.

(3)
Excludes 39,834 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Equity Plan" for the terms of this award and the timing and manner of the settlement of the restricted share units in our common shares.

(4)
Excludes 30,641 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Equity Plan" for the terms of this award and the timing and manner of the settlement of the restricted share units in our common shares.

(5)
Excludes 21,449 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our

  Manager," and that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Equity Plan" for the terms of this award and the timing and manner of the settlement of the restricted share units in our common shares.

(6)
Excludes 11,490 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Equity Plan" for the terms of this award and the timing and manner of the settlement of the restricted share units in our common shares.

(7)
Excludes 7,660 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Equity Plan" for the terms of this award and the timing and manner of the settlement of the restricted share units in our common shares.

(8)
Excludes 7,660 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Equity Plan" for the terms of this award and the timing and manner of the settlement of the restricted share units in our common shares.

(9)
Excludes 7,660 of our restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," and that will be granted concurrently with the completion of the separation. See "Management—Equity Incentive Plans—Equity Plan" for the terms of this award and the timing and manner of the settlement of the restricted share units in our common shares.

(10)
Represents a grant of restricted common shares to the non-executive trustees concurrently with the completion of the separation, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager."

(11)
Includes 7,017 of our common shares distributed as a result of Mr. Bronson's ownership of shares of Starwood Property Trust common stock.

(12)
Based on ownership of shares of Starwood Property Trust common stock as of December 31, 2012 set forth in Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 13, 2013.

(13)
Based on ownership of shares of Starwood Property Trust common stock as of December 31, 2012 set forth in Schedule 13G/A filed with the SEC by Neuberger Berman Group LLC and Neuberger Berman LLC on February 14, 2013, which have shared voting power with respect to 1,306,819 of these shares and shared dispositive power with respect to 1,388,657 of these shares.

(14)
Based on ownership of shares of Starwood Property Trust common stock as of December 31, 2012 set forth in Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 8, 2013.

Note on Grant to Certain Employees of Our Manager

        We expect to make grants of restricted common shares to our non-executive trustees pursuant to our Trustee Share Plan and restricted share units to certain employees of our Manager pursuant to our Equity Plan concurrently with the completion of the separation. We anticipate that these restricted common share and restricted share unit awards to our non-executive trustees and certain employees of our Manager concurrently with the completion of the separation will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of the separation, subject to the employee's continued employment with our Manager. Each restricted common share and restricted share unit award is expected to be denominated as a specified dollar value with the aggregate of all such awards to our non-executive trustees equal to $250,000 and the aggregate of all such awards to certain employees of our Manager equal to $6 million, and the actual number of restricted common shares and restricted share units issued will be calculated at or prior to the grant by dividing the total denominated dollar value of the award by the fair market value per our common share on the distribution date.

        Throughout this information statement we have used an assumed fair market value of $26.11 per our common share on the distribution date to calculate the number of restricted common shares and restricted share units to be issued under our Trustee Share Plan and our Equity Plan on the distribution date, which is our estimate, as of January 13, 2014, of the book value per our common share on the distribution date, January 31, 2014. The assumed fair market value of $26.11 per our common share results in an aggregate of 239,383 restricted common shares and restricted share units granted to our non-executive trustees pursuant to our Trustee Share Plan and to certain employees of our Manager pursuant to our Equity Plan. Our estimate of the book value per our common share on the distribution date is based on management's expectations as of January 13, 2014. No assurance can be given that this estimate or management's expectations will prove to be accurate, and you should not place undue reliance on this estimate. If the fair market value per our common share on the distribution date is greater than $26.11, the aggregate number of restricted common shares and restricted share units actually granted to our non-executive trustees pursuant to our Trustee Share Plan and to certain employees of our Manager pursuant to our Equity Plan will be less than 239,383. If the fair market value per our common share on the distribution date is less than $26.11, the aggregate number of restricted common shares and restricted share units actually granted to our non-executive trustees pursuant to our Trustee Share Plan and to certain employees of our Manager pursuant to our Equity Plan will be greater than 239,383. No assurance can be given that the fair market value per common share on the distribution date will not be less than or greater than our estimate, as of January 13, 2014, of the book value per our common share on the distribution date.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

        Prior to the completion of the separation, we will enter into a management agreement with our Manager pursuant to which our Manager will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of trustees. The management agreement has an initial three year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us under certain circumstances. Our Manager is entitled to receive from us a base management fee. See "Our Manager and the Management Agreement—Management Agreement."

        We are required to reimburse our Manager for certain expenses incurred by our Manager on our behalf or otherwise in connection with the operation of our business, including our allocable share of compensation paid to certain of our Manager's officers and employees. In addition, pursuant to the terms of the management agreement, we are required to reimburse our Manager for the cost of legal, tax, consulting, auditing and other similar services rendered for us by our Manager's personnel, provided that such costs are no greater than those that would be payable if the services were provided by an independent third party. The expense reimbursement is not subject to any dollar limitations. See "Our Manager and the Management Agreement—Management Agreement."

        All of our executive officers are also executives of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See "Business—Conflicts of Interest and Related Policies" and "Risk Factors—Risks Related to Our Relationships with Starwood Capital Group, our Manager and Starwood Property Trust—We may have conflicts of interest with Starwood Capital Group and Starwood Property Trust."

        Our management agreement is intended to provide us with access to our Manager's pipeline of investment opportunities and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

Internalization of Our Manager

        (1) At any time and from time to time Starwood Capital Group may, with the consent of the Waypoint manager, and (2) at any time and from time to time after we raise incremental equity capital after the separation equal to or greater than $2.0 billion (subject to adjustment under certain circumstances), Starwood Capital Group may, in its sole discretion, present to our board of trustees for consideration and approval a proposal, or the internalization proposal, for us to acquire our Manager and its relevant affiliates engaged in our management from the equity holders thereof.

        No purchase price to be paid in connection with the internalization of our Manager has been proposed at this time, and any such price will be determined in the future in connection with the applicable internalization proposal.

        Any internalization proposal would be subject to negotiation and, in our discretion, rejection by us, and we will not be under any obligation to consider any particular proposal. Under any circumstance, acceptance of any internalization proposal will be conditioned upon (1) receipt by us of a fairness opinion from an investment banking firm of national reputation to the effect that the internalization consideration to be paid by us to the equity holders of our Manager will be fair, from a financial point of view, to the holders of our outstanding common shares (other than our Manager and its affiliates) and (2) the approval of the acquisition by (a) a special committee comprised solely of independent trustees of our board of trustees and (ii) our shareholders holding a majority of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present. See "Our Manager and the Management Agreement—Internalization of Our Manager."

        No assurances can be given that we will internalize our Manager.

Related Party Transaction Policies

        In order to avoid any actual or perceived conflicts of interest between the Starwood related parties or the Waypoint related parties and us, the approval of a majority of our independent trustees will be required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties.

        We also expect our board of trustees to adopt a policy regarding the approval of any "related party transaction," which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the person designated by our chief executive officers as the compliance officer any related party transaction and all material facts about the transaction. The person designated by our chief executive officers as the compliance officer would then assess and promptly communicate that information to the compensation committee of our board of trustees. Based on its consideration of all of the relevant facts and circumstances, the compensation committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the compensation committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any trustee who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction.

Restricted Common Shares and Other Equity-Based Awards

        Our Manager Equity Plan and Equity Plan together will provide for the grants of restricted common shares and other equity-based awards up to an aggregate of 2,932,697 of our common shares. Under the Manager Equity Plan, awards may be made to our Manager, and under the Equity Plan, awards may be made to our Manager, trustees, officers, advisors or consultants, including our Manager or its affiliates. In addition, an aggregate of 200,000 shares will be available for issuance under our Trustee Share Plan, an aggregate of 9,575 restricted shares of which will be granted to our five non-executive trustees concurrently with the completion of the separation, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager." See "Our Manager and the Management Agreement—Grants of Equity Compensation to our Manager" for a description of (1) the award of restricted share units to be granted to our Manager and (2) the award of restricted share units and restricted common shares to be granted to certain employees of our Manager, in each case concurrently with the completion of the separation.

Indemnification and Limitation of Trustees' and Officers' Liability

        We expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, our declaration of trust provides that our officers and trustees are indemnified to the fullest extent permitted by law. See "Management—Limitation of Liability and Indemnification."

Registration Rights Agreement

        We have entered into a registration rights agreement with our Manager with respect to (1) our common shares that are issuable upon the vesting of the restricted share units to be granted to our Manager under the Manager Equity Plan concurrently with the completion of the separation and (2) any equity-based awards granted to our Manager under our Manager Equity Plan in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, our Manager and its direct and indirect transferees: (1) unlimited demand registration rights to have the registrable shares registered for resale; and (2) in certain circumstances, the right to "piggy-back" the registrable shares in registration statements we might file in connection with any future public offering.

        Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the information statement that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods."

"Starwood" License Agreement

        Upon the completion of the separation, we will enter into a license agreement with Starwood Capital Group, LLC pursuant to which it will grant us a non-exclusive, royalty-free license to use the name and trademark "Starwood" and the logo for Starwood Capital Group. Under this agreement, we will have a right to use this name, trademark and logo for so long as Starwood Capital Group and our Manager are under common control and our Manager serves as our Manager pursuant to the management agreement. This license and trademark will terminate concurrently with any termination of the management agreement or any change of control of our Manager.

Current Co-Investment Rights and Obligations

        Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

        Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an IRR in excess of 14%, which we refer to as a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

        Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

        Our independent trustees will periodically review our Manager's, Starwood Capital Group's and Starwood Property Trust's compliance with the co-investment and allocation provisions described above, but they will not approve each co-investment by a Starwood Party and us unless the amount of capital we invest in the investment otherwise requires the review and approval of our independent trustees pursuant to our investment guidelines.

Exclusivity Provisions

        Starwood Property Trust, the company from which we are separating, is a NYSE-listed REIT externally managed by a subsidiary of Starwood Capital Group that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments. Starwood Property Trust has also invested in residential mortgage-backed securities, REO, distressed and non-performing residential mortgage loans and commercial properties subject to net leases. After the separation, we will focus primarily on investments in homes and distressed and non-performing residential mortgage loans, and Starwood Property Trust will focus primarily on commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, other commercial real estate-related debt investments, residential mortgage-backed securities and commercial properties subject to net leases.

        Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the management agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity's and our availability of cash for investment.

        For a period of three years from the completion of the separation, except for activities related to the management of the Waypoint legacy funds, each of the Waypoint parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly:

  (1)
  engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager's respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the separation that are substantially in competition with us, our Manager or the Waypoint platform including (a) soliciting any customer or prospective customer of us, our Manager or any of our or our Manager's respective affiliates to purchase any goods or services sold by us, our Manager or any of our or our Manager's respective affiliates, from anyone other than us, our Manager and our or our Manager's respective affiliates, and (b) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) above; provided, however, that nothing will prohibit (i) any Waypoint party or GI party from owning not in excess of 5% in the aggregate of any class of securities of any corporation if such securities are publicly traded and listed on any national or regional stock exchange or (ii) any individual from owning, acquiring, renovating, marketing, leasing and maintaining residential homes as personal investments; or

  (2)
  solicit, recruit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause shall not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches.

        During the time that a GI party designee serves on the board of directors of our Manager, each of the GI parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC and Waypoint Fund XI, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI parties has also agreed that, for a period of 18 months from the completion of the separation, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of the Waypoint executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause will not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches who responds to any such general solicitations or searches.

Governance Rights Agreement

        Prior to the completion of the separation, we will enter into a governance rights agreement with Starwood Capital Group and the Waypoint manager. The governance rights agreement provides that each of Starwood Capital Group and the Waypoint Manager will vote all of our voting securities over which such party has voting control and take all other reasonably necessary or desirable actions within its control, and we will take all necessary or desirable actions within our control, so that:

  •
  the number of trustees on our board of trustees will be established at, and remain during the term of the agreement fixed at, nine trustees; and

  •
  the following nine persons will constitute our board of trustees:

  •
  two individuals designated by Starwood Capital Group, who may be affiliates of Starwood Property Trust or Starwood Capital Group at the time of any such nomination;

  •
  two individuals designated by the Waypoint manager, who may be affiliates of the Waypoint manager's equity holders at the time of any such nomination;

  •
  four individuals designated by Starwood Capital Group, each of whom qualifies as an independent trustees; and

  •
  one individual designated by the Waypoint manager, who qualifies as an independent trustee.

        The governance rights agreement provides that Starwood Capital Group will have the right to designate one member of our board of trustees as the chairman of our board of trustees, and Starwood Capital Group and the Waypoint manager thereto agree to instruct their respective designees on our board of trustees to take all reasonably necessary or desirable actions within his or her control to elect the chairman of our board of trustees as designated by Starwood Capital Group.

        In the event that any trustee ceases to serve as a member of our board of trustees during his or her term of office, whether due to such member's death, disability, resignation or removal, then the governance rights agreement provides that: (1) the person or persons entitled to designate the trustee who caused the vacancy will have the exclusive right (vis-à-vis our board of trustees, any committee of our board of trustees or any other party to the agreement) to nominate an alternate candidate for the vacant seat; or (2) if no person was entitled to designate such trustee, the resulting vacancy will be filled by our shareholders as provided in our declaration of trust and bylaws. In addition, the governance rights agreement provides that, unless required by applicable law, the parties to the agreement will not take any action for the purpose of removing a trustee from our board of trustees without the written consent of the person entitled to designate such trustee.

        Notwithstanding anything contained in the governance rights agreement to the contrary, if our trustees determine in good faith, after consultation with outside legal counsel, that any action or restriction on any action required by the governance rights agreement could reasonably constitute a violation of the trustees' fiduciary duties or other obligations under applicable laws, rules or regulations, then, such action or restriction on such action will not be required pursuant to the agreement until such time, if any, as such action or restriction on such action could no longer reasonably constitute a violation of such duties and obligations.

Separation and Distribution Agreement with Starwood Property Trust

        We have entered into a Separation and Distribution Agreement with Starwood Property Trust to effect the separation and provide a framework for our relationship with Starwood Property Trust after the separation. This agreement will govern the relationship between us and Starwood Property Trust subsequent to the completion of the separation plan and provide for the allocation between us and Starwood Property Trust of Starwood Property Trust's assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the respective separations of the businesses from Starwood Property Trust. The Separation and Distribution Agreement has been filed as an exhibit to the registration statement on Form 10, of which this information statement is a part, and the summary below is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this information statement.

        The Separation and Distribution Agreement sets forth our agreements with Starwood Property Trust regarding the principal transactions necessary to separate us from Starwood Property Trust. It also sets forth other agreements that govern certain aspects of our relationship with Starwood Property Trust after the completion of the separation plan. For purposes of the Separation and Distribution Agreement: (1) the "Starwood Waypoint Residential Group" means us and our subsidiaries; and (2) the "Starwood Property Trust Group" means Starwood Property Trust and its subsidiaries other than us and our subsidiaries.

  Transfer of Assets and Assumption of Liabilities

        The Separation and Distribution Agreement identifies the assets and liabilities to be retained by, transferred to, assumed by, or assigned to, as the case may be, each of us and Starwood Property Trust as part of the separation of Starwood Property Trust into two companies, and describes when and how these transfers, assumptions and assignments will occur, although, many of the transfers, assumptions and assignments may have already occurred prior to the parties' entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement immediately prior to the time of effectiveness of the Separation and Distribution Agreement, Starwood Property Trust and we will take all actions necessary so that the Starwood Waypoint Residential Group will:

  (1)
  own, to the extent it does not already own, all of Starwood Property Trust's homes and distressed and non-performing residential mortgage loans and certain cash transferred to the Starwood Waypoint Residential Group by Starwood Property Trust; and

  (2)
  assume, to the extent it is not already liable for:

  (a)
  any liabilities relating to or arising out of our initial portfolio of assets described under (1) above whether arising prior to, at the time of, or after, the effectiveness of the Separation and Distribution Agreement;

  (b)
  all liabilities relating to or arising out of the separation whether arising prior to, or at the time of, or after the effectiveness of the Separation and Distribution Agreement;

  (c)
  any liabilities arising out of claims by our trustees, officers and affiliates arising after the time of effectiveness of the Separation and Distribution Agreement against either Starwood Property Trust or us to the extent they relate to our initial portfolio of assets described under (1) above as of the date of the Separation and Distribution Agreement; and

  (d)
  any other potential liabilities related to: (i) Starwood Property Trust's Exchange Act reports relating to disclosures about our initial portfolio of assets described under (1) above; and (ii) indemnification obligations under the Management Agreement with respect to our initial portfolio of assets described under (1) above.

        Except as otherwise provided in the Separation and Distribution Agreement, Starwood Property Trust will retain all other assets and liabilities.

        Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an "as is," "where is" basis without representation or warranty.

        Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities as set forth in the Separation and Distribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

  Further Assurances

        Each party will cooperate with the other and use commercially reasonable efforts, prior to, on and after the distribution date, to take promptly, or cause to be taken promptly, all actions to do promptly, or cause to be done promptly, all things reasonably necessary, proper or advisable on its part to consummate and make effective the transactions contemplated by, and the intent and purposes of, the Separation and Distribution Agreement. In addition, neither party will, nor will either party allow its respective subsidiaries to, without the prior consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements thereto, if any. Both parties will also use commercially reasonable efforts to cause third parties, such as insurers or trustees, to fulfill any obligations they are required to fulfill under the Separation and Distribution Agreement.

  The Distribution

        The Separation and Distribution Agreement also governs the rights and obligations of the parties regarding the proposed distribution. We have agreed to distribute to Starwood Property Trust, as a share dividend, the number of our common shares distributable in the distribution to effectuate the separation. In addition, Starwood Property Trust has agreed to cause its agent to distribute to Starwood Property Trust stockholders that hold shares of Starwood Property Trust common stock as of the applicable distribution record date all of our common shares.

        Additionally, the Separation and Distribution Agreement provides that the distribution is subject to several conditions that must be satisfied or waived by Starwood Property Trust in its sole discretion. For further information regarding the separation, see "Our Separation from Starwood Property Trust—Conditions to the distribution."

  Termination of Other Arrangements

        The Separation and Distribution Agreement provides that, other than the Separation and Distribution Agreement, the ancillary agreements to the Separation and Distribution Agreement (if any), certain confidentiality and non-disclosure agreements among any members of the Starwood Waypoint Residential Group, the Starwood Property Trust Group or employees of our Manager, all prior agreements and arrangements, whether written or not, between any member of the Starwood Property Trust Group on the one hand, and any member of the Starwood Waypoint Residential Group on the other hand (except to the extent any person that is not a member of the Starwood Waypoint Residential Group or Starwood Property Trust Group is also a party to such agreements or arrangements), are terminated and will cease to be of further force and effect as of the time of effectiveness of the Separation and Distribution Agreement. At the time of such termination, all parties will be released from liability under such agreements and arrangements, other than with respect to the settlement of intercompany accounts, which will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Starwood Waypoint Residential Group or Starwood Property Trust Group prior to the time of effectiveness of the Separation and Distribution Agreement.

  Releases and Indemnification

        Subject to certain exceptions, including with respect to liabilities assumed by, or allocated to, us or Starwood Property Trust, the Separation and Distribution Agreement provides that we and Starwood Property Trust will generally agree to release each other from all liabilities existing or arising from acts or events prior to or on the distribution date.

        In addition, the Separation and Distribution Agreement provides that, except as otherwise provided for in other documents related to the separation, we will indemnify Starwood Property Trust and its affiliates and representatives against losses arising from:

  (1)
  any liabilities relating to our initial portfolio of assets, which shall include all of Starwood Property Trust's homes and distressed and non-performing residential mortgage loans and certain cash transferred to the Starwood Waypoint Residential Group by Starwood Property Trust, whether arising prior to, at the time of, or after, the effectiveness of the Separation and Distribution Agreement;

  (2)
  all liabilities relating to or arising out of the separation whether arising prior to, or at the time of, or after the effectiveness of the Separation and Distribution Agreement;

  (3)
  any liabilities arising out of claims by our trustees, officers and affiliates arising after the time of effectiveness of the Separation and Distribution Agreement against either Starwood Property Trust or us to the extent they relate to the our initial portfolio of assets described under (1) above as of the date of the Separation and Distribution Agreement;

  (4)
  any other potential liabilities related to (a) Starwood Property Trust's Exchange Act reports relating to disclosures about our initial portfolio of assets described under (1) above; and (b) indemnification obligations under the Management Agreement with respect to the our initial portfolio of assets described under (1) above;

  (5)
  any failure by any member of the Starwood Waypoint Residential Group or any other person to pay, perform or otherwise promptly discharge any liability listed under (1)-(3) above in accordance with their respective terms, whether prior to, at or after the time of effectiveness of the Separation and Distribution Agreement;

  (6)
  any breach by any member of the Starwood Waypoint Residential Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

  (7)
  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in this information statement or the registration statement of which this information statement is a part other than information that relates solely to any assets owned, directly or indirectly by Starwood Property Trust, excluding the assets that will comprise our initial portfolio described under (1) above.

        Starwood Property Trust shall indemnify us and our affiliates and representatives against losses arising from:

  (1)
  any liability of Starwood Property Trust or its subsidiaries (excluding any liabilities related to us);

  (2)
  any failure of any member of the Starwood Property Trust Group or any other person to pay, perform or otherwise promptly discharge any liability listed under (1) above in accordance with their respective terms, whether prior to, at or after the time of effectiveness of the Separation and Distribution Agreement;

  (3)
  any breach by any member of the Starwood Property Trust Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

  (4)
  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in this information statement or the registration statement of which this information statement is a part that relates solely to any assets owned, directly or indirectly by Starwood Property Trust, other than our initial portfolio of assets, which shall include all of Starwood Property Trust's homes and distressed and non-performing residential mortgage loans and certain cash transferred to the Starwood Waypoint Residential Group by Starwood Property Trust.

        Indemnification obligations shall generally be net of any insurance proceeds actually received by the indemnified person. The Separation and Distribution Agreement provides that we and Starwood Property Trust will waive any right to special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages provided that any such liabilities with respect to third party claims shall be considered direct damages. The Separation and Distribution Agreement also contains customary procedures relating to the receipt of any indemnification payments that may constitute non-qualifying REIT income.

  Competition

        The Separation and Distribution Agreement does not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by either the Starwood Property Trust Group or the Starwood Waypoint Residential Group. Each of the parties will agree that nothing set forth in the agreement shall be construed to create any restriction or other limitation on the ability of any of the Starwood Property

Trust Group or Starwood Waypoint Residential Group to engage in any business or other activity that overlaps or competes with the business of any other party, including investing in residential mortgage related securities. However, other agreements include non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by either the Starwood Property Trust Group or the Starwood Waypoint Residential Group. See "Business—Conflicts of Interest and Related Policies."

  Certain Tax-Related Covenants

        If we are treated as a successor to Starwood Property Trust under applicable U.S. federal income tax rules, and if Starwood Property Trust fails to qualify as a REIT, we could be prohibited from electing to be a REIT. Accordingly, in the Separation and Distribution Agreement, Starwood Property Trust has: (1) represented that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT; (2) covenanted to use commercially reasonable efforts to cooperate with us as necessary to enable us to qualify for taxation as a REIT and receive customary legal opinions concerning REIT status, including providing information and representations to us and our tax counsel with respect to the composition of Starwood Property Trust's income and assets, the composition of its stockholders, and its operation as a REIT; and (3) covenanted to use its reasonable best efforts to maintain its REIT status for each of Starwood Property Trust's taxable years ending on or before December 31, 2014 (unless Starwood Property Trust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Starwood Property Trust's failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above). Additionally, in the Separation and Distribution Agreement, we covenant to use our reasonable best efforts to qualify for taxation as a REIT for our taxable year ending December 31, 2014.

  Insurance

        Following the distribution date, Starwood Property Trust shall maintain its currently existing insurance policies related to director and officer liability, or the Starwood Property Trust D&O Policies. Prior to the distribution date, Starwood Property Trust and we shall use commercially reasonable efforts to obtain separate insurance policies for us on commercially reasonable terms. We will be responsible for all premiums, costs and fees associated with any new insurance policies placed for our benefit.

  Dispute Resolution

        In the event of any dispute arising out of the Separation and Distribution Agreement, the parties, each having designated a representative for such purpose, will negotiate in good faith for 30 days to resolve any disputes between the parties. If the parties are unable to resolve disputes in this manner within 30 days, the disputes will be resolved through binding arbitration.

  Other Matters Governed by the Separation and Distribution Agreement

        Other matters governed by the Separation and Distribution Agreement include, amongst others, access to financial and other information and confidentiality. In addition, the Separation and Distribution Agreement provides that we will reimburse Starwood Property Trust for reasonable costs and expenses directly relating to the separation, including any accounting, legal, financial advisory, NYSE or third-party market study fees incurred in connection with the separation, which we expect to be approximately $5.5 million.

 DESCRIPTION OF SHARES

        The following is a summary of the rights and preferences of our shares of beneficial interest. While we believe that the following description covers the material terms of our shares of beneficial interest, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire information statement, our declaration of trust and bylaws and the other documents we refer to for a more complete understanding of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this information statement is a part. See "Where You Can Find More Information."

General

        Our declaration of trust provides that we may issue up to 500,000,000 of our common shares, $0.01 par value per share, and 100,000,000 of our preferred shares, $0.01 par value per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of shares of beneficial interest of any class or series without shareholder approval. After giving effect to the separation and the other transactions described in this information statement (including an aggregate of 9,575 of our restricted common shares to be granted to our non-executive trustees concurrently with the completion of the separation, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager"), 39,112,214 of our common shares will be issued and outstanding, and none of our preferred shares will be issued and outstanding. See "Management—Equity Incentive Plans" for a description of (1) the grant to our Manager of 747,757 restricted share units and (2) the grant to certain employees of our Manager of an aggregate of 229,808 restricted share units, based on an assumed fair market value of $26.11 per our common share on the distribution date, which is calculated as described in "Principal Shareholders—Note on Grants to Our Non-Executive Trustees and Certain Employees of Our Manager," which grants will, upon vesting, be settled in an equivalent number of our common shares. Under Maryland law, shareholders are not generally liable for our debts or obligations.

Our Common Shares

        Subject to the preferential rights of any other class or series of our shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest, holders of our common shares are entitled to receive dividends on such of our common shares out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Our common shares that we are offering will be issued by us and do not represent any interest in or obligation of Starwood Capital Group or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or any insurance company. Our common shares will not benefit from any insurance guarantee association coverage or any similar protection.

        Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of our common shares, each of our outstanding common shares entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of our shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of our remaining common shares will not be able to elect any trustees.

        Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest, our common shares will have equal dividend, liquidation and other rights.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of the declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of shares, the requirement of a two-thirds vote for amendment to these provisions and the termination of our existence) may be taken if declared advisable by our board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares

        Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of our shares of beneficial interest. Prior to issuance of shares of each other class or series, our board of trustees is required by Maryland REIT law and by our declaration of trust to set, subject to our declaration of trust restrictions on ownership and transfer of our shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, among other things, our board of trustees could authorize the issuance of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. None of our preferred shares are presently outstanding, and we have no present plans to issue any of our preferred shares.

Power to Increase or Decrease Our Authorized Common Shares and Issue Additional Common and Preferred Shares

        We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of our authorized shares of beneficial interest, to issue additional authorized but unissued common or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, our board of trustees could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Code, our shares of beneficial interest must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Because our board of trustees believes it is at present in our best interests for us to qualify as a REIT, our declaration of trust contains restrictions on the ownership and transfer of our shares of beneficial interest. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares, or the ownership limit.

        Our declaration of trust also prohibits any person from, among other matters:

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  beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

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  transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons, effective beginning on the date on which we first have 100 shareholders;

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  beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

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  beneficially or constructively owning or transferring our shares of beneficial interest if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

        Our board of trustees, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions in our declaration of trust and may establish or increase an excepted holder percentage limit for such person if our board of trustees obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

        In connection with the waiver of the ownership limit or at any other time, our board of trustees may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease in the ownership limit will not be effective for any person whose percentage ownership of our shares is in excess of the decreased ownership limit until the person's percentage ownership of our shares equals or falls below the decreased ownership limit (although any acquisition of our shares in excess of the decreased ownership limit will be in violation of the decreased ownership limit); and provided, further that the ownership limit may not be increased if after giving effect to such increase, five or fewer individuals (including certain entities) could beneficially own more than 49.9% in value of the shares then outstanding.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transfer and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust (as described below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transfer and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on ownership and transfer is no longer required for us to qualify as a REIT.

        Our declaration of trust also provides that any attempted transfer of our shares of beneficial interest in violation of the foregoing restrictions will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to one or more charitable trusts for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price of the shares on the day of the event causing the shares to be held in trust) and (2) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee and pay such amount instead to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee must be paid to the charitable beneficiary.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

        All certificated shares will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge).

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each shareholder will upon demand be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our common shares to be American Stock Transfer & Trust Company, LLC.

 CERTAIN PROVISIONS OF
MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS

        Although the following describes certain provisions of Maryland law and of our declaration of trust and bylaws, it may not contain all of the information that is important to you. For a complete description, we refer you to Maryland law and our declaration of trust and bylaws, copies of which are available from us upon request. See "Where You Can Find More Information."

Our Board of Trustees

        Our declaration of trust and bylaws provide that the number of trustees we have may be established by our board of trustees but may not be fewer than the minimum number required under Maryland REIT law, and our bylaws provide that the number of our trustees may not be more than 15. Our declaration of trust and bylaws currently provide that except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.

        Pursuant to our bylaws, each of our trustees is elected by our common shareholders entitled to vote to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Holders of our common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares entitled to vote will be able to elect all of our trustees.

Removal of Trustees

        Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust), and then only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes of common shareholders entitled to be cast generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, may preclude shareholders from (1) removing incumbent trustees except for cause and upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under certain provisions of the MGCL that are applicable to Maryland real estate investment trusts, "business combinations" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

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  any person who beneficially owns ten percent or more of the voting power of the real estate investment trust's outstanding voting shares of beneficial interest; or

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  an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust.

        A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the real estate investment trust; and

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  two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the real estate investment trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if the real estate investment trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by a board of trustees before the time that the interested shareholder becomes an interested shareholder. As permitted by the MGCL, our board of trustees has by resolution exempted business combinations between us and any person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees (including a majority of trustees who are not affiliates or associates of such persons). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any other person as described above, and as a result, any such person may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute. However, our board of trustees may repeal or modify this resolution at any time. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any such acquisition.

Control Share Acquisitions

        The MGCL provisions that are applicable to Maryland real estate investment trusts provide that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the trust; or (3) an employee of the trust who is also a trustee of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel a board of trustees of a real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the real estate investment trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the real estate investment trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act (which we will be upon the completion of the separation) and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in its declaration of trust or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

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  the real estate investment trust's board of trustees will be divided into three classes;

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  the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of trustees is required to remove a trustee;

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  the number of trustees be fixed only by vote of the trustees;

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  a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

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  the request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting is required for the calling of a special meeting of shareholders.

        Our declaration of trust provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the closing of the separation), vacancies on our board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already: (1) require the affirmative vote of shareholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause; (2) vest in the board the exclusive power to fix the number of trusteeships; (3) require that a vacancy on the board be filled only by a majority of the remaining trustees; and (4) require that special meetings of shareholders may be called only by (a) our chairman of the board, (b) our co-chief executive officers, (c) our president or (d) one-third of the total number of trustees.

Meetings of Shareholders

        Pursuant to our bylaws, a meeting of our shareholders for the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees beginning in 2014. The chairman of our board of trustees, our co-chief executive officers, our president or our board of trustees may call a special meeting of our shareholders.

Mergers; Extraordinary Transactions

        Under Maryland REIT law, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our declaration of trust provides that these mergers must be deemed advisable by a majority of our entire board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if deemed advisable by a majority of our entire board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Amendment to Our Declaration of Trust and Bylaws

        Under Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust.

        Except for amendments to the provisions of our declaration of trust relating to the removal of trustees, the restrictions on ownership and transfer of our shares of beneficial interest, the termination of our existence and the vote required to amend these provisions (each of which must be advised by our board of trustees and approved by the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our declaration of trust generally may be amended only if advised by our board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of trustees, with the approval of a majority of the entire board, and without any action by our shareholders, may also amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class or series we are authorized to issue.

        Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Appraisal Rights

        Our declaration of trust provides that our shareholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution of Our Company

        The dissolution of our company must be advised by a majority of our entire board of trustees and approved by the affirmative vote of shareholders entitled to cast two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of other business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder who was a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees may be made only (1) by or at the direction of our board of trustees or (2) provided that the meeting has been called for the purpose of electing trustees, by a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        Our declaration of trust and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders, including:

  •
  supermajority vote and cause requirements for removal of trustees;

  •
  provisions that vacancies on our board of trustees may be filled only by the remaining trustees for the full term of the trusteeship in which the vacancy occurred;

  •
  the power of our board to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of shares of beneficial interest of any class or series;

  •
  the power of our board of trustees to cause us to issue additional shares of beneficial interest of any class or series and to fix the terms of one or more classes or series of shares without shareholder approval;

  •
  business combination provisions;

  •
  restrictions on ownership and transfer of our shares; and

  •
  advance notice requirements for trustee nominations and shareholder proposals.

        Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL is rescinded or if we opt in to provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Trustees' and Officers' Liability

        The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a trustee or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, officer, partner, trustee, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

        We expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Under the management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager's obligations to us to those specifically set forth in the management agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under Maryland law for officers of a Maryland real estate investment trust. Instead, officers of a Maryland real estate investment trust, including officers who are employees of our Manager, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

REIT Qualification

        Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

 OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

        Although the following describes certain provisions of the partnership agreement, it may not contain all of the information that is important to you. For a complete description, we refer you to the partnership agreement and the applicable provisions of the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, copies of which are available from us upon request. See "Where You Can Find More Information."

General

        Our operating partnership has been organized as a Delaware limited partnership. We are considered to be an UPREIT in which all of our assets are owned in a limited partnership, our operating partnership, of which Starwood Residential GP, Inc., a wholly-owned subsidiary of ours, is the sole general partner. The purpose of our operating partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the DRULPA, except that the amended and restated limited partnership agreement, or the partnership agreement, of our operating partnership requires the business of our operating partnership to be conducted in such a manner that will permit us to qualify as a REIT under U.S. federal tax laws.

        We hold our assets and conduct our business through our operating partnership. Pursuant to the partnership agreement, we, as the owner of the sole general partner of our operating partnership, have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. Our operating partnership may, however, admit additional limited partners in accordance with the terms of the partnership agreement. We are the sole limited partner of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the owner of the sole general partner, control the assets and business of our operating partnership.

        In the partnership agreement, the limited partners of our operating partnership expressly acknowledge that the general partner is acting for the benefit of our operating partnership, the limited partners and our shareholders, collectively. Neither we, as the owner of the general partner, nor our board of trustees is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our shareholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our shareholders or the limited partners in favor of our shareholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Amendments to the Partnership Agreement

        Amendments to the partnership agreement may be proposed by the general partner or by limited partners holding 25% or more of all of the outstanding OP units held by limited partners.

        Generally, the partnership agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 50% of all of the outstanding

OP units held by limited partners other than us if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the partnership agreement. As general partner, our wholly-owned subsidiary will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners, as may be necessary to:

  •
  add to its obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

  •
  reflect the issuance of additional OP units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

  •
  set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional OP units issued by our operating partnership;

  •
  reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

  •
  reflect changes that are reasonably necessary for us, as the owner of the general partner, to qualify and maintain our qualification as a REIT;

  •
  modify the manner in which capital accounts are computed;

  •
  include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

  •
  satisfy any requirements, conditions or guidelines of federal or state law.

        Amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, adversely alter a partner's right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with the transactions described in "—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions" below must be approved by each limited partner that would be adversely affected by such amendment.

Operations

        The partnership agreement requires that our operating partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for U.S. federal tax purposes, to avoid any U.S. federal income or excise tax liability imposed by the Code, and to ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

        In addition to the administrative and operating costs and expenses incurred by our operating partnership, it is anticipated that our operating partnership will pay all of our administrative costs and expenses and our expenses will be treated as expenses of our operating partnership; provided, however, that our operating partnership will not pay for (1) fees payable to our trustees, (2) our income tax liabilities or (3) filing or similar fees in connection with maintaining our continued existence.

Distributions

        The partnership agreement provides that our operating partnership shall distribute cash from operations at times and in amounts determined by the general partner, in its sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. Our operating partnership will be required to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our taxable income, which we will then distribute to our shareholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Allocations

        After giving effect to certain special allocations, it is anticipated that income, gain and loss of our operating partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in our operating partnership, subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to any LTIP units to equalize the capital accounts of such holders with the capital accounts of OP units. In general, subsequent allocations of depreciation with respect to, and of gain recognized upon the sale of, such assets will be made in a manner intended to reduce the discrepancy between LTIP unitholders' (if any) share of the basis of such assets and their capital accounts.

Capital Contributions and Borrowings

        Under the partnership agreement, we are obligated to contribute the net proceeds of any offering of our common shares as additional capital to our operating partnership in exchange for OP units.

        The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership.

Issuance of Additional Limited Partnership Interests

        As the sole general partner of our operating partnership, our wholly-owned subsidiary is authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional common shares and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

        Our operating partnership may issue units of limited partnership interest that are common units, units of limited partnership interest that are preferred as to distributions and upon liquidation to our units of limited partnership interest, LTIP units, which are a special class of partnership interests that we may issue under our equity incentive plan, and other types of units with such rights and obligations as may be established by the general partner from time to time.

LTIP Units

        In addition to the OP units, which are common units, our operating partnership has authorized LTIP units. LTIP units are a special class of limited partnership units in our operating partnership that are structured to qualify as "profits interests" for tax purposes, with the result that at issuance they have no capital account in the operating partnership. Following completion of this offering, we may at any time cause our operating partnership to issue LTIP units to our Manager, trustees, officers, advisors or consultants, including employees our Manager or its affiliates. Any LTIP units issued by our operating partnership may be subjected to vesting requirements as determined by the compensation committee of our board of trustees.

        LTIP units will not receive distributions until they become vested, at which time they are entitled to distributions plus catch-up distributions for the period during which such units were not vested. Initially, each LTIP unit will have a capital account of zero, and, therefore, the holder of a LTIP unit would receive nothing if our operating partnership were liquidated immediately after such LTIP unit is awarded. However, the partnership agreement requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per OP unit. The applicable Treasury Regulations and our partnership agreement provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership, upon a distribution by our operating partnership to a partner in redemption of partnership interests, upon the liquidation of the operating partnership or upon a later issuance of additional LTIP units. Upon equalization of the capital account of a LTIP unit with the per unit capital account of the OP units (and full vesting of the LTIP unit), the LTIP unit will be convertible into one OP unit, subject to certain exceptions and adjustments. There is a risk that a LTIP unit will never become convertible into one OP unit because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of our common shares.

Redemption Rights

        Pursuant to the partnership agreement, limited partners (other than us) holding common units of limited partnership interest have the right to cause our operating partnership to redeem their units for cash or, at our election, our common shares on a one-for-one basis, subject to adjustment, as provided in the partnership agreement. We expect, but are not obligated, to issue our common shares to holders of common units upon exercise of their redemption rights. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption right to the extent the issuance of our common shares to the redeeming limited partner would (1) be prohibited, as determined in our sole discretion, under our declaration of trust or (2) cause the acquisition of common shares by such redeeming limited partner to be "integrated" with any other distribution of our common shares for purposes of complying with the Securities Act.

No Removal of the General Partner

        Our wholly-owned subsidiary may not be removed as general partner by the partners with or without cause.

Withdrawal of General Partner; Transfer of General Partner's or Our Interests

        Neither the general partner nor we may transfer or assign its or our interest in our operating partnership unless (1) the interests are transferred to a qualified REIT subsidiary, (2) the limited partners holding a majority of the outstanding partnership interests held by all limited partners consent, or (3) the general partner or we merge with another entity and, immediately after such merger, the surviving entity contributes substantially all of its assets, other than the general partner's interests in our operating partnership, to our operating partnership in exchange for units of limited partnership interest.

Restrictions on Transfer by Limited Partners

        The partnership agreement provides that, subject to certain limited exceptions (including transfers to affiliates), a limited partner may not transfer any portion of its partnership interest to any person without the consent of the general partner, which consent may be given or withheld by the general partner in its sole and absolute discretion. No limited partner shall have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of the general partner, which consent may be given or withheld by the general partner in its sole and absolute discretion.

Term

        Our operating partnership shall continue until terminated as provided in the partnership agreement or by operation of law.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership and, in such capacity, has the authority to handle tax audits on behalf of the operating partnership. In addition, the general partner has the authority to arrange for the preparation and filing of the operating partnership's tax returns and to make tax elections under the Code on behalf of our operating partnership.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of an investment in common shares of Starwood Waypoint Residential Trust. For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "Starwood Waypoint Residential Trust," "we," "our" and "us" mean only Starwood Waypoint Residential Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the Treasury Regulations, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed in this information statement. The summary is also based upon the assumption that we will operate Starwood Waypoint Residential Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

  •
  financial institutions;

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  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies;

  •
  foreign sovereigns and their controlled entities;

  •
  partnerships and trusts;

  •
  persons who hold our shares on behalf of other persons as nominees;

  •
  persons who receive our shares through the exercise of employee options or otherwise as compensation;

  •
  persons holding our shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment; and

  •
  except to the extent discussed below, tax-exempt organizations and foreign investors.

        This summary assumes that investors will hold their common shares as a capital asset, which generally means as property held for investment.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our shares of beneficial interest, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares.

        The federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend on the shareholder's particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common shares.

Taxation of Starwood Waypoint Residential Trust

        We intend to elect to be taxed as a REIT, commencing with our initial taxable year ending December 31, 2014, upon the filing of our federal income tax return for such year. We believe that we have been organized, and expect to operate in such a manner as to qualify for taxation as a REIT.

        The law firm of Sidley Austin LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. In connection with the separation, we expect to receive an opinion of Sidley Austin LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT, commencing with our initial taxable year ending December 31, 2014. It must be emphasized that the opinion of Sidley Austin LLP will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sidley Austin LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued, and will not cover subsequent periods. Sidley Austin LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Sidley Austin LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

  Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.

        Under current law, most domestic shareholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 23.8% (the same as the current rate for long-term capital gains), including the new 3.8% Medicare tax described below. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for taxation at a reduced rate and will continue to be taxed at the substantially higher rates applicable to ordinary income. See "—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Medicare Contribution Tax on Unearned Income" and "—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Shareholders."

        If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax. See "—Prohibited Transactions" below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

  •
  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed, and (2) the amounts we retained and upon which we paid income tax at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders, as described below in "—Requirements for Qualification—General."

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  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's- length terms.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

  •
  The earnings of any subsidiaries that are subchapter C corporations, including any TRSs, are subject to federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

  Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

  (7)
  which meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, will be 2014). Our declaration of trust provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing the actual ownership of our shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year end, and thereby satisfy this requirement.

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Income Tests," in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see "—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

  Effect of Subsidiary Entities

  Ownership of Partnership Interests

        If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset test, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

  Disregarded Subsidiaries

        If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

  Taxable Subsidiaries

        In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, could be treated in our hands as prohibited transactions.

        The "earnings stripping" rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a TRS to us. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the TRS rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's residents that are not conducted on an arm's-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm's-length basis.

        We may hold a significant amount of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that properties that we purchase with an intention of selling in a manner that might expose us to a 100% tax on "prohibited transactions" will be purchased or sold by a TRS.

  Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), "rents from real property," dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of shares or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. See "—Derivatives and Hedging Transactions."

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. The IRS issued Revenue Procedure 2011-16, which interprets the "principal amount" of the loan to be the face amount of the loan, despite the Code's requirement that taxpayers treat any market discount as interest rather than principal. See "—Timing Differences Between Receipt of Cash and Recognition of Income" below.

        We believe that all of the mortgage loans that we acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment rules and Revenue Procedure 2011-16 will not apply to our portfolio. Nevertheless, if the IRS were to assert successfully that our mortgage loans were secured by other property, that the interest apportionment rules applied for purposes of our REIT testing, and that the position taken in Revenue Procedure 2011-16 should be applied to our portfolio, then depending upon the value of the real property securing our loans and their face amount, and the sources of our gross income generally, we might not be able to meet the 75% income test.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the residents of such property, other than through an "independent contractor" from which we derive no revenue. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to residents of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to residents or others through a TRS without disqualifying the rental income received from residents for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

        We may provide limited services to residents at residential properties we own. We intend that services with respect to properties that will be provided by us directly will be usually or customarily rendered in connection with the rental of space for occupancy only and will not be otherwise rendered to particular residents or, if considered impermissible resident services, income from the provision of such services will be received by an independent contractor from which we do not receive or derive any income.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Fees for services generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the

Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

        Under The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

  Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a "security" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which includes, among other things, securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        In the event that we are treated as investing in a mortgage loan that is not fully secured by real property, Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT's treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

        We may hold certain loans to a TRS that are secured by interests in a wholly-owned TRS subsidiary that owns real property and is treated as a disregarded entity for U.S. federal income tax purposes. We intend to treat these loans as qualifying assets for purposes of the REIT assets tests to the extent that they are secured, directly or indirectly, by real property. As a result, we would not treat such loans as subject to the limitation that securities from TRSs must constitute less than 25% of our total assets. While we believe that such loans to a TRS are treated as qualifying real estate assets for purposes of the REIT asset tests because they are treated as secured by real property, the IRS could challenge our treatment of these mortgage loans as qualifying real estate assets. If such a were successful, our ability to meet the REIT asset tests and other REIT requirements could be adversely affected.

        We intend to comply with the foregoing asset tests for REIT qualification. However, we cannot provide any assurance that the IRS will agree with our determinations. In addition, we do not expect to obtain independent appraisals to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future.

        Certain relief provisions are available to allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset test requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets, and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

  Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

  (a)
  the sum of:

  (1)
  90% of our "REIT taxable income," computed without regard to our net capital gains and the deduction for dividends paid; and

  (2)
  90% of our net income, if any, (after tax) from certain foreclosure property; minus

  (b)
  the sum of specified items of noncash income.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of beneficial interest within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their shares by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See "—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

        As described in the subsection below, it is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or shares at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for federal income tax purposes, the amount of the dividend paid in shares will be equal to the amount of cash that could have been received instead of shares.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  Additional Considerations Regarding Our Separation from Starwood Property Trust

        Our separation from Starwood Property Trust has been structured, and we intend to treat it for U.S. federal income tax purposes as, a taxable distribution of assets by Starwood Property Trust to shareholders, followed by a contribution by shareholders of such assets to us. We intend to take the position for tax purposes that such assets were distributed at the close of business on the day of the distribution, and that our elections to be treated as a corporation and as a REIT are effective the following business day. As a consequence, we will treat the tax basis of our assets as equal their fair market value on the date of the distribution, which may, depending on the circumstances, be higher than the historic cost of our assets. However, the IRS could assert that those steps should be treated as reversed, that is, as a contribution of our assets by Starwood Property Trust to us followed by a distribution by Starwood Property Trust of our shares. In that case, our assets would retain their historic tax basis. Were the IRS to make this assertion and prevail, we could have reduced depreciation deductions and increased gain on sale of our properties, which could require us to distribute additional amounts to meet our REIT distribution requirements and require shareholders to treat a higher proportion of our distributions as income or gain than would otherwise be the case.

  Timing Differences Between Receipt of Cash and Recognition of Income

        Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may acquire distressed and non-performing residential mortgage loans in the secondary market for less than their face amount. We may take the position these loans are uncollectible and that we are not required to accrue unpaid interest and "market discount" as taxable income as it accrues. Nevertheless, we may be required to recognize interest as taxable income as it accrues. In addition, market discount, accrued on a constant yield method, is generally recognized as income when, and to the extent that, a payment of principal on the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. In such a case, while we would ultimately have an offsetting loss deduction available later when the unpaid interest and market discount were determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

        In addition, pursuant to our investment strategy, we may foreclose on, or acquire by deed in lieu of foreclosure, distressed and non-performing residential mortgage loans to acquire the underlying properties. A foreclosure or deed in lieu of foreclosure is generally treated as a recognition event for tax purposes, which may result in taxable gain without receipt of cash based on the difference between our cost of the related loan and the fair market value of the property acquired by foreclosure or similar process.

        In addition, in certain circumstances, we may modify a distressed or non-performing residential mortgage loan by agreement with the borrower. If these modifications are "significant modifications" under applicable Treasury Regulations, we may be required to recognize taxable gain to the extent the principal amount of the modified loan exceeds our adjusted tax basis in the unmodified loan, even if the value of the loan and payment expectations have not changed.

        Finally, we may be required under the terms of indebtedness that we incur to use cash from rent or interest income payments that we receive, or gain that we recognize, to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

        Due to these potential timing differences between income recognition and cash receipts, there is a significant risk that we may have substantial taxable income in excess of the cash available for distribution, which would require us to have other sources of liquidity in order to satisfy the REIT distribution requirements.

  Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business by us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

  Derivatives and Hedging Transactions

        We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the

75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

  Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

        The rule against re-electing REIT status following a loss of such status would also apply to us if Starwood Property Trust fails to qualify as a REIT, and we are treated as a successor to Starwood Property Trust for U.S. federal income tax purposes. Although, as described under the heading "Certain Relationships and Related Transactions," Starwood Property Trust will represent in the Separation and Distribution Agreement that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT and will covenant in the Separation and Distribution Agreement to use its reasonable best efforts to maintain its REIT status for each of Starwood Property Trust's taxable years ending on or before December 31, 2014 (unless Starwood Property Trust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Starwood Property Trust's failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from Starwood Property Trust, there can be no assurance that such damages, if any, would appropriately compensate us. In addition, if Starwood Property Trust were to fail to qualify as a REIT despite its reasonable best efforts, we would have no claim against Starwood Property Trust.

Tax Aspects of Investments in Partnerships

  General

        We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See "—Taxation of Starwood Waypoint Residential Trust—Effect of Subsidiary Entities—Ownership of Partnership Interests."

  Entity Classification

        Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in "—Taxation of Starwood Waypoint Residential Trust—Asset Tests" and "—Income Tests," and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See "—Taxation of Starwood Waypoint Residential Trust—Asset Tests," "—Income Test" and "—Failure to Qualify," above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

  Tax Allocations with Respect to Partnership Properties

        Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our shares. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Shareholders

  Taxation of Taxable Domestic Shareholders

  Distributions

        So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders (i.e., U.S. persons (excluding partnerships) within the meaning of Section 7701(a)(30) of the Code) out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 23.8% maximum federal rate, including the new 3.8% Medicare tax described below) for qualified dividends received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

  •
  dividends received by the REIT from TRSs or other taxable C corporations; or

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  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its shares. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "—Taxation of Starwood Waypoint Residential Trust—Annual Distribution Requirements." Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 23.8% in the case of shareholders that are individuals, trusts and estates, and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder's shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of Starwood Waypoint Residential

Trust—Annual Distribution Requirements." Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

  Dispositions of Our Shares of Beneficial Interest

        In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our shares of beneficial interest will be subject to a maximum federal income tax rate of 23.8% if the shares are held for more than one year, and will be taxed at substantially higher ordinary income tax rates if the shares are held for one year or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our shares that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares of beneficial interest by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

  Medicare Contribution Tax on Unearned Income

        A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person's "net investment income" for the relevant taxable year and (2) the excess of the U.S. person's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). Net investment income generally includes dividends, and net gains from the disposition of shares, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. person that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our shares.

  Information Reporting and Backup Withholding

        We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you: (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (2) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your federal income tax liability, provided that you timely furnish the IRS with certain required information.

  Taxation of Foreign Shareholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our shares applicable to non-U.S. holders. A "non-U.S. holder" is any person other than:

  •
  a citizen or resident of the United States;

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  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or Washington, D.C.;

  •
  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source;

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  a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust; or

  •
  any entity treated as a partnership for U.S. federal income tax purposes.

        The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

  Ordinary Dividends

        The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. holder's investment in our shares is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

  Non-Dividend Distributions

        Unless our shares constitute a U.S. real property interest, or a USRPI, which we do not anticipate, distributions that we make that are not dividends paid out of our earnings and profits and not attributable to gain from the disposition of USRPIs, will not be subject to U.S. income tax. If we cannot determine at the time a distribution (not attributable to gain from the disposition of USRPIs) is made whether or not such distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. However, if contrary to our expectation our shares constitute a USRPI, which will be determined in the manner described below, such distributions that we make in excess of the sum of (1) the shareholder's proportionate share of our earnings and profits, and (2) the shareholder's basis in its shares, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax may be enforced by a refundable withholding tax at a rate of 10% of the amount by which such distribution exceeds the shareholder's share of our earnings and profits.

  Capital Gain Distributions

        Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, with the significant exception described below with respect to 5% (or less) shareholders, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under "—Taxation of Foreign Shareholders—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of any distribution to a non-U.S. holder to the extent attributable to gain from sales or exchanges by us of USRPIs. The amount withheld would be creditable against the non-U.S. holder's U.S. tax liability. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

        Notwithstanding the foregoing, a capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see "—Taxation of Foreign Shareholders—Ordinary Dividends"), if (1) the capital gain dividend is received with respect to a class of shares that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of shares at any time during the one-year period ending on the date on which the capital gain dividend is received. We anticipate that our common shares will be "regularly traded" on an established securities exchange following the separation.

  Dispositions of Our Shares

        We expect that we will be a "United States real property holding corporation," or USRPHC, under FIRPTA because at least 50% of our assets throughout a prescribed testing period will consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. An interest in a USRPHC is generally treated as a USRPI, the disposition of which is subject to U.S. federal income tax.

        However, our shares will not constitute a USRPI if we are a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will likely be a domestically-controlled qualified investment entity, and that a sale of our shares should not be subject to taxation under FIRPTA. However, because we expect our shares to be publicly traded, no assurance can be given that we will be or will remain a domestically-controlled qualified investment entity.

        In the event that we are not a domestically-controlled qualified investment entity, but our shares are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder's sale of our common shares nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common shares at all times during the five-year period ending on the date of the sale. We expect that our common shares will be regularly traded on an established securities market following the separation.

        If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our shares (subject to the 5% exception applicable to "regularly traded" shares described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other common shares within 30 days after such ex-dividend date.

  Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder's country of residence.

        Payments of dividends or of proceeds from the disposition of shares made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person.

        Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

  HIRE Act

        Legislation enacted in 2010 and existing guidance issued thereunder will generally impose, after December 31, 2013, a 30% withholding tax on dividends in respect of, and, after December 31, 2016, gross proceeds from a disposition of our common shares held by or through (1) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which our common shares is held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to shareholders in respect of any amounts withheld. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your common shares.

  Estate Tax

        If our shares are owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the shares will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

  Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a tax-exempt shareholder.

        Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our shares could be required to treat a percentage of the dividends as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust shareholders in order to satisfy the REIT closely held test and (2) either (a) one pension trust owns more than 25% of the value of our shares, or (b) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our shares, and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common shares.

Other Tax Considerations

  Legislative or Other Actions Affecting REITs

        The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares.

  State and Local Taxes

        We and our subsidiaries and shareholders may be subject to state or local taxes in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state or local tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. Any taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state or local income and other tax laws on an investment in our shares.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this information statement is a part, under the Exchange Act, with respect to our common shares to be distributed. This information statement is part of, and does not contain all of the information set forth in, the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and our common shares to be distributed, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

        As a result of the separation, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

        You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of Starwood Residential Properties, Inc. as of September 30, 2013 (unaudited) and December 31, 2012	F-3

Consolidated Statements of Operations of Starwood Residential Properties, Inc. for the nine months ended September 30, 2013 (unaudited), for the period from May 23, 2012 (inception) through September 30, 2012 (unaudited) and for the period from May 23, 2012 (inception) through December 31, 2012

F-4

Consolidated Statements of Equity of Starwood Residential Properties, Inc. for the nine months ended September 30, 2013 (unaudited) and for the period from May 23, 2012 (inception) through December 31, 2012

F-5

Consolidated Statements of Cash Flows of Starwood Residential Properties, Inc. for the nine months ended September 30, 2013 (unaudited), for the period from May 23, 2012 (inception) through September 30, 2012 (unaudited) and for the period from May 23, 2012 (inception) through December 31, 2012

F-6
Notes to Consolidated Financial Statements	F-7
Schedule III—Real Estate and Accumulated Depreciation	F-19
Schedule IV—Mortgage Loans on Real Estate	F-20

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Starwood Residential Properties, Inc.
Greenwich, CT

        We have audited the accompanying consolidated balance sheet of Starwood Residential Properties, Inc. and subsidiaries (the "Company") as of December 31, 2012 and the related consolidated statements of operations, equity and cash flows for the period from May 23, 2012 (date of inception) through December 31, 2012. Our audit also included the financial statement schedules listed in the accompanying index to the consolidated financial statements. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Starwood Residential Properties, Inc. and subsidiaries as of December 31, 2012 and the results of their operations and their cash flows for the period from May 23, 2012 (date of inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
New York, NY
June 20, 2013, except for Note 11, as to which the date is January 10, 2014

STARWOOD RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of September 30, 2013	As of December 31, 2012
	(unaudited)
ASSETS
Real estate, net:
Land	$49,200	$6,061
Buildings and improvements	190,841	23,948
Furniture and fixtures	777	310
Development costs	307,260	68,879
Real estate held for sale	3,074	416

Total	551,152	99,614
Less accumulated depreciation	(3,127)	(213)

Real estate, net	548,025	99,401
Non-performing loans	197,716	68,106
Tenant and other receivables, net	847	49
Cash and cash equivalents	30,065	8,152
Restricted cash	1,859	223
Purchase deposits	16,214	5,563
Other assets	2,073	487

Total assets	$796,799	$181,981

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,338	$1,292
Tenant security deposits and prepaid rent	2,450	229

Total liabilities	10,788	1,521
Commitments and contingencies (Note 10)
Equity:
Starwood Residential Properties, Inc. stockholder equity
Common stock $0.01 par value, 1,000 authorized, issued and outstanding	—	—
Additional paid-in capital	801,904	184,384
Accumulated deficit	(17,395)	(4,424)

Total Starwood Residential Properties, Inc. stockholder equity	784,509	179,960
Non-controlling interests	1,502	500

Total equity	786,011	180,460

Total liabilities and equity	$796,799	$181,981

See accompanying notes to consolidated financial statements.

STARWOOD RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Nine months ended September 30, 2013	Period from May 23, 2012 (inception) through September 30, 2012	Period from May 23, 2012 (inception) through December 31, 2012
	(unaudited)	(unaudited)
Revenues
Rental income	$9,418	$61	$431

Expenses
Mortgage loan servicing cost	3,771	—	—
Property operating and maintenance	3,905	13	164
Real estate taxes and insurance	2,389	—	184
Investment management fees and expenses	3,459	—	681
Allowance for doubtful accounts	263	—	—
General and administrative	10,116	497	1,295
Acquisition and investment pursuit costs	1,180	916	1,081
Costs of engaging property management companies and forming partnership	588	—	1,298
Depreciation and amortization	3,250	78	213
Impairment of real estate	325	—	459

Total expenses	29,246	1,504	5,375

Operating loss	(19,828)	(1,443)	(4,944)
Other income
Gain (loss) on sales of investments in real estate	637	(2)	586
Gain on sales of loans	2,891	—	75
Gain on conversion of loans into real estate	3,321	—	—
Other income	180	—	11

Total other income	7,029	(2)	672

Loss before income taxes	(12,799)	(1,445)	(4,272)
Income tax expense	167	—	152

Net loss	(12,966)	(1,445)	(4,424)
Net income attributable to non-controlling interests	(5)	—	—

Net loss attributable to Starwood Residential Properties, Inc.	$(12,971)	$(1,445)	$(4,424)

Net loss per share of common stock
Basic and diluted	$(12,971)	$(1,445)	$(4,424)

See accompanying notes to consolidated financial statements.

STARWOOD RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands, except share data)

	Number of Shares of Common Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Starwood Residential Properties, Inc. Equity	Non- Controlling Interests	Total Equity
May 23, 2012 (inception)	—	$—	$—	$—	$—	$—	$—
Capital contributions and issuance of common stock	1,000	—	184,384	—	184,384	—	184,384
Issuance of non-controlling interest	—	—	—	—	—	500	500
Net loss	—	—	—	(4,424)	(4,424)	—	(4,424)

Balance as of December 31, 2012	1,000	—	184,384	(4,424)	179,960	500	180,460
Capital contributions (unaudited)	—	—	617,520	—	617,520	1,100	618,620
Capital distributions (unaudited)	—	—	—	—	—	(103)	(103)
Net (loss) income (unaudited)	—	—	—	(12,971)	(12,971)	5	(12,966)

Balance as of September 30, 2013 (unaudited)	1,000	$—	$801,904	$(17,395)	784,509	$1,502	$786,011

See accompanying notes to consolidated financial statements.

STARWOOD RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine months ended September 30, 2013	Period from May 23, 2012 (inception) through September 30, 2012	Period from May 23, 2012 (inception) through December 31, 2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(12,966)	$(1,445)	$(4,424)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,250	78	213
(Gains) losses on sale of real estate	(637)	2	(586)
Gains on sale of loans	(2,891)	—	(75)
Gain on conversion of loans into real estate	(3,321)	—	—
Allowance for doubtful accounts	263	—	—
Impairment of real estate	325	—	459
Changes in assets and liabilities:
Increase in tenant and other receivables	(1,060)	(1,175)	(49)
Increase in other assets	(1,855)	(138)	(487)
Increase in accounts payable and accrued expenses	1,602	1,449	730
Increase in tenant security deposits and prepaid rent	2,221	22	229
Increase in restricted cash	(1,635)	(22)	(223)
Allocated expenses from the Trust (Note 9)	7,784	—	1,561

Net cash used in operating activities	(8,920)	(1,229)	(2,652)

Cash flows from investing activities:
Purchases of investments in real estate	(411,327)	(30,474)	(70,564)
Additions to investments in real estate	(25,903)	—	(4,863)
Proceeds from sale of real estate	6,945	—	4,729
Purchases of loans	(153,141)	—	(68,999)
Principal repayments on loans	229	—	34
Proceeds from sale of loans	13,948	—	191
Decrease in purchase deposits	(10,651)	(872)	(5,563)

Net cash used in investing activities	(579,900)	(31,346)	(145,035)

Cash flows from financing activities:
Contributions from non-controlling interests	1,100	—	500
Distributions to non-controlling interests	(103)	—	—
Capital contributions	609,736	37,801	155,339

Net cash provided by financing activities	610,733	37,801	155,839

Net change in cash and cash equivalents	21,913	5,226	8,152
Cash and cash equivalents at beginning of period	8,152	—	—

Cash and cash equivalents at end of period	$30,065	$5,226	$8,152

Supplemental disclosure of cash flow information
Cash paid for income taxes	$—	$—	$200
Non-cash investing activities
Accrued capital expenditures	$5,373	$—	$559
Loan basis converted to real estate	$12,247	$—	$743
Non-cash financing activities
Property contributed from parent	$—	$27,484	$27,484
Deemed capital contributions from the Trust (Note 9)	$7,784	$183	$1,561

See accompanying notes to consolidated financial statements.

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Organization, Business

  Ownership and Organization

        Starwood Residential Properties, Inc. (together with its subsidiaries, "we," "us" or "our") is a Maryland corporation formed on May 23, 2012 and is a wholly-owned subsidiary of Starwood Property Trust, Inc. (the "Trust"). The Trust is a publicly traded real estate investment trust ("REIT") that is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and other commercial real estate-related debt investments.

  Description of Business

        We are focused primarily on acquiring, renovating, leasing and managing residential assets in select markets throughout the United States and currently own all of the Trust's single-family rental homes and distressed and non-performing residential mortgage loans. Our primary strategy is to acquire single-family homes ("homes") through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at discounts to their most recent broker price opinion, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Our objective is to generate attractive risk-adjusted returns for our stockholders over the long-term, primarily through dividends and secondarily through capital appreciation.

        The Trust is pursuing the separation of our assets from the rest of the Trust and the establishment of us as a separate, publicly traded company. If this separation plan is completed, it is anticipated that the Trust will distribute all of the shares of our common stock held by the Trust to holders of Trust common stock, subject to certain conditions. It is contemplated that, on such distribution date, each holder of Trust common stock will receive shares of our common stock for shares of Trust common stock held at the close of business on the distribution record date.

        We will be externally managed and advised by SWAY Management LLC (our "Manager"). The executive team of our Manager has significant experience in the acquisition, renovation, leasing and management of residential assets on an institutional scale. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. We will enter into a management agreement with our Manager effective upon the completion of the separation. Pursuant to the management agreement, our Manager will implement our business and growth strategies and perform certain services for us, subject to oversight by our board of directors. Our Manager will be responsible for, among other duties, (1) identifying homes and distressed and non-performing residential mortgage loans for acquisition, including by supervising the regional and local partners with whom we have entered into strategic relationships, (2) acquiring homes and distressed and non-performing residential mortgage loans, (3) supervising its employees with respect to the conversion of our acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of our rental homes, (4) financing our acquisitions and activities related thereto and (5) providing us with investment advisory services. In addition, our Manager has an investment committee that will oversee compliance with our investment policies, business and growth strategies and financing strategy.

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Organization, Business (Continued)

        Our Manager currently utilizes strategic relationships with regional and local partners and local property management companies to exclusively assist us in identifying individual home acquisition opportunities within our target parameters in our target markets. In addition, in certain markets where we do not own a large number of homes, we utilize strategic relationships with local property management companies that are recognized leaders in their markets to provide property management, rehabilitation and leasing services for our homes. We will compensate our regional and local partners and property management companies directly based on negotiated market rates, and such compensation will constitute a reimbursable expense under the management agreement. Acquisition sourcing will be based on our contractual arrangements, which generally have one-year terms with month-to-month renewals, are terminable at any point by either party with 20-30 days prior written notice and provide that we will pay a commission for each home acquired for our portfolio. Property management will be based on our contractual arrangements, which generally have one-year terms with month-to-month renewals, are terminable at any point by either party with 20-30 days prior written notice and provide that we will pay the property managers a percentage of the rental income and other fees collected from our residents.

        We also have formed a partnership with Prime Asset Fund VI, LLC ("Prime"), an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We and Prime formed the partnership for the purposes of: (1) acquiring pools or groups of distressed and non-performing residential mortgage loans and homes either (A) from the sellers of such distressed and non-performing residential mortgage loans who acquired such homes through foreclosure, deed-in-lieu of foreclosure or other similar process or (B) foreclosure, deed-in-lieu of foreclosure or other similar process with respect to certain distressed and non-performing residential mortgage loans; (2) converting distressed and non-performing residential mortgage loans to performing residential mortgage loans through modifications, selling such loans or converting such loans to homes; and (3) either selling homes or renting homes as traditional residential rental properties. As of September 30, 2013 and December 31, 2012, we owned approximately 99% of this partnership and accounted for it as a consolidated subsidiary.

        We incurred costs in (1) identifying and negotiating management agreements with our various property management companies and (2) structuring our partnership agreement with Prime. These costs are reflected in "Costs of engaging property management companies and forming partnership" in the accompanying consolidated statement of operations.

  Geographic Concentrations

        We hold significant concentrations of homes and distressed and non-performing residential mortgage loans with collateral in the following regions of the country, and as such are more vulnerable to any adverse macroeconomic developments in such areas:

  Homes

Metropolitan Statistical Area ("MSA")	As of September 30, 2013	As of December 31, 2012
Miami-Fort Lauderdale-Pompano Beach, FL	25%	31%
Houston-Sugar Land-Baytown, TX	16%	21%
Dallas-Fort Worth-Arlington, TX	7%	16%
Atlanta-Sandy Springs-Marietta, GA	11%	4%

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Organization, Business (Continued)

  Distressed and Non-Performing Residential Mortgage Loans

Region(1)	As of September 30, 2013	As of December 31, 2012
South Atlantic (DC, DE, FL, GA, MD, NC, SC, VA, WV)	52%	19%
Middle Atlantic (NJ, NY, PA)	21%	37%
Pacific (AK, CA, HI, OR, WA)	11%	17%
East North Central (IL, IN, MI, OH, WI)	6%	11%

(1)
Region is presented for the distressed and non-performing residential mortgage loan portfolio as the MSA dispersion is significantly greater than that of our real estate. As such, disclosure of distressed and non-performing residential mortgage loan concentrations by MSA would have been less meaningful than the presentation above. On March 27, 2013, we funded a $104.1 million pool of distressed and non-performing residential mortgage loans which significantly changed the geographic concentrations of our distressed and non-performing residential mortgage loans due to the size of the transaction relative to our existing portfolio.

2. Summary of Significant Accounting Policies

  Basis of Accounting and Principles of Consolidation

        The accompanying consolidated financial statements include accounts and those of our wholly and majority-owned subsidiaries. Intercompany amounts have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The most significant estimate that we make is of the fair value of our properties and distressed and non-performing residential mortgage loans. While it is typically not a highly subjective estimate on a per-unit basis given the usual availability of comparable property sale and other market data, these fair value estimates significantly impact the financial statements, including (1) whether certain assets are identified as being potentially impaired and then, if deemed to be impaired, the amount of the resulting impairment charges, and (2) the allocation of purchase price to individual assets acquired as part of a pool, which have a significant impact on the amount of gain or loss recognized from a subsequent sale, and the subsequent impairment assessment, of individual assets.

        The non-controlling interest in a consolidated subsidiary is the portion of the equity (net assets) in Prime that is not attributable, directly or indirectly, to us. Non-controlling interests are presented as a separate component of equity in the consolidated balance sheet. In addition, the consolidated statement of operations includes the allocation of our net loss to the non-controlling interest holders in Prime.

  Unaudited Financial Information

        Our consolidated financial statements as of and for the nine months ended September 30, 2013, the period from May 23, 2012 (inception) to September 30, 2012 and the related footnote information

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

thereto are unaudited. In the opinion of management, such financial statements include all adjustments (consisting only of normal recurring entries) necessary for the fair presentation of our results for the interim period. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

  Segment Reporting

        We are focused primarily on acquiring homes and distressed and non-performing residential mortgage loans and currently operate in one reportable segment.

  Cash and Cash Equivalents

        Cash and cash equivalents include cash in banks and short-term investments. Short-term investments are comprised of highly liquid instruments with original maturities of three months or less. We maintain our cash and cash equivalents in multiple financial institutions with high credit quality in order to minimize our credit loss exposure. At times, these balances exceed federally insurable limits.

  Restricted Cash

        Restricted cash is comprised of tenant security deposits held by us.

  Investments in Real Estate

        Acquired properties are evaluated to determine whether they meet the definition of a business or of an asset under GAAP. Through September 30, 2013, all of our property acquisitions have been accounted for as asset acquisitions.

        For asset acquisitions, we capitalize (1) pre-acquisition costs to the extent such costs would have been capitalized had we owned the asset when the cost was incurred, and (2) closing and other direct acquisition costs. We then allocate the total asset acquisitions cost between land and building based on their relative fair values, generally utilizing the relative allocation that was contained in the property tax assessment of the same or a similar property, adjusted as deemed necessary.

        If, at acquisition, a property needs to be renovated before it is ready for its intended use, we commence the necessary development activities. During this development period, we capitalize all direct and indirect costs incurred in renovating the property. Real estate under development in the accompanying consolidated balance sheets represents aggregate carrying amount of properties that are being prepared for their intended use.

        Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs thereafter are expensed to operations as incurred, and we capitalize expenditures that improve or extend the life of a home and for furniture and fixtures.

        We begin depreciating properties to be held and used when they are ready for their intended use. We compute depreciation using the straight-line method over the estimated useful lives of the respective assets. We depreciate buildings over 30 years, and we depreciate furniture and fixtures over five years. Land is not depreciated.

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Properties are classified as held for sale when they meet the applicable GAAP criteria, including that the property is being listed for sale and that it is ready to be sold in its current condition. Held for sale properties are reported at the lower of their carrying amount or estimated fair value less costs to sell.

        We evaluate our properties to be held and used for indications of impairment at least quarterly, typically in connection with preparing the quarter-end financial statements. We assess impairment at the lowest level for which cash flows are available, which is on a per-property basis. If an impairment indicator exists, we compare the property's expected future undiscounted cash flows to the carrying amount of the property. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the property, we record an impairment charge equal to the excess of the property's carrying amount over the estimated fair value. In estimating fair value, we primarily consider the local broker price opinion, but also consider any other comparable home sales or other market data, as considered necessary. Such values represent the estimated amounts at which the homes could be sold in their current condition, assuming the sale is completed within a period of time typically associated with non-distressed sellers. Estimated values may be less precise, particularly in respect of any necessary repairs, where the interior of homes are not accessible for inspection by the broker performing the valuation.

        In evaluating our held for sale and held for use assets, we determined that certain properties were impaired as of September 30, 2013 and December 31, 2012, respectively, which resulted in an impairment charge of $0.3 million and $0.5 million on 23 and 25 single family homes, respectively. The loss reflects the amount by which the carrying value of these assets exceeded their fair values or, in the case of held for sale properties, the excess of their carrying amounts over their estimated fair values less costs to sell.

  Loans

        We have purchased pools of distressed and non-performing residential mortgage loans, which we generally seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant.

        Our distressed and non-performing residential mortgage loans are on nonaccrual status at the time of purchase as it is probable that principal or interest is not fully collectible. Generally, when loans are placed on nonaccrual status, accrued interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal.

        We evaluate our loans for impairment at least quarterly, typically in connection with preparing the quarter-end financial statements. As our loans were non-performing when acquired, we generally look to the estimated fair value of the underlying property collateral to assess the recoverability of our investments, As described in our real estate accounting policy above, we primarily utilize the local broker price opinion, but also consider any other comparable home sales or other market data as considered necessary, in estimating a property's fair value. If the carrying amount of a loan exceeds the estimated fair value of the underlying collateral, we will record an impairment loss for the difference between the estimated fair value of the property collateral and the carrying amount of the loan. Through September 30, 2013, no impairments have been recorded on any of our loans.

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        When we convert loans into homes through foreclosure or other resolution process (e.g., through a deed-in-lieu of foreclosure transaction), the property is initially recorded at fair value unless it meets the criteria for being classified as held-for-sale, in which case the property is initially recorded at fair value less estimated costs to sell. Gains are recognized in earnings immediately when the fair value of the acquired property (or fair value less estimated costs to sell for held-for-sale properties) exceeds our recorded investment in the loan, and are reported as "Gains from the conversion of loans into real estate" in our consolidated statements of operations. Conversely, any excess of the recorded investment in the loan over the fair of the property (or fair value less estimated costs to sell for held-for-sale properties) would be immediately recognized as a loss.

        In situations where property foreclosure is subject to an auction process and a third party submits the winning bid, we recognize the resulting gain as a gain on the sale of loans.

  Purchase Deposits

        We make various deposits relating to property acquisitions, including transactions where we have agreed to purchase a home subject to certain conditions being met before closing, such as satisfactory home inspections and title search results.

  Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents, which approximates the amount that would result from straight-lining rents over the lease term. The initial term of our residential leases is generally one year, with renewals upon consent of both parties on an annual or monthly basis.

        We periodically evaluate the collectability of our tenant and other receivables and record an allowance for doubtful accounts for any estimated probable losses. Our tenant and other receivables are presented net of the allowance for doubtful accounts, which was approximately $0.3 million as of September 30, 2013 and $0 as of December 31, 2012. The provision for doubtful accounts for the nine months ended September 30, 2013 was $0.3 million, and there was no provision for doubtful accounts during the periods from May 23, 2012 (inception) through both September 30, 2012 and December 31, 2012.

        We recognize sales of real estate when the sale has closed, title has passed, adequate initial and continuing investment by the buyer is received, possession and other attributes of ownership have been transferred to the buyer, and we are not obligated to perform significant additional activities after closing. All these conditions are typically met at or shortly after closing.

  Loss Per Share

        We calculate basic loss per share by dividing net loss attributable to us for the period by the weighted average number of shares of common stock outstanding for the period. As of September 30, 2013 and December 31, 2012, no participating or dilutive instruments exist.

  Comprehensive Income

        We had no items of other comprehensive income, so our comprehensive loss is the same as our net loss for both periods presented.

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Income Taxes

        We intend to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and intend to comply with the Code with respect thereto. Accordingly, we will not be subject to federal income tax as long as certain asset, income, dividend distribution and stock ownership tests are met. Many of these requirements are technical and complex and if we fail to meet these requirements we may be subject to federal, state, and local income tax and penalties. A REIT's net income from prohibited transactions is subject to a 100% penalty tax. We have four taxable REIT subsidiaries ("the TRSs") where certain investments may be made and activities conducted that (1) may have otherwise been subject to the prohibited transactions tax and (2) may not be favorably treated for purposes of complying with the various requirements for REIT qualification. The income, if any, within the TRSs is subject to federal and state income taxes as a domestic C corporation based upon the TRSs' net income. We recorded a provision for federal and state income taxes of $0.2 million and $0.2 million related to the activities in our TRSs as of September 30, 2013 and December 31, 2012, respectively.

3. Fair Value of Financial Instruments and Real Estate

        GAAP establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial assets and liabilities at fair values. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are described below:

          Level I—Quoted prices in active markets for identical assets or liabilities.

          Level II—Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing an asset or liability. These may include quoted prices for similar items, interest rates, speed of prepayments, credit risk and others.

          Level III—Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment) unobservable inputs may be used. Unobservable inputs reflect our own assumptions about the factors that market participants would use in pricing an asset or liability, and would be based on the best information available.

        Our assets measured at fair value on a nonrecurring basis are those assets for which we have recorded impairments for the nine months ended September 30, 2013, the period from May 23, 2012 (inception) through September 30, 2012 and the period from May 23, 2012 (inception) through

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Fair Value of Financial Instruments and Real Estate (Continued)

December 31, 2012. The assets measured at fair value on a nonrecurring basis are summarized below (in thousands):

		Nine months ended September 30, 2013
		Pre-Impairment Amount	Total Losses	Fair Value
Residential real estate	Level III	$2,848	$(325)	$2,523

Period from May 23, 2012 (inception) through September 30, 2012
		Pre-Impairment Amount	Total Losses	Fair Value
Residential real estate	Level III	$—	$—	$—

		Period from May 23, 2012 (inception) through December 31, 2012
		Pre-Impairment Amount	Total Losses	Fair Value
Residential real estate	Level III	$2,616	$(459)	$2,157

  Financial Instruments Not Measured at Fair Value

        The following represents fair value disclosures for our financial instruments:

        Cash and cash equivalents and purchase deposits:    Fair values approximate carrying values due to their short-term nature. These valuations have been classified as Level I.

        Non-performing residential mortgage loans:    The aggregate fair value of our non-performing loans as of September 30, 2013 was approximately $203.7 million, or $6.0 million in excess of their carrying amount, which was estimated using a market data service or comparable market information, as applicable. The fair value of our non-performing loans as of December 31, 2012 approximated their carrying amount as the portfolio had been recently acquired as of such date. These valuations are classified as Level III.

4. Net Loss per Share

        The following table provides a reconciliation of both net loss and the number of shares of common stock used in the computation of basic and diluted loss per share. As of September 30, 2013 and December 31, 2012, no participating or dilutive instruments existed.

	Nine months ended September 30, 2013	Period from May 23, 2012 (inception) through September 30, 2012	Period from May 23, 2012 (inception) through December 31, 2012
Net loss attributable to Starwood Residential Properties, Inc.	$(12,971,000)	$(1,445,000)	$(4,424,000)
Basic and diluted weighted average shares outstanding	1,000	1,000	1,000
Basic and diluted net loss per share	$(12,971)	$(1,445)	$(4,424)

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Real Estate

        The following represents transactions within our home portfolio for the nine months ended September 30, 2013 and the period from May 23, 2012 (inception) through December 31, 2012 (in thousands):

Balance as of May 23, 2012 (inception)	$—
Acquisitions	98,048
Real estate converted from loans	743
Capitalized expenditures	5,422
Basis of real estate sold	(4,140)
Impairment of real estate	(459)

Balance as of December 31, 2012	99,614
Acquisitions	411,327
Real estate converted from loans	15,568
Capitalized expenditures	31,276
Basis of real estate sold	(6,308)
Impairment of real estate	(325)

Balance as of September 30, 2013	$551,152

6. Non-performing Loans

        We hold our loans within a consolidated subsidiary we established with Prime. We hold a controlling interest in the subsidiary and, as such, have the power to direct its significant activities while Prime manages the subsidiary's day-to-day operations. Should this subsidiary realize future returns in excess of specific thresholds, Prime may receive incremental incentive distributions in excess of their ownership interest (in thousands).

Balance as of May 23, 2012 (inception)	$—
Acquisitions	68,999
Basis of loans sold	(116)
Loans converted to real estate	(743)
Principal repayments	(34)

Balance as of December 31, 2012	68,106
Acquisitions	153,141
Basis of loans sold	(11,055)
Loans converted to real estate	(12,247)
Principal repayments	(229)

Balance as of September 30, 2013	$197,716

7. Rental Revenue

        Certain of our investments in homes are leased to residents under operating leases with initial expiration dates ranging from 2013 to 2017. Under our standard lease terms, the residents are generally responsible for paying property utilities, and we are generally responsible for paying property taxes and insurance, homeowners' association fees and property repairs above specified thresholds. The future

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Rental Revenue (Continued)

minimum rental revenue to be received from residents as of September 30, 2013 and December 31, 2012 is as follows (in thousands):

	As of September 30, 2013	As of December 31, 2012
2013	$6,130	$1,817
2014	12,288	104
2015	308	—
2016	21	—
2017	4	—
Thereafter	—	—

	$18,751	$1,921

8. General and Administrative

        The significant components of general and administrative expenses were as follows (in thousands):

	Nine months ended September 30, 2013	Period from May 23, 2012 (Inception) through September 30, 2012	Period from May 23, 2012 (Inception) through December 31, 2012
Expenses allocated from the Trust (refer to Note 9)	$7,762	$183	$1,290
Costs incurred related to separation transaction	902	—	—
Other	1,452	314	5

	$10,116	$497	$1,295

9. Related Party Transactions

        The accompanying consolidated statements of operations include the following expenses which have been allocated from the Trust to us in the preparation of these consolidated financial statements. The allocated expenses generally represent (1) certain invoices that the Trust paid on our behalf and (2) the portion of certain expenses that were incurred by the Trust which are estimated to have been attributable to us. The Trust has not and does not expect to demand payment from us for these expenses; rather, we believe the allocation of these expenses is considered appropriate under the Securities and Exchange Commission guidelines for "Carve-Out" financial statements, as we believe that there is reasonable basis for the allocations. The amounts included in the following table are reflected as increases to the respective expense captions in the consolidated statements of operations,

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Related Party Transactions (Continued)

with a corresponding increase to capital contributions in the consolidated statements of equity, amounts in thousands.

Type of Expense Incurred by the Trust	Amount allocated to us for the nine months ended September 30, 2013	Amount allocated to us for the period from May 23, 2012 (inception) through September 30, 2012	Amount allocated to us for the period from May 23, 2012 (inception) through December 31, 2012
General and administrative	$7,762	$183	$1,290
Real estate pre-acquisition costs	$22	—	$270

  General and Administrative

        The amount of general and administrative expenses in the table above represents the allocation of management fees and other general and administrative expenses as described below.

  Management Fees

        The Trust has a management agreement with its manager. Under the Trust's management agreement, the Trust's manager, subject to the oversight of the Trust's board of directors, is required to manage its day-to-day activities, for which the Trust's manager receives a base management fee and is eligible for stock awards.

        The base management fee is 1.5% of the Trust's stockholders' equity per annum and calculated and payable quarterly in arrears in cash.

        The amount of management fees allocated to us for the nine months ended September 30, 2013, the period from May 23, 2012 (inception) through September 30, 2012 and the period from May 23, 2012 (inception) through December 31, 2012 was $7.0, $0.2 and $0.7, respectively, which is equal to the weighted-average equity invested into us by the Trust, multiplied by 1.5% per annum, plus an allocation (based upon relative equity balances) of stock-based compensation related stock awards from the Trust to our Manager. The allocated management fees are included in general and administrative expenses in our consolidated statements of operations.

  Other General and Administrative

        The portion of the Trust's general and administrative expenses that were allocated to us totaled $0.8, $0.0 and $0.6 million for the nine months ended September 30, 2013, the period from May 23, 2012 (inception) through September 30, 2012 and the period from May 23, 2012 (inception) through December 31, 2012, respectively. Such expenses include (1) general and administrative costs directly related to our operations that were paid by the Trust on our behalf, which included certain computer services and employee recruiting costs and (2) the allocation of a portion of certain costs that were estimated to be attributable to us, including compensation costs, which were allocated based upon the percentage of certain individuals' time that was dedicated to us, auditing and tax services and the cost of corporate level insurance.

STARWOOD RESIDENTIAL PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Related Party Transactions (Continued)

  Other Real Estate Pre-Acquisition Costs

        The amounts in the table above for real estate pre-acquisition costs represent the total of certain invoices that the Trust paid on our behalf.

10. Commitments and Contingencies

  Purchase Commitments

        As of September 30, 2013 and December 31, 2012, we had executed agreements to purchase properties in 100 and 91 separate transactions, respectively, for an aggregate purchase price of $13.9 and $11.4 million, respectively.

  Legal and Regulatory

        From time to time, we may be subject to potential liability under laws and government regulations and various claims and legal actions arising in the ordinary course of our business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, we are not aware of any legal or regulatory claims that would have a material effect on our consolidated financial statements and, therefore, no accrual has been recorded as of September 30, 2013 or December 31, 2012.

11. Subsequent Events

        We have evaluated subsequent events through January 10, 2014, the date the financial statements were available to be issued.

        Subsequent to September 30, 2013, we have continued to purchase distressed and non-performing residential mortgage loans and homes. For the period from October 1, 2013 through December 31, 2013, we acquired and, as of December 31, 2013, we had contracted to acquire an aggregate of 1,459 additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 1,126 homes acquired with an aggregate acquisition cost of approximately $138.9 million and 72 homes under contract with an aggregate expected acquisition cost of $8.6 million and (2) distressed and non-performing residential mortgage loans acquired with an unpaid principal balance of $56.8 million and a total purchase price of $33.2 million that are secured by first liens on 261 homes. There can be no assurance that we will close on all of the homes or loans we have contracted to acquire.

        Subsequent to December 31, 2012, we changed our corporate form from a Maryland corporation to a Maryland real estate investment trust and our name from Starwood Residential Properties, Inc. to Starwood Waypoint Residential Trust.

 STARWOOD RESIDENTIAL PROPERTIES, INC.
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
AS OF DECEMBER 31, 2012
(dollar amounts in thousands)

		Initial Cost to Starwood Residential Properties, Inc.		Cost Capitalized Subsequent to Acquisition		Gross Amounts Carried
MSA	Number of Properties	Land	Depreciable Property(1)	Land	Depreciable Property(1)	Land	Depreciable Property(1)	Total(2)(3)(4)	Accumulated Depreciation
Miami-Fort Lauderdale-Pompano Beach, FL	288	$9,525	$20,239	—	$1,187	$9,525	$21,426	$30,951	$13
Houston-Sugar Land-Baytown, TX	167	4,167	16,356	—	816	4,167	17,172	21,339	37
Dallas-Fort Worth-Arlington, TX	146	3,473	12,174	—	722	3,473	12,896	16,369	34
Vallejo-Fairfield, CA	40	1,465	4,535	—	578	1,465	5,113	6,578	12
Atlanta-Sandy Springs-Marietta, GA	25	818	3,100	—	336	818	3,436	4,254	25
Tampa-St Petersburg-Clearwater, FL	21	591	1,848	—	105	591	1,953	2,544	2
Chicago-Naperville-Joliet, IL-IN-WI	19	347	1,532	—	266	347	1,798	2,145	13
San-Francisco-Oakland-Fremont, CA	11	617	1,308	—	207	617	1,515	2,132	5
Cape Coral-Fort Myers, FL	21	100	1,808	—	13	100	1,821	1,921	1
Austin-Round Rock-San Marcos, TX	10	191	1,017	—	96	191	1,113	1,304	11
Riverside-San Bernardino-Ontario, CA	8	296	757	—	47	296	804	1,100	4
Orlando-Kissimmee-Sanford, FL	11	122	855	—	101	122	956	1,078	5
Oxnard-Thousand Oaks-Ventura, CA	3	394	412	—	37	394	449	843	5
Phoenix-Mesa Glendale, AZ	4	138	562	—	37	138	599	737	7
El Paso, TX	8	103	525	—	70	103	595	698	8
All Other	44	765	4,021	—	835	765	4,856	5,621	31

Total	826	$23,112	$71,049	—	$5,453	$23,112	$76,502	$99,614	$213

(1)
We begin depreciating properties to be held and used when they are ready for their intended use. We compute depreciation using the straight-line method over the estimated useful lives of the respective assets. We depreciate buildings over 30 years, and we depreciate furniture and fixtures over five years. Land is not depreciated.

(2)
All properties were acquired for cash and we have not financed any purchases using debt.

(3)
Aggregate cost for federal income tax purposes approximates carrying amount.

(4)
The schedule above contains both land and property which are classified as in development on the consolidated balance sheets.

 STARWOOD RESIDENTIAL PROPERTIES, INC.
SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE
AS OF DECEMBER 31, 2012
(dollar amounts in thousands)

Region(1)	Contractual Interest Rate	Maturity Date	Payment Terms(2)	Prior Liens	Face Amount	Carrying Amount
Middle Atlantic (NJ, NY, PA)	Fixed: 3.75 to 9.875% Floating: 2.00 to 11.85%	September 2022 - March 2047	Various	—	$59,740	$25,051
South Atlantic (DC, DE, FL, GA, MD, NC, SC, VA, WV)	Fixed: 2.00 to 9.80% Floating: 2.65 to 10.60%	October 2013 - August 2048	Various	—	28,473	13,141
Pacific (AK, CA, HI, OR, WA)	Fixed: 2.00 to 7.50% Floating: 2.00 to 9.95%	August 2013 - November 2045	Various	—	23,603	11,661
East North Central (IL, IN, MI, OH, WI)	Fixed: 4.00 to 10.50% Floating: 2.00 to 10.80%	April 2022 - November 2045	Various	—	15,861	7,347
Mountain (AZ, CO, ID, MT, NM, NV, UT, WY)	Fixed: 5.00 to 7.25% Floating: 2.875 to 9.40%	August 2033 - August 2037	Various	—	7,476	3,737
New England (CT, MA, ME, NH, RI, VT)	Fixed: 4.625 to 8.73% Floating: 4.75 to 11.375%	January 2035 - September 2037	Various	—	6,896	3,233
West South Central (AR, LA, OK, TX)	Fixed: 5.25 to 12.20% Floating: 2.00 to 9.90%	September 2024 - August 2050	Various	—	4,506	2,636
West North Central (IA, KS, MN, MO, ND, NE, SD)	Fixed: 6.875 to 8.25% Floating: 5.00 to 10.85%	September 2035 - April 2037	Various	—	1,122	777
East South Central (AL, KY, MS, TN)	Fixed: 5.00 to 6.50% Floating: 2.00 to 11.00%	June 2033 - June 2038	Various	—	892	523

					$148,569	$68,106

(1)
All loans are secured by underlying homes.

(2)
Includes loans which are either principal and interest or interest only which begin amortizing during the loan term. All loans are designated as distressed and non-performing residential mortgage loans and as such are on non-accrual status.